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INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

As filed with the Securities and Exchange Commission on December 17, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL LEASE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	7359 (Primary Standard Industrial Classification Code Number)	22-3059110 (I.R.S. Employer Identification Number)

10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067
(310) 788-1999
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Frederick S. Cromer
Senior Vice President and Chief Financial Officer
10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067
(310) 788-1999
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

John-Paul Motley, Esq.
O'Melveny & Myers LLP
400 South Hope Street
Los Angeles, California 90071
(213) 430-6000

          Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "larger accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

8.625% Senior Notes due 2015	$1,250,000,000	100%	$1,250,000,000	$89,125

8.750% Senior Notes due 2017	$1,500,000,000	100%	$1,500,000,000	$106,950

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offers and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 17, 2010

PRELIMINARY PROSPECTUS

International Lease Finance Corporation

OFFER TO EXCHANGE

$1,250,000,000 8.625% Senior Notes due 2015, the issuance of which has been registered under the Securities Act of 1933,
as amended, for any and all outstanding and
unregistered 8.625% Senior Notes due 2015

$1,500,000,000 8.750% Senior Notes due 2017, the issuance of which has been registered under the Securities Act of 1933,
as amended, for any and all of their outstanding and
unregistered 8.750% Senior Notes due 2017

        International Lease Finance Corporation hereby offers, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the "exchange offers"), to exchange (i) up to $1,250,000,000 aggregate principal amount of its registered 8.625% Senior Notes due 2015 (the "2015 exchange notes"), for an equal principal amount of its unregistered 8.625% Senior Notes due 2015, $1,000,000,000 of which were issued on March 22, 2010 and $250,000,000 of which were issued on April 6, 2010 (the "2015 original notes"), and (ii) up to $1,500,000,000 aggregate principal amount of its registered 8.750% Senior Notes due 2017 (the "2017 exchange notes" and, together with the 2015 exchange notes, the "exchange notes") for an equal principal amount of its unregistered 8.750% Senior Notes due 2017, of which $1,000,000,000 were issued on March 22, 2010 and $500,000,000 of which were issued on April 6, 2010 (the "2017 original notes" and, together with the 2015 original notes, the "original notes"). We refer to the original notes and exchange notes collectively as the "notes." The terms of the exchange notes are substantially identical to the terms of the original notes, except for the elimination of certain transfer restrictions, registration rights and additional interest provisions relating to the original notes. The notes will be exchanged in denominations of $2,000 and in integral multiples of $1,000.

        There is no established trading market for the notes. We do not intend to have either series of the notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation system.

        THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2011, UNLESS EXTENDED.

        See "Risk Factors" beginning on page 12 of this prospectus for a discussion of certain risks that you should consider before participating in the exchange offers.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes as required by applicable securities laws and regulations. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

        Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December       , 2010.

        Each holder of an original note wishing to accept an exchange offer must deliver the original note to be exchanged, together with an executed letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of original notes by book-entry transfer into the exchange agent's account at The Depository Trust Company ("DTC") in accordance with the Automated Tender Offer Program procedures of DTC. All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called "The Exchange Offers" in this prospectus and in the accompanying letter of transmittal.

i

ABOUT THIS PROSPECTUS

        We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell and it is not soliciting an offer to buy notes in any state where such activities are not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

        This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

        In connection with the exchange offers, we have filed with the SEC a registration statement on Form S-4, under the Securities Act of 1933, as amended (the "Securities Act") relating to the exchange notes to be issued in the exchange offers. As permitted by the rules of the SEC, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offers, you should refer to the registration statement, including its exhibits. The registration statement, including the exhibits, can be read on the website of the SEC or at the offices of the SEC mentioned under the heading "Where You Can Find More Information."

        Each prospective purchaser of the notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and we have no responsibilities with respect to any such matter.

FORWARD-LOOKING STATEMENTS

        This prospectus contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this prospectus and include statements regarding, among other matters, the state of the airline industry, our access to the capital markets, our ability to restructure leases and repossess aircraft, the structure of our leases, regulatory matters pertaining to compliance with governmental regulations and other factors affecting our financial condition or results of operations. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and "should" and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for aircraft, availability and creditworthiness of current and prospective lessees, lease rates, availability and cost of financing and operating expenses, governmental actions and initiatives and environmental and safety requirements, as well as the factors discussed under "Risk Factors" in this prospectus. We do not intend, and undertake no obligation, to update any forward-looking information to reflect actual results or future events or circumstances.

ii

PROSPECTUS SUMMARY

        This summary highlights important information about us and the exchange offers. It does not include all information you should consider before investing in the notes. For a more complete understanding of us, the notes and the exchange offers, we urge you to read this prospectus carefully in its entirety, including the sections entitled "Risk Factors," "Forward-Looking Statements," and "Where You Can Find More Information," and our consolidated financial statements and the related notes included herein. Unless stated otherwise, the discussion in this prospectus of our business includes the business of International Lease Finance Corporation and its direct and indirect subsidiaries. Unless otherwise indicated or the context otherwise requires, the "Company," "we," "us," and "our" refer to International Lease Finance Corporation and its direct and indirect subsidiaries on a consolidated basis, and the term "ILFC" refers only to International Lease Finance Corporation.

Our Company

        Our primary business operation is to acquire new commercial jet aircraft from aircraft manufacturers and other parties and lease those aircraft to airlines throughout the world. We also provide management services to investors and/or owners of aircraft portfolios for a management fee. In addition to our leasing activities, we sell aircraft from our leased aircraft fleet to other leasing companies, financial services companies and airlines. We have also provided asset value guarantees and a limited number of loan guarantees to buyers of aircraft or to financial institutions for a fee. Additionally, we remarket and sell aircraft owned or managed by others for a fee.

        As of September 30, 2010, we owned 939 aircraft in our leased fleet, had four additional aircraft in the fleet classified as finance and sales-type leases, and provided fleet management services for 99 aircraft. We have contracted with Airbus S.A.S. ("Airbus") and The Boeing Company ("Boeing") to buy 115 new aircraft for delivery through 2019 with an estimated purchase price of $13.5 billion, six of which are scheduled to deliver during 2011. Currently we are also considering purchasing new aircraft from airlines and leasing them back to the airlines. We anticipate financing future aircraft purchases in part by operating cash flows and in part by incurring additional debt. We have not entered into any new purchase agreements with manufacturers during 2010.

        We maintain a variety of flight equipment to provide a strategic mix and balance so as to meet our customers' needs and to maximize our opportunities. To minimize the time that our aircraft are not leased to customers, we have concentrated our aircraft purchases on models of new and used aircraft which we believe will have the greatest airline demand and operational longevity.

        We have generally financed our aircraft purchases through available cash balances, internally generated funds, including aircraft sales, and debt financings. During 2009, we were unable to issue commercial paper or unsecured debt and relied primarily on loans from AIG Funding, Inc. ("AIG Funding"), an affiliate of our parent, to fulfill our liquidity needs in excess of the cash flows generated by our operations. In 2010, we regained access to the debt markets and issued approximately $9.8 billion of secured and unsecured debt. We used part of the proceeds to repay the loans from AIG Funding, which we believe allowed us to improve our financial position due to the release of approximately $10 billion of aircraft collateral previously pledged as security to AIG Funding, the termination of our guarantees of the obligations of American International Group, Inc. ("AIG") under the credit agreement, dated as of September 22, 2008, as amended (the "FRBNY Credit Agreement"), between AIG and the Federal Reserve Bank of New York (the "FRBNY") and the issuance of new debt having extended and varying maturity dates.

        The airline industry is cyclical, economically sensitive and highly competitive. Our continued success is largely dependent on management's ability to develop customer relationships for leasing, sales, remarketing and fleet management services with airlines and other customers best able to maintain their economic viability and survive in the competitive environment in which they operate.

        ILFC is incorporated in the State of California. Our principal offices are located at 10250 Constellation Blvd., Suite 3400, Los Angeles, California 90067. Our telephone number, facsimile number and website address are (310) 788-1999, (310) 788-1990, and www.ilfc.com, respectively. The information on our website is not part of, or incorporated by reference into, this prospectus.

Our Relationship with AIG

        We are an indirect wholly-owned subsidiary of AIG. AIG is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States of America and abroad. Since September 2008, AIG has been working to protect and enhance the value of its key businesses, execute an orderly asset disposition plan, and position itself for the future. AIG has entered into several important transactions and relationships with the FRBNY, the AIG Credit Facility Trust and the United States Department of Treasury. As a result of these arrangements, AIG is controlled by the AIG Credit Facility Trust, which was established for the sole benefit of the United States Treasury to hold an interest in AIG that was issued in connection with the credit facility extended to AIG, currently representing voting power of approximately 79.7%. Based on our level of increased liquidity and expected future sources of funding, including future cash flows from operations, AIG expects that we will be able to meet our existing obligations as they become due for at least the next twelve months solely from our own future cash flows. Therefore, while AIG has acknowledged its intent to support us through February 28, 2011, AIG currently believes that any further extension of such support will not be necessary. We do not believe that AIG has any present intention to sell us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Relationship with AIG."

Recent Developments

        On December 7, 2010, ILFC issued $1.0 billion in aggregate principal amount of 8 1/4% senior notes due 2020 (the "New Notes"). The New Notes were issued under an indenture, dated August 1, 2006, as supplemented by a first supplemental indenture, dated as of August 20, 2010, and a second supplemental indenture, dated as of December 7, 2010. The New Notes were offered pursuant to an automatic shelf registration statement on Form S-3ASR (File No. 333-161192) filed with the SEC on August 10, 2009.

        The aggregate net proceeds from the sale of the New Notes were approximately $976.4 million after deducting underwriting discounts and commissions, fees and estimated offering expenses. The net proceeds from the sale of the New Notes will be used by ILFC for general corporate purposes, including the repayment of existing indebtedness. For additional information on the New Notes, see "Description of Other Indebtedness—New Senior Notes."

        As previously announced by AIG on December 8, 2010, AIG entered into a Master Transaction Agreement, dated as of December 8, 2010 (the "Master Transaction Agreement"), among ALICO Holdings LLC (the "ALICO SPV"), AIA Aurora LLC (the "AIA SPV"), the FRBNY, the United States Department of the Treasury and the AIG Credit Facility Trust regarding a series of integrated transactions to recapitalize AIG. Under the Master Transaction Agreement, the consent of the FRBNY, so long as it holds preferred interests in the ALICO SPV or the AIA SPV (the "SPV Preferred Interests"), and thereafter the Treasury Department, so long as it holds SPV Preferred Interests (the "Rights Holder"), will be required for AIG to take specified significant actions with respect to ILFC, including initial public offerings, sales, significant acquisitions or dispositions and incurrence of significant levels of indebtedness. If any SPV Preferred Interests are outstanding at May 1, 2013, the Rights Holder will have the right to compel the sale of all or a portion of ILFC on terms that the Rights Holder will determine.

 Summary of the Terms of the Exchange Offers

        In connection with the issuance of the original notes (as defined below), ILFC entered into registration rights agreements with the initial purchasers of the original notes. In the registration rights agreements, ILFC agreed, subject to the terms and conditions set forth in them, to use its commercially reasonable efforts to make and consummate the exchange offers. The following is a brief summary of the terms of the exchange offers covered by this prospectus. For a more complete description of the exchange offers, see "The Exchange Offers."

Original Notes	$1,250,000,000 aggregate principal amount of 8.625% Senior Notes due 2015, $1,000,000,000 of which were issued on March 22, 2010 and $250,000,000 of which were issued on April 6, 2010 (the "2015 original notes").

$1,500,000,000 aggregate principal amount of 8.750% Senior Notes due 2017, $1,000,000,000 of which were issued on March 22, 2010 and $500,000,000 of which were issued on April 6 (the "2017 original notes" and, together with the 2015 original notes, the "original notes").

Exchange Notes	8.625% Senior Notes due 2015 (the "2015 exchange notes").
8.750% Senior Notes due 2017 (the "2017 exchange notes" and, together with the 2015 exchange notes, the "exchange notes").

The terms of the exchange notes are substantially identical to the terms of the original notes, except for the elimination of certain transfer restrictions, registration rights and additional interest provisions relating to the original notes. The exchange notes will bear different CUSIP numbers from the original notes.

We refer to the original notes and the exchange notes collectively as the "notes."
Exchange Offers; Securities Act Registration

We are offering to exchange (i) up to $1,250,000,000 aggregate principal amount of the 2015 exchange notes, the issuance of which has been registered under the Securities Act, for an equal principal amount of the 2015 original notes and (ii) up to $1,500,000,000 aggregate principal amount of the 2017 exchange notes, the issuance of which has been registered under the Securities Act, for an equal principal amount of the 2017 original notes.

These offers of the exchange notes are intended to satisfy certain of our obligations under the registration rights agreements that we entered into when we issued the original notes in transactions exempt from registration under the Securities Act.

Expiration Date; Withdrawal of Tenders

The exchange offers will expire at 5:00 p.m., New York City time, on                , 2011, or such later date and time to which we extend either or both of them. We do not currently intend to extend the expiration date. A tender of original notes pursuant to an exchange offer may be withdrawn at any time prior to its expiration date. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the applicable exchange offer.

Conditions to the Exchange Offers

The exchange offers are subject to customary conditions, some of which we may waive. For more information, see "The Exchange Offers—Terms of the Exchange Offers—Certain Conditions to the Exchange Offers."

Procedures for Tendering Original Notes

Each holder of an original note wishing to accept an exchange offer must deliver the original note to be exchanged, together with an executed letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of original notes by book-entry transfer into the exchange agent's account at DTC in accordance with the Automated Tender Offer Program procedures of DTC. All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called "The Exchange Offers" in this prospectus and in the accompanying letter of transmittal.

By executing and delivering the letter of transmittal or agreeing to be bound by the letter of transmittal pursuant to a tender via DTC, you will represent to us that, among other things:
• any exchange notes that you receive will be acquired in the ordinary course of your business;
• you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in a distribution of the exchange notes;

•       if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•       you are not our "affiliate" as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

We do not intend to permit tenders of notes by guaranteed delivery procedures.

Consequences of Failure to Exchange

As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, an exchange offer, we will have fulfilled a covenant contained in each of the registration rights agreements for the original notes and, accordingly, we will not be obligated to pay additional interest as described in each of the registration rights agreements.

If you are a holder of original notes and do not validly tender your original notes in the applicable exchange offer, you will continue to hold such original notes and you will be entitled to all the rights and subject to all of the limitations applicable to the original notes, except for any rights under the applicable registration rights agreement that, by their terms, terminate upon the consummation of the exchange offers. For example, all untendered original notes will continue to be subject to the restrictions on transfer provided for in the original notes and in the indenture. In general, the original notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the original notes under the Securities Act.

Resale of the Exchange Notes

Based on the position of the staff of the SEC set forth in no-action letters issued to unrelated third parties and referenced below, we believe that the exchange notes issued pursuant to the exchange offers in exchange for original notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

• are acquiring the exchange notes in the ordinary course of business; and

•       have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in, a distribution of the exchange notes.

In addition, each participating broker-dealer that receives exchange notes for its own account pursuant to an exchange offer in exchange for original notes that were acquired as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see "Plan of Distribution."

Any holder of original notes, including any broker-dealer, who:
• is our affiliate,
• does not acquire the exchange notes in the ordinary course of its business, or
• tenders in an exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Appraisal or Dissenters' Rights	Holders of the original notes do not have any appraisal or dissenters' rights in connection with the exchange offers.
Federal Income Tax Consequences

The exchange of original notes for exchange notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes. For more information, see "Certain United States Federal Income Tax Consequences."

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offers.
Exchange Agent

Deutsche Bank Trust Company Americas is the exchange agent for the exchange offers. The address and telephone number of the exchange agent are set forth in the section captioned "The Exchange Offers—Terms of the Exchange Offers—Exchange Agent."

Summary of the Terms of the Exchange Notes

        The following is a brief summary of the principal terms of the exchange notes. Certain of the terms described below are subject to important limitations and exceptions. The terms of the exchange notes are substantially identical to those terms of the original notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the original notes do not apply to the exchange notes. For a more complete description of the terms of the notes, see the "Description of Exchange Notes" section of this prospectus.

Issuer	International Lease Finance Corporation.
Exchange notes offered	$1,250,000,000 aggregate principal amount of 2015 exchange notes.
$1,500,000,000 aggregate principal amount of 2017 exchange notes.
Interest
The exchange notes will accrue interest from the most recent date on which interest has been paid or provided for on original notes, or, if no interest has been paid on original notes, from March 22, 2010. By tendering original notes, holders will forgo all right and entitlement to accrued interest on such original notes.
Interest payment	March 15 and September 15 of each year after the date of issuance of the notes, beginning on September 15, 2010.
Maturity	The 2015 exchange notes will mature on September 15, 2015.
The 2017 exchange notes will mature on March 15, 2017.
Ranking
The notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of ILFC and senior in right of payment to existing and future indebtedness of ILFC that by its terms is expressly subordinated to the notes. The notes will be effectively subordinated to any secured indebtedness of ILFC to the extent of the value of the assets securing such debt. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The notes will not be guaranteed by our parent, any of our subsidiaries or any third party. As of September 30, 2010, the total liabilities of our subsidiaries totaled approximately $3.9 billion, which includes $3.6 billion in secured debt and excludes intercompany liabilities. On an as adjusted basis to give effect to (i) our repayment in full on October 7, 2010 of all outstanding amounts under our $2 billion revolving credit facility and (ii) our issuance of $1.0 billion aggregate principal amount of notes on December 7, 2010, as of September 30, 2010, we would have had approximately $29.0 billion aggregate principal amount of long-term debt outstanding, of which approximately $10.4 billion in aggregate principal amount of secured indebtedness was outstanding. See "Description of Exchange Notes—Ranking."

Redemption	The notes are not subject to redemption prior to their stated maturity, and there is no sinking fund for the notes.
Covenants	The indenture contains covenants that, among other things, will limit the ability of ILFC and its restricted subsidiaries to:

•       incur liens on assets, subject to certain exceptions, including the ability of ILFC to incur liens to secure indebtedness for borrowed money in an amount not to exceed 12.5% of ILFC's consolidated net tangible assets;

• declare or pay dividends or acquire or retire shares of capital stock of ILFC during the pendency of certain events of default;
• designate, except in compliance with certain terms, restricted subsidiaries as non-restricted subsidiaries or to designate non-restricted subsidiaries; and
• in certain circumstances, make investments in or transfer assets to, non-restricted subsidiaries.
The indenture also contains covenants that, among other things, will limit the ability of ILFC to consolidate, merge, sell or otherwise dispose of all or substantially all of its assets.
These covenants are subject to important exceptions and qualifications as described under "Description of Exchange Notes—Certain Covenants."
Prior market
If issued, each series of notes will be a new issue of securities for which there is no established trading market. Although the initial purchasers of the original notes advised us in connection with the issuance of the original notes that they intended to make a market in each series of the exchange notes, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued without notice. We do not intend to list either series of the exchange notes on any securities exchange. Accordingly, we cannot assure you that a liquid market for either series of the exchange notes will develop or be maintained.
Risk factors	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.
Original issue discount	Exchange notes received in the exchange offers will be treated as issued with the same amount of original issue discount as the original notes for U.S. federal income tax purposes.

 Summary Financial and Other Data

        The following table sets forth our summary historical consolidated financial information derived from our: (i) audited financial statements for the years ended December 31, 2007, 2008 and 2009, and as of December 31, 2008 and 2009, included elsewhere in this prospectus; (ii) audited financial statements as of December 31, 2007, which are not included in this prospectus; (iii) unaudited financial statements for the nine months ended September 30, 2009 and 2010, and as of September 30, 2010, included elsewhere in this prospectus, and (iv) unaudited financial statements as of September 30, 2009, which are not included in this prospectus. The unaudited financial statements reflect, in the opinion of management, all adjustments necessary for the fair presentation of the financial condition and the results of operations for such periods. The historical financial information presented may not be indicative of our future performance, and historical financial information for the nine months ended September 30, 2010 may not be indicative of the performance that may be expected for the entire year ended December 31, 2010.

        The following information is only a summary and should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the corresponding notes included elsewhere in this prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(audited)			(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Revenues:
Rental of flight equipment	$4,587,611	$4,943,448	$5,275,219	$3,915,054	$3,933,265
Flight equipment marketing	30,613	46,838	(11,687)	(15,798)	(550,310)
Interest and other	111,599	98,260	58,209	48,650	50,024

	4,729,823	5,088,546	5,321,741	3,947,906	3,432,979

Expenses:
Interest	1,612,886	1,576,664	1,365,490	1,041,357	1,157,533
Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	5,310	39,926	(21,450)	(13,207)	46,655
Depreciation of flight equipment	1,736,277	1,864,730	1,959,448	1,460,621	1,437,857
Aircraft impairment	—	—	—	—	356,506
Provision for overhauls	290,134	264,592	346,966	234,250	358,289
Flight equipment rent	18,000	18,000	18,000	13,500	13,500
Selling, general and administrative	152,331	183,356	196,675	151,199	144,078
Other expenses	—	46,557	60,445	—	—

	3,814,938	3,993,825	3,925,574	2,887,720	3,514,418

Income (loss) before income taxes	914,885	1,094,721	1,396,167	1,060,186	(81,439)
Provision (benefit) for income taxes	310,519	391,596	500,538	374,491	(23,731)

Net income (loss)	$604,366	$703,125	$895,629	$685,695	$(57,708)

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(audited)			(unaudited)
	(dollars in thousands)
Balance Sheet Data (end of period):
Cash and cash equivalents, excluding restricted cash	$182,772	$2,385,948	$336,911	$446,457	$3,604,860
Flight equipment under operating leases, less accumulated depreciation	41,797,660	43,220,139	43,929,801	44,236,224	39,793,894
Total assets	44,830,590	47,315,514	45,967,042	46,494,971	46,109,183
Total debt, including current portion	30,451,279	32,476,668	29,711,739	30,504,409	29,953,823
Shareholders' equity	7,028,779	7,625,213	8,550,176	8,310,253	8,540,696
Other Financial Data:
EBITDA(1)	$4,269,358	$4,576,041	$4,707,162	$3,556,464	$3,451,939
Total debt to EBITDA(1)	7.1x	7.1x	6.3x	n/a	n/a
Total debt to shareholders' equity	4.3x	4.3x	3.5x	3.7x	3.5x
EBITDA to interest expense(1)	2.6x	2.9x	3.4x	3.4x	3.0x
Acquisition of flight equipment under operating leases	$4,705,376	$3,236,848	$2,577,410	$2,313,557	$226,240
Ratio of earnings to fixed charges(2)	1.53x	1.66x	2.00x	2.00x		(3)
Ratio of earnings to fixed charges and preferred stock dividends(2)	1.52x	1.66x	2.00x	1.99x		(3)
Other Data:
Aircraft lease portfolio at period end:
Owned	900	955	993	991	939
Subject to finance and sales-type leases	9	9	11	11	4
Aircraft sold or remarketed during the period	9	11	9	6	35

(1)
EBITDA is defined as net income (loss) plus (i) interest expense, (ii) provision (benefit) for income taxes, (iii) depreciation of flight equipment, (iv) aircraft impairment charges flight equipment marketing and aircraft impairment charges on fleet held for use, (v) lease expenses related to aircraft sales and (vi) effect from derivatives, net of change in hedged items due to changes in foreign exchange rates. EBITDA is not defined under generally accepted accounting principles in the United States of America ("GAAP") and may not be comparable to similarly titled measures reported by other companies. We have presented EBITDA as a measure of our liquidity relating to our operations because it removes the financial impact of certain non-cash items, such as depreciation of flight equipment, and our outstanding indebtedness. We are providing these supplemental, non-GAAP financial measures to investors to enable them to perform additional financial analysis. Management believes that these are important measures in the evaluation of our ability to meet interest payments under our indebtedness and is a measure of the amount of cash available to us. Investors should consider EBITDA in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Our EBITDA presentation may be different than EBITDA presented by other companies. EBITDA has limitations as a measure of liquidity in that it does not include the interest expense on our debts, our provision for income taxes, the effect of our expenditures for capital assets, our aircraft impairment charges, our lease expenses related to aircraft sales and the effect from our derivatives.

  The following table reconciles EBITDA to the most directly comparable GAAP measure, net income:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Net income (loss)	$604,366	$703,125	$895,629	$685,695	$(57,708)
Interest expense	1,612,886	1,576,664	1,365,490	1,041,357	1,157,533
Provision (benefit) for income taxes	310,519	391,596	500,538	374,491	(23,731)
Depreciation of flight equipment	1,736,277	1,864,730	1,959,448	1,460,621	1,437,857
Aircraft impairment charges flight equipment marketing and aircraft impairment charges on fleet held for use	—	—	7,507	7,507	801,458
Lease expenses related to aircraft sales	—	—	—	—	89,875
Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	5,310	39,926	(21,450)	(13,207)	46,655

EBITDA	$4,269,358	$4,576,041	$4,707,162	$3,556,464	$3,451,939

(2)
Earnings consist of net income before income taxes and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, and interest factor of rents. Preferred stock dividends include the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

(3)
In the nine months ended September 30, 2010, earnings were insufficient to cover fixed charges by $86.1 million due to non-cash impairment and lease related charges aggregating $891.3 million.

RISK FACTORS

        Before you decide to participate in the exchange offers, you should be aware that an investment in the notes involves various risks and uncertainties, including those described below, that could have a material adverse effect on our business, financial position, results of operations, cash flows or prospects. We urge you to consider carefully the risk factors described below, together with all of the other information included in this prospectus, before you decide to participate in the exchange offers. The risks and uncertainties described below and elsewhere in this prospectus are not the only ones related to our business, the notes or the exchange offers. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, financial position, results of operations, cash flows or prospects. The trading price of the notes could decline due to the materialization of any of these risks and uncertainties and you may lose all or part of your investment.

Risks Relating to the Exchange Offers

You may have difficulty selling the original notes that you do not exchange.

        If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreements, we do not intend to register the original notes under the Securities Act. The tender of original notes under the exchange offer will reduce the principal amount of the currently outstanding original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding original notes that you continue to hold following completion of the exchange offer. See "The Exchange Offers—Terms of the Exchange Offers—Consequences of Failure to Exchange."

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

        Delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offers will be made only after timely receipt by the exchange agent of original notes and a properly completed and signed letter of transmittal or book-entry transfer of original notes into the exchange agent's account at DTC, as depositary, including an agent's message (as defined herein). We are not required to notify you of defects or irregularities in tenders of original notes for exchange notes. Original notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offers—Terms of the Exchange Offers—Procedures for Tendering" and "The Exchange Offers—Terms of the Exchange Offers—Consequences of Failure to Exchange."

If you are a broker-dealer or participating in a distribution of the exchange notes, you may be required to deliver prospectuses and comply with other requirements.

        If you are a broker-dealer that receives exchange notes for your own account in exchange for original notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. If you tender your original notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Risks Relating to the Notes and our Indebtedness

Our substantial level of indebtedness could adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes, our ability to react to changes affecting our business and our ability to incur additional indebtedness to fund future needs.

        The aircraft leasing business is capital intensive, and we have a substantial amount of indebtedness, which requires significant interest and principal payments. As of September 30, 2010, we had approximately $30.0 billion in principal amount of indebtedness outstanding, which includes $10.4 billion of secured indebtedness. On an as adjusted basis to give effect to (i) our repayment in full on October 7, 2010 of all outstanding amounts under our $2.0 billion revolving credit facility and (ii) our issuance of $1.0 billion aggregate principal amount of notes on December 7, 2010, as of September 30, 2010, we would have had approximately $29.0 billion aggregate principal amount of long-term debt outstanding. Our substantial level of indebtedness could have important consequences to holders of the notes and our other indebtedness, including the following:

  •
  making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for other purposes, including acquiring new aircraft and exploring business opportunities;

  •
  increasing our vulnerability to adverse economic and industry conditions;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and industry; and

  •
  limiting our ability to borrow additional funds or refinance our existing indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

        Our ability to make scheduled payments of principal and interest on the notes and to satisfy our obligations in respect of our other indebtedness will depend on, among other things, our future financial and operating performance and our ability to borrow. Prevailing economic and credit market conditions (including interest rates), and financial, business and other factors, many of which are beyond our control, will affect our future operating performance. We may be unable to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.

        We have a significant amount of indebtedness maturing in 2011 and 2012, with approximately $5.3 billion (as of September 30, 2010, excluding deferred debt discount) maturing in 2011, and approximately $6.2 billion (as of September 30, 2010, excluding deferred debt discount) maturing in 2012. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt Financings—Existing Commitments." We may need to obtain new financing and/or refinance all or a portion of our indebtedness on or before maturity. If we are unable to obtain such financing or refinance our indebtedness on a timely basis, we might be forced to seek alternate forms of financing, dispose of certain assets or minimize capital expenditures and other investments. None of these alternatives may be available to us, if at all, on satisfactory terms, on terms that would not be disadvantageous to holders of the notes, or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements, including the notes.

The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

        Upon issuance, the notes will not be secured by any of our assets. As a result, our existing and future secured indebtedness will rank effectively senior to the notes to the extent of the value of the assets securing such indebtedness. On an as adjusted basis to give effect to (i) our repayment in full on October 7, 2010 of all outstanding amounts under our $2.0 billion revolving credit facility and (ii) our issuance of $1.0 billion aggregate principal amount of notes on December 7, 2010, as of September 30, 2010, we would have had approximately $29.0 billion aggregate principal amount of long-term debt outstanding, of which approximately $10.4 billion in aggregate principal amount of secured indebtedness was outstanding.

        If we default under any of our existing or future secured indebtedness, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued and unpaid interest, immediately due and payable. If we are unable to repay such indebtedness, the holders of such indebtedness could foreclose on the pledged assets to the exclusion of the holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. In addition, in the event of any distribution or payment of our assets in any foreclosure, liquidation, reorganization or other bankruptcy proceeding, our secured creditors will have a superior claim to their collateral.

        The notes contain a covenant that provides, subject to certain exceptions, that we must secure the notes equally and ratably with certain other secured indebtedness that we or our restricted subsidiaries issue, assume or guarantee in the event that we issue, assume or guarantee secured indebtedness that exceeds 12.5% of the consolidated net tangible assets, as defined in the indenture, of ILFC as shown on the audited consolidated financial statements of ILFC as of the end of the fiscal year preceding the date of determination. If this covenant is triggered, we would be obligated to secure the notes equally and ratably with such other secured indebtedness. As equally and ratably secured parties, holders of the notes would no longer be effectively subordinated to the other equally and ratably secured holders. However, the value of the collateral securing our obligations to the holders of the notes and our obligations to the other secured holders may not be sufficient to repay the holders of the notes and the other secured holders in full. To the extent of any insufficiency in the value of such collateral, holders of the notes would have unsecured claims ranking equally and ratably with unsecured creditors. In April 2010, subject to the completion of a collateralization requirement, we amended our bank facilities to increase our capacity to enter into secured financings up to 35% of consolidated net tangible assets, as defined in the debt agreements, which is currently approximately $15.0 billion, subject to certain prepayment requirements. Prior to the completion of the collateralization requirement, we can incur additional secured indebtedness up to 35% of consolidated net tangible assets so long as we use the net cash proceeds to prepay the obligations under our revolving credit facility due 2010 and one of our term loans maturing in 2010. We cannot predict whether we would be able to obtain any required consents so as to incur additional secured debt. See "—Risks Relating to Our Business—We will require a significant amount of cash to make planned capital expenditures and we may not have adequate capital resources to meet our debt and other obligations as they become due" and "Description of Exchange Notes—Certain Covenants—Restrictions on Liens."

Despite our current indebtedness levels, the notes and the indenture governing the notes do not restrict our ability to incur additional unsecured debt, to incur additional secured indebtedness provided we meet certain conditions, or to take other actions that could negatively impact holders of the notes.

        The notes and the indenture governing the notes do not restrict our ability to incur additional unsecured indebtedness. In addition, the notes and the indenture governing the notes allow us to incur secured indebtedness in an amount not to exceed 12.5% of our consolidated net tangible assets, as defined in the indenture. We may also incur secured indebtedness without regard to the 12.5% consolidated net tangible asset limit (but subject to certain other limitations) by doing so through subsidiaries that qualify as non-restricted subsidiaries.

        If we issue other debt in the future, our debt service obligations will increase. The more leveraged we become, the more we, and in turn holders of our notes, will be exposed to certain risks described above under "—Our substantial level of indebtedness could adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes, our ability to react to changes affecting our business and our ability to incur additional indebtedness to fund future needs."

        In addition, the notes and the indenture governing the notes do not require us to achieve or maintain any minimum financial results or ratios with respect to our results of operations or financial position, or restrict us from repurchasing any indebtedness, including subordinated indebtedness, or, subject to certain exceptions, limit our ability to make investments in or transfer assets, including aircraft, to non-restricted subsidiaries.

        Our ability to incur additional indebtedness and take a number of other actions that are not limited by the terms of the notes or the indenture governing the notes could have the effect of diminishing our ability to make payments on the notes when due.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

        Any default under the agreements governing our other indebtedness that is not waived by the required holders of such indebtedness, and the remedies sought by the holders of such indebtedness, could leave us unable to pay principal or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal or interest on such indebtedness, or if we otherwise fail to comply with the applicable covenants, including financial and operating covenants, in the agreements governing our other indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be immediately due and payable, together with accrued and unpaid interest, which in turn could trigger cross defaults under other agreements governing our indebtedness. We may not have, and may not be able to obtain, sufficient funds to pay any accelerated amounts, and we could be forced into bankruptcy or liquidation.

The agreements governing certain of our other indebtedness contain restrictions and limitations that could significantly affect our ability to operate our business and therefore could adversely affect our business, financial position, results of operations, cash flows or prospects and adversely affect you, as a holder of the notes.

        The agreements governing certain of our other indebtedness contain covenants that restrict, among other things, our ability to:

  •
  incur debt;

  •
  encumber our assets;

  •
  dispose of certain assets;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

  •
  enter into sale-leaseback transactions;

  •
  make equity or debt investments in other parties;

  •
  enter into transactions with affiliates;

  •
  make capital expenditures;

  •
  designate our subsidiaries as unrestricted subsidiaries; and

  •
  pay dividends and distributions.

        These covenants may affect our ability to operate and finance our business as we deem appropriate.

        As disclosed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt Financings," we were in compliance with the restrictive covenants in our debt agreements as of September 30, 2010. However, our net loss of $57.7 million for the nine months ended September 30, 2010, negatively affected our fixed charge coverage ratio, and our fixed charge coverage ratio of 1.17 for the twelve months ended September 30, 2010, was close to the minimum requirement of 1.10 contained in certain of our debt agreements. See "Management's Discussion And Analysis of Financial Condition And Results Of Operations—Debt financings" for our fixed charge ratio calculation. The net loss was primarily due to impairment and lease related charges aggregating approximately $891.0 million recorded for the nine months ended September 30, 2010. If we incur additional impairment charges in the fourth quarter of 2010 or otherwise suffer additional net losses, we may not be able to meet the minimum fixed charge coverage ratio of 1.10 at December 31, 2010, in which case we will have to request waivers from the banks or seek amendments to our debt agreements containing this covenant. If we are unable to receive such waivers or amend such debt agreements prior to any breach of the minimum fixed charge coverage ratio or within the 60 day cure period provided in the debt agreements, the lenders under these debt agreements may accelerate our obligations under such agreements and declare the amounts outstanding, which were $2.7 billion as of September 30, 2010, immediately due and payable. In the event that the lenders declare these amounts immediately due and payable, such acceleration would also result in an event of default under our other debt agreements, thereby allowing the lenders to declare our other remaining debt, including the amounts outstanding under our public debt indentures, immediately due and payable as well.

The notes will not be subject to redemption or repurchase upon a change of control.

        The notes will not be subject to redemption or repurchase upon a change of control. If we undergo a change of control, our new controlling shareholders may cause our business to be operated in a different manner and may take our business in new and different directions. In addition, the terms of the instruments governing certain of our other indebtedness, including our bank term loans and revolving credit agreement, provide that a change of control is a default that could potentially trigger an acceleration of the requirement to repay such indebtedness, which, in turn, could also result in an event of default under our other debt agreements. While such an acceleration may trigger an event of default of the notes under the "cross acceleration" event of default provisions of the indenture, you will not have the ability to have your notes redeemed or repurchased solely because there is a change in control.

Claims of holders of the notes will be structurally subordinated to claims of creditors of our subsidiaries.

        The notes will be structurally subordinated to existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, none of which are guaranteeing the notes, and the claims of creditors of our subsidiaries will have priority as to the assets of these subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

        As of September 30, 2010, ILFC, on a stand alone basis, had approximately $38.3 billion in total assets, excluding intercompany receivables, and approximately $33.7 billion of liabilities outstanding. The assets of ILFC, on a stand-alone basis as of September 30, 2010, include aircraft that ILFC has agreed to transfer, but has not yet transferred, to its subsidiaries pursuant to its secured debt agreements. ILFC has agreed pursuant to Secured Term Loan 2 and its $2.5 billion revolving credit facility to transfer aircraft to its subsidiaries with an aggregate appraised value of $3.9 billion as of April 26, 2010.

        The indenture governing the notes does not contain any limitation on the amount of liabilities that our subsidiaries may incur; nor does it limit restrictions on any subsidiary's ability to pay dividends or make other distributions to ILFC.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for either series of the notes.

        We do not intend to have either series of the notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation system. Although the initial purchasers of the notes advised us that they intended to make a market in each series of the notes as permitted by applicable laws and regulations, the initial purchasers are not obligated to make a market in the notes and may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for either series of the notes. The liquidity of any market for a series of the notes will depend on a number of factors, including:

  •
  the number of holders of such series of notes;

  •
  our operating performance and financial condition;

  •
  the prospects for companies in our industry generally;

  •
  the market for similar securities and the state of credit markets generally;

  •
  the interest of securities dealers in making a market in such series of notes; and

  •
  prevailing interest rates.

The market value of the notes may be subject to substantial volatility.

        Historically, the market for high-yield debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for either series of the notes may not be free from similar disruptions and any such disruptions could adversely affect the prices at which you may sell your notes. As has been evident in connection with the recent turmoil in global financial markets, the entire high-yield debt market can experience sudden and sharp price swings, which can be exacerbated by factors such as (i) large or sustained sales by major investors in high-yield debt, (ii) a default by a high profile issuer or (iii) simply a change in investors' psychology regarding high-yield debt.

        A real or perceived economic downturn or higher interest rates could cause a decline in the market value of the notes. Moreover, if one of the major rating agencies lowers its credit rating on us or either series of the notes, the market value of such series of notes will likely decline.

        Therefore, you may be unable to sell your notes at a particular time or, in the event you are able to sell your notes, that the price that you receive when you sell will be favorable.

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

        The credit ratings assigned to the notes reflect the rating agencies' assessments of our ability to make payments on the notes when due. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

Holders of the notes may not be able to determine when a conveyance, transfer or lease of ILFC's properties and assets "substantially as an entirety" has occurred for purposes of the application of the merger covenant in the indenture.

        The merger covenant in the indenture includes a phrase relating to a conveyance, transfer or lease of ILFC's properties and assets "substantially as an entirety." There is no precise established definition of the phrase "substantially as an entirety" under applicable law. Accordingly, the ability of a holder to determine when a conveyance, transfer or lease of ILFC's properties and assets "substantially as an entirety" has occurred for purposes of the application of the merger covenant in the indenture may be uncertain.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

        If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

  •
  the original issue price for the notes; and

  •
  that portion of the original issue discount that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

        Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

Risks Relating to Our Business

        Our business is subject to numerous significant risks and uncertainties as described below. Many of these risks are interrelated and occur under similar business and economic conditions, and the occurrence of certain of them may in turn cause the emergence, or exacerbate the effect, of others. Such a combination could materially increase the severity of the impact on us.

We will require a significant amount of cash to make planned capital expenditures and we may not have adequate capital resources to meet our debt and other obligations as they become due.

        We have generally financed our aircraft purchases through available cash balances, internally generated funds including those from aircraft sales, and debt financings. During 2009, we were unable to issue unsecured debt and relied primarily on loans from AIG Funding, an affiliate of our parent, to fulfill our liquidity needs in excess of cash flows generated from our operations. In 2010, we regained access to debt markets, to which we had limited access throughout 2009. We issued secured and unsecured debt aggregating approximately $9.8 billion, which generated proceeds, net of discounts, aggregating $9.7 billion, to support our liquidity needs in excess of our operating cash flows. The $9.8 billion included the following borrowings: (i) $326.8 million borrowed under our 2004 Export Credit Agency ("ECA") facility, which we used to finance five Airbus aircraft and to re-finance five

Airbus aircraft purchased in 2009; (ii) new secured financing transactions aggregating $5.2 billion; (iii) $2.75 billion aggregate principal amount of unsecured senior notes issued in private placements; and (iv) $1.5 billion unsecured senior notes issued under our shelf registration statement. Of the $5.2 billion of secured financings, $318 million was restricted from use in our operations at September 30, 2010, and becomes available to us as we transfer collateral to certain subsidiaries we created to hold the aircraft serving as collateral. We used part of the proceeds received from these debt issuances to prepay in full the principal balance of $3.9 billion, plus accrued interest, of our loans from AIG Funding, originally due in 2013.

        At September 30, 2010, we had approximately $4.3 billion of cash and cash equivalents, $361 million of which was restricted under our ECA facilities and $318 million of which becomes available to us as we transfer collateral, as described above. At November 5, 2010, approximately $95 million of the $318 million restricted cash had become available to us. See Note E of Notes to Condensed Consolidated Financial Statements in our condensed, consolidated financial statements for the nine months ended September 30, 2010 contained elsewhere in this prospectus. On October 7, 2010, using available cash on hand, we prepaid in full the $2.0 billion principal amount outstanding plus accrued interest related to the $2.0 billion revolving credit agreement dated October 14, 2005, originally due on October 14, 2010. This floating rate obligation had an interest rate of 0.91% at the time of prepayment. Giving effect to repayment of this obligation, as well as other scheduled maturities through October 31, 2010, our composite interest rate increased from 5.17% at September 30, 2010, to 5.45% at October 31, 2010.

        At September 30, 2010, we did not have any borrowing capacity available under our revolving credit facilities. In addition, we had minimal capacity under the permitted secured indebtedness basket contained in our public debt indentures and certain of our bank loans. At September 30, 2010, ILFC on a stand-alone basis, was able to enter into secured financings for up to 12.5% of consolidated net tangible assets, as defined in our debt agreements, which was approximately $5 billion, nearly all of which had been borrowed. On April 16, 2010, we amended our bank facility originally maturing in October 2011 to, among other things, increase our capacity to enter into secured financings to up to 35% of consolidated net tangible assets, currently approximately $15 billion, upon the completion of certain collateralization requirements. Prior to the completion of the collateralization requirements, we can incur secured indebtedness in excess of the 12.5% limit under our bank facilities, provided we use the proceeds to prepay the obligations under our term loan maturing in 2011. As of November 5, 2010, we had transferred approximately two-thirds of the required aircraft appraised value. Under our indentures we may, subject to receipt of any required consents under the FRBNY Credit Agreement and our bank facilities and term loans, be able to obtain secured financings without regard to the 12.5% consolidated net tangible asset limit referred to above (but subject to certain other limitations) by doing so through subsidiaries that qualify as non-restricted under our public debt indentures.

        During the nine months ended September 30, 2010, we sold 35 aircraft which generated approximately $1.3 billion in proceeds and we had an additional 28 aircraft classified as held for sale. The proceeds on the 28 aircraft held for sale are receivable upon the completion of each individual sale and will aggregate approximately $974 million, before deductions of deposits held, including lease payments received subsequent to the execution date of the sales agreement, which together with overhauls and security deposits aggregated $79.7 million at September 30, 2010.We expect to consummate most of the sales of those aircraft during the fourth quarter of 2010. As of November 5, 2010, we had completed an additional 16 sales generating additional proceeds of $578.2 million.

        We are currently pursuing additional potential aircraft sales as a result of our ongoing fleet strategy and we have presented proposed portfolios to potential buyers. In evaluating potential sales, we balance the need for funds with the long-term value of holding aircraft and long-term prospects for us. Significant uncertainties exist as to the aircraft comprising any actual sale portfolio, the sale price of any such portfolio, and whether we could reach an agreement with terms acceptable to all parties.

Furthermore, if an agreement is reached, the transaction may have to be approved by the FRBNY. Therefore, we cannot predict whether any additional sale of aircraft will occur. Because the current market for aircraft is depressed due to the economic downturn and limited availability of buyer financing, any sale would likely result in a realized loss. Based on the range of potential aircraft portfolio sales currently being explored, the potential for impairment or realized loss could be material to the results of operations for an individual period. The amount of potential loss would be dependent upon the specific aircraft sold, the sale price, the sale date and any other sale contingencies.

        We have no new aircraft scheduled to deliver during the remainder of 2010 and six new aircraft are scheduled to deliver during 2011. We expect to finance future aircraft purchases partly from cash generated from operations and partly by incurring additional debt.

        We may not continue to have access to the secured or unsecured debt markets in the future or be able to sell additional aircraft. We believe that our cash on hand, cash flows generated from operations, which include aircraft sales, together with the cash generated from the above-mentioned financing arrangements are sufficient for us to operate our business and repay our scheduled maturing debt obligations for the next twelve months. If we are unable to raise sufficient cash from these strategies, we may be unable to meet our debt obligations as they become due. Further, we may not be able to meet our aircraft purchase commitments as they become due, which could expose us to breach of contract claims by our lessees and manufacturers.

        In addition, based on our level of increased liquidity and expected future sources of funding, including future cash flows from operations, AIG now expects that we will be able to meet our existing obligations as they become due for at least the next twelve months solely from our own future cash flows. Therefore, while AIG has acknowledged its intent to support us through February 28, 2011, at the current time, AIG believes that any further extension of such support will not be necessary.

Our ability to access debt markets and other financing sources and our cost of financing is, in part, dependent on our credit ratings, and we have experienced multiple downgrades in our credit ratings since September 2008.

        Our ability to access debt markets and other financing sources is, in part, dependent on our credit ratings. In addition to affecting the availability of financing, credit ratings also directly affect our cost of financing. Since September 2008, we have experienced multiple downgrades in our credit ratings by the three major nationally recognized statistical rating organizations. These credit rating downgrades, combined with externally generated volatility, limited our ability to access debt markets and resulted in unattractive funding costs.

        Additionally, our current long-term debt ratings impose the following restrictions under our 1999 and 2004 ECA facilities: (i) we must segregate all security deposits, overhaul reserves and rental payments related to the aircraft financed under our 1999 and 2004 ECA facilities into separate accounts controlled by the security trustees (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt) and (ii) we must file individual mortgages on the aircraft funded under both the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective aircraft are registered. At September 30, 2010, we had segregated security deposits, overhaul reserves and rental payments aggregating approximately $361 million related to aircraft funded under the 1999 and 2004 ECA facilities. Further ratings downgrades could increase our borrowing costs and limit our access to the debt markets.

Our cost of borrowing can have a material impact on our net income and results of operations.

        We are impacted by fluctuations in interest rates. Our lease rates are generally fixed over the life of the lease. Changes, both increases and decreases, in our cost of borrowing, as reflected in our composite interest rate, directly impact our net income. We manage the interest rate volatility and uncertainty by maintaining a balance between fixed and floating rate debt, through derivative instruments and through varying debt maturities.

        Our cost of borrowing for new financings is increasing due to our long-term debt ratings. The interest rates that we obtain on our debt financing are a result of several components, including credit spreads, swap spreads, duration and new issue premiums. These are all in addition to the underlying Treasury or LIBOR rates, as applicable. Volatility in our perceived risk of default, our parent's risk of default or in a market sector's risk of default all have an impact on our cost of funds. On October 7, 2010, using available cash on hand, we prepaid in full a total of $2 billion in principal plus accrued interest related to the $2 billion revolving credit agreement dated October 14, 2005. This floating rate obligation had an interest rate of 0.91% at the time of prepayment. Giving effect to repayment of this obligation, as well as other scheduled maturities through October 31, 2010, our composite interest rate increased from 5.17% at September 30, 2010, to 5.45% at October 31, 2010. A one percent increase in our composite interest rate at September 30, 2010, would have increased our interest expense by approximately $300 million annually, which would put downward pressure on our earnings and operating margins.

Our relationship with AIG may affect our ability to operate and finance our business as we deem appropriate and changes with respect to AIG could negatively impact us.

        We are an indirect wholly-owned subsidiary of AIG. Although neither AIG nor any of its subsidiaries is a co-obligor or guarantor of our debt securities (including the notes), circumstances affecting AIG have an impact on us and we can give no assurance how further changes in circumstances related to AIG may impact us. For example, AIG Financial Products Corp., a wholly-owned subsidiary of AIG with an explicit guarantee from AIG, is the counterparty of all our interest rate swaps and foreign currency swaps. If our counterparty is unable to meet its obligations under the derivative contracts, it would have a material impact on our financial results and cash flows.

        In connection with the preparation of its quarterly report on Form 10-Q for the quarter ended September 30, 2010, AIG management assessed whether AIG has the ability to continue as a going concern. Based on the U.S. government's continuing commitment, the already completed transactions with the FRBNY, the closing of the AIA Group Limited initial public offering and the sale of American Life Insurance Company, AIG management's plans and progress made to stabilize AIG's businesses and dispose of certain of its assets, and after consideration of the risks and uncertainties of such plans, AIG management indicated in the AIG quarterly report on Form 10-Q for the quarter ended September 30, 2010, that it believes that it will have adequate liquidity to finance and operate its businesses, execute its asset disposition plan, and repay its obligations for at least the next twelve months. It is possible that the actual outcome of one or more of AIG management's plans could be materially different, that one or more of AIG management's significant judgments or estimates about the potential effects of these risks and uncertainties could prove to be materially incorrect, and that AIG could fail to complete the recapitalization. If one or more of these possible outcomes is realized and third party financing and existing liquidity sources including those from the U.S. Government are not sufficient, without continued support from the U.S. Government in the future there could exist substantial doubt about AIG's ability to continue as a going concern. If AIG is not able to continue as a going concern it will have a significant impact on our operations, including limiting our ability to issue new debt.

The loss of key personnel could adversely affect our reputation and relationships with lessees and sellers of aircraft which are a critical element of our business.

        Our senior management's reputation and relationships with lessees and sellers of aircraft are a critical element of our business. The reduction of AIG's common stock price has dramatically reduced the value of equity awards previously made to our key employees. Furthermore, the American Recovery and Reinvestment Act of 2009 imposed restrictions on bonus and other incentive compensation payable to certain AIG employees. Presently, we have one employee, our Vice Chairman and President, who is subject to these restrictions. Historically we have embraced a pay-for-performance philosophy. Based on the limitations placed on incentive compensation, it is unclear whether, for the foreseeable future, we will be able to create a compensation structure that permits us to retain and motivate our most highly compensated employees and other high performing employees who may become subject to the limitations. We also stand the risk of our key employees exploring other career opportunities. During the nine months ended September 30, 2010, we have had changes in our senior management, but we have been able to attract qualified replacements. The significant restrictions and limitations on compensation imposed on us may adversely affect our ability to attract new talent and to retain and motivate our existing highest performing employees. If we are unable to retain and motivate our key employees, it could negatively impact our ability to conduct business.

Risks affecting the airline industry that adversely affect our customers generally adversely affect us.

        We operate as a supplier and financier to airlines. The risks affecting our airline customers are generally out of our control and impact our customers to varying degrees. As a result, we are indirectly impacted by all the risks facing airlines today. Our ability to succeed is dependent upon the financial strength of our customers. Their ability to compete effectively in the market place and manage these risks has a direct impact on us. These risks include:

• Demand for air travel;	• Geopolitical events;
• Competition between carriers;	• Security, terrorism and war;
• Fuel prices and availability;	• Worldwide health concerns;
• Labor costs and stoppages;	• Equity and borrowing capacity;
• Maintenance costs;	• Environmental concerns;
• Employee labor contracts;	• Government regulation;
• Air traffic control infrastructure constraints;	• Interest rates;
• Airport access;	• Overcapacity; and
• Insurance costs and coverage;	• Natural disasters.
• Heavy reliance on automated systems;

        To the extent that our customers are affected by these risk factors, we may experience:

  •
  lower demand for the aircraft in our fleet and, generally, reduced market lease rates and lease margins;

  •
  a higher incidence of lessee defaults, lease restructurings and repossessions affecting net income due to maintenance, consulting and legal costs associated with the repossessions, as well as lost revenue for the time the aircraft are off lease and possibly lower lease rates from the new lessees;

  •
  a higher incidence of situations where we engage in restructuring lease rates for our troubled customers which reduces overall lease revenue;

  •
  an inability to immediately place new and used aircraft on commercially acceptable terms when they become available through our purchase commitments and regular lease terminations, resulting in lower lease margins due to aircraft not earning revenue and resulting in payments for storage, insurance and maintenance; and

  •
  a loss if our aircraft is damaged or destroyed by an event specifically excluded from the insurance policy such as dirty bombs, bio-hazardous materials and electromagnetic pulsing.

Our business is adversely affected by lessee non-performance.

        Our business depends on the ability of our airline customers to meet their obligations to us and if their ability materially decreases, it may negatively affect our business, financial condition, results of operations and cash flows, as discussed above under "—Risks affecting the airline industry that adversely affect our customers generally adversely affect us."

        We manage lessee non-performance risk by obtaining security deposits and overhaul reserves as well as continuous monitoring of lessee performance and outlook.

We are dependent on the success of Boeing and Airbus in remaining financially stable, producing aircraft and related components that meet the airlines' demands, and fulfilling their contractual obligations to us.

        The supply of jet transport aircraft, which we purchase and lease, is dominated by two airframe manufacturers, Boeing and Airbus, and a limited number of engine manufacturers. As a result, we are dependent on the manufacturers' success in remaining financially stable, producing aircraft and related components that meet the airlines' demands, in both type and quantity, and fulfilling their contractual obligations to us. Further, competition between the manufacturers for market share is intense and may lead to instances of deep discounting for certain aircraft types and may negatively impact our competitive pricing. Should the manufacturers fail to respond appropriately to changes in the market environment or fail to fulfill their contractual obligations, we may experience:

  •
  missed or late delivery of aircraft ordered by us and an inability to meet our contractual obligations to our customers, resulting in lost or delayed revenues, lower growth rates and strained customer relationships;

  •
  an inability to acquire aircraft and related components on terms which will allow us to lease those aircraft to customers at a profit, resulting in lower growth rates or a contraction in our fleet;

  •
  a marketplace with too many aircraft available, creating downward pressure on demand for the aircraft in our fleet and reduced market lease rates;

  •
  poor customer support from the manufacturers of aircraft and components resulting in reduced demand for a particular manufacturer's product, creating downward pressure on demand for those aircraft in our fleet and reduced market lease rates for those aircraft; and

  •
  reduction in our competitiveness due to deep discounting by the manufacturers, which may lead to reduced market lease rates and may impact our ability to remarket or sell aircraft in our fleet.

        For example, we have ordered 74 787 aircraft from Boeing with the first aircraft currently scheduled to deliver in July 2012. The contracted delivery dates were originally scheduled from January 2010 through 2017, but Boeing has experienced delays in the production of the 787s. We have signed contracts for 31 of the 74 787s on order. The leases we have signed with our customers and our purchase agreements with Boeing are both subject to cancellation clauses related to delays in delivery dates, though as of September 30, 2010, there have been no cancellations by any party. We are in discussions with Boeing related to revisions to the delivery schedule and potential delay compensation and penalties for which we may be eligible. Under the terms of our 787 leases, particular lessees may be entitled to share in any compensation that we receive from Boeing for late delivery of the aircraft.

We bear the risk of re-leasing or selling aircraft that are subject to operating leases at the end of their lease terms.

        We bear the risk of re-leasing or selling the aircraft in our fleet that are subject to operating leases at the end of their lease terms. Operating leases bear a greater risk of realizations of residual values, because only a portion of the equipment's value is covered by contractual cash flows at lease inception.

In addition to factors linked to the aviation industry in general, other factors that may affect the value and lease rates of our aircraft include (i) maintenance and operating history of the airframe and engines; (ii) the number of operators using the particular type of aircraft; and (iii) aircraft age. If both demand for aircraft and market lease rates decrease and the conditions continue for an extended period, they could affect the market value of aircraft in our fleet and may result in impairment charges. Fair value of flight equipment is determined using an income approach based on the present value of cash flows from contractual lease agreements, contingent rentals where appropriate, and projected future lease payments, which extend to the end of the aircraft's economic life in its highest and best use configuration, as well as a disposition value, based on the expectations of market participants. During the nine months ended September 30, 2010, we took impairment charges aggregating approximately $357.0 million related to our fleet held for use and additional impairment charges or losses on sales aggregating $553.0 million related to aircraft we sold, held for sale, had agreed to sell or designated for part-out. See Notes C and D of Notes to Condensed Consolidated Financial Statements in our condensed, consolidated financial statements for the nine months ended September 30, 2010 contained elsewhere in this prospectus. Further, deterioration of aircraft values may create losses related to our aircraft asset value guarantees.

Aircraft in our fleet that become obsolete will be more difficult to re-lease or sell could result in declining lease rates, impairment charges and losses to aircraft asset value guarantees.

        Aircraft are long-lived assets requiring long lead times to develop and manufacture. As a result, aircraft of a particular model and type tend to become obsolete and less in demand over time, when newer more advanced and efficient aircraft are manufactured. This life cycle, however, can be shortened by world events, government regulation or customer preferences. As aircraft in our fleet approach obsolescence, demand for that particular model and type will decrease. This may result in declining lease rates, impairment charges, or losses related to aircraft asset value guarantees.

We may be impacted by legislation relating to climate change controls and greenhouse gas emissions.

        Aircraft emissions of greenhouse gases vary with aircraft type and age. In response to climate change, if any, worldwide government bodies may impose future restrictions or financial penalties on operations of aircraft with high emissions. It is unclear what effect, if any, such regulations will have on our operations.

Because we have a significant amount of debt denominated in foreign currencies, we are exposed to foreign currency risk.

        We are exposed to foreign currency risk through the issuance of debt denominated in foreign currencies and through leases negotiated in Euros. We reduce the foreign currency risk by negotiating the majority of our leases in U.S. dollars and by hedging all the foreign currency denominated debt through derivative instruments. If the Euro exchange rate to the U.S. dollar deteriorates, we will record less lease revenue on lease payments received in Euros.

The manner in which we report our lease revenue may be significantly impacted by a proposed new standard for lease accounting.

        In August 2010 the Financial Accounting Standards Board ("FASB") FASB issued an Exposure Draft that proposes substantial changes to existing lease accounting that will affect all lease arrangements. The FASB's proposal requires that all leases be recorded on the statement of financial position of both lessees and lessors.

        Under the proposed accounting model, lessees will be required to record an asset representing the right-to-use the leased item for the lease term ("Right-of-Use Asset") and a liability to make lease payments. The Right-of-Use asset and liability incorporate the rights, including renewal options, and obligations, including contingent payments and termination payments, arising under the lease and are based on the lessee's assessment of expected payments to be made over the lease term. The proposed model requires measuring these amounts at the present value of the future expected payments.

        Under the proposed accounting model, lessors will apply one of two approaches to each lease based on whether the lessor retains exposure to significant risks or benefits associated with the underlying asset, as defined. The performance obligation approach will be applied when the lessor has retained exposure to significant risks or benefits associated with the underlying lease, and the de-recognition approach will apply when the lessor does not retain significant risks or benefits associated with the underlying asset.

        Under both the performance obligation and the de-recognition approaches, lessors will recognize an asset for their right to receive lease payments ("Lease Receivable"). The Lease Receivable will be initially measured based on the present value of the lease payments expected to be received over the lease term. The expected lease payments include fixed and contingent rentals, residual value guarantees and lease termination penalties. The recognized lease term will be the longest possible lease term that is more-likely than-not to occur. Subsequently the lessor will measure the lease receivable at amortized cost using the interest method. The lessor will recognize interest income over the lease term and the lease payments will reduce the lease receivable.

        Under the performance obligation approach, the underlying leased asset is considered to remain the lessor's economic resource, and the lessor is obligated to allow the lessee to use the underlying asset during the term of the lease. The lessor will initially recognize a Lease Receivable and a lease liability ("Performance Obligation") for its obligation to allow the lessee use the leased asset. The Performance Obligation is initially the same amount as the measurement of the Lease Receivable. Under the performance obligation approach income is recognized as the Performance Obligation is reduced in a systematic and rational manner based on the pattern of usage. No income is recognized at the beginning of a lease under this approach.

        Under the de-recognition approach, some of the economic benefits associated with the leased asset are considered to transfer to the lessee in exchange for an unconditional right to receive lease payments. The lessor will recognize a Lease Receivable and de-recognize the portion of the underlying asset representing the economic benefits that were transferred to the lessee. Any remaining economic benefits not transferred to the lessee, will be recognized by the lessor as a residual asset. Income or loss is recognized at the beginning of the lease under this approach.

        The comment period for this proposal will end in December 2010 and the FASB intends to issue a final standard in 2011. The proposal does not include a proposed effective date, rather it is expected to be considered as part of the evaluation of the effective dates for the major projects currently undertaken by the FASB. At present management is unable to assess the effects the adoption of the new standard will have on our financial statements. Although we believe the presentation of our financial statements, and those of our lessees, will change, we do not believe the accounting pronouncement will change the fundamental economic reasons for which the airlines lease aircraft. As such, we do not believe it will have a material impact on our business.

THE EXCHANGE OFFERS

        The following section:

  •
  contains a summary of the provisions of the registration rights agreements obligating us to use our commercially reasonable efforts to make and consumate the exchange offers; and

  •
  describes the terms of the exchange offers.

        It does not contain all of the information that may be important to an investor in the notes. Reference is made to the registration rights agreements, which have been filed as an exhibit to the registration statement of which this prospectus forms a part. Copies are available as set forth under the heading "Where You Can Find More Information."

Purpose of the Exchange Offers; Registration Rights Agreements

General

        In connection with our issuances of the original notes, ILFC entered into registration rights agreements dated as of March 22, 2010 and April 6, 2010, respectively, with the respective initial purchasers of such original notes. Under the registration rights agreements, ILFC agreed to use its commercially reasonable efforts:

  •
  to file a registration statement with respect to the exchange offers offering to exchange original notes for exchange notes;

  •
  to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act on or before the 310th day after March 22, 2010; and

  •
  to consummate the exchange offers on or before March 22, 2011.

Resales of Exchange Notes

        Based on the position of the SEC staff set forth in no action letters issued to unrelated third parties and referenced below, we believe that exchange notes issued in the exchange offers in exchange for original notes may be offered for resale, resold and otherwise transferred by any exchange noteholder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

  •
  such exchange notes are acquired in the ordinary course of the holder's business; and

  •
  such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes.

        Any holder who tenders in the exchange offers with the intention of participating in any manner in a distribution of the exchange notes:

  •
  cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters; and

  •
  in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes.

        If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in Exxon Capitol Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

        This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the original notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding these procedures for the transfer of exchange notes. ILFC has agreed, for a period of 180 days after the exchange offer is consummated, to make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

        Each holder of original notes that wishes to exchange original notes for exchange notes in the exchange offers will be required to make the following representations:

  •
  it has full corporate (or similar) power and authority to tender, exchange, assign and transfer the original notes and to acquire exchange notes;

  •
  when the original notes are accepted for exchange, ILFC will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim; and

  •
  if such holder is a broker dealer that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market making or other trading activities, then such holder will comply with the applicable provisions of the Securities Act with respect to any resale of the exchange notes. See "Plan of Distribution."

        Each holder of original notes that wishes to exchange original notes for exchange notes in the exchange offers and any beneficial owner of those original notes will be required to make the following representations:

  •
  neither the holder nor any beneficial owner of the original notes is an "affiliate" (as defined in Rule 405 under the Securities Act) of ILFC;

  •
  neither the holder nor any beneficial owner of the original notes is engaging in or intends to engage in, and has no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the exchange notes;

  •
  any exchange notes to be acquired by the holder and any beneficial owner of the original notes pursuant to the exchange offers will be acquired in the ordinary course of business of the person receiving such exchange notes; and

  •
  the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Shelf Registration Statement

        In the event that (1) any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offers, (2) for any other reason the exchange offer is not consummated on or before March 22, 2011, (3) under certain circumstances, the initial purchasers shall so request; or (4) any holder of notes (other than the initial purchasers) that is not eligible to participate in the exchange offer shall so request, we will, at our expense:

  •
  as promptly as practicable, file with the SEC a shelf registration statement covering resales of the notes and use our commercially reasonable efforts to cause the shelf registration statement to be declared effective; and

  •
  use our commercially reasonable efforts to keep the shelf registration statement effective until the earlier of the second anniversary of the original issue date of the notes and the date all notes covered by the shelf registration statement have been sold as contemplated in the shelf registration statement.

        A holder of notes that sells its notes pursuant to the shelf registration statement generally (1) will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, (2) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (3) will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement to have their notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages described in the following paragraph.

Additional Interest

        If we have not exchanged the exchange notes for all original notes validly tendered in accordance with the terms of an exchange offer on or before March 22, 2011 or, if applicable, a shelf registration statement covering resales of the notes has not been declared effective or such shelf registration statement ceases to be effective at any time during the shelf registration period (subject to certain exceptions), then additional interest will accrue on the principal amount of the affected notes at a rate of 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 0.50% per annum therefor, until the exchange offer is completed, the shelf registration statement is declared effective or, if such shelf registration statement ceased to be effective, again becomes effective or until the second anniversary of the original issue date of the notes, unless such period is extended, as described in the registration rights agreement.

        The exchange offers are intended to satisfy our exchange offer obligations under the registration rights agreements. The notes will not have rights to additional interest as set forth above upon the consummation of the exchange offers.

Terms of the Exchange Offers

General

        We are offering to exchange (i) up to $1,250,000,000 aggregate principal amount of the 2015 exchange notes, the issuance of which has been registered under the Securities Act, for an equal principal amount of the 2015 original notes and (ii) up to $1,500,000,000 aggregate principal amount of the 2017 exchange notes, the issuance of which has been registered under the Securities Act, for an equal principal amount of the 2017 original notes. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes surrendered under the exchange offer. Original notes may be tendered only in denominations of $2,000 and in integral multiples of $1,000.

        The form and terms of the exchange notes will be substantially identical to the form and terms of the original notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreements to file, and cause to become effective, a registration statement. The exchange notes will evidence the same debt as the original notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding original notes. Consequently, the 2015 original notes and the 2015 exchange notes will be treated as a single class of debt securities under the indenture and the 2017 original notes and the 2017 exchange notes will be treated as a single class of debt securities under the indenture.

        The exchange offers are not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

        As of the date of this prospectus (i) $1,250,000,000 aggregate principal amount of 2015 original notes were outstanding, and there was one registered holder, CEDE & Co., as nominee of DTC, and (ii) $1,500,000,000 aggregate principal amount of 2017 original notes were outstanding, and there was one registered holder, CEDE & Co., as nominee of DTC. This prospectus and the letter of transmittal are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

        We will conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC. We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Certain Conditions to the Exchange Offers."

        Original notes that are not tendered for exchange in the exchange offer or that are tendered but we do not accept for exchange will remain outstanding and continue to accrue interest and will continue to be entitled to the rights and benefits such holders have under the indenture relating to the original notes. The original notes that are not exchanged will continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. Holders of the original notes do not have any appraisal or dissenters' rights in connection with the exchange offers.

        Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

        The exchange offers will expire at 5:00 p.m., New York City time on                        , 2011 unless we extend either or both of them in our sole discretion.

        In order to extend an exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of original notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any original notes in connection with the extension of an exchange offer;

  •
  to extend an exchange offer or to terminate an exchange offer and to refuse to accept original notes not previously accepted if any of the conditions set forth below under "—Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

  •
  subject to the terms of the registration rights agreements, to amend the terms of our exchange offer in any manner, provided that in the event of a material change in an exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of original notes of such amendment, and we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate an exchange offer as provided in this prospectus before accepting any original notes for exchange or if we amend the terms of an exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to exchange promptly all original notes properly tendered and accepted for exchange in the exchange offers.

        Without limiting the manner in which we may choose to make public announcements of any (i) delay in acceptance, (ii) extension, (iii) termination or (iv) amendment of the exchange offers, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offers

        Despite any other term of the exchange offers, we will not be required to accept for exchange, or exchange any exchange notes for, any original notes, and we may terminate either or both of the exchange offers as provided in this prospectus before accepting any original notes for exchange if in our reasonable judgment:

  •
  the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  the exchange offers, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offers.

        In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made:

  •
  the representations described under "—Procedures for Tendering" and "Plan of Distribution;" and

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offers, to extend the period of time during which either or both of the exchange offers are open. Consequently, we may delay acceptance of any original notes by giving written notice of such extension to the registered holders of the original notes. During any such extension, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of an exchange offer.

        We expressly reserve the right to amend or terminate either or both of the exchange offers on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the original notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes.

        In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

        Only a holder of original notes may tender such original notes in the exchange offer. To tender in the exchange offer, a holder must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive original notes along with the letter of transmittal; or

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such original notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "—Exchange Agent" prior to the expiration date.

        The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or original notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either:

  •
  make appropriate arrangements to register ownership of the original notes in such owner's name; or

  •
  obtain a properly completed bond power from the registered holder of original notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any original notes listed on the original notes, such original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the original notes and an eligible institution must guarantee the signature on the bond power.

        If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

        Any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender original notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering original notes that are the subject of such book-entry confirmation;

  •
  such participant has received and agrees to be bound by the terms of the letter of transmittal; and

  •
  the agreement may be enforced against such participant.

        We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, of which we become aware, none of us, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date or termination of the exchange offer, as applicable.

        In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  original notes or a timely book-entry confirmation of delivery of such original notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By signing the letter of transmittal, each tendering holder of original notes will represent that, among other things:

  •
  any exchange notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

  •
  if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes (see "Plan of Distribution"); and

  •
  the holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

No Guaranteed Delivery

        There are no guaranteed delivery procedures provided for by us in conjunction with the exchange offers. Holders of original notes must timely tender their Notes in accordance with the procedures set forth herein.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, holders of original notes may withdraw their tenders at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal, which notice may be by facsimile transmission or letter, at one of the addresses set forth below under "—Exchange Agent"; or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any such notice of withdrawal must:

  •
  specify the name of the person who tendered the original notes to be withdrawn;

  •
  identify the original notes to be withdrawn, including the principal amount of such original notes; and

  •
  where certificates for original notes have been transmitted, specify the name in which such original notes were registered, if different from that of the withdrawing holder.

        If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

        If original notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of DTC. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the applicable exchange offer. Any original notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such original notes will be credited to an account maintained with DTC for original notes) promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time prior to the expiration date.

Exchange Agent

        Deutsche Bank Trust Company Americas has been appointed as exchange agent for the exchange offers. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

DEUTSCHE BANK TRUST COMPANY AMERICAS
(Exchange Agent/Depositary addresses)

By Mail, Hand or Overnight Delivery:

DB SERVICES AMERICAS, INC.
MS JCK01-0218
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256

By Facsimile:

615-866-3889
Attention: Reorganization Unit

For Information or Confirmation by Telephone:

800-735-7777

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        Our expenses in connection with the exchange offer include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        Except as set forth below, we will pay all transfer taxes, if any, applicable to the exchange of original notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered;

  •
  tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of original notes under the exchange offer.

        If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

        Holders of original notes who do not exchange their original notes for exchange notes under the exchange offer, including as a result of failing to timely deliver original notes to the exchange agent, together with all required documentation, including a properly completed and signed letter of transmittal, will remain subject to the restrictions on transfer of such original notes:

  •
  as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise as set forth in the offering memorandum distributed in connection with the private offering of the original notes.

        In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the original notes.

        In general, you may not offer or sell the original notes unless they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the original notes under the Securities Act. Based on the position of the staff of the SEC set forth in no-action letters issued to unrelated third parties, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

  •
  may not rely on the applicable interpretations of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        After the exchange offer is consummated, if you continue to hold any original notes, you may have difficulty selling them because there will be fewer original notes outstanding.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the original notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial, tax, legal and other advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered original notes in the open market or in privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any original notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered original notes.

 USE OF PROCEEDS

        This exchange offer is intended to satisfy certain of our obligations under the registration rights agreements. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for each of the exchange notes, we will receive original notes in like principal amount. We will retire or cancel all of the original notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and total capitalization as of September 30, 2010 on:

  •
  a historical basis; and

  •
  an as adjusted basis to give effect to (i) our October 7, 2010 repayment in full of all amounts outstanding under our $2.0 billion revolving credit facility using our available cash on hand and (ii) our issuance of $1.0 billion aggregate principal amount of notes on December 7, 2010, after deducting fees, underwriters' discounts and estimated expenses payable by us of a total of approximately $23.6 million, as described in "Description of Other Indebtedness."

        The information presented in the table below should be read in conjunction with "Use of Proceeds" and "Description of Other Indebtedness" as well as the consolidated historical financial statements contained in this prospectus.

	As of September 30, 2010
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalent, excluding restricted cash	$3,604,860	$2,579,666

Long-term debt, including current portion:
Secured
Secured Notes	$3,900,000	$3,900,000
ECA financings	2,896,428	2,896,428
Secured bank debt(1)	2,155,000	2,155,000
Other secured financings(2)	1,440,556	1,440,556
Unsecured
Bonds and medium-term notes(3)	16,207,220	17,207,220
Bank debt(4)	2,420,000	420,000
Subordinated debt	1,000,000	1,000,000
Less: Deferred debt discount	(65,381)	(73,781)

Total long-term debt, including current portion	29,953,823	28,945,423

Total shareholders' equity	8,540,696	8,540,696

Total capitalization	$38,494,519	$37,486,119

(1)
In April 2010, we entered into an amendment to our revolving credit facility dated October 13, 2006. Upon effectiveness of this amendment, approximately $2.2 billion of our previously unsecured bank debt became secured by the equity interests in certain of our non-restricted subsidiaries. Those subsidiaries, upon completion of the transfer of certain aircraft into the subsidiaries, will hold a pool of aircraft with an appraised value of not less than 133% of the principal amount of the outstanding loans. See "Description of Other Indebtedness—Secured Bank Debt."

(2)
Includes $750 million aggregate principal amount under Secured Term Loan 1, $550 million aggregate principal amount under Secured Term Loan 2, secured financings of $22.8 million and other secured financings non-recourse to ILFC of $117.7 million. For a description of these financings, see "Description of Other Indebtedness—Other Secured Financing Arrangements."

(3)
Includes the notes subject to this exchange offer and our $1.0 billion aggregate principal amount of notes that were issued on December 7, 2010.

(4)
Includes our $2.0 billion revolving credit facility that was pre-paid in October 2010, an unsecured term loan of approximately $75.0 million and the remaining $345 million of bank debt under our revolving credit facility dated October 13, 2006 that was not secured pursuant to the April 2010 amendment discussed in footnote (1) above. See "Description of Other Indebtedness—Unsecured Bank Debt."

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth our selected historical consolidated financial information derived from our: (i) audited financial statements for the years ended December 31, 2007, 2008 and 2009, and as of December 31, 2008 and 2009, included elsewhere in this prospectus; (ii) audited financial statements for the years ended December 31, 2005 and 2006, and as of December 31, 2005, 2006 and 2007, which are not included in this prospectus; (iii) unaudited financial statements for the nine months ended September 30, 2009 and 2010, and as of September 30, 2010, included elsewhere in this prospectus and (iv) unaudited financial statements as of September 30, 2009, which are not included in this prospectus. The unaudited financial statements reflect, in the opinion of management, all adjustments necessary for the fair presentation of the financial condition and the results of operations for such periods. The historical financial information presented may not be indicative of our future performance, and historical financial information for the nine months ended September 30, 2010 may not be indicative of the performance that may be expected for the entire year ended December 31, 2010.

        The following information is only a summary and should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the corresponding notes included elsewhere in this prospectus.

	Years Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
	(audited)					(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Revenues:
Rental of flight equipment	$3,482,210	$3,984,948	$4,587,611	$4,943,448	$5,275,219	$3,915,054	$3,933,265
Flight equipment marketing	66,737	71,445	30,613	46,838	(11,687)	(15,798)	(550,310)
Interest and other	61,426	86,304	111,599	98,260	58,209	48,650	50,024

	3,610,373	4,142,697	4,729,823	5,088,546	5,321,741	3,947,906	3,432,979

Expenses:
Interest	1,164,432	1,469,650	1,612,886	1,576,664	1,365,490	4,041,357	1,157,533
Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	(46,095)	(49,709)	5,310	39,926	(21,450)	(13,207)	46,655
Depreciation of flight equipment	1,372,103	1,570,296	1,736,277	1,864,730	1,959,448	1,460,621	1,437,857
Aircraft impairment	—	—	—	—	—	—	356,506
Provision for overhauls	260,008	249,181	290,134	264,592	346,966	234,250	358,289
Flight equipment rent	—	18,968	18,000	18,000	18,000	13,500	13,500
Selling, general and administrative	135,757	148,097	152,331	183,356	196,675	151,199	144,078
Other expenses	49,985	20,107	—	46,557	60,445	—	—

	2,936,190	3,426,590	3,814,938	3,993,825	3,925,574	2,887,720	3,514,418

Income (loss) before income taxes	674,183	716,107	914,885	1,094,721	1,396,167	1,060,186	(81,439)
Provision (benefit) for income taxes	235,834	216,840	310,519	391,596	500,538	374,491	(23,731)

Net income	$438,349	$499,267	$604,366	$703,125	$895,629	$685,695	$(57,708)

	Years Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
	(audited)					(unaudited)
	(dollars in thousands)
Balance Sheet Data (end of period):
Cash and cash equivalents, excluding restricted cash	$157,960	$157,120	$182,772	$2,385,948	$336,911	$446,457	$3,604,860
Flight equipment under operating leases, less accumulated depreciation	34,748,932	38,475,949	41,797,660	43,220,139	43,929,801	44,236,224	39,793,894
Total assets	37,530,327	42,035,528	44,830,590	47,315,514	45,967,042	46,494,971	46,109,183
Total debt, including current portion	26,104,165	28,860,242	30,451,279	32,476,668	29,711,739	30,504,409	29,953,823
Shareholders' equity	6,172,562	6,574,998	7,028,779	7,625,213	8,550,176	8,310,253	8,540,696
Other Financial Data:
EBITDA(1)	$3,164,623	$3,706,344	$4,269,358	$4,576,041	$4,707,162	$3,556,464	$3,451,939
Total debt to EBITDA(1)	8.2x	7.8x	7.1x	7.1x	6.3x	n/a	n/a
Total debt to shareholders' equity	4.2x	4.4x	4.3x	4.3x	3.5x	3.7x	3.5x
EBITDA to interest expense(1)	2.7x	2.5x	2.6x	2.9x	3.4x	3.4x	3.0x
Acquisition of flight equipment under operating leases	$5,344,801	$5,268,130	$4,705,376	$3,236,848	$2,577,410	$2,313,557	$226,240
Ratio of earnings to fixed charges(2)	1.51x	1.44x	1.53x	1.66x	2.00x	2.00x		(3)
Ratio of earnings to fixed charges and preferred stock dividends(2)	1.50x	1.43x	1.52x	1.66x	2.00x	1.99x		(3)
Other Data:
Aircraft lease portfolio at period end:
Owned	746	824	900	955	993	991	939
Subject to finance and sales-type leases	17	10	9	9	11	11	4
Aircraft sold or remarketed during the period	29	21	9	11	9	6	35

(1)
EBITDA is defined as net income (loss) plus (i) interest expense, (ii) provision (benefit) for income taxes, (iii) depreciation of flight equipment, (iv) aircraft impairment charges flight equipment marketing and aircraft impairment charges on fleet held for use, (v) lease expenses related to aircraft sales and (vi) effect from derivatives, net of change in hedged items due to changes in foreign exchange rates. EBITDA is not defined under generally accepted accounting principles in the United States of America ("GAAP") and may not be comparable to similarly titled measures reported by other companies. We have presented EBITDA as a measure of our liquidity relating to our operations because it removes the financial impact of certain non-cash items, such as depreciation of flight equipment, and our outstanding indebtedness. We are providing these supplemental, non-GAAP financial measures to investors to enable them to perform additional financial analysis. Management believes that these are important measures in the evaluation of our ability to meet interest payments under our indebtedness and is a measure of the amount of cash available to us. Investors should consider EBITDA in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Our EBITDA presentation may be different than EBITDA presented by other companies. EBITDA has limitations as a measure of liquidity in that it does not include the interest expense on our debts, our provision for income taxes, the effect of our expenditures for capital assets, our aircraft impairment charges, our lease expenses related to aircraft sales and the effect from our derivatives.

  The following table reconciles EBITDA to the most directly comparable GAAP measure, net income:

	Years Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
	(dollars in thousands)
Net income (loss)	$438,349	$499,267	$604,366	$703,125	$895,629	$685,695	$(57,708)
Interest expense	1,164,432	1,469,650	1,612,886	1,576,664	1,365,490	1,041,357	1,157,533
Provision (benefit) for income taxes	235,834	216,840	310,519	391,596	500,538	374,491	(23,731)
Depreciation of flight equipment	1,372,103	1,570,296	1,736,277	1,864,730	1,959,448	1,460,621	1,437,857
Aircraft impairment charges flight equipment marketing and aircraft impairment charges on fleet held for use	—	—	—	—	7,507	7,507	801,458
Lease expenses related to aircraft sales	—	—	—	—	—	—	89,875
Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	(46,095)	(49,709)	5,310	39,926	(21,450)	(13,207)	46,655

EBITDA	$3,164,623	$3,706,344	$4,269,358	$4,576,041	$4,707,162	$3,556,464	$3,451,939

(2)
Earnings consist of net income before income taxes and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, and interest factor of rents. Preferred stock dividends include the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

(3)
In the nine months ended September 30, 2010, earnings were insufficient to cover fixed charges by $86.1 million due to non-cash impairment and lease related charges aggregating $891.3 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations include statements regarding the industry outlook and our expectations regarding the performance of our business. These non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors." Our actual results may differ materially from those contained in or implied by any forward-looking statements. The discussion and analysis should be read together with "Risk Factors" and the other information included in this prospectus, including financial statements and their related notes.

Overview

        ILFC's primary business operation is to acquire new commercial jet aircraft from aircraft manufacturers and other parties and lease those aircraft to airlines throughout the world. We also provide management services to investors and/or owners of aircraft portfolios for a management fee. In addition to our leasing activities, we sell aircraft from our leased aircraft fleet to other leasing companies, financial services companies and airlines. We have also provided asset value guarantees and a limited number of loan guarantees to buyers of aircraft, or to financial institutions, for a fee. Additionally, we remarket and sell aircraft owned, or managed, by others for a fee.

        Starting in the third quarter of 2008, worldwide economic conditions began to deteriorate significantly. The decline in economic conditions resulted in highly volatile markets, a steep decline in equity markets, less liquidity, the widening of credit spreads and several prominent financial institutions seeking governmental aid. In 2010, we began to see an improvement in these conditions and we have regained access to the debt markets, as further discussed under "—Debt Financing" below.

Operating Results

        We reported net losses of approximately $57.7 million for the nine-month period ended September 30, 2010. Our income before the effect of income taxes decreased for the nine-month period ended September 30, 2010, as compared to the same period in 2009, by approximately $1.1 billion, primarily due to the following: (i) impairment and other lease related charges recorded related to aircraft we have sold or agreed to sell during 2010 to generate liquidity to repay maturing debt obligations or as part of our ongoing fleet strategy; (ii) impairment charges recorded related to our fleet held for use; and (iii) an increase in our cost of borrowing. Additionally, as our average fleet age increases, we anticipate that estimated future overhaul reimbursements will increase. We recorded additional charges to Provision for overhauls during the nine months ended September 30, 2010, to reflect the increase.

        Impairment of aircraft sold, agreed to be sold, held for sale or designated for part-out:    During the nine months ended September 30, 2010, we reclassified from Flight equipment under operating leases into Flight equipment held for sale 59 aircraft that we intended to sell to generate liquidity and completed the sale of 31 of those aircraft. Due to current market conditions, we recorded impairment charges and lease related charges on those aircraft during the nine months ended September 30, 2010. As part of our ongoing fleet strategy, we completed the sale of four additional aircraft, identified another three aircraft as likely to be sold and designated one aircraft for part-out. Impairment charges were recorded related to each of those aircraft. Impairment and lease related charges related to aircraft sold, agreed to be sold, held for sale or designated for part-out aggregated approximately $535 million for the nine months ended September 30, 2010.

        We expect most of the sales of the aircraft classified as Flight equipment held for sale to be consummated during the remainder of 2010. As of November 5, 2010, we had completed the sales of

16 of the remaining 28 aircraft classified as held for sale at September 30, 2010. The 59 aircraft transferred from our fleet held for use during the nine months ended September 30, 2010, generated aggregate quarterly lease revenue of approximately $75 million and the quarterly depreciation aggregated approximately $27 million.

        Impairment of our fleet held for use:    For the nine months ended September 30, 2010, we recorded impairment charges related to 16 aircraft in our fleet available for use aggregating approximately $357 million. The impairment charges resulted from changes in management's outlook related to the future recovery of the airline industry due to a decrease in demand for certain aircraft types, expected increased volatility in fuel costs and changes in other macroeconomic conditions, which, when aggregated, resulted in lower future estimated lease rates. See "—Our Fleet" and "—Industry Condition and Sources of Revenue". See Note D of Notes to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the nine months ended September 30, 2010 contained elsewhere in this prospectus. Fair value of flight equipment is determined using an income approach based on the present value of cash flows from contractual lease agreements, contingent rentals where appropriate, and projected future lease payments, which extend to the end of the aircraft's economic life in its highest and best use configuration, as well as a disposition value, based on the expectations of market participants.

        During the nine months ended September 30, 2010, we recorded the following charges related to aircraft sold or impaired:

(Dollars in millions)	Nine Months Ended September 30, 2010
Impairment of our fleet held for use(a)	$356.5

Total aircraft impairment	356.5
Impairment of aircraft held for sale, aircraft sold or aircraft designated for part-out	425.9
Lease related charges on Flight equipment held for sale or aircraft sold	89.9
Impairment of aircraft more likely than not to be sold	19.1

Total impairment and lease related charges included in Flight equipment marketing	534.9

Loss on sale of flight equipment	18.4

Total sale of flight equipment	18.4

Total effect on operating income(b)	$909.8

(a)
Impairment of our fleet held for use is presented separately as Aircraft impairment in our condensed, consolidated statements of income contained elsewhere in this prospectus.

(b)
The remaining charges of $553.3 million for the nine months ended September 30, 2010 is recorded in Flight equipment marketing in our condensed, consolidated statements of income contained elsewhere in this prospectus.

        Cost of borrowing:    Our cost of borrowing is increasing as we refinance our existing debt with new financing arrangements, reflecting relatively higher interest rates caused by our current long-term debt ratings. Our average composite interest rate for the nine-month period ended September 30, 2010, increased 0.45%, compared to the same period in 2009. Our average debt outstanding decreased by approximately $1.6 billion for the nine-month period ended September 30, 2010, as compared to the same period in 2009. On October 7, 2010, using available cash on hand, we prepaid in full a total of

$2 billion in principal plus accrued interest related to the $2 billion revolving credit agreement dated October 14, 2005. This floating rate obligation had an interest rate of 0.91% at the time of prepayment. Giving effect to repayment of this obligation, as well as other scheduled maturities through October 31, 2010, our composite interest rate increased from 5.17% at September 30, 2010, to 5.45% at October 31, 2010.

Our Fleet

        As of September 30, 2010, we had 13 passenger configured Boeing 747-400's and 12 Airbus A321-100's in our fleet. Management's estimate of the future lease rates for these aircraft types declined significantly during the nine months ended September 30, 2010. The decline in expected lease rates for the 747-400's was due to a number of unfavorable trends, including lower overall demand, as airlines replace their 747-400's with more efficient newer generation wide-body aircraft. As a result, the current global supply of 747-400 aircraft that are for sale, or idle, has increased. It is expected that these unfavorable trends will persist and that the global supply of 747-400's that are for sale, or idle, will continue to increase in the future. The decline in A321-100 lease rates is primarily due to continued and accelerated decrease in demand for this aircraft type, which is attributable to its age and limited mission application.

        As a result of the decline in expected future lease rates, seven 747-400's, five A321-100's, and three other aircraft in our fleet held for use were deemed impaired when we performed our annual recoverability assessment of the entire fleet we held for use during the nine months ended September 30, 2010. As a result, we recorded impairment charges aggregating $348.4 million to write these aircraft down to their respective fair values. The lease rates on the remaining six Boeing 747-400's and seven Airbus A321-100's supported the current carrying value of these aircraft. For the nine months ended September 30, 2010, we recorded impairment charges related to 16 aircraft aggregating approximately $356.5 million on our fleet held for use as part of our ongoing recoverability assessments. See Note D of Notes to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the nine months ended September 30, 2010 contained elsewhere in this prospectus. Fair value of flight equipment is determined using an income approach based on the present value of cash flows from contractual lease agreements, contingent rentals where appropriate, and projected future lease payments, which extend to the end of the aircraft's economic life in its highest and best use configuration, as well as a disposition value, based on the expectations of market participants. For the nine months ended September 30, 2010, we recorded impairment charges related to 16 aircraft aggregating approximately $356.5 million on our fleet held for use as part of our ongoing recoverability assessments.

        During the nine months ended September 30, 2010, we had the following activity related to Flight equipment under operating leases:

Number of Aircraft
Flight equipment under operating leases at December 31, 2009	993
Aircraft reclassified from Net investment in finance and sales-type leases	7
Aircraft purchases	5
Aircraft sold	(4)
Aircraft transferred to Flight equipment held for sale(a)	(59)
Aircraft designated for part-out	(1)
Total loss	(2)

Flight equipment under operating leases at September, 2010	939

(a)
As of September 30, 2010, 31 of these aircraft were sold to third parties.

        As of September 30, 2010, we owned 939 aircraft in our leased fleet, had four additional aircraft in the fleet classified as finance and sales-type leases, and provided fleet management services for 99 aircraft. We have contracted with Airbus and Boeing to buy 115 new aircraft for delivery through 2019 with an estimated purchase price of $13.5 billion, six of which are scheduled to deliver during 2011. Currently we are also considering purchasing new aircraft from airlines and leasing them back to the airlines. We anticipate financing future aircraft purchases in part by operating cash flows and in part by incurring additional debt. We have not entered into any new purchase agreements with manufacturers during 2010.

        Of the 115 aircraft on order, 74 are 787s from Boeing with the first aircraft currently scheduled to deliver in July 2012. The contracted delivery dates were originally scheduled from January 2010 through 2017, but Boeing has experienced delays in the production of the 787s. We have signed contracts for 31 of the 74 787s on order. The leases we have signed with our customers and our purchase agreements with Boeing are both subject to cancellation clauses related to delays in delivery dates, although as of September 30, 2010, there have been no cancellations by any party. We are in discussions with Boeing related to revisions to the delivery schedule and potential delay compensation and penalties for which we may be eligible. Under the terms of our 787 leases, particular lessees may be entitled to share in any compensation that we receive from Boeing for late delivery of the aircraft.

Debt Financing

        We have generally financed our operations, including aircraft purchases, through available cash balances, internally generated funds, including aircraft sales, and debt financings. During 2009, we were unable to issue commercial paper or unsecured debt and borrowed approximately $3.9 billion from AIG Funding, an affiliate of our parent, to fulfill our liquidity needs in excess of the cash flows generated by our operations. During the nine months ended September 30, 2010, we regained access to the debt markets and issued approximately $8.8 billion of secured and unsecured debt. We used part of the proceeds to repay the loans from AIG Funding, which we believe allowed us to improve our financial position due to the release of approximately $10 billion of aircraft collateral previously pledged as security to AIG Funding, the termination of our guarantees of AIG's obligations under the FRBNY Credit Agreement and the issuance of new debt having extended and varying maturity dates.

        The $8.8 billion borrowed included the following: (i) $326.8 million borrowed under our 2004 ECA facility to finance five Airbus aircraft delivered during the second quarter of 2010 and re-finance five Airbus aircraft purchased in 2009; (ii) new secured financing transactions aggregating $5.2 billion; (iii) $2.75 billion aggregate principal amount of unsecured senior notes issued in private placements; and (iv) $500.0 million aggregate principal amount of unsecured senior notes issued under our existing shelf registration statement. See "—Liquidity" below.

Industry Condition and Sources of Revenue

        Our revenues are principally derived from scheduled and charter airlines and companies associated with the airline industry. We derive more than 90% of our revenues from airlines outside of the United States. The airline industry is cyclical, economically sensitive, and highly competitive. Airlines and related companies are affected by fuel price volatility and fuel shortages, political and economic instability, natural disasters, terrorist activities, changes in national policy, competitive pressures, labor actions, pilot shortages, insurance costs, recessions, health concerns and other political or economic events adversely affecting world or regional trading markets. Our customers' ability to react to and cope with the volatile competitive environment in which they operate, as well as our own competitive environment, will affect our revenues and income.

        In each of April and May 2010, European air space was closed to air traffic for a number of days as a result of eruptions of an Icelandic volcano. The International Air Transport Association has estimated lost revenue for the airline industry in excess of $1.7 billion during these periods. The eruptions had no significant impact on our operating income for the nine-month period ended September 30, 2010.

        Recently, we have seen improvements in passenger and freight traffic, and we currently see our customers increasingly willing to extend their existing leases. This is consistent with the beginning of a financial recovery of the airline industry. However, we continue to see financial stress to varying degrees across the airline industry largely precipitated by past and recent volatility in fuel costs, lower demand for air travel, tightening of the credit markets, and generally worsened economic conditions. We believe that the worst of this cyclical downturn has passed and that our business, and that of our customers, will continue to improve during the remainder of 2010. Nevertheless, we believe a full recovery may not be imminent, and we predict lower lease rates and increased costs associated with repossessing and redeploying aircraft will continue to have a negative impact on our operating results through 2011, including causing future potential aircraft impairment charges.

        As a result of the above described financial stress on the airline industry, one of our customers, Skyservice Airlines Inc. ("Skyservice"), operating one owned aircraft, ceased operations on March 31, 2010. At September 30, 2010, we had leased the aircraft to another airline. On August 2, 2010, one of our customers, Mexicana de Aviación ("Mexicana"), operating 12 of our owned aircraft, of which eight were leased from us and four were subleased from another one of our customers, filed for bankruptcy protection. At September 30, 2010, we had leased one of the eight aircraft previously leased to Mexicana to another airline and the four aircraft that were subleased remained on lease to the sublessor airline. In total, we had ten aircraft in our fleet that were not subject to a signed lease agreement or a signed letter of intent at September 30, 2010, nine of which were subsequently leased.

        We typically contract to re-lease aircraft before the end of the existing lease term. For aircraft returned before the end of the lease term, we have generally been able to re-lease aircraft within two to six months of their return. In monitoring the aircraft in our fleet for impairment charges, we consider facts and circumstances, including potential sales, that would require us to modify our assumptions used in our recoverability assessments and prepare revised recoverability assessments as necessary. Further, we identify those aircraft that are most susceptible to failing the recoverability assessment and monitor those aircraft more closely, which may result in more frequent recoverability assessments. The recoverability of these aircraft is sensitive to changes in contractual cash flows, future cash flow estimates and residual values. These are typically older aircraft that are less in demand and have lower lease rates. As of September 30, 2010, we had identified 70 aircraft as being susceptible to failing the recoverability test. These aircraft had a net book value of $2.4 billion at September 30, 2010. Management believes that the carrying value of these aircraft is supported by the estimated future undiscounted cash flows expected to be generated by each aircraft. We recorded impairment charges of $356.5 million on certain aircraft held for use for the nine months ended September 30, 2010 as a result of our recurring recoverability analysis. The impairment losses reflect management's outlook related to the future recovery of the airline industry due to a decrease in demand for certain aircraft types, expected increased volatility in fuel costs and changes in other macroeconomic factors which, when aggregated, resulted in lower future estimated lease rates. We recorded additional impairment charges of $445.0 million in Flight equipment marketing for the nine months ended September 30, 2010 related to aircraft sold, likely to be sold or reclassified as Flight equipment held for sale during the periods, as discussed above under Operating Results.

        There are lags between changes in market conditions and their impact on our results, as contracts signed during times of higher lease rates currently remain in effect. Therefore, the current market conditions and their potential effect may not have yet been fully reflected in our results. Management monitors all lessees that are behind in lease payments, and discusses relevant operational and financial issues facing the lessees with our marketing executives, in order to determine the amount of rental income to recognize for the past due amounts. Lease payments are due in advance and we generally recognize rental income only to the extent we have received payments or hold security deposits. At September 30, 2010, nine customers operating 23 aircraft were two or more months past due on $13.0 million of lease payments relating to some of those aircraft. Of this amount, we recognized $12.4 million in rental income through September 30, 2010. In comparison, at September 30, 2009, 18 customers operating 69 aircraft were two or more months past due on $46.3 million of lease payments relating to some of those aircraft, $46.0 million of which we recognized in rental income through September 30, 2009. The decrease is primarily due to restructuring $35.1 million of past due lease payments in the fourth quarter of 2009 and $16.4 million during the nine months ended September 30, 2010.

        Management also reviews all outstanding notes that are in arrears to determine whether we should reserve for, or write off any portion of, the notes receivable. In this process, management evaluates the collectability of each note and the value of the underlying collateral, if any, by discussing relevant operational and financial issues facing the lessees with our marketing executives. As of September 30, 2010, customers with $8.0 million carrying value of notes receivable, net of reserves, were two months or more behind on principal and interest payments totaling $6.3 million.

        Despite industry cyclicality and current financial stress, we remain optimistic about the long-term future of air transportation and, more specifically, the growing role that the leasing industry, and ILFC specifically, provide in facilitating the fleet transactions necessary for the growth of commercial air transport. At September 30, 2010, we had signed leases for all of our new aircraft deliveries through the end of August 2012. Furthermore, our contractual purchase commitments for future new aircraft deliveries from 2011 to 2019 are at historic lows. For these reasons, we believe we are well positioned to manage the current cycle and to take advantage of improving market conditions.

Liquidity

        During the nine months ended September 30, 2010, we regained access to debt markets, to which we had limited access throughout 2009. We issued secured and unsecured debt aggregating $8.8 billion, which generated proceeds, net of discounts, aggregating $lion, to support our liquidity needs in excess of our operating cash flows. The $8.8 billion included the following borrowings: (i) $326.8 million borrowed under our 2004 ECA facility, which was used to finance five Airbus aircraft and to re-finance five Airbus aircraft purchased in 2009; (ii) new secured financing transactions aggregating $5.2 billion; (iii) $2.75 billion aggregate principal amount of unsecured senior notes issued in private placements; and (iv) $500 million unsecured senior notes issued under our shelf registration statement. Of the $5.2 billion of secured financings, $318 million was restricted from use in our operations at September 30, 2010, and becomes available to us as we transfer collateral to certain subsidiaries we created to hold the aircraft serving as collateral. In addition, during the nine months ended September 30, 2010, we sold 35 aircraft which generated approximately $1.3 billion in proceeds. We used part of the proceeds received from these debt issuances and aircraft sales to prepay in full the principal amount of $3.9 billion, plus accrued interest, of our loans from AIG Funding, originally due in 2013. On October 7, 2010, using available cash on hand, we also prepaid in full the $2.0 billion principal amount outstanding plus accrued interest related to the $2.0 billion revolving credit agreement dated October 14, 2005, originally due on October 14, 2010. This floating rate obligation had an interest rate of 0.91% at the time of prepayment. Giving effect to repayment of this obligation, as well as other scheduled maturities through October 31, 2010, our composite interest rate increased from 5.17% at September 30, 2010 to 5.45% at October 31, 2010. On December 7, 2010, we issued $1.0 billion in aggregate principal amount of 8.25% senior notes due 2020 under our automatic shelf registration statement.

        As of September 30, 2010, we had approximately $4.3 billion of cash and cash equivalents, $361 million of which was restricted under our ECA facilities due to our current long-term debt ratings and $318 million of which is restricted until we transfer certain collateral, as described above. At

November 5, 2010, approximately $95 million of the $318 million had become available to us. See Note E of Notes to Condensed Consolidated Financial Statements in our condensed, consolidated financial statements for the nine months ended September 30, 2010 contained elsewhere in this prospectus.

        At September 30, 2010, we did not have any borrowing capacity available under our revolving credit facilities. In addition, we had minimal capacity under the permitted secured indebtedness basket contained in our public debt indentures and certain of our bank loans. At September 30, 2010, we were able to enter into secured financings for up to 12.5% of our consolidated net tangible assets, as defined in our debt agreements, which was approximately $5 billion, nearly all of which we had borrowed. On April 16, 2010, we amended our revolving bank facility originally maturing in October 2011 to, among other things, increase our capacity to enter into secured financings to up to 35% of consolidated net tangible assets upon the completion of certain collateralization requirements. As of November 5, 2010, we had transferred approximately two-thirds of the required aircraft appraised value. Prior to the completion of the collateralization requirements, we can incur secured indebtedness in excess of the current permitted secured indebtedness basket of 12.5% of consolidated tangible net assets under certain of our bank facilities, provided that we use the net cash proceeds to prepay the obligations under our term loan maturing in 2011. Under our public debt indentures we may also be able to obtain secured financings without regard to the 12.5% consolidated net tangible assets limit in such indentures by doing so through subsidiaries that qualify as non-restricted subsidiaries under our public debt indentures.

        We anticipate that during the remainder of 2010 we will complete most of the sales of the remaining 28 aircraft that are classified as Flight equipment held for sale at September 30, 2010. The sales will generate approximately $974 million in proceeds. The proceeds are receivable upon the completion of each individual sale and will be reduced by deposits held, including lease payments received subsequent to the execution date of the sales agreement, which together with overhauls and security deposits aggregated $79.7 million at September 30, 2010. As of November 5, 2010, we had completed 16 sales of the 28 aircraft generating proceeds of approximately $578.2 million. As part of our ongoing fleet strategy, we may pursue additional potential aircraft sales or part-out opportunities. In evaluating our fleet strategies, we are balancing the need for funds with the long-term value of holding aircraft and other financing alternatives. Our fleet held for use was reduced by 64 aircraft during the nine months ended September 30, 2010, through reclassifications to Flight equipment held for sale, sales, and a part-out. These aircraft generated aggregate quarterly lease revenue of approximately $75.0 million. Because the current market for aircraft is depressed due to the economic downturn and limited availability of buyer financing, any additional aircraft sales would likely also result in a realized loss. As discussed above under Operating Results, due to current market conditions we recorded losses on sales and aircraft impairment and lease related charges related to disposals, or contracted future disposals, of aircraft and aircraft designated for part-out, aggregating approximately $553 million for the nine months ended September 30, 2010.

        We do not have any scheduled aircraft purchases delivering during the remainder of 2010, and six new aircraft with an estimated purchase price of $281.7 million are scheduled to deliver during 2011. We plan to finance future aircraft deliveries partly by operating cash flows and partly by incurring additional debt. If we are unable to meet our aircraft purchase commitments as they become due, it could expose us to breach of contract claims by our lessees and the manufacturers, as discussed under "Risk Factors—We will require a significant amount of cash to make planned capital expenditures and we may not have adequate capital resources to meet our debt and other obligations as they become due."

        We believe the sources of liquidity mentioned above, together with our cash generated from operations, will be sufficient to operate our business and repay our debt maturities for at least the next twelve months.

        In addition, based on our level of increased liquidity and expected future sources of funding, including future cash flows from operations, AIG now expects that we will be able to meet our existing obligations as they become due for at least the next twelve months solely from our existing cash balances, future cash flows from operations, potential debt issuances and aircraft sales. Therefore, while AIG has acknowledged its intent to support us through February 28, 2011, at the current time, AIG believes that any further extension of such support will not be necessary.

Our Relationship with AIG

Potential Change in Ownership

        We do not believe that AIG has any present intention to sell us. If AIG does sell 51% or more of our common stock without certain lenders' consent, it would be an event of default under our bank term loan and revolving credit agreement and would allow our lenders to declare such debt immediately due and payable. Accordingly, any such sale of us by AIG would require consideration of these credit arrangements. As of November 9, 2010, we had approximately $2.6 billion outstanding under our bank term loan and revolving credit agreement. In addition, an event of default or declaration of acceleration under our bank term loan and revolving credit agreement could also result in an event of default under our other debt agreements, including the indentures governing our public debt.

        AIG has been dependent on transactions with the FRBNY as its primary source of liquidity, as more fully described in AIG's Quarterly Report on Form 10-Q for the period ended September 30, 2010.

AIG Loan from the FRBNY

        AIG has a revolving credit facility and a guarantee and pledge agreement with the FRBNY. AIG's obligations under the FRBNY Credit Agreement are guaranteed by certain AIG subsidiaries and secured by a pledge of certain assets of AIG and its subsidiaries. We are not a guarantor of, nor are any of our assets pledged as security for, AIG's FRBNY Credit Agreement since we paid in full the $3.9 billion we had borrowed from AIG Funding. See "—Debt Financings—Loans from AIG Funding" below. We are, however, as a subsidiary of AIG, subject to covenants under the FRBNY Credit Agreement, including covenants that may, among other things, limit our ability to incur debt, encumber our assets, enter into sale-leaseback transactions, make equity or debt investments in other parties and pay distributions and dividends on our capital stock. AIG is required to repay the FRBNY Credit Agreement primarily from proceeds of sales of assets, including businesses. AIG is exploring divestiture opportunities for its non-core businesses.

AIG Going Concern Consideration

        In connection with the preparation of its quarterly report on Form 10-Q for the quarter ended September 30, 2010, AIG management assessed whether AIG has the ability to continue as a going concern. Based on the U.S. government's continuing commitment, the already completed transactions with the FRBNY, the closing of the AIA Group Limited initial public offering and the sale of American Life Insurance Company, AIG management's plans and progress made to stabilize AIG's businesses and dispose of certain of its assets, and after consideration of the risks and uncertainties of such plans, AIG management indicated in the AIG quarterly report on Form 10-Q for the period ended September 30, 2010, that it believes that it will have adequate liquidity to finance and operate its businesses, execute its asset disposition plan, and repay its obligations for at least the next twelve months. It is possible that the actual outcome of one or more of AIG management's plans could be materially different, that one or more of AIG management's significant judgments or estimates about the potential effects of these risks and uncertainties could prove to be materially incorrect, and that

AIG could fail to complete the recapitalization. If one or more of these possible outcomes is realized and third party financing and existing liquidity sources including those from the U.S. government are not sufficient, without continued support from the U.S. government in the future there could exist substantial doubt about AIG's ability to continue as a going concern. If AIG is not able to continue as a going concern it will have a significant impact on our operations, including limiting our ability to issue new debt.

Critical Accounting Policies and Estimates

        Management's discussion and analysis of our financial condition and results of operations are based upon our condensed, consolidated financial statements, which have been prepared in accordance with GAAP for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Periodically, we evaluate the estimates and judgments, including those related to revenue, depreciation, overhaul reserves and contingencies. The estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

        We believe that the following critical accounting policies can have a significant impact on our results of operations, financial position and financial statement disclosures, and may require subjective and complex estimates and judgments.

Lease Revenue

        We lease flight equipment principally under operating leases and report rental income ratably over the life of the lease. The difference between the rental income recorded and the cash received under the provisions of the lease is included in Lease receivables and other assets on our consolidated balance sheets. Past-due rentals are recognized on the basis of management's assessment of collectability. Management monitors all lessees that are behind in lease payments and discusses relevant operational and financial issues facing the lessees with our marketing executives in order to determine the amount of rental income to recognize for past due amounts. Our customers make lease payments in advance and we generally recognize rental income only to the extent we have received payments or hold security deposits. In certain cases, leases provide for additional rentals based on usage. The usage may be calculated based on hourly usage or on the number of cycles operated, depending on the lease contract. A cycle is defined as one take-off and landing. The usage is typically reported monthly by the lessee. Rentals received, but unearned under the lease agreements, are recorded in Rentals received in advance on our consolidated balance sheets until earned. Lease revenues from the rental of flight equipment have been reduced by payments received directly by us or by our customers from the aircraft and engine manufacturers. See Note B of Notes to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the nine months ended September 30, 2010 contained elsewhere in this prospectus for further discussion of the effects payments received from aircraft and engine manufacturers on lease revenue and flight equipment.

Initial Indirect Costs

        We treat as period cost internal and other costs incurred in connection with identifying, negotiating, and delivering aircraft to our lessees. Amounts paid by us to lessees or other parties in connection with the lease transactions are capitalized and amortized as a reduction to lease revenue over the lease term. Depending on the delivered condition of the aircraft, we may agree to reimburse a lessee for certain future maintenance costs. We capitalize and amortize these costs as a reduction of lease revenue over the term of the lease, except when we have already established a liability for the reimbursement, in which case the reimbursement payment is charged against the liability.

Flight Equipment Marketing

        Flight equipment marketing consists of revenue generated from the sale of flight equipment and commissions generated from leasing and sales of managed aircraft. Flight equipment sales are recorded when substantially all of the risks and rewards of ownership have passed to the new owner. Provisions for retained lessee obligations are recorded as reductions to Flight equipment marketing at the time of the sale.

Provision for Overhauls

        The lessee is responsible for normal maintenance and repairs, airframe and engine overhauls, and compliance with return conditions of flight equipment on lease. Under the provisions of many leases, we receive overhaul rentals based on the usage of the aircraft. For certain airframe and engine overhauls, the lessee is reimbursed for costs incurred up to, but not exceeding, related overhaul rentals paid by the lessee for usage of the aircraft. We generally do not contribute to the cost of overhauls when we do not receive overhaul rentals, however, in limited circumstances, i.e. when an aircraft is repossessed or when a lessee defaults on its lease obligations, we may be required to perform major maintenance on the aircraft. In these instances, if we have not received Overhaul Rentals under the lease, we capitalize the costs of the overhaul, to the extent that those costs meet the recognition criteria of an asset, and amortize those costs with the aircraft.

        Overhaul rentals are included under the caption Rental of flight equipment in our consolidated statements of income. We provide a charge to operations for estimated future reimbursements at the time the overhaul rentals are paid by the lessee. The charge is based on overhaul rentals received and the estimated reimbursements during the life of the lease. The historical payout rate is subject to significant fluctuations. Using its judgment, management periodically evaluates the appropriateness of the reserve for these reimbursements and its reimbursement rate, and then adjusts the provision for overhauls accordingly. This evaluation requires significant judgment. If the reimbursements are materially different than our estimates, there will be a material impact on our results of operations.

Flight Equipment

        Flight equipment under operating leases is stated at cost. Purchases, major additions and modifications and interest on deposits during the construction phase are capitalized. The lessee provides and pays for normal maintenance and repairs, airframe and engine overhauls and compliance with return conditions of flight equipment returned from lease. In limited circumstances, i.e. when an aircraft is repossessed or when a lessee defaults on its lease obligations, we may be required to perform major maintenance on the aircraft. In these instances, if we have not received Overhaul Rentals under the lease, we capitalize the costs of the overhaul, to the extent that those costs meet the recognition criteria of an asset, and amortize those costs with the aircraft. We generally depreciate passenger aircraft, including those acquired under capital leases, using the straight-line method over a 25-year life from the date of manufacture to a 15% residual value. For freighter aircraft, depreciation is computed on the straight-line basis to a zero residual value over its useful life of 35 years. When an aircraft is out of production, management evaluates the residual value of the aircraft type, and depreciates the aircraft using the straight-line method over a 25-year life from the date of manufacture to an established residual value for each aircraft type. Due to the significant cost of aircraft carried in Flight equipment under operating leases on our consolidated balance sheets, any change in the assumption of useful life or residual values for all aircraft could have a significant impact on our results of operations.

        At the time assets are retired or sold, the cost and accumulated depreciation are removed from the related accounts and the difference, net of proceeds, is recorded as a gain or loss.

        Management evaluates quarterly the need to perform a recoverability assessment as required under GAAP and performs a recoverability assessment of all aircraft in its fleet at least annually. An assessment is performed whenever events or changes in circumstances indicate that the carrying amount of an aircraft may not be recoverable. These situations include changes in contracted lease rates, the aircraft being re-leased, the aircraft not being subject to lease, changes in portfolio strategies and changes in the demand for a particular aircraft type. Further, we may perform a recoverability assessment if changes in economic and market circumstances require it to change its assumptions related to future estimated cash flows. Recoverability of assets is determined at an individual level and is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by an asset. The undiscounted cash flows consist of cash flows from currently contracted leases, future projected lease rates and terms, and estimated residual values, scrap values, or sales values as appropriate for each aircraft. Management is very active in the industry and develops the assumptions used in the recoverability analysis based on its knowledge of active lease contracts, current and future expectations of the global demand for a particular aircraft type and historical experience in the aircraft leasing market and aviation industry, as well as information received from third party industry sources. The factors considered in estimating the undiscounted cash flows are impacted by changes in future periods due to changes in contracted lease rates, economic conditions, technology, airline demand for a particular aircraft type and many of the risk factors discussed in "Risk Factors." In the event that an aircraft does not meet the recoverability test, the aircraft will be recorded at fair value in accordance with our Fair Value Policy resulting in an impairment charge. Our Fair Value Policy is described below under "—Fair Value Measurements."

        We classify aircraft as Flight equipment held for sale when all the following criteria are met: (i) management has received appropriate approvals to sell the aircraft and is committed to a formal plan; (ii) the aircraft are available for immediate sale; (iii) the aircraft are being actively marketed; and (iv) the sale is probable of occurring during the ensuing year. Aircraft classified as Flight equipment held for sale are recorded at the lower of their carrying amount or estimated fair value less estimated costs to sell. If the carrying value of the aircraft exceeds its estimated fair value, then a loss is recognized in Flight equipment marketing in our Condensed, Consolidated Statement of Income. We cease to record depreciation at the time the asset is transferred to Flight equipment held for sale.

        Management evaluates all contemplated aircraft sale transactions as to whether all the criteria required have been met under GAAP in order to classify an aircraft as Flight equipment held for sale. Management uses judgment in evaluating these criteria. Due to the uncertainties and uniqueness of any potential sale transaction, the criteria generally will not be met for an aircraft to be classified as Flight equipment held for sale unless the aircraft is subject to a signed sale agreement, or management has made a specific determination and obtained appropriate approvals to sell a particular aircraft or group of aircraft. At the time aircraft are sold, or classified as Flight equipment held for sale, the cost and accumulated depreciation are removed from the related accounts. Any gain or loss recognized at the time of a sale, or reclassification to held for sale, of an aircraft is recorded in Flight equipment marketing in our Condensed, Consolidated Statements of Income.

        We recorded impairment charges related to three aircraft in the fourth quarter of 2009. In monitoring the aircraft in our fleet for impairment charges, we identify those aircraft that are most susceptible to failing the recoverability assessment and monitor those aircraft more closely, which may result in more frequent recoverability assessments. The recoverability of these aircraft is more sensitive to changes in contractual cash flows, future cash flow estimates and residual values. These aircraft are typically older planes that are less in demand and have lower lease rates. As of December 31, 2009, we have, in addition to the three aircraft mentioned above, identified 14 aircraft as being susceptible to failing the recoverability test. These aircraft had a net book value of approximately $312 million at December 31, 2009. Management believes that the carrying value of these aircraft is supported by the estimated future undiscounted cash flows expected to be generated by each aircraft.

Derivative Financial Instruments

        We employ a variety of derivative instruments to manage our exposure to interest rate risks and foreign currency risks. Accounting for derivatives is very complex. All derivatives are recognized on the balance sheet at their fair value. We obtain the values on a quarterly basis from AIG. When hedge treatment is achieved, the changes in market values related to the effective portion of the derivatives are recorded in other comprehensive income or in income, depending on the designation of the derivative as a cash flow hedge or a fair value hedge. The ineffective portion of the derivative contract is recorded in income. At designation of the hedge, we choose a method of effectiveness assessment, which we must use for the life of the contract. We use the "hypothetical derivative method" when we assess effectiveness. The calculation involves setting up a hypothetical derivative that mirrors the hedged item, but has a zero-value at the hedge designation date. The cumulative change in market value of the actual derivative instrument is compared to the cumulative change in market value of the hypothetical derivative. The difference is the calculated ineffectiveness and is recorded in income.

Fair Value Measurements

        Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We measure the fair value of derivative assets and liabilities on a recurring basis. Our derivatives are not traded on an exchange and are inherently more difficult to value. AIG provides us the recurring valuations of our derivative instruments. AIG has established and documented a process for determining fair values. AIG's valuation model includes a variety of observable inputs, including contractual terms, interest rate curves, foreign exchange rates, yield curves, credit curves, measures of volatility, and correlations of such inputs.

        We also measure the fair value of certain assets and liabilities on a non-recurring basis, when GAAP requires the application of fair value, including events or changes in circumstances that indicate that the carrying amounts of assets may not be recoverable. These assets include aircraft and notes receivable. Liabilities include Asset Value Guarantees. We principally use the income approach to measure the fair value of these assets and liabilities. The income approach is based on the present value of cash flows from contractual lease agreements and projected future lease payments, including contingent rentals, net of expenses, which extend to the end of the aircraft's economic life in its highest and best use configuration, as well as a disposition value based on expectations of market participants. See Note I of Notes to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the nine months ended September 30, 2010 contained elsewhere in this prospectus for fair value of flight equipment.

Income Taxes

        We are included in the consolidated federal income tax return of AIG. Our tax provision is calculated on a separate return basis, adjusted to give recognition to the effects of net operating losses, foreign tax credits and the benefit of the Foreign Sales Corporation and Extraterritorial Income Exclusion provisions of the Internal Revenue Code to the extent they are currently realizable in AIG's consolidated return. To the extent the benefit of a net operating loss is not utilized in AIG's tax return, AIG will reimburse us upon the expiration of the loss carry forward period as long as we are still included in AIG's consolidated federal tax return and the benefit would have been utilized if we had filed a separate consolidated federal income tax return. We calculate our provision using the asset and liability approach. This method gives consideration to the future tax consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities based on currently enacted tax rates. Deferred tax liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Debt Financings

        We generally fund our operations, including aircraft purchases, through available cash balances, internally generated funds, including aircraft sales, and debt financings. We borrow funds to purchase new and used flight equipment, make progress payments during aircraft construction and pay off maturing debt obligations. These funds have in the past been borrowed principally on an unsecured basis from various sources, and include both public debt and bank facilities. During 2009, we were unable to access our traditional sources of liquidity and borrowed $3.9 billion from AIG Funding, a subsidiary of AIG.

        During the nine months ended September 30, 2010, we received net proceeds from borrowings of approximately $8.7 billion and $2.4 billion was provided by operating activities. We issued secured and unsecured debt with an aggregate principal amount of approximately $8.8 billion during the nine months ended September 30, 2010. The $8.8 billion included the following borrowings: (i) $326.8 million borrowed under our 2004 ECA facility to finance five Airbus aircraft and to re-finance five Airbus aircraft purchased in 2009; (ii) new secured financing transactions aggregating $5.2 billion; (iii) $2.75 billion aggregate principal amount of unsecured senior notes issued in private placements; and (iv) $500 million unsecured senior notes issued under our shelf registration statement. We used part of the proceeds to prepay in full our loans from AIG Funding with aggregate principal balance of $3.9 billion plus accrued interest. At September 30, 2010, we had approximately $4 billion in cash and cash equivalents available for use in our operations and $679 million of restricted cash, approximately $95 million of which subsequently became available as we fulfilled certain collateral requirements, as discussed below under Other Secured Financing Arrangements. On October 7, 2010, using available cash on hand, we prepaid in full the $2.0 billion principal amount outstanding plus accrued interest related to the $2.0 billion revolving credit agreement dated October 14, 2005, originally due on October 14, 2010. On December 7, 2010, we issued $1.0 billion in aggregate principal amount of 8.25% senior notes due 2020 under our automatic shelf registration statement.

        Our debt financing was comprised of the following at September 30, 2010 and December 31, 2009:

	September 30, 2010 (as adjusted)(a)	September 30, 2010	December 31, 2009
	(Dollars in thousands)
Secured
Senior secured bonds	$3,900,000	$3,900,000	$—
ECA financings	2,896,428	2,896,428	3,004,763
Bank debt(b)	2,155,000	2,155,000	—
Other secured financings(c)	1,440,556	1,440,556	153,116
Loans from AIG Funding	—	—	3,909,567

	10,391,984	10,391,984	7,067,446
Unsecured
Bonds and Medium-Term Notes	17,207,220	16,207,220	16,566,099
Bank debt(b)	420,000	2,420,000	5,087,750

	17,627,220	18,627,220	21,653,849
Total Senior Debt Financings	28,019,204	29,019,204	28,721,295
Less: Deferred debt discount	(73,781)	(65,381)	(9,556)

	27,945,423	28,953,823	28,711,739
Subordinated Debt	1,000,000	1,000,000	1,000,000

	$28,945,423	$29,953,823	$29,711,739

Selected interest rates and ratios which include the economic effect of derivative instruments:
Composite interest rate		5.17%	4.35%
Percentage of total debt at fixed rates		71.21%	58.64%
Composite interest rate on fixed rate debt		6.26%	5.42%
Bank prime rate		3.25%	3.25%

(a)
As adjusted to give effect to (i) our October 7, 2010 repayment in full of all amounts outstanding under our $2 billion unsecured revolving credit facility using our available cash on hand and (ii) our issuance of $1.0 billion aggregate principal amount of notes on December 7, 2010. The floating rate obligation under our $2 billion unsecured revolving credit facility had an interest rate of 0.91% at the time of prepayment. Giving effect to repayment of our obligation under the $2 billion unsecured credit facility, as well as other scheduled maturities through October 31, 2010, our composite interest rate increased from 5.17% at September 30, 2010, to 5.45% at October 31, 2010.

(b)
On April 16, 2010, we entered into an amendment to our revolving credit facility dated October 13, 2006. Upon effectiveness of this amendment, approximately $2.2 billion of our previously unsecured bank debt became secured by the equity interests in certain of our non-restricted subsidiaries. Those subsidiaries, upon completion of the transfer of certain aircraft into the subsidiaries, will hold a pool of aircraft with an appraised value of not less than 133% of the principal amount of the outstanding loans.

(c)
Includes secured financings non-recourse to ILFC of $117.7 million and $129.6 million at September 30, 2010 and December 31, 2009, respectively.

        The above amounts represent the anticipated settlement of our outstanding debt obligations as of September 30, 2010 and December 31, 2009. Certain adjustments required to present currently outstanding hedged debt obligations have been recorded and presented separately on our condensed, consolidated balance sheets, including adjustments related to foreign currency hedging and interest rate hedging activities. We have eliminated the currency exposure arising from foreign currency denominated notes by hedging the notes through swaps. Foreign currency denominated debt is translated into US dollars using exchange rates as of each balance sheet date. The foreign exchange adjustment for the foreign currency denominated debt hedged with derivative contracts increased the balance of the debt by $192.8 million at September 30, 2010 and $391.1 million at December 31, 2009. Composite interest rates and percentages of total debt at fixed rates reflect the effect of derivative instruments. The higher composite interest rate at September 30, 2010, compared to December 31, 2009, is due to recently issued secured and unsecured debt with relatively higher interest rates due to our current long-term debt ratings. We expect our composite interest rate to increase further as we refinance our existing debt with higher cost financings.

        At September 30, 2010, we were in compliance in all material respects with the covenants in our debt agreements, including our financial covenants to maintain a maximum ratio of consolidated indebtedness to consolidated tangible net worth, or financial leverage ratio, a minimum fixed charge coverage ratio and a minimum consolidated tangible net worth.

        The fixed charge coverage ratio, as defined within our debt agreements, means the ratio for the period of four fiscal quarters ending on the last day of the reporting period to combine fixed charges and preferred stock dividends referred to in paragraph (d)(1) of Item 503 of Regulation S-K under the Securities Act of 1933, and determined pursuant to the Instructions to such Item 503(d). At September 30, 2010, we were in compliance with the minimum fixed charge coverage ratio included in the debt agreements for our unsecured bank term loan, revolving credit agreement and some of our secured bank debt. However, our net loss of $57.7 million for the nine months ended September 30, 2010, negatively affected our fixed charge coverage ratio, and our fixed charge coverage ratio of 1.17 for the twelve months ended September 30, 2010, was close to the minimum requirement of 1.10 contained in certain of our debt agreements. The net loss was primarily due to impairment and lease related charges aggregating approximately $891 million recorded for the nine months ended September 30, 2010. If we incur additional impairment charges in the fourth quarter of 2010 or otherwise suffer additional net losses, we may not be able to meet the minimum fixed charge coverage ratio of 1.10 at December 31, 2010, in which case we will have to request waivers from the banks or seek amendments to our debt agreements containing this covenant. If we are unable to receive such waivers or amend such debt agreements prior to any breach of the minimum fixed charge coverage ratio or within the 60 day cure period provided in the debt agreements, the lenders under these debt agreements may accelerate our obligations under such agreements and declare the amounts outstanding, which were $2.7 billion as of September 30, 2010, immediately due and payable. In the event that the lenders declare these amounts immediately due and payable, such acceleration would also result in an event of default under our other debt agreements, thereby allowing the lenders to declare our other remaining debt, including the amounts outstanding under our public debt indentures, immediately due and payable as well.

        Our fixed charge coverage ratio for the twelve months ended September 30, 2010, was calculated as follows:

(dollars in thousands)	For the twelve months ended September 30, 2010
(Unaudited)
Earnings:
Net Income	$152,226
Add:
Provision for income taxes	102,317
Fixed charges	1,491,177
Less:
Capitalized interest	(6,231)

Earnings as adjusted (A)	$1,739,489

Fixed charges and preferred stock dividends:
Preferred dividend requirements	$775
Ratio of income before provision for income taxes to net income	167%

Preferred dividend factor on pretax basis	$1,294

Fixed Charges:
Interest expense	1,481,666
Capitalized interest	6,231
Interest factors of rents	3,280
Fixed charges as adjusted (B)	1,491,177

Fixed charges and preferred stock dividends (C)	$1,492,471

Ratio of earnings to fixed charges ((A) divided by (B))	1.17x

Ratio of earnings to fixed charges and preferred stock dividends ((A) divided by (C))	1.17x

        We have created wholly-owned subsidiaries for the purpose of purchasing aircraft and obtaining financings secured by such aircraft. These entities are non-restricted subsidiaries, as defined by our public debt indentures, and meet the definition of a variable interest entity ("VIE"). We have determined that we are the primary beneficiary of such VIEs and, accordingly, we consolidate such entities into our condensed, consolidated financial statements. See Note M of Notes to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the nine months ended September 30, 2010 contained elsewhere in this prospectus for more information on VIEs.

Senior Secured Bonds

        On August 20, 2010, we issued $3.9 billion of senior secured notes, with $1.35 billion maturing in September 2014 and bearing interest of 6.5%, $1.275 billion maturing in September 2016 and bearing interest of 6.75%, and $1.275 billion maturing in September 2018 and bearing interest of 7.125%. The aggregate net proceeds from the issuances were approximately $3.84 billion after deducting initial purchaser discounts and commissions, fees and estimated offering expenses. The notes are secured by a designated pool of aircraft, initially consisting of 174 aircraft and their related leases and certain cash collateral. In addition, two of ILFC's subsidiaries, that either own or hold leases of aircraft included in the pool securing the notes, have guaranteed the notes. We can redeem the notes at any time prior to their maturity, provided we give notification between 30 to 60 days prior to the intended redemption date and subject to a penalty of the greater of 1% of the outstanding principal amount and a "make-whole" premium. There is no sinking fund for the notes.

        The indenture governing the senior secured notes contains customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to: (i) create liens; (ii) sell, transfer or otherwise dispose of assets; (iii) declare or pay dividends or acquire or retire shares of our capital stock; (iv) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (v) make investments in or transfer assets to non-restricted subsidiaries; and (vi) consolidate, merge, sell or otherwise dispose of all, or substantially all, of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior secured notes may immediately become due and payable.

ECA Financings

        We entered into ECA facility agreements in 1999 and 2004 through non-restricted subsidiaries. The facilities were used to fund purchases of Airbus aircraft through 2001 and June 2010, respectively. New financings are no longer available to us under either ECA facility. The loans made under the ECA facilities were used to fund a portion of each aircraft's net purchase price. The loans are guaranteed by various European ECAs. We have collateralized the debt with pledges of the shares of wholly-owned subsidiaries that hold title to the aircraft financed under the facilities.

        In January 1999, we entered into the 1999 ECA facility to borrow up to $4.3 billion for the purchase of Airbus aircraft delivered through 2001. We used $2.8 billion of the amount available under this facility to finance purchases of 62 aircraft. Each aircraft purchased was financed by a ten-year fully amortizing loan with interest rates ranging from 5.753% to 5.898%. At September 30, 2010, 15 loans with an aggregate principal value of $55.9 million remained outstanding under the facility and the net book value of the aircraft owned by the subsidiary was $1.6 billion.

        In May 2004, we entered into the 2004 ECA facility, which was most recently amended in May 2009 to allow us to borrow up to $4.6 billion for the purchase of Airbus aircraft delivered through June 30, 2010. We used $4.3 billion of the available amount to finance purchases of 76 aircraft. Each aircraft purchased was financed by a ten-year fully amortizing loan. As of September 30, 2010, approximately $2.8 billion was outstanding under this facility. The interest rates on the loans outstanding under the facility are either fixed or based on LIBOR and ranged from 0.47% to 4.71% at September 30, 2010. The net book value of the related aircraft was $4.4 billion at September 30, 2010.

        Our current long-term debt ratings require us to segregate security deposits, overhaul reserves and rental payments received for aircraft with loan balances outstanding under the 1999 and 2004 ECA facilities (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt). The segregated funds are deposited into separate accounts pledged to and controlled by the security trustees of the facilities. In addition, we must register the existing individual mortgages on the aircraft funded under both the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective aircraft are registered (mortgages are only required to be filed on aircraft with loan balances outstanding or otherwise as agreed in connection with the cross-collateralization as described below). At September 30, 2010, we had segregated security deposits, overhaul reserves and rental payments aggregating approximately $361 million related to aircraft funded under the 1999 and 2004 ECA facilities. The segregated amounts will fluctuate with changes in security deposits, overhaul reserves, rental payments and debt maturities related to the aircraft funded under the facilities.

        During the first quarter of 2010, we entered into agreements to cross-collateralize the 1999 ECA facility with the 2004 ECA facility. As part of such cross-collateralization we (i) guaranteed the obligations under the 2004 ECA facility through our subsidiary established to finance Airbus aircraft under our 1999 ECA facility; (ii) agreed to grant mortgages over certain aircraft financed under the 1999 ECA facility (including aircraft which are not currently subject to a loan under the 1999 ECA facility) and security interests over other collateral related to the aircraft financed under the 1999 ECA facility to secure the guaranty obligation; (iii) accepted a loan-to-value ratio (aggregating the loans and aircraft from the 1999 ECA facility and the 2004 ECA facility) of no more than fifty percent, in order to release liens (including the cross-collateralization arrangement) on any aircraft financed under the 1999 or 2004 ECA facilities or other assets related to the aircraft; and (iv) agreed to allow proceeds generated from certain disposals of aircraft to be applied to obligations under both the 1999 ECA and 2004 ECA facilities.

        We also agreed to additional restrictive covenants relating to the 2004 ECA facility, restricting us from (i) paying dividends on our capital stock with the proceeds of asset sales and (ii) selling or transferring aircraft with an aggregate net book value exceeding a certain disposition amount, which is currently approximately $10.6 billion. The disposition amount will be reduced by approximately $91.4 million at the end of each calendar quarter during the effective period. The covenants are in effect from the date of the agreement until December 31, 2012. A breach of these restrictive covenants would result in a termination event for the ten loans funded subsequent to the date of the agreement and would make those loans, which aggregated $311.9 million at September 30, 2010, due in full at the time of such a termination event.

        In addition, if a termination event resulting in an acceleration event were to occur under the 1999 or 2004 ECA facility, we would have to segregate lease payments, overhaul reserves and security deposits received after such acceleration event occurred relating to all the aircraft funded under the 1999 ECA facility, including those aircraft no longer subject to a loan.

Secured Bank Debt

        We have a revolving credit facility, dated October 13, 2006, under which the maximum amount available of $2.5 billion is outstanding. On April 16, 2010, we entered into an amendment to this facility with lenders holding $2.155 billion of the outstanding loans under the facility (the "Electing Lenders"). Subject to the satisfaction of the collateralization requirements discussed below, the Electing Lenders agreed to, among other things:

  •
  increase our permitted secured indebtedness basket under the credit facility from 12.5% to 35% of our Consolidated Tangible Net Assets, as defined in the credit agreement;

  •
  extend the scheduled maturity date of their loans totaling $2.155 billion to October 2012. The extended loans will bear interest at LIBOR plus a margin of 2.15%, plus facility fees of 0.2% on the outstanding principal balance; and

  •
  permit liens securing (i) the loans held by the Electing Lenders and (ii) certain funded term loans in an aggregate amount not to exceed $500 million.

        The collateralization requirement provides that the $2.155 billion of loans held by Electing Lenders must be secured by a lien on the equity interests of certain of ILFC's non-restricted subsidiaries that will own aircraft with aggregate appraised values of not less than 133% of the $2.155 billion principal amount (the "Required Collateral Amount"). We must transfer all aircraft meeting the Required Collateral Amount to the pledged subsidiaries prior to April 16, 2011, subject to our right to post cash collateral for any shortfall. As of November 5, 2010, we had transferred approximately two-thirds of the required aircraft appraised value. After we have transferred the required amount of aircraft appraised value to the pledged subsidiaries, the credit facility includes an ongoing requirement, tested periodically, that the appraised value of the eligible aircraft owned by the pledged subsidiaries must be equal to or greater than 100% of the Required Collateral Amount. This ongoing requirement is subject to the right to transfer additional eligible aircraft to the pledged subsidiaries or ratably prepay the loans held by the Electing Lenders. We also guarantee the loans held by the Electing Lenders through certain other subsidiaries.

        The amended facility permits us to incur liens securing certain additional secured indebtedness prior to the satisfaction of the collateralization requirement, provided we use any net cash proceeds from the additional secured indebtedness to prepay one of our term loans maturing in 2011. The amended facility prohibits us from re-borrowing amounts repaid under this facility for any reason. The revolving credit facility also contains financial and restrictive covenants that (i) limit our ability to incur indebtedness; (ii) restrict certain payments, liens and sales of assets by us; and (iii) require us to maintain a fixed charge coverage ratio and consolidated tangible net worth in excess of certain minimum levels.

        The remaining $345 million of loans held by lenders who are not party to the amendment will remain unsecured and will mature on their originally scheduled maturity date in October 2011, with no increase to the interest rate margin.

Other Secured Financing Arrangements

        In May 2009, ILFC provided $39.0 million of subordinated financing to a non-restricted subsidiary. The entity used these funds and an additional $106.0 million borrowed from third parties to purchase an aircraft, which it leases to an airline. ILFC acts as servicer of the lease for the entity. The $106.0 million loan has two tranches. The first tranche is $82.0 million, fully amortizes over the lease term, and is non-recourse to ILFC. The second tranche is $24.0 million, partially amortizes over the lease term, and is guaranteed by ILFC. Both tranches of the loan are secured by the aircraft and the lease receivables. Both tranches mature in May 2018 with interest rates based on LIBOR. At September 30, 2010, the interest rates on the $82.0 million and $24.0 million tranches were 3.409% and 5.109%, respectively. The entity entered into two interest rate cap agreements to economically hedge the related LIBOR interest rate risk in excess of 4.00%. At September 30, 2010, $92.3 million was outstanding under the two tranches and the net book value of the aircraft was $138.4 million.

        In June 2009, we borrowed $55.4 million through a non-restricted subsidiary, which owns one aircraft leased to an airline. Half of the original loan amortizes over five years and the remaining $27.7 million is due in 2014. The loan is non-recourse to ILFC and is secured by the aircraft and the lease receivables. The interest rate on the loan is fixed at 6.58%. At September 30, 2010, $48.2 million was outstanding and the net book value of the aircraft was $92.0 million.

        On March 17, 2010, we entered into a $750 million term loan agreement secured by 43 aircraft and all related equipment and leases. The aircraft had an average appraised base market value of approximately $1.3 billion, for an initial loan-to-value ratio of approximately 56%. The loan matures on March 17, 2015, and bears interest at LIBOR plus a margin of 4.75% with a LIBOR floor of 2.0%. The principal of the loan is payable in full at maturity with no scheduled amortization, but we can voluntarily prepay the loan at any time, subject to a 1% prepayment penalty prior to March 17, 2011. On March 17, 2010, we also entered into an additional term loan agreement of $550 million through a newly formed non-restricted subsidiary. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain non-restricted subsidiaries of ILFC that hold title to 37 aircraft. The aircraft had an average appraised base market value of approximately $969 million, for an initial loan-to-value ratio of approximately 57%. The loan matures on March 17, 2016, and bears interest at LIBOR plus a margin of 5.0% with a LIBOR floor of 2.0%. The principal of the loan is payable in full at maturity with no scheduled amortization. The proceeds from this loan are restricted from use in our operations until we transfer the related collateral to the non-restricted subsidiaries. At September 30, 2010, $318 million of the proceeds remained restricted. At November 5, 2010, approximately $95 million of the $318 million had become available to us. We can voluntarily prepay the loan at any time subject to a 2% prepayment penalty prior to March 17, 2011, and a 1% prepayment penalty prior to March 17, 2012. Both loans require a loan-to-value ratio of no more than 63%.

Loans from AIG Funding

        We borrowed a total of $3.9 billion from AIG Funding from March 2009 to December 2009. These loans were scheduled to mature on September 13, 2013. The funds for the loans were provided to AIG Funding by the FRBNY pursuant to the FRBNY Credit Agreement. In order to receive the FRBNY's consent to the loans, we entered into guarantee agreements to guarantee the repayment of AIG's obligations under the FRBNY Credit Agreement up to an amount equal to the aggregate outstanding balance of the loans from AIG Funding.

        On August 20, 2010, we repaid all amounts outstanding under the loans from AIG Funding with the net proceeds from the issuance of $3.9 billion aggregate principal amount of senior secured notes and $500 million aggregate principal amount of senior notes. See "—Senior Secured Bonds" and "—Unsecured Bonds and Medium Term Notes." As a result of our repayment of the loans from AIG Funding, we no longer guarantee AIG's obligations under the FRBNY Credit Agreement and the FRBNY released their liens on the collateral securing these loans.

Unsecured Bonds and Medium-Term Notes

        Automatic Shelf Registration:    We have an effective automatic shelf registration statement filed with the SEC. As a result of our well known seasoned issuer ("WKSI") status, we have an unlimited amount of debt securities registered for sale.

        On August 20, 2010, we issued $500 million in aggregate principal amount of 8.875% senior notes due September 2017 pursuant to our automatic shelf registration statement. The aggregate net proceeds from the sale of the senior notes were approximately $488.3 million after deducting underwriting discounts and commissions, fees and estimated offering expenses. At September 30, 2010, we also had an additional $11.8 billion of bonds and medium-term notes outstanding, issued under previous registration statements, with interest rates ranging from 0.85% to 7.95%.

        On December 7, 2010, we issued $1.0 billion in aggregate principal amount of 8.25% senior notes due 2020 pursuant to our automatic shelf registration statement. The notes mature on December 15, 2020. The notes are not subject to redemption prior to their stated maturity and there is no sinking fund for the notes.

        The indentures governing these notes, as supplemented, contain customary covenants that, among other things, restrict the ability of ILFC and its restricted subsidiaries to: (i) incur liens on assets; (ii) declare or pay dividends or acquire or retire shares of capital stock of ILFC during certain events of default; (iii) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (iv) make investment in or transfer assets to non-restricted subsidiaries; and (v) consolidate, merge, sell or otherwise dispose of all or substantially all of ILFC's assets. All of these covenants are subject to a number of important limitations and exceptions under the indentures governing the notes, as supplemented.

        The indentures governing these notes, as supplemented, also provides for customary events of default with respect to the notes, including, but not limited to, the failure to make payments of interest on, or principal of, the notes, the failure to comply with certain covenants and agreements specified in the indentures for a period of time after notice has been provided, the acceleration of certain other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal, interest and any other monetary obligations on all the then outstanding notes may become due and payable immediately.

        Euro Medium-Term Note Programme:    We have a $7.0 billion Euro Medium-Term Note Programme, under which we have $1.2 billion of Euro denominated notes outstanding. The notes mature on August 15, 2011, and bear interest based on Euribor with a spread of 0.375%. We have hedged the notes into U.S. dollars and fixed the interest rates ranging from 5.355% to 5.367%. The programme is perpetual and the principal amount of a bond becomes available for new issuances at maturity.

        Other Senior Notes:    On March 22, 2010 and April 6, 2010, we issued a combined $1.25 billion aggregate principal amount of 8.625% senior notes due September 15, 2015, and $1.5 billion aggregate principal amount of 8.750% senior notes due March 15, 2017, pursuant to an indenture dated as of March 22, 2010. The aggregate net proceeds from the issuances were approximately $2.67 billion after deducting initial purchasers' discounts and estimated offering expenses. The notes are due in full on their scheduled maturity dates. The notes are not subject to redemption prior to their stated maturity and there are no sinking fund requirements.

        The indenture governing the notes contains customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to (i) incur liens on assets; (ii) declare or pay dividends or acquire or retire shares of our capital stock during certain events of default; (iii) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (iv) make investments in or transfer assets to non-restricted subsidiaries; and (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior notes may immediately become due and payable.

Unsecured Bank Debt

        Revolving Credit Facility:    At September 30, 2010, we had a $2.0 billion unsecured revolving credit facility, entered into with an original group of 35 banks and originally expiring on October 14, 2010. This revolving credit facility provided for interest rates that varied according to the pricing option selected at the time of borrowing. Pricing options included a base rate, a rate ranging from 0.25% over LIBOR to 0.65% over LIBOR based upon utilization, or a rate determined by a competitive bid process with the banks. As of September 30, 2010, the maximum amount available of $2.0 billion under our unsecured revolving credit facility was outstanding and interest was accruing at 0.91%. The credit facility was subject to facility fees of 0.2% of amounts available at September 30, 2010. On October 7, 2010, using available cash on hand, we prepaid in full the $2.0 billion principal amount outstanding under the facility and terminated the facility. See Note O to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the nine months ended September 30, 2010 contained elsewhere in this prospectus.

        In addition, $345 million of the outstanding loans under our revolving credit facility originally expiring in October 2011, held by lenders not party to the amendment to that facility, remain unsecured and will mature on their originally scheduled maturity date in October 2011. See "—Secured Bank Debt" above.

        Term Loans:    From time to time, we enter into funded bank financing arrangements. As of September 30, 2010, we had one term loan maturing in December 2011 with principal amount of $75 million outstanding. The interest rate is based on LIBOR plus 1.8%, approximately 2.09% at September 30, 2010. In April 2010, we prepaid $410 million of our term loans with original maturity dates in 2011 and 2012. We amended the remaining term loan to permit, among other things, liens securing (i) the loans under the revolving credit facility originally expiring in October 2011 and (ii) certain other funded term loans in an aggregate principal amount not to exceed $500 million. The amendment also permits certain additional secured indebtedness in excess of the permitted secured indebtedness basket of 12.5% of Consolidated Tangible Net Assets (as defined in the term loan), provided we use any net cash proceeds from such additional secured indebtedness to prepay the remaining term loan, which matures in 2011. Our unsecured term loan agreement contains financial and restrictive covenants that are substantially similar to the covenants in our revolving credit facility described above under "—Secured Bank Debt."

Subordinated Debt

        In December 2005, we issued two tranches of subordinated debt totaling $1.0 billion. Both tranches mature on December 21, 2065, but each tranche has a different call option. The $600 million tranche has a call option date of December 21, 2010, and the $400 million tranche has a call option date of December 21, 2015. The tranche with the 2010 call option date has a fixed interest rate of 5.90% for the first five years, and the tranche with the 2015 call option date has a fixed interest rate of 6.25% for the first ten years. Each tranche has an interest rate adjustment if the call option for that tranche is not exercised. The new interest rate would be a floating rate, reset quarterly, based on the initial credit spread of 1.55% and 1.80%, respectively, plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury.

        As stated above, we may call all or any part of the $600 million tranche of subordinated debt at any time on or after December 21, 2010 with at least 30 days' but no more than 60 days' notice to holders of the bonds. We do not currently intend to call any of these bonds. If we choose to redeem the bonds, we must pay 100% of the principal amount of the bonds being redeemed plus any accrued and unpaid interest to the redemption date. If we choose to redeem only a portion of the outstanding bonds, at least $50 million principal amount of the bonds must remain outstanding.

Commercial Paper

        Commercial Paper:    We terminated our $6.0 billion Commercial Paper Program effective May 17, 2010. We had access to the FRBNY Commercial Paper Funding Facility ("CPFF") from its inception in 2008 until January 2009.

Derivatives

        We employ derivative products to manage our exposure to interest rates risks and foreign currency risks. We enter into derivative transactions only to economically hedge interest rate risk and currency risk and not to speculate on interest rates or currency fluctuations. These derivative products include interest rate swap agreements, foreign currency swap agreements and interest rate cap agreements. At September 30, 2010, all our interest rate swap and foreign currency swap agreements were designated as and accounted for as cash flow hedges and we had not designated our interest rate cap agreements as hedges.

        When interest rate and foreign currency swaps are effective as cash flow hedges, they offset the variability of expected future cash flows, both economically and for financial reporting purposes. We have historically used such instruments to effectively mitigate foreign currency and interest rate risks. The effect of our ability to apply hedge accounting for the swap agreements is that changes in their fair values are recorded in other comprehensive income instead of in earnings for each reporting period. As a result, reported net income will not be directly influenced by changes in interest rates and currency rates.

        The counterparty to our interest rate swaps and foreign currency swaps is AIG Financial Products Corp. ("AIGFP"), a non-subsidiary affiliate. The swap agreements are subject to a bilateral security agreement and a master netting agreement, which would allow the netting of derivative assets and liabilities in the case of default under any one contract. Failure of the counterparty to perform under the derivative contracts would have a material impact on our results of operations and cash flows. The counterparty to our interest rate cap agreements is an independent third party with whom we do not have a master netting agreement.

Credit Ratings

        Our current long-term debt ratings impose the following restrictions under our 1999 and 2004 ECA facilities: (i) we must segregate all security deposits, overhaul reserves and rental payments related to the aircraft financed under our 1999 and 2004 ECA facilities into separate accounts controlled by the security trustees (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt) and (ii) we must file individual mortgages on the aircraft funded under both the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective aircraft are registered.

        While a ratings downgrade does not result in a default under any of our debt agreements, it would adversely affect our ability to issue unsecured debt and obtain new, or renew existing financings, and it would increase the cost of such financings.

        The following table summarizes our current ratings by Fitch Ratings, Inc. ("Fitch"), Moody's Investor Service, Inc. ("Moody's") and Standard and Poors, a division of The McGraw-Hills Company, Inc. ("S&P"), the nationally recognized rating agencies:

Unsecured Debt Ratings

Rating Agency	Long-term Debt	Corporate Rating	Outlook	Date of Last Ratings Action
Fitch	BB	BB	Evolving	April 30, 2010
Moody's	B1	B1	Stable	August 11, 2010
S&P	BB+	BBB-	Negative	January 25, 2010

Secured Debt Ratings

Rating Agency	$750 Million Term Loan	$550 Million Term Loan	$3.9 Billion Senior Secured Notes
Fitch	BBB-	BB	BBB-
Moody's	Ba2	Ba3	Ba3
S&P	BBB	BBB-	BBB-

        These credit ratings may be changed, suspended or withdrawn at any time by the rating agencies as a result of various circumstances including changes in, or unavailability of, information.

Existing Commitments

        The following table summarizes our contractual obligations at September 30, 2010, as adjusted for (i) our repayment in full on October 7, 2010 of all of our obligations under our $2 billion revolving credit facility and (ii) our issuance of $1.0 billion aggregate principal amount of notes on December 7, 2010:

	Commitments Due by Fiscal Year
	Total	2010	2011	2012	2013	2014	Thereafter
	(Dollars in thousands)
Unsecured bonds and medium-term notes	$17,208,084	$395,846	$4,399,065	$3,570,786	$3,541,361	$1,040,482	$4,260,544
Unsecured Bank Loans	420,000	—	420,000	—	—	—	—
Senior secured bonds	3,900,000	—	—	—	—	1,350,000	2,550,000
Secured Bank Loans	2,155,000	—	—	2,155,000	—	—	—
ECA Financings	2,896,428	103,275	458,007	428,960	428,960	423,863	1,053,363
Other Secured Financings	1,440,556	3,332	13,901	14,878	15,963	36,716	1,355,766
Subordinated Debt	1,000,000	—	—	—	—	—	1,000,000
Interest Payments on Debt Outstanding(a)(b)	9,870,312	453,434	1,478,552	1,275,148	1,049,353	854,545	4,759,280
Operating Leases(c)(d)	62,706	2,918	11,968	12,448	12,947	13,362	9,063
Pension Obligations(e)	8,483	1,268	1,319	1,370	1,431	1,512	1,583
Purchase Commitments	13,536,200	—	281,700	639,400	1,103,000	1,822,700	9,689,400

Total	$52,497,769	$960,073	$7,064,512	$8,097,990	$6,153,015	$5,543,180	$24,678,999

Contingent Commitments

	Contingency Expiration by Fiscal Year
	Total	2010	2011	2012	2013	2014	Thereafter
	(Dollars in thousands)
AVGs(f)	$553,483	$—	$27,842	$78,950	$96,003	$39,115	$312,614

Total(g)	$553,483	$—	$27,842	$78,950	$96,003	$39,115	$312,614

(a)
Future interest payments on floating rate debt are estimated using floating interest rates in effect at September 30, 2010.

(b)
Includes the effect of interest rate and foreign currency derivative instruments.

(c)
Excludes fully defeased aircraft sale-lease back transactions.

(d)
Minimum rentals have not been reduced by minimum sublease rentals of $6.9 million receivable in the future under non-cancellable subleases.

(e)
Our pension obligations are part of intercompany expenses, which AIG allocates to us on an annual basis. The amount is an estimate of such allocation. The column "2010" consists of total estimated allocations for 2010 and the column "Thereafter" consists of the 2015 estimated allocation. The amount allocated has not been material to date.

(f)
From time to time, we participate with airlines, banks and other financial institutions in the financing of aircraft by providing asset guarantees, put options or loan guarantees collateralized by aircraft. As a result, should we be called upon to fulfill our obligations, we would have recourse to the value of the underlying aircraft.

(g)
Excluded from total contingent commitments are $209.8 million of uncertain tax liabilities. The future cash flows to these liabilities are uncertain and we are unable to make reasonable estimates of the outflows.

Off-Balance-Sheet Arrangements

        We have not established any unconsolidated entities for the purpose of facilitating off-balance sheet arrangements or for other contractually narrow or limited purposes. We have, however, from time to time established subsidiaries, entered into joint ventures or created other partnership arrangements or trusts with the limited purpose of leasing aircraft or facilitating borrowing arrangements. See Note M of Notes to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the nine months ended September 30, 2010 contained elsewhere in this prospectus for more information regarding our involvement with VIEs.

Results of Operations

Income before Income Taxes for the Nine Months Ended September 30, 2010 Versus 2009

        We reported losses before income taxes of approximately $81.4 million for the nine-month period ended September 30, 2010, representing a decrease of approximately $1.1 billion as compared to the same period in 2009. The decreases were primarily due to the following factors:

  •
  Impairment of aircraft sold, agreed to be sold, held for sale or designated for part-out:  During the nine months ended September 30, 2010, we reclassified from Flight equipment under operating leases into Flight equipment held for sale 59 aircraft that we intended to sell to generate liquidity and completed the sale of 31 of those aircraft. Due to current market conditions, we recorded impairment charges and lease related charges on those aircraft during the nine months ended September 30, 2010. As part of our ongoing fleet strategy, we completed the sale of four additional aircraft, identified another three aircraft as likely to be sold and designated one aircraft for part-out. Impairment charges were recorded related to those aircraft. Impairment and lease related charges related to aircraft sold, agreed to be sold, held for sale or designated for part-out aggregated approximately $535 million for the nine months ended September 30, 2010.

  •
  Impairment of our fleet held for use:  For the nine months ended September 30, 2010, we recorded impairment charges related to 16 aircraft in our fleet available for use aggregating approximately $357 million. The impairment charges resulted from changes in management's outlook related to the future recovery of the airline industry due to a decrease in demand for certain aircraft types, expected increased volatility in fuel costs and changes in other macroeconomic conditions which, when aggregated, resulted in lower future estimated lease rates. See "—Overview—Our Fleet" and "—Overview—Industry Condition and Sources of Revenue."

  •
  Cost of borrowing:  Our cost of borrowing is increasing as we refinance our existing debt with new financing arrangements, reflecting relatively higher interest rates caused by our current long-term debt ratings. Our average composite interest rate for the nine-month period ended September 30, 2010, increased 0.45% as compared to the same period in 2009. Our average debt outstanding decreased by approximately $1.6 billion for the nine-month period ended September 30, 2010 as compared to the same period in 2009. On October 7, 2010, using available cash on hand, we prepaid in full a total of $2 billion in principal plus accrued interest related to the $2 billion revolving credit agreement dated October 14, 2005. This floating rate obligation had an interest rate of 0.91% at the time of prepayment. Giving effect to repayment of this obligation, as well as other scheduled maturities through October 31, 2010, our composite interest rate increased from 5.17% at September 30, 2010, to 5.45% at October 31, 2010.

  •
  Additionally, as our average fleet age increases, we anticipate that estimated future overhaul reimbursements will increase. We recorded additional charges to Provision for overhauls during the nine months ended September 30, 2010, to reflect the increase. See "—Nine Months Ended September 30, 2010 Versus 2009."

        See below for a more detailed discussion of the effects of each item affecting income for the nine months ended September 30, 2010, as compared with the same period in 2009.

Nine Months Ended September 30, 2010 Versus 2009

        Revenues from rentals of flight equipment increased slightly to $3,933.3 million for the nine months ended September 30, 2010, from $3,915.1 million for the same period in 2009. The number of aircraft in our fleet decreased to 939 at September 30, 2010, compared to 991 at September 30, 2009, primarily due to reclassification of 59 aircraft to Flight equipment held for sale. Revenues from rentals of flight equipment increased by (i) $97.7 million due to the addition of new aircraft to our fleet after September 30, 2009, and aircraft in our fleet as of September 30, 2009, that earned revenue for a greater number of days during the nine-month period ended September 30, 2010, compared to the same period in 2009 and (ii) $80.1 million due to an increase in the aggregate hours flown on which we collect overhaul revenue. These revenue increases were partially offset by decreases of (i) $79.8 million due to a decrease related to aircraft in service during the nine months ended September 30, 2009, and sold prior to September 30, 2010; (ii) $47.5 million because we did not record lease revenue related to 52 of the aircraft classified as Flight equipment held for sale, as the rentals will be paid to the purchaser upon the aircraft's delivery; (iii) $29.0 million due to a decrease in lease rates on aircraft in our fleet during both periods, that were re-leased or had lease rates change between the two periods; and (iv) $3.3 million due to lost revenue relating to aircraft in transition between lessees primarily resulting from repossessions of aircraft.

        Ten aircraft in our fleet were not subject to a signed lease agreement or a signed letter of intent at September 30, 2010, nine of which were subsequently leased.

        In addition to our leasing operations, we engage in the marketing of our flight equipment throughout the lease term, as well as the sale of third party owned flight equipment and other marketing services on a principal and commission basis. We incurred losses aggregating $550.3 million from flight equipment marketing for the nine months ended September 30, 2010, compared to losses aggregating $15.8 million for the same period in 2009. During the nine months ended September 30, 2010, we recorded impairment losses aggregating $425.9 million and lease related charges of $89.9 million related to aircraft reclassified to held for sale, sold or designated for part-out. In addition, we recorded impairment charges of $19.1 million on three additional aircraft that at September 30, 2010 we deemed more likely than not to be sold. As part of our ongoing fleet strategy, we sold two aircraft to third parties during the nine months ended September 30, 2010, and recorded losses of $18.4 million related to those sales. The losses were partly offset by income generated from commission and fees aggregating $3.0 million. Flight equipment marketing loss of $15.8 million for the nine months ended September 30, 2009, was primarily due to the conversion of three operating leases into sales-type leases, on which we took losses of $21.4 million and an impairment charge of $7.5 million related an aircraft that was reclassified to held for sale. The losses were partly offset by the sale of three aircraft and commissions and fees aggregating $13.1 million. See Note C of Notes to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the nine months ended September 30, 2010 contained elsewhere in this prospectus.

        Interest and other revenue increased to $50.0 million for the nine months ended September 30, 2010, compared to $48.7 million for the same period in 2009 due to (i) a $5.0 million increase in other revenue due to proceeds recognized related to the loss of aircraft; (ii) an increase in interest and dividend revenue of $3.0 million primarily related to interest on our notes receivable; (iii) a $2.2 million increase in forfeitures of security deposits due to lessees' non-performance under leases; and (iv) other minor fluctuations aggregating an increase of $2.6 million. These increases were partially offset by (i) a $6.9 increase in foreign exchange losses, net of gains and (ii) a $4.6 million decrease in revenues from VIEs, which we consolidated into our 2009 income statement and deconsolidated January 1, 2010, as a result of our adoption of new accounting guidance.

        Interest expense increased to $1,157.5 million for the nine months ended September 30, 2010, compared to $1,041.4 million for the same period in 2009 due to a 0.45% increase in our average composite interest rate, partially offset by a decrease in average debt outstanding (excluding the effect of debt discount and foreign exchange adjustments) to $29.9 billion during the nine months ended September 30, 2010, compared to $31.5 billion during the same period in 2009.

        Our composite borrowing rates in the first nine months of 2010 and 2009, which include the effect of derivatives, were as follows:

	2010	2009	Increase (Decrease)
Beginning of nine months	4.35%	4.51%	(0.16)%
End of nine months	5.17%	4.11%	1.06%
Average	4.76%	4.31%	0.45%

        We recorded a charge of $46.7 million and income of $13.2 million related to derivatives for the nine months ended September 30, 2010 and 2009, respectively. The charge primarily consisted of losses on matured swaps aggregating $15.4 million and ineffectiveness on derivatives designated as cash flow hedges aggregating $25.9 million for the nine months ended September 30, 2010. (See Note H of Notes to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the nine months ended September 30, 2010 contained elsewhere in this prospectus.)

        Depreciation of flight equipment remained relatively constant at $1.4 billion for the nine months ended September 30, 2010, compared to $1.5 billion for the same period in 2009. During the nine months ended September 30, 2010, the cost of our fleet held for use was affected by the following: (i) we reclassified 59 aircraft as Flight equipment held for sale during the nine months ended September 30, 2010; (ii) we sold four aircraft and designated one other aircraft for part-out; and (iii) we recorded impairment charges on 16 aircraft which reduced the carrying value of our fleet held for use by $356.5 million. These reductions in our fleet held for use were offset by deliveries of new aircraft.

        Provision for overhauls increased to $358.3 million for the nine months ended September 30, 2010, compared to $234.3 million for the same period in 2009 primarily due to an increase in the estimated future reimbursements resulting in a $56.7 million charge. We collect overhaul revenue on the aggregate number of hours flown and an increase in hours flown result in an increase in the estimated future reimbursements.

        Flight equipment rent expense relates to two sale-leaseback transactions.

        Selling, general and administrative expenses decreased to $144.1 million for the nine months ended September 30, 2010, compared to $151.2 million for the same period in 2009 due to (i) an $18.3 million decrease in Salaries and employee related expenses, driven primarily by performance incentive and retention bonuses awarded in the prior year which did not recur in the current period; (ii) a $12.1 million decrease in aircraft operating expenses stemming from a reduction in expenses realized related to repossessions of aircraft; and (iii) a $10.9 million decrease in expenses from VIEs, which we consolidated into our 2009 income statement and deconsolidated January 1, 2010, as a result of our adoption of new accounting guidance. These decreases were partially offset by (i) $20.7 million higher pension expenses including out of period adjustments aggregating $19.3 million related to pension expenses covering employee services from 1996 through 2010 and not previously recorded; (ii) $4.6 million increase in write-off of notes receivable; (iii) a $3.5 million increase in impairment charges related to spare parts inventory; (iv) a $1.9 million increase in charges relating to various guarantees issued to third parties; (v) a $1.9 million increase in professional and consulting fees incurred; and (vi) other minor fluctuations aggregating an increase of $1.6 million.

        Our effective tax rate for the nine months ended September 30, 2010, is a tax benefit of 29.1% as compared with a tax expense of 35.3% for the same period in 2009. Our results before the effect of income taxes have fluctuated between income and losses. The change in the effective tax rate reflects the change in pre-tax income to pre-tax loss for the nine months ended September 30, 2010, and the effects of tax examinations aggregating $5.9 million which reduced the effective tax rate for the nine months ended September 30, 2010, as compared to the same period in 2009.

        Other comprehensive income was $62.3 million for the nine months ended September 30, 2010, compared to $0.3 million for the same period in 2009. This change was primarily due to changes in the market and notional value on derivatives qualifying for and designated as cash flow hedges, which includes other comprehensive income of $22.8 million and other comprehensive loss of $26.2 million relating to credit value adjustment and market value adjustment for the nine month periods ended September 30, 2010 and 2009, respectively.

Year Ended December 31, 2009 Versus 2008

        Revenues from rentals of flight equipment increased 6.7% to $5,275.2 million for the year ended December 31, 2009, from $4,943.4 million for the year ended December 31, 2008. The number of aircraft in our fleet increased to 993 at December 31, 2009, compared to 955 at December 31, 2008. Revenues from rentals of flight equipment increased (i) $323.9 million due to the addition of new aircraft to our fleet after December 31, 2008, and aircraft in our fleet as of December 31, 2008 that earned revenue for a greater number of days during the year ended December 31, 2009 than during the year ended December 31, 2008; (ii) $76.3 million due to an increase in the number of leases containing overhaul provisions, resulting in an increase in the aggregate hours flown on which we collect overhaul revenue; and (iii) $7.0 million due to lower charges taken related to the early termination of six lease agreements in 2009 compared to ten lease agreements in 2008. These revenue increases were partially offset by (i) a $37.7 million decrease due to lower lease rates on aircraft in our fleet during both periods, that were re-leased or had lease rate changes between the two periods; (ii) a $25.8 million decrease in lost revenue relating to aircraft in transition between lessees, primarily resulting from repossessions of aircraft from airlines who filed for bankruptcy protection or ceased operations; (iii) a $14.8 million decrease related to aircraft in service during the year ended December 31, 2008, and sold prior to December 31, 2009; and (iv) a $2.9 million decrease due to a straight-line adjustment taken in 2008, which increased the 2008 lease revenue. Eight aircraft in our fleet were not subject to a signed lease agreement or a signed letter of intent at December 31, 2009, seven of which were subsequently leased.

        In addition to leasing operations, we engage in the marketing of our flight equipment throughout the lease term, as well as the sale of third party owned flight equipment on a principal and commission basis. We incurred a loss of $11.7 million from Flight equipment marketing for the year ended December 31, 2009, compared to revenues of $46.8 million for the year ended December 31, 2008. The loss incurred for the year ended December 31, 2009, was due to renegotiated leases which converted three operating leases into sales-type leases. We sold nine aircraft, three of which were accounted for as sales-type leases, for the year ended December 31, 2009. In comparison, we sold 11 aircraft during 2008, one of which was accounted for as a sales-type lease. Additionally, we sold one engine during the year ended December 31, 2008.

        Interest and other revenue decreased to $58.2 million for the year ended December 31, 2009, compared to $98.3 million for the year ended December 31, 2008, due to (i) a $20.3 million decrease in interest income which was directly related to customers paying down principal balances of Notes receivable and Net investment in finance and sales-type leases during 2009 and a decrease in interest rates; (ii) a $15.1 million decrease in security deposits forfeitures related to nonperformance by customers; (iii) an $8.1 million decrease in settlement and sales of claims against bankrupt airlines; (iv) a $7.3 million decrease in revenues related to our consolidated noncontrolled VIEs; and (v) other minor decreases aggregating $3.9 million. The decreases were offset by (i) a $9.2 million increase in foreign exchange gains; and (ii) a $5.4 million increase in proceeds received in excess of book value related to a loss of an aircraft.

        Interest expense decreased to $1,365.5 million in 2009 compared to $1,576.7 million in 2008 as a result of lower short-term interest rates and a decrease in average outstanding debt to $31.1 billion in 2009 compared to $31.5 billion in 2008. Our average composite interest rate decreased to 4.43% at December 31, 2009, from 4.83% at December 31, 2008.

        Our composite borrowing rates fluctuated as follows from December 2006 to December 2009:

ILFC Composite Interest Rates and Prime Rates

        The effect from derivatives, net of change in hedged items due to changes in foreign exchange rates was income of $21.5 million and expenses of $39.9 million for the years ended December 31, 2009 and 2008, respectively. The income effect for the year ended December 31, 2009, includes $9.7 million of gains on matured swaps compared to losses on matured swaps of $22.1 million for the year ended December 31, 2008. If hedge accounting treatment is not applied during the entire life of the derivative, or the hedge is not perfectly effective for some part of its life, a gain or loss will be realized at the maturity of the swap. See Note O of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2009 contained elsewhere in this prospectus.

        Depreciation of flight equipment increased 5.1% to $1,959.4 million for the year ended December 31, 2009, compared to $1,864.7 million for the year ended December 31, 2008 due to the addition of new aircraft to our leased fleet, which increased the total cost of the fleet to $57.7 billion at December 31, 2009 from $55.4 billion at December 31, 2008.

        Provision for overhauls increased to $347.0 million for the year ended December 31, 2009, compared to $264.6 million for the year ended December 31, 2008, due to (i) an increase in the number of leases with overhaul provisions; (ii) an increase in hours flown resulting in an increase the estimated future reimbursements; and (iii) an increase in actual and expected overhaul related expenses.

        Selling, general and administrative expenses increased to $196.7 million for the year ended December 31, 2009, compared to $183.4 million for the year ended December 31, 2008, due to (i) a $10.2 million increase in salary and employee related expenses, including accrued and unpaid performance incentive and retention bonuses; (ii) a $9.4 million increase in operating expenses to support our growing fleet; and (iii) other minor increases aggregating $0.6 million. The increases were offset by (i) a $4.5 million decrease in write downs of notes receivable and (ii) a $2.4 million decrease in expenses related to our consolidated noncontrolled VIEs.

        Other expenses for the year ended December 31, 2009, consisted of (i) $52.9 million in aircraft impairment charges on three older aircraft and (ii) a $7.5 million charge taken in the first quarter of 2009 related to an aircraft classified as aircraft held for sale and subsequently sold.

        Other expenses for the year ended December 31, 2008, consisted of (i) a charge of $18.1 million related to a write down of a secured note to fair value (see Note N of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2009 contained elsewhere in this prospectus) and (ii) a charge of $28.5 million related to a notes receivable secured by aircraft which became uncollectible when Alitalia filed for bankruptcy protection and rejected the leases of the aircraft securing the note. The charge reflects the difference between the fair market value of the aircraft received and the net carrying value of the note.

        Our effective tax rate for the years ended December 31, 2009 and 2008 remained relatively constant. Our effective tax rate continues to be impacted by minor permanent items and interest accrued on uncertain tax positions and prior period audit adjustments. Our reserve for uncertain tax positions increased by $44.3 million primarily due to the continued uncertainty of tax benefits related to the Foreign Sales corporation and Extraterritorial Income regimes, the benefits of which, if realized, would have a significant impact on our effective tax rate.

        In 2002 and 2003 we participated in certain tax planning activities with our parent, AIG and related entities, which provided certain tax and other benefits to the AIG consolidated group. As a result of our participation, ILFC's liability to pay tax under our tax sharing agreement increased. AIG agreed to defer $245.0 million of this liability until 2007 ($160.0 million) and 2010 ($85.0 million). The liability is recorded in Tax benefit sharing payable to AIG on our consolidated balance sheets.

        Accumulated other comprehensive loss was $138.2 million and $168.1 million at December 31, 2009 and 2008, respectively. Fluctuations in Accumulated comprehensive income are primarily due to changes in market values of cash flow hedges. See Note G of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2009 contained elsewhere in this prospectus.

Year Ended December 31, 2008 Versus 2007

        Revenues from rentals of flight equipment increased 7.8% to $4,943.4 million in 2008 from $4,587.6 million in 2007. The number of aircraft in our fleet increased to 955 at December 31, 2008, compared to 900 at December 31, 2007. Revenues from rentals of flight equipment increased (i) $415.9 million due to the addition of aircraft to our fleet that earned revenue during all or part of the year ended December 31, 2008, compared to no or partial earned revenue during 2007; (ii) $29.7 million due to higher lease rates for certain aircraft that were in our fleet during both periods; and (iii) a $2.9 million straight-line rent adjustment. The increases were partially offset by (i) a

$38.8 million decrease related to aircraft in service during the period ended December 31, 2007, and sold prior to December 31, 2008; (ii) a $24.1 million decrease due to lost revenue relating to aircraft in transition between lessees, primarily resulting from repossessions of aircraft from airlines who filed for bankruptcy protection or ceased operations; (iii) a $16.7 million decrease due to a decrease in the number of hours flown, on which we collect overhaul revenue; and (iv) a $13.1 million charge related to the early termination of ten ATA lease agreements. We had two aircraft in our fleet that were not subject to a signed lease agreement or a signed letter of intent at December 31, 2008, one of which was subsequently leased.

        In addition to leasing operations, we engage in the marketing of our flight equipment throughout the lease term, as well as the sale of third party owned flight equipment on a principal and commission basis. Revenues from Flight equipment marketing increased to $46.8 million for the year ended December 31, 2008, compared to $30.6 million for the year ended December 31, 2007, due to an increase in the number of, and the different types of, flight equipment sold in 2008 compared to 2007. During the year ended December 31, 2008, we sold 11 aircraft, one of which was accounted for as a sales-type lease. During year ended December 31, 2007, we sold nine aircraft, one of which was accounted for as a finance lease and one of which was converted from an operating lease to a sales-type lease. We also sold one engine during each of the years ended December 31, 2008 and 2007.

        Interest and other revenue decreased to $98.3 million for the year ended December 31, 2008, compared to $111.6 million for the year ended December 31, 2007, due to (i) a $21.6 million decrease in settlements or sale of claims against bankrupt airlines; (ii) an $11.5 million decrease in foreign exchange gains; and (iii) lower management and other miscellaneous fees aggregating a decrease of $10.6 million. These decreases were offset by (i) an $18.8 million increase in deposit forfeitures for nonperformance by customers and (ii) an $11.6 million increase in interest revenues on Notes receivables and finance and sales-type leases.

        Interest expense decreased to $1,576.7 million for the year ended December 31, 2008, compared to $1,612.9 million for the year ended December 31, 2007, as a result of lower short-term interest rates offset by (i) an increase in average debt outstanding (excluding the effect of debt discount and foreign exchange adjustments), primarily borrowed to finance aircraft acquisitions, to $31.5 billion in 2008 compared to $29.7 billion in 2007 and (ii) a $29.3 million put fee related to bonds issued in 1997. Our average composite interest rate decreased to 4.84% in 2008 from 5.20% in 2007.

        The Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates was expenses of $39.9 million and $5.3 million for the years ended December 31, 2008 and 2007, respectively. The 2007 income effect includes a $16.0 million expense from derivatives with no hedge accounting treatment, net of foreign exchange gain or loss on the economically hedged item. We began applying hedge accounting for all our swap contracts at the beginning of the second quarter of 2007. The 2008 income effect includes $22.1 million of losses on matured swaps. If hedge accounting treatment is not applied during the entire life of the derivative, or the hedge is not perfectly effective for some part of its life, a gain or loss will be realized at the maturity of the swap. See Note O of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2009 contained elsewhere in this prospectus.

        Depreciation of flight equipment increased 7.4% to $1,864.7 million for the year ended December 31, 2008, compared to $1,736.3 million for the year ended December 31, 2007 due to the addition of new aircraft to our leased fleet, which increased the total cost of the fleet to $55.4 billion in 2008 from $52.2 billion in 2007.

        Provision for overhauls decreased to $264.6 million for the year ended December 31, 2008, compared to $290.1 million for the year ended December 31, 2007, due to (i) a decrease in the aggregate number of hours flown, on which we collect overhaul revenue, which results in a decrease in the estimated future reimbursements and (ii) a decrease in actual and expected overhaul related expenses.

        Selling, general and administrative expenses increased to $183.4 million for the period ended December 31, 2008, compared to $152.3 million for the year ended December 31, 2007, due to (i) a $21.5 million increase in employee-related expenses and (ii) a $13.8 million increase in operating expenses to support our growing fleet. The increases were offset by minor savings aggregating $4.2 million.

        Other expenses for the year ended December 31, 2008, consisted of (i) a charge of $18.1 million related to a write-down of a secured note to fair value (see Note N of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2009 contained elsewhere in this prospectus) and (ii) a charge of $28.5 million related to a notes receivable secured by aircraft which became uncollectible when Alitalia filed for bankruptcy protection and rejected the leases of the aircraft securing the note. The charge reflects the difference between the fair market value of the aircraft received and the net carrying value of the note.

        Our effective tax rate for the year ended December 31, 2008, increased to 35.8% in 2008 from 33.9% in 2007. The increase is primarily due to Internal Revenue Service ("IRS") audit and interest adjustments related to 2007 and previous tax years recorded in 2008. Our effective tax rate continues to be impacted by minor permanent items and interest accrued on uncertain tax positions and prior period audit adjustments. Our reserve for uncertain tax positions increased by $51.0 million due to the continued uncertainty of tax benefits related to the Foreign Sales corporation and Extraterritorial Income regimes, the benefits of which, if realized, would have a significant impact on our effective tax rate.

        In 2002 and 2003 we participated in certain tax planning activities with our parent, AIG and related entities, which provided certain tax and other benefits to the AIG consolidated group. As a result of our participation, ILFC's liability to pay tax under our tax sharing agreement increased. AIG agreed to defer $245.0 million of this liability until 2007 ($160.0 million) and 2009 ($85.0 million). The liability is recorded in Tax benefit sharing payable to AIG on the 2008 consolidated balance sheet.

        Accumulated other comprehensive (loss) income was $(168.1) million and $(106.2) million at December 31, 2008 and 2007, respectively. Fluctuations in Accumulated other comprehensive income are primarily due to changes in market values of cash flow hedges. See Note G of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2009 contained elsewhere in this prospectus.

New Accounting Pronouncements

Recent Accounting Pronouncements

        We adopted the following accounting standards during the first nine months of 2010:

        In June 2009, the U.S. Financial Accounting Standards Board (the "FASB") issued an accounting standard related to accounting for transfers of financial assets.

        In June 2009, the FASB issued an accounting standard related to the consolidation of VIEs.

        In August 2009, the FASB issued an accounting standards update related to the application of the fair value measurement principles when measuring liabilities carried at fair value.

        In February 2010, the FASB amended a previously issued accounting standard to require all companies that file financial statements with the SEC to evaluate subsequent events through the date the financial statements are issued. The standard was further amended to exempt these companies from the requirement to disclose the date through which subsequent events have been evaluated.

Future Application of Accounting Standards

        In July 2010, the FASB issued an accounting standards update to require enhanced, disaggregated disclosures regarding the credit quality of finance receivables and the allowance for credit losses.

        For further discussion of these recent accounting standards and their application to us, see Note B of Notes to Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements for the nine months ended September 30, 2010 contained elsewhere in this prospectus.

Value at Risk

        Measuring potential losses in fair values is performed through the application of various statistical techniques. One such technique is Value at Risk ("VaR"), a summary statistical measure that uses historical interest rates, foreign currency exchange rates and equity prices and which estimates the volatility and correlation of these rates and prices to calculate the maximum loss that could occur over a defined period of time given a certain probability.

        Management believes that statistical models alone do not provide a sufficient method of monitoring and controlling market risk. While VaR models are relatively sophisticated, the quantitative market risk information generated is limited by the assumptions and parameters established in creating the related models. Therefore, such models are tools and do not substitute for the experience or judgment of senior management.

        We are exposed to market risk and the risk of loss of fair value and possible liquidity strain resulting from adverse fluctuations in interest rates and foreign exchange prices. We statistically measure the loss of fair value through the application of a VaR model on a quarterly basis. In this analysis, our net fair value is determined using the financial instrument and other assets. This analysis also includes tax adjusted future flight equipment lease revenues and financial instrument liabilities, which includes future servicing of current debt. The estimated impact of current derivative positions is also taken into account.

        We calculate the VaR with respect to the net fair value by using historical scenarios. This methodology entails re-pricing all assets and liabilities under explicit changes in market rates within a specific historical time period. In this case, the most recent three years of historical information for interest rates and foreign exchange rates were used to construct the historical scenarios at September 30, 2010, and December 31, 2009. For each scenario, each financial instrument is re-priced. Scenario values for us are then calculated by netting the values of all the underlying assets and liabilities. The final VaR number represents the maximum adverse deviation in net fair value incurred under these scenarios over a one-month period with 95% confidence (i.e. only 5% of historical scenarios show losses greater than the VaR figure). A one month holding period is assumed in computing the VaR figure. The table below presents the average, high and low VaRs on a combined basis and of each component of market risk for us for the periods ended September 30, 2010 and December 31, 2009. Total VaR for ILFC increased from the fourth quarter of 2009 to the third quarter of 2010 due to an increase in the average duration of our outstanding debt and a decrease in the value of Flight equipment under operating lease due to sales and impairment charges.

	ILFC Market Risk
	At September 30, 2010			At December 31, 2009
	Average	High	Low	Average	High	Low
	(Dollars in millions)
Combined	$64.7	$106.1	$20.0	$46.5	$80.0	$35.9
Interest Rate	64.6	106.1	20.0	46.6	80.0	36.2
Currency	0.1	0.3	—	0.3	0.7	0.1

BUSINESS

General

        Our primary business operation is to acquire new commercial jet aircraft from aircraft manufacturers and other parties and lease those aircraft to airlines throughout the world. We also provide management services to investors and/or owners of aircraft portfolios for a management fee. In addition to our leasing activities, we sell aircraft from our leased aircraft fleet to other leasing companies, financial services companies and airlines. We have also provided asset value guarantees and a limited number of loan guarantees to buyers of aircraft or to financial institutions for a fee. Additionally, we remarket and sell aircraft owned or managed by others for a fee.

        As of September 30, 2010, we owned 939 aircraft in our leased fleet, had four additional aircraft in the fleet classified as finance and sales-type leases, and provided fleet management services for 99 aircraft. We have contracted with The Boeing Company ("Boeing") and Airbus S.A.S. ("Airbus") to buy 115 new aircraft with an estimated purchase price of $13.5 billion for delivery through 2019, the first six of which are scheduled to deliver during 2011. We are currently also considering purchasing new aircraft from airlines and leasing them back to the airlines.

        We maintain a variety of flight equipment to provide a strategic mix and balance so as to meet our customers' needs and to maximize our opportunities. To minimize the time that our aircraft are not leased to customers, we have concentrated our aircraft purchases on models of new and used aircraft which we believe will have the greatest airline demand and operational longevity.

        We have generally financed our operations, including aircraft purchases, through available cash balances, internally generated funds, including aircraft sales, and debt financings. During 2009, we were unable to issue commercial paper or unsecured debt and borrowed approximately $3.9 billion from AIG Funding, an affiliate of our parent, to fulfill our liquidity needs in excess of the cash flows generated by our operations. In 2010, we regained access to the debt markets and issued approximately $9.8 billion of secured and unsecured debt. We used part of the proceeds to repay the loans from AIG Funding, which we believe allowed us to improve our financial position due to the release of approximately $10 billion of aircraft collateral previously pledged as security to AIG Funding, the termination of our guarantees of AIG's obligations under the FRBNY Credit Agreement and the issuance of new debt having extended and varying maturity dates.

        The airline industry is cyclical, economically sensitive and highly competitive. Our continued success is largely dependent on management's ability to develop customer relationships for leasing, sales, remarketing and fleet management services with airlines and other customers best able to maintain their economic viability and survive in the competitive environment in which they operate.

        We are incorporated in the State of California. Our principal offices are located at 10250 Constellation Blvd., Suite 3400, Los Angeles, California 90067. Our telephone number, facsimile number and website address are (310) 788-1999, (310) 788-1990, and www.ilfc.com, respectively. The information on our website is not part of, or incorporated by reference into, this prospectus.

Our Relationship with AIG

        We are an indirect wholly-owned subsidiary of AIG. AIG is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States of America and abroad. Since September 2008, AIG has been working to protect and enhance the value of its key businesses, execute an orderly asset disposition plan, and position itself for the future. AIG has entered into several important transactions and relationships with FRBNY, the AIG Credit Facility Trust and the United States Department of Treasury. As a result of these arrangements, AIG is controlled by the AIG Credit Facility Trust, which was established for the sole benefit of the United States Treasury to hold an interest in AIG that was issued in connection with the credit facility extended to AIG, currently representing voting power of approximately 79.7%. Although neither AIG nor any of its subsidiaries is a co-obligor or guarantor of our debt securities, circumstances affecting AIG have an impact on us and we can give no assurance how further changes in circumstances related to AIG may impact us. We do not believe that AIG has any present intention to sell us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Relationship with AIG."

Recent Developments

        On December 7, 2010, ILFC issued $1.0 billion in aggregate principal amount of 8 1/4% senior notes due 2020. The notes were issued under an indenture, dated August 1, 2006, as supplemented by a first supplemental indenture, dated as of August 20, 2010, and a second supplemental indenture, dated as of December 7, 2010. The notes were offered pursuant to an automatic shelf registration statement on Form S-3ASR (File No. 333-161192) filed with the SEC on August 10, 2009.

        The aggregate net proceeds from the sale of the notes were approximately $976.4 million after deducting underwriting discounts and commissions, fees and estimated offering expenses. The net proceeds from the sale of the notes will be used by ILFC for general corporate purposes, including the repayment of existing indebtedness. For additional information on the notes, see "Description of Other Indebtedness—New Senior Notes."

        As previously announced by AIG on December 8, 2010, AIG entered into a Master Transaction Agreement, dated as of December 8, 2010 (the "Master Transaction Agreement"), among ALICO Holdings LLC (the "ALICO SPV"), AIA Aurora LLC (the "AIA SPV"), the FRBNY, the United States Department of the Treasury and the AIG Credit Facility Trust regarding a series of integrated transactions to recapitalize AIG. Under the Master Transaction Agreement, the consent of the FRBNY, so long as it holds preferred interests in the ALICO SPV or the AIA SPV (the "SPV Preferred Interests"), and thereafter the Treasury Department, so long as it holds SPV Preferred Interests (the "Rights Holder"), will be required for AIG to take specified significant actions with respect to ILFC, including initial public offerings, sales, significant acquisitions or dispositions and incurrence of significant levels of indebtedness. If any SPV Preferred Interests are outstanding at May 1, 2013, the Rights Holder will have the right to compel the sale of all or a portion of ILFC on terms that the Rights Holder will determine.

Aircraft Leasing

        We lease most of our aircraft under operating leases. The cost of the aircraft is not fully recovered over the term of the initial lease, and we retain the benefit as well as assume the risk of the residual value of the aircraft. In accordance with accounting principles generally accepted in the U.S. ("GAAP"), rentals are reported ratably as revenue over the lease term, as they are earned. The aircraft under operating leases are included as Flight equipment under operating leases on our consolidated balance sheets and are depreciated to an estimated salvage value over the estimated useful lives of the aircraft. On occasion we enter into finance and sales-type leases where the full cost of the aircraft is substantially recovered over the term of the lease. The aircraft under finance and sales-type leases are recorded on our consolidated balance sheets in Net investment in finance and sales-type leases. With respect to these leases, we record lease payments received as a reduction in the net investment in the finance/sales-type leases and interest income using an interest rate implicit in the lease. At September 30, 2010, we accounted for 939 aircraft as operating leases and four additional aircraft as finance and sales-type leases.

        The initial term of our current leases range in length from one year to 15 years with current maturities through 2021. See "—Properties—Flight Equipment" below for information regarding scheduled lease terminations. We attempt to maintain a mix of short-, medium- and long-term leases to balance the benefits and risks associated with different lease terms and changing market conditions. Varying lease terms help to mitigate the effects of changes in prevailing market conditions at the time aircraft become eligible for re-lease or are sold.

        All leases are on a "net" basis with the lessee responsible for all operating expenses, which customarily include fuel, crews, airport and navigation charges, taxes, licenses, registration and insurance. In addition, the lessee is responsible for normal maintenance and repairs, airframe and engine overhauls, and compliance with return conditions of flight equipment on lease. We may, in connection with the lease of a used aircraft, agree to contribute to the cost of certain major overhauls or modifications depending on the condition of the aircraft at delivery. Under the provisions of many leases, for certain airframe and engine overhauls, we reimburse the lessee for costs incurred up to, but not exceeding, related overhaul rentals the lessee has paid to us. Such rentals are included in the caption Rental of flight equipment in our consolidated statements of income. We provide a charge to operations based on the estimated reimbursements during the life of the lease. This amount is included in Provision for overhauls in our consolidated statements of income. Except as disclosed above, we generally do not contribute to the cost of overhauls when the company does not receive overhaul rentals.

        The lessee is responsible for compliance with all applicable laws and regulations with respect to the aircraft. We require our lessees to comply with the standards of either the United States Federal Aviation Administration (the "FAA") or its foreign equivalent. Generally, we require a deposit as security for the lessee's performance of obligations under the lease and the condition of the aircraft upon return. In addition, the leases contain extensive provisions regarding our remedies and rights in the event of a default by the lessee and specific provisions regarding the condition of the aircraft upon return of the aircraft. The lessee is required to continue to make lease payments under all circumstances, including periods during which the aircraft is not in operation due to maintenance or grounding.

        Some foreign countries have currency and exchange laws regulating the international transfer of currencies. When necessary, we require, as a condition to any foreign transaction, that the lessee or purchaser in a foreign country obtain the necessary approvals of the appropriate government agency, finance ministry or central bank for the remittance of all funds contractually owed in U.S. dollars. We attempt to minimize our currency and exchange risks by negotiating most of our aircraft leases in U.S. dollars. All guarantees obtained to support various lease agreements are denominated for payment in the same currency as the lease.

        To meet the needs of our customers, a few of our leases are negotiated in Euros. As the Euro to U.S. dollar exchange rate fluctuates, airlines' interest in entering into Euro denominated lease agreements will change. After we agree to the rental payment currency with an airline, the negotiated currency remains for the term of the lease. We had hedged Euro denominated lease payment cash flows generated by leases that were in effect at March 11, 2005 through February 2010. The economic risk arising from foreign currency denominated leases has, to date, been immaterial to us.

        Management obtains and reviews relevant business materials from all prospective lessees and purchasers before entering into a lease or extending credit. Under certain circumstances, the lessee may be required to obtain guarantees or other financial support from an acceptable financial institution or other third parties.

        During the life of the lease, situations may lead us to restructure leases with our lessees. Historically, restructurings have involved the voluntary termination of leases prior to lease expiration, the arrangement of subleases from the primary lessee to another airline, the rescheduling of lease payments, and modifications of the length of the lease. When we repossess an aircraft, we frequently export the aircraft from the lessee's jurisdiction. In the majority of these situations, we have obtained the lessee's cooperation and the return and export of the aircraft was immediate. In some situations, however, the lessees have not fully cooperated in returning aircraft. In those cases we have taken legal action in the appropriate jurisdictions. This process has delayed the ultimate return and export of the aircraft. In addition, in connection with the repossession of an aircraft, we may be required to pay outstanding mechanic, airport, and navigation fees and other amounts secured by liens on the repossessed aircraft. These charges could relate to other aircraft that we do not own but were operated by the lessee. During 2009, three of our lessees filed for bankruptcy protection or ceased operations. These customers operated nine of our aircraft. On March 31, 2010, one of our customers, Skyservice Airlines Inc., operating one aircraft, ceased operations. On August 2, 2010, one of our customers, Mexicana de Aviación ("Mexicana"), operating 12 of our owned aircraft, of which eight are leased from us and four are subleased from another one of our customers, filed for bankruptcy protection. At September 30, 2010, we had leased one of the eight aircraft previously leased to Mexicana to another airline and the four aircraft that were subleased remained on lease to the sublessor airline. In total, we had ten aircraft in our fleet that were not subject to a signed lease agreement or a signed letter of intent at September 30, 2010, nine of which were subsequently leased. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Industry Condition and Sources of Revenue."

Flight Equipment Marketing

        We may sell our leased aircraft at or before the expiration of their leases. The buyers of our aircraft include the aircraft's lessee and other aircraft operators, financial institutions, private investors and third party lessors. From time to time, we engage in transactions to buy aircraft for resale. In other cases, we assist our customers in acquiring or disposing of aircraft by providing consulting services and procurement of financing from third parties. Any gain or loss on disposition of leased aircraft is included in the caption Flight equipment marketing in our consolidated statements of income.

        From time to time, we are engaged as an agent for airlines and various financial institutions in the disposition of their surplus aircraft on a fee basis. We generally act as an agent under an exclusive remarketing contract whereby we agree to sell aircraft on a commercially reasonable basis within a fixed time period. These activities generally augment our primary activities and also serve to promote relationships with prospective sellers and buyers of aircraft. We may, from time to time, participate with banks, other financial institutions and airlines to assist in financing aircraft purchased by others and by providing asset value or loan guarantees collateralized by aircraft on a fee-basis.

        We plan to continue to engage in providing marketing services to third parties on a selective basis involving specific situations where these activities will not conflict or compete with, but rather will complement, our leasing and selling activities.

Fleet Management Services

        We provide fleet management services to third party operating lessors who are unable or unwilling to perform this service as part of their own operation. We typically provide many of the same services that we perform for our own fleet. Specifically, we provide leasing, re-leasing and sales services on behalf of the lessor for which we charge a fee. The fees for fleet management services are included in Interest and other in our consolidated statements of income.

Financing/Source of Funds

        In 2010, we regained access to debt markets, to which we had limited access throughout 2009. We issued secured and unsecured debt aggregating $9.8 billion, which generated proceeds, net of discounts, aggregating $9.7 billion, to support our liquidity needs in excess of our operating cash flows. The $9.8 billion included the following borrowings: (i) $326.8 million borrowed under our 2004 ECA facility, which was used to finance five Airbus aircraft and to re-finance five Airbus aircraft purchased in 2009;

(ii) new secured financing transactions aggregating $5.2 billion; (iii) $2.75 billion aggregate principal amount of unsecured senior notes issued in private placements; and (iv) $1.5 billion unsecured senior notes issued under our shelf registration statement. Of the $5.2 billion of secured financings, $318 million was restricted from use in our operations at September 30, 2010, and becomes available to us as we transfer collateral to certain subsidiaries we created to hold the aircraft serving as collateral. In addition, during the nine months ended September 30, 2010, we sold 35 aircraft which generated approximately $1.3 billion in proceeds. We used part of the proceeds received from these debt issuances and aircraft sales to prepay in full the principal amount of $3.9 billion, plus accrued interest, of our loans from AIG Funding, originally due in 2013. On October 7, 2010, using available cash on hand, we also prepaid in full the $2.0 billion principal amount outstanding plus accrued interest related to the $2.0 billion revolving credit agreement dated October 14, 2005, originally due on October 14, 2010. This floating rate obligation had an interest rate of 0.91% at the time of prepayment. Giving effect to repayment of this obligation, as well as other scheduled maturities through October 31, 2010, our composite interest rate increased from 5.17% at September 30, 2010 to 5.45% at October 31, 2010. See "Description of Other Indebtedness—Senior Secured Bonds" and "Description of Other Indebtedness—Unsecured Bonds and Medium Term Notes—Other Senior Notes."

Customers

        At December 31, 2009, 2008 and 2007, we leased aircraft to customers in the following regions:

	Customers by Region
	2009		2008		2007
Region	Number of Customers(a)%		Number of Customers(a)%		Number of Customers(a)%
Europe	80	44.9%	84	48.3%	82	48.0%
Asia and the Pacific	45	25.3	41	23.5	38	22.2
The Middle East and Africa	24	13.5	19	10.9	16	9.4
U.S. and Canada	18	10.1	17	9.8	25	14.6
Central and South America and Mexico	11	6.2	13	7.5	10	5.8

	178	100%	174	100%	171	100%

(a)
A customer is an airline with its own operating certificate.

        Revenues include rentals of flight equipment to foreign airlines of $4,925,001,000 in 2009, $4,612,019,000 in 2008, and $4,175,987,000 in 2007, comprising 93.4%, 93.4%, and 91.0%, respectively, of total Rentals of flight equipment revenue. See Note J of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2009 contained elsewhere in this prospectus.

        The following table sets forth the dollar amount and percentage of total rental revenues attributable to the indicated geographic areas based on each airline's principal place of business for the periods indicated:

	Year Ended December 31,
	2009		2008		2007
Region	Amount	%	Amount	%	Amount	%
Europe	$2,353,979	44.6%	$2,241,742	45.3%	$2,060,196	44.9%
Asia and the Pacific	1,583,389	30.0	1,432,252	29.0	1,229,141	26.8
The Middle East and Africa	638,747	12.1	558,553	11.3	528,095	11.5
U.S. and Canada	453,976	8.6	444,921	9.0	536,313	11.7
Central and South America and Mexico	245,128	4.7	265,980	5.4	233,866	5.1

	$5,275,219	100%	$4,943,448	100%	$4,587,611	100%

        The following table sets forth revenue attributable to individual countries representing at least 10% of total revenue in any period indicated below based on each airline's principal place of business for the years indicated:

	Year Ended December 31,
	2009		2008		2007
	Amount	%	Amount	%	Amount	%
China	$903,361	17.1%	$835,722	16.9%	$714,181	15.6%
France	537,698	10.2	515,165	10.4	448,538	9.8

        No single customer accounted for more than 10% of total revenues in any of the years disclosed.

Competition

        The leasing, remarketing and sale of jet aircraft is highly competitive. We face competition from aircraft manufacturers, banks, financial institutions, other leasing companies, aircraft brokers and airlines. Competition for leasing transactions is based on a number of factors including delivery dates, lease rates, terms of lease, other lease provisions, aircraft condition and the availability in the market place of the types of aircraft to meet the needs of the customers. We believe we are a strong competitor in all of these areas.

Government Regulation

        The U.S. Department of State ("DOS") and the U.S. Department of Transportation ("DOT"), including the FAA, an agency of the DOT, exercise regulatory authority over air transportation in the U.S. The DOS and DOT, in general, have jurisdiction over the economic regulation of air transportation, including the negotiation with foreign governments of the rights of U.S. carriers to fly to other countries and the rights of foreign carriers to fly to and within the U.S.

        We are not directly subject to the regulatory jurisdiction of the DOS and DOT or their counterpart organizations in foreign countries related to the operation of aircraft for public transportation of passengers and property.

        Our relationship with the FAA consists of the registration with the FAA of those aircraft which we have leased to U.S. carriers and to a number of foreign carriers where, by agreement, the aircraft are to be registered in the U.S. When an aircraft is not on lease, we may obtain from the FAA, or its designated representatives, a U.S. Certificate of Airworthiness or a ferry flight permit for the particular aircraft.

        Our involvement with the civil aviation authorities of foreign jurisdictions consists largely of requests to register and deregister our aircraft on those countries' registries.

        The U.S. Department of Commerce ("DOC") exercises regulatory authority over exports. We are subject to the regulatory authority of the DOS and DOC as it relates to the export of aircraft for lease and sale to foreign entities and the export of parts to be installed on our aircraft. These Departments have, in some cases, required us to obtain export licenses for parts installed in aircraft exported to foreign countries.

        Through its regulations, the DOC and the U.S. Department of the Treasury (through its Office of Foreign Assets Control) impose restrictions on the operation of U.S. made goods, such as aircraft and engines, in sanctioned countries. In addition, they impose restrictions on the ability of U.S. companies to conduct business with entities in those countries.

        The Patriot Act of 2001 reinforced the authority of the U.S. Secretary of State and the U.S. Secretary of the Treasury to (i) designate individuals and organizations as terrorists and terrorist supporters and to freeze their U.S. assets and (ii) prohibit financial transactions with U.S. persons, including U.S. individuals, entities and charitable organizations. We comply with the provisions of this Act and we closely monitor our activities with foreign entities.

        A bureau of the U.S. Department of Homeland Security, U.S. Customs and Border Protection, enforces regulations related to the import of our aircraft into the U.S. for maintenance or lease and the importation of parts for installation on our aircraft. We monitor our imports for compliance with U.S. Customs regulations.

        The U.S. Bureau of Export Enforcement enforces regulations related to the export of our aircraft to other jurisdictions and the exportation of parts for installation of our aircraft. We monitor our exports for compliance with the U.S. Bureau of Export Enforcement.

        As an indirect wholly-owned subsidiary of AIG, we are subject to examination and review by the U.S. Department of the Treasury's Office of Thrift Supervision ("OTS"). In 1999, AIG became a unitary thrift holding company within the meaning of the Home Owners' Loan Act when the OTS granted AIG approval to organize AIG Federal Savings Bank. AIG is subject to OTS regulation, examination, supervision and reporting requirements. In addition, the OTS has enforcement authority over AIG and its subsidiaries. Among other things, this permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of AIG's subsidiary savings association, AIG Federal Savings Bank.

Employees

        We operate in a capital intensive rather than a labor intensive business. As of September 30, 2010, we had 188 full-time employees, which we considered adequate for our business operations. Management and administrative personnel will expand or contract, as necessary, to meet our future needs. None of our employees is covered by a collective bargaining agreement and we believe that we maintain excellent employee relations. We provide certain employee benefits including retirement, health, life, disability and accident insurance plans, some of which are established and maintained by our parent, AIG.

        Our senior management's reputation and relationships with lessees and sellers of aircraft are a critical element of our business. The reduction of AIG's common stock price has dramatically reduced the value of equity awards previously made to our key employees. Furthermore, the American Recovery and Reinvestment Act of 2009 imposed restrictions on bonus and other incentive compensation payable to certain AIG employees. Presently, we have one employee, our Vice Chairman and President, who is subject to these restrictions. Historically we have embraced a pay-for-performance philosophy. Based on the limitations placed on incentive compensation, it is unclear whether, for the foreseeable future, we will be able to create a compensation structure that permits us to retain and motivate our most highly compensated employees and other high performing employees who may become subject to the limitations. We also stand the risk of our key employees exploring other career opportunities. On February 5, 2010, Steven F. Udvar-Hazy retired as a director and our Chief Executive Officer, and John L. Plueger, our President and Chief Operating Officer, was named Acting Chief Executive Officer. On March 26, 2010, Mr. Plueger retired as our director, acting Chief Executive Officer, President and Chief Operating Officer. On May 18, 2010, Henri Courpron, formerly the President of the Seabury Group, an advisory and investment banking firm in aviation and aerospace based in New York and Toulouse, France, and a former executive at Airbus, was named Chief Executive Officer. Alan H. Lund, previously our Vice Chairman and Chief Financial Officer, was named Vice Chairman and President, and Frederick S. Cromer, previously our Senior Vice President—Finance, succeeded Mr. Lund as our Chief Financial Officer. Julie I. Sackman, our Executive Vice President, General Counsel and Secretary, retired effective May 1, 2010, and Brian M. Monkarsh, formerly our Senior Vice President and Assistant General Counsel, succeeded Ms. Sackman as Senior Vice President and General Counsel and Secretary. The significant restrictions and limitations on compensation imposed on us may adversely affect our ability to attract new talent and to retain and motivate our existing highest performing employees. If we are unable to retain and motivate our key employees, it could negatively impact our ability to conduct business.

Properties

Flight Equipment

        Historically management has frequently reviewed opportunities to acquire suitable commercial jet aircraft based not only on market demand and customer airline requirements, but also on our fleet portfolio mix, leasing strategies, and likely timeline for development of future aircraft. Before committing to purchase specific aircraft, management takes into consideration factors such as estimates of future values, potential for remarketing, trends in supply and demand for the particular type, make and model of aircraft and engines, trends in local, regional, and worldwide air travel, fuel economy, environmental considerations (e.g., nitrogen oxide emissions, noise standards), operating costs, and anticipated obsolescence.

        At September 30, 2010, all of our fleet was Stage III compliant. This means that the aircraft hold or are capable of holding a noise certificate issued under Chapter 3 of Volume 1, Part II of Annex 16 of the Chicago Convention or have been shown to comply with the Stage III noise levels set out in Section 36.5 of Appendix C of Part 36 of the Federal Aviation Regulations of the U.S. At September 30, 2010, the average age of aircraft in our fleet was 8.3 years.

        The following table shows the scheduled lease terminations (for the minimum noncancelable period which does not include contracted unexercised lease extension options) by aircraft type for our operating lease portfolio at September 30, 2010:

Aircraft Type	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	Total
737-300/400/500	1	10	10	14	11	6	1						53
737-600/700/800		25	41	30	20	25	23	12	7	2			185
757-200	1	5	15	11	16	8	4						60
767-200			1	1	1								3
767-300		7	6	11	10	11	2	3					50
777-200		2	10	8	7		1	4	5				37
777-300			1	3	3			8	9	7		1	32
747-400		6	8	2	1								17
MD-11		2		3	3								8
A300-600R/F					2	2		1	1				6
A310		1		2									3
A319	1	1	11	17	19	14	17	17	6	8	1	2	114
A320	1	14	20	22	24	25	35	8	5	5	4		163
A321		9	6	5	27	7	17	7	1	3	1		83
A330-200			10	10	11	7	5	9	4		2	1	59
A330-300		5	3	4	1	10	4	1					28
A340-300		6	3	3	1		2						15
A340-600				1	1	4	2	2	2	1			13
Total	4	93	145	147	158	119	113	72	40	26	8	4	929

        The schedule excludes ten aircraft which were not subject to lease at September 30, 2010, nine of which were subsequently leased.

Commitments

        At September 30, 2010 we had committed to purchase the following new aircraft at an estimated aggregate purchase price (including adjustment for anticipated inflation) of approximately $13.5 billion for delivery as shown below. The recorded basis of aircraft may be adjusted upon delivery to reflect credits given by the manufacturers in connection with the leasing of aircraft.

Aircraft Type	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	Total
737-600/700/800		5	5								10
787-8/9(a)			4	10	5	4	6	12	17	16	74
A320-200(a)		1									1
A350XWB-800/900(a)					2	4	8	6			20
A380-800					5	3	2				10

Total	—	6	9	10	12	11	16	18	17	16	115

(a)
We have the right to designate the size of the aircraft within the specific model type at specific dates prior to contractual delivery.

        We anticipate that a portion of the aggregate purchase price will be funded by incurring additional debt. The exact amount of the indebtedness to be incurred will depend, in part, upon the actual purchase price of the aircraft, which can vary due to a number of factors, including inflation.

        The new aircraft listed above are being purchased pursuant to purchase agreements with each of Boeing and Airbus. These agreements establish the pricing formulas (which include certain price adjustments based upon inflation and other factors) and various other terms with respect to the purchase of aircraft. Under certain circumstances, we have the right to alter the mix of aircraft type ultimately acquired. As of September 30, 2010, we had made non-refundable deposits (exclusive of capitalized interest) with respect to the aircraft which we have committed to purchase of approximately $79 million with Boeing and $55 million with Airbus.

        As of September 30, 2010, we had entered into contracts for the lease of new aircraft scheduled to be delivered through 2019 as follows:

Delivery Year	Number of Aircraft	Number Leased	% Leased
2010	—	—	n/a
2011	6	6	100%
2012	9	7	78
2013	10	9	90
2014	12	7	58
2015	11	6	55
Thereafter	67	8	12

        We will need to find customers for aircraft presently on order, and for any new aircraft ordered, and not subject to a lease or sale contract, and we will need to arrange financing for portions of the purchase price of such equipment. Although we have been successful to date in placing new aircraft on lease and have been able to obtain adequate financing in the past, there can be no assurance as to the future continued availability of lessees or of sufficient amounts of financing on acceptable terms.

Facilities

        Our principal offices are located at 10250 Constellation Blvd., Suite 3400, Los Angeles, California 90067. We occupy space under a lease which expires in 2015. As of September 30, 2010, we occupied approximately 127,000 square feet of office space. Starting in March 2009, we leased an additional 22,000 square feet, which is subleased to third parties.

Insurance

        Our lessees are required to carry those types of insurance that are customary in the air transportation industry, including comprehensive liability insurance and aircraft hull insurance. In general, we are an additional insured on liability policies carried by the lessees. We obtain certificates of insurance from the lessees' insurance brokers. All certificates of insurance contain a breach of warranty endorsement so that our interests are not prejudiced by any act or omission of the operator-lessee. Lease agreements generally require hull and liability limits to be in U.S. dollars, which are shown on the certificate of insurance.

        Insurance premiums are paid by the lessee, with coverage acknowledged by the broker or carrier. The territorial coverage is, in each case, suitable for the lessee's area of operations. The certificates of insurance contain, among other provisions, a provision prohibiting cancellation or material change without at least 30 days advance written notice to the insurance broker (who is obligated to give us prompt notice), except in the case of hull war insurance policies, which customarily only provide seven days advance written notice for cancellation and may be subject to shorter notice under certain market conditions. Furthermore, the insurance is primary and not contributory, and all insurance carriers are required to waive rights of subrogation against us.

        The stipulated loss value schedule under aircraft hull insurance policies is on an agreed value basis acceptable to us and usually exceeds the book value of the aircraft. In cases where we believe that the agreed value stated in the lease is not sufficient, we purchase additional Total Loss Only coverage for the deficiency.

        Aircraft hull policies contain standard clauses covering aircraft engines. The lessee is required to pay all deductibles. Furthermore, the hull war policies contain full war risk endorsements, including, but not limited to, confiscation (where available), seizure, hijacking and similar forms of retention or terrorist acts.

        The comprehensive liability insurance listed on certificates of insurance includes provisions for bodily injury, property damage, passenger liability, cargo liability and such other provisions reasonably necessary in commercial passenger and cargo airline operations. Such certificates of insurance list combined comprehensive single liability limits of not less than $500 million. As a result of the terrorist attacks on September 11, 2001, the insurance market unilaterally imposed a sublimit on each operator's policy for third party war risk liability in the amount of $50 million. We require each lessee to purchase higher limits of third party war risk liability or obtain an indemnity from their government.

        In late 2005, the international aviation insurance market unilaterally introduced exclusions for physical damage to aircraft hulls caused by dirty bombs, bio-hazardous materials and electromagnetic pulsing. Exclusions for the same type of perils could be introduced into liability policies.

        Separately, we purchase contingent liability insurance and contingent hull insurance on all aircraft in our fleet and maintain other insurance covering the specific needs of our business operations. Insurance policies are generally placed or reinsured through AIG subsidiaries. AIG charges us directly for these insurance costs. We believe our insurance is adequate both as to coverage and amount.

Legal Proceedings

        Flash Airlines:    We are named in lawsuits in connection with the January 3, 2004, crash of our Boeing 737-300 aircraft on lease to Flash Airlines, an Egyptian carrier. These lawsuits were filed by the families of victims on the flight and seek unspecified damages for wrongful death, costs and fees. The initial lawsuit was filed in May 2004 in California, and subsequent lawsuits were filed in California and Arkansas. All cases filed in the U.S. were dismissed on the grounds of forum non conveniens and transferred to the French Tribunal de Grande Instance civil court in either Bobigny or Paris. The Bobigny plaintiffs challenged French jurisdiction, whereupon the French civil court decided to retain jurisdiction. On appeal the Paris Court of Appeal reversed, and on appeal the French Cour de Cassation elected to defer its decision pending a trial on the merits. We believe we are adequately covered in these cases by the liability insurance policies carried by Flash Airlines and we have substantial defenses to these actions. We do not believe that the outcome of these lawsuits will have a material effect on our consolidated financial condition, results of operations or cash flows.

        Krasnoyarsk Airlines:    We leased a 757-200ER aircraft to a Russian airline, Krasnoyarsk Airlines ("KrasAir"), which is now the subject of a Russian bankruptcy-like proceeding. The aircraft lease was assigned to another Russian carrier, Air Company "Atlant-Soyuz" Incorporated, which defaulted under the lease. The aircraft has been detained by the Russian customs authorities on the basis of certain alleged violations of the Russian customs code by KrasAir. While we have prevailed in court proceedings, Russian custom authorities will not provide relevant documents to permit the aircraft to be removed from Russia. We are now pursuing alternative options to resolve the situation and, as such, have performed a recoverability assessment of the fair value of the aircraft. The aircraft was deemed to be impaired and we recorded an $8.1 million impairment charge in the nine months ended September 30, 2010. The aircraft had a net book value of $19.5 million at September 30, 2010. We cannot predict what the outcome of this matter will be, but we do not believe that it will be material to our consolidated financial position, results of operations or cash flows.

        Estate of Volare Airlines:    In November 2004, Volare Airlines ("Volare"), an Italian airline, filed for bankruptcy in Italy. Prior to Volare's bankruptcy, we leased to Volare, through wholly-owned subsidiaries, two A320-200 aircraft and four A330-200 aircraft. In addition, we managed the lease to Volare by an entity that is a related party to us of one A330-200 aircraft. In October 2009, the Volare bankruptcy receiver filed a claim in an Italian court in the amount of €29.6 million against us and our related party for the return to the Volare estate of all payments made by it to us and our related party in the year prior to Volare's bankruptcy filing. We have engaged Italian counsel to represent us and intend to defend this matter vigorously. We cannot predict the outcome of this matter, but we do not believe that it will be material to our consolidated financial position, results of operations or cash flows.

        Airblue Limited:    We are named in a lawsuit in connection with the July 28, 2010, crash of our Airbus A320-200 aircraft on lease to Airblue Limited, a Pakistani carrier. The lawsuit was filed by the families of victims on the flight and seeks unspecified damages for wrongful death, costs and fees. The case was originally filed in a circuit court in Cook County, Illinois, but was subsequently removed to a U.S. district court. We believe we are adequately covered in this case by the liability insurance policies carried by Airblue Limited and we have substantial defenses to this action. We do not believe that the outcome of this lawsuit will have a material effect on our consolidated financial condition, results of operations or cash flows.

        We are also a party to various claims and litigation matters arising in the ordinary course of our business. We do not believe the outcome of any of these matters will be material to our consolidated financial position, results of operations or cash flows.

Code of Ethics and Conduct

        Our employees are subject to AIG's Code of Conduct designed to assure that all employees perform their duties with honesty and integrity. In addition, our directors and officers are subject to AIG's Director, Executive Officer, and Senior Financial Officer Code of Business Conduct and Ethics. Both of these Codes appear in the Corporate Governance section of www.aigcorporate.com.

 MANAGEMENT

        The following table sets forth, as of December 15, 2010, the name, age and position of the individuals serving as executive officers and directors of ILFC.

Name	Age	Position
Henri Courpron	47	Chief Executive Officer and Director
Alan H. Lund	61	President and Vice Chairman of Board of Directors
Frederick S. Cromer	46	Senior Vice President and Chief Financial Officer
Douglas M. Steenland	59	Chairman of Board of Directors
Robert H. Benmosche	66	Director
William N. Dooley	57	Director
Leslie L. Gonda	91	Director
David L. Herzog	50	Director

        Henri Courpron.    Mr. Courpron joined us as our Chief Executive Officer in May 2010 and was also elected a director in May 2010. Previously, Mr. Courpron was President of the Seabury Group, an advisory and investment banking firm in aviation and aerospace, from July 2007 to May 2010. Prior to joining Seabury, Mr. Courpron was with Airbus for 20 years, where he was most notably Executive Vice President, Procurement at Airbus headquarters in Toulouse, France and President and Chief Executive Officer of Airbus North America. Mr. Courpron received a masters degree in computer science from Ecole Nationale Supérieure d'Electrotechnique d'Electronique d'Informatique et d'Hydraulique (ENSEEIHT) in Toulouse, where he specialized in artificial intelligence. Mr. Courpron has extensive experience in the aviation industry and brings his knowledge of the day-to-day operations of our company to our board of directors, providing invaluable insight as it reviews our operations, growth and financial prospects.

        Alan H. Lund.    Mr. Lund has served as our President since May 2010 and as a director for more than 20 years. In addition, Mr. Lund has served as Vice Chairman of Board of Directors since January 2000. Prior to being named our President, Mr. Lund served as our interim President and Chief Executive Officer from March 2010 to May 2010, and as our Chief Financial Officer from January 1982 to March 2010. Before joining ILFC, Mr. Lund was the Chief Financial Officer and Vice President of California-World Financial Corp., a title insurance company. Previously, he was employed by an accounting firm that is now part of Deloitte & Touche LLP as a Certified Public Accountant. Mr. Lund received a bachelor of science degree in 1973 from Whittier College, where he has served on its Board of Trustees since 2000. Mr. Lund has been one of our executives for over 25 years and has contributed in our growth and success. We believe that Mr. Lund possesses significant operational insight to our board of directors.

        Frederick S. Cromer.    Mr. Cromer has served as our Chief Financial Officer since March 2010 and, previously, served as our Senior Vice President, Finance from July 2008 to March 2010. Prior to joining ILFC, Mr. Cromer served as Vice President and Chief Financial Officer of ExpressJet Airlines, formerly a wholly owned subsidiary of Continental Airlines before it became an independent, publicly traded company, from June 1998 to June 2008. Mr. Cromer has also held various airline finance and planning positions at Continental Airlines and Northwest Airlines. Mr. Cromer received a bachelor of arts in economics from the University of Michigan and a master of business administration in finance from DePaul University. He is also a member of the Business Advisory Committee for Northwestern University's Transportation Center and serves on the Finance Advisory Board for DePaul University's Department of Finance.

        Douglas M. Steenland.    Mr. Steenland has served as a director of ILFC since September 2009, and as our Chairman since December 2009. Mr. Steenland is the former Chief Executive Officer of Northwest Airlines Corporation, serving from 2004 to 2008, and President, serving from 2001 to 2004. Prior to that, he served in a number of Northwest Airlines Executive positions after joining Northwest Airlines in 1991, including Executive Vice President, Chief Corporate Officer and Senior Vice President and General Counsel. Mr. Steenland retired from Northwest Airlines upon its merger with Delta Air Lines, Inc. Prior to joining Northwest Airlines, Mr. Steenland was a senior partner at a Washington, D.C. law firm that is now part of DLA Piper. Mr. Steenland is currently a director of AIG, Delta Air Lines, Inc., where he serves on the Finance Committee, and Digital River, Inc. In the past five years, Mr. Steenland has also served as a director of Northwest Airlines Corporation. Mr. Steenland was President and Chief Executive Officer of Northwest Airlines Corporation when it filed for Chapter 11 bankruptcy in 2005. Mr. Steenland's experience in managing large, complex, international institutions and his experience in restructuring as well as his professional experience in the airline industry make him a valuable resource on ILFC's board of directors.

        Robert H. Benmosche.    Mr. Benmosche was elected as a director of ILFC in June 2010. Mr. Benmosche has been AIG's President and Chief Executive Officer since August 2009. Previously, he served as Chairman and Chief Executive Officer of MetLife, Inc. from September 1998 to March 2006. He also served as President of MetLife, Inc. from September 1999 to June 2004, President and Chief Operating Officer from November 1997 to June 1998, and Executive Vice President from September 1995 to October 1997. Prior to that, he served as an Executive Vice President of PaineWebber Group Incorporated from 1989 to 1995. Mr. Benmosche has served as a director of AIG since August 2009 and has also served as a director of MetLife, Inc. and Credit Suisse Group AG. Mr. Benmosche's experience managing large, complex, international institutions and his professional experience across industries including insurance, financial services, and operations and technology positions him well for service on our board of directors.

        William N. Dooley.    Mr. Dooley has served as a director of ILFC since August 1997. Mr. Dooley has served as AIG Executive Vice President, Financial Services since May 2010 and as AIG Senior Vice President, Financial Services from May 1998 to May 2010. Since joining AIG in 1978, he has served in various senior roles in AIG's financial management and investment areas, including Vice President and Treasurer of AIG, Senior Vice President and Chief Investment Officer of American International Underwriters, and Senior Vice President and Treasurer of AIG Investment Corporation. Before joining AIG, Mr. Dooley was employed by European American Bank, New York, a financial institution. He received a bachelor of science in business administration from Manhattan College and a master of business administration in finance from Pace University. We believe that Mr. Dooley's management experience makes him an important contributor on our board of directors.

        Leslie L. Gonda.    Mr. Gonda is a founder of our company and has served as our director since 1973. He has also served as our Chairman from 1973 to 2001. Mr. Gonda's service on our board of directors since ILFC's inception provides stability and insight that we believe is critical to the working success of our board of directors and makes him an invaluable resource to our board of directors.

        David L. Herzog.    Mr. Herzog has served as a director of ILFC since October 2008. Mr. Herzog has been the Chief Financial Officer and Executive Vice President of AIG since October 2008. Mr. Herzog served as Comptroller of AIG from June 2005 to November 2008, Senior Vice President from June 2005 to October 2008, Chief Financial Officer of worldwide life insurance operations from April 2004 to June 2005 and Vice President of Life Insurance from 2003 to 2004. In addition, Mr. Herzog currently serves and has served in other senior officer positions for AIG and its subsidiaries, including as the Chief Financial Officer and Chief Operating Officer of American International Life Assurance Co. of New York and as the Chief Financial Officer of GenAmerica Financial, LLC. Previously, Mr. Herzog served in various Executive Positions at Citicorp Life Insurance

Companies and at an accounting firm that is now part of PricewaterhouseCoopers LLP. He has been a director of First SunAmerica Life Insurance Co., since 2003. Mr. Herzog serves as a director of AIG subsidiaries, American International Life Assurance Co. of New York, American General Finance Inc. and American General Finance Corp. Mr. Herzog received a bachelor's degree in accounting from the University of Missouri-Columbia and a master of business administration in finance and economics from the University of Chicago. In addition, Mr. Herzog holds the designations of Certified Public Accountant and Fellow, Life Management Institute (FLMI). We believe that Mr. Herzog's financial and management experience in the oversight of AIG and its subsidiaries makes him an important contributor on our board of directors.

Board of Directors and Director Independence

        ILFC's board of directors does not have any standing committees. Though not formally considered by ILFC's board of directors since our equity securities are not registered or traded on any national securities exchange, we believe that Mr. Steenland would be considered independent under the listing standards of the New York Stock Exchange (the "NYSE"), the national securities exchange upon which the common stock of our indirect parent, AIG, is listed. If our common stock were listed on the NYSE, we would be considered a "controlled company" under the NYSE rules because AIG controls a majority of our voting stock. As a result, we would not be required to have a majority of our board of directors consist of independent directors.

        Steven F. Udvar-Hazy served on the board of directors of ILFC during 2009 and until February 5, 2010, and John L. Plueger served on the board of directors of ILFC during 2009 and until March 26, 2010. Mr. Udvar-Hazy and Mr. Plueger were executive officers of ILFC during this time and neither was considered independent.

        Richard H. Booth served on the board of directors of ILFC during 2009, until April, 2009. Elias F. Habayeb served on the board of directors of ILFC during 2009, until April, 2009. Philip M. Jacobs served on the board of directors of ILFC from May, 2009 to June, 2009. Matthew E. Winter served on the board of directors of ILFC from May, 2009 to October, 2009. Robert Gender served on the board of directors of ILFC during 2009, until June, 2010. Louis Gonda served on the board of directors of ILFC during 2009, until June, 2010. Alain Karaoglan served on the board of directors of ILFC from June 2009, until June, 2010. Alan Pryor served on the board of directors of ILFC during 2009, until June, 2010. Though not formally considered by ILFC's board of directors since our equity securities are not registered or traded on any national securities exchange, we believe that each of Messrs. Steenland and Gonda would have been considered independent under the listing standards of the NYSE.

Compensation Committee Interlocks and Insider Participation

        We do not have a compensation committee. Our board of directors is responsible for determining the compensation of our executive officers. Mr. Courpron, our Chief Executive Officer, is a member of our board of directors and will make recommendations to the board of directors as to the compensation of named executive officers other than himself. Mr. Udvar-Hazy, our former President and Chief Executive Officer, was a member of our board of directors in 2009 and made recommendations to the board of directors as to the compensation of named executive officers other than himself. Other than our board members who are officers of our parent, AIG, no member of our board of directors had any relationships requiring disclosure by us under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has one or more executive officers who served on our board of directors during 2009.

COMPENSATION

Director Compensation

        Compensation for ILFC's non-management directors during 2009 included the payment of an annual retainer of $15,000. In lieu of an annual retainer, the Non-Executive Chairman of ILFC's board of directors receives a $200,000 annual fee, which was pro-rated for 2009. Our non-management directors were not entitled to receive any meeting fees or equity awards for their services on our board of directors, but were entitled to reimbursement of any out-of-pocket expenses incurred in connection their service on our board of directors.

2009 Non-Management Director Compensation

        The following table contains information with respect to the compensation of the individuals who served as non-management directors of ILFC for all or part of 2009. Members of our board of directors who also served as officers of AIG or ILFC did not receive any additional compensation for services provided as a director and are not included in the table.

Name	Fees Earned or Paid in Cash ($)(1)(2)	All Other Compensation ($)	Total ($)
Douglas M. Steenland	$11,111	$0	$11,111
Leslie L. Gonda	$15,000	$0	$15,000
Louis L. Gonda	$15,000	$0	$15,000

(1)
For Mr. Steenland, the amounts reflect the pro-rata portion of his $200,000 annual fee for serving as our Non-Executive Chairman earned during 2009. In addition to serving as a member of ILFC's board of directors, Mr. Steenland serves as a member of AIG's board of directors. Mr. Steenland receives separate compensation for his services on AIG's board of directors, as described in more detail in AIG's proxy statement for its 2010 Annual Meeting of Shareholders.

(2)
None of the non-management directors was awarded stock or option awards with respect to shares of ILFC or AIG common stock during 2009, and no such director held any outstanding stock or option awards at the end of 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        ILFC is committed to compensation practices that allow us to attract and retain capable and experienced professionals and motivate them to achieve strong business results in both the short- and long-term. This section discusses the compensation awarded to, earned by or paid to ILFC's named executive officers for 2009. Under applicable SEC rules, ILFC's named executive officers include its Chief Executive Officer, Chief Financial Officer and three other most highly paid executive officers for 2009. ILFC's executive officers during 2009 were Steven F. Udvar-Hazy, John L. Plueger, Alan H. Lund and Julie I. Sackman. These four executive officers—who were the only individuals who served as ILFC's executive officers during 2009—are referred to as the "named executives." As described in more detail in the "Subsequent Events" section below, Messrs. Udvar-Hazy and Plueger and Ms. Sackman each terminated employment with ILFC during 2010. However, they are still considered named executives of ILFC for 2009 under applicable SEC rules.

        We are an indirect wholly-owned subsidiary of AIG. In 2009, AIG became subject to strict, legally mandated limits on the structure and amounts of compensation it could pay to its executive officers and other highly paid employees. These legally mandated compensation limits, which we refer to generally as the "TARP Standards," apply to AIG and its majority-owned subsidiaries, including ILFC.

        The pay structures for AIG's senior executive officers and 20 other most highly paid employees (based on 2008 compensation) are prescribed by statute, as interpreted by the Special Master for TARP Executive Compensation, who is appointed by the Secretary of the Treasury. The Special Master also determines the specific compensation structures and amounts for this "Top 25" group. Mr. Udvar-Hazy was a member of AIG's Top 25 group for 2009. The determined compensation for Mr. Udvar-Hazy was publicly announced by the Special Master in the fourth quarter of 2009.

        The Special Master also determined the pay structure (but not the amounts) of the remainder of AIG's 100 most highly compensated employees (based on 2008 compensation). Messrs. Plueger and Lund were members of this "Top 26-100" group for 2009, and the structures determined for this group were publicly announced by the Special Master in December 2009.

        Executive compensation proposals for Messrs. Udvar-Hazy, Plueger and Lund were made in the context of these legal restrictions and, for Mr. Udvar-Hazy, these proposals were then reviewed and modified by the Special Master's determinations. As a result, our compensation decisions for Mr. Udvar-Hazy were effectively confined to approving year-end compensation awards up to the amounts allowed by the Special Master. These and other executive compensation decisions were made in the context of the exceptional results achieved by ILFC's executive team during 2009 in maintaining the underlying operating performance of our business in light of the decline in worldwide economic conditions and the constraints on our liquidity.

Approved Compensation for Messrs. Udvar-Hazy, Plueger and Lund

        The following table shows the approved 2009 annualized compensation rates for Messrs. Udvar-Hazy, Plueger and Lund. The manner in which the Special Master administered 2009 compensation for these named executives is different from the manner in which SEC rules require the compensation to be presented in the 2009 Summary Compensation Table.

	Structure and Maximum Amounts Determined by Special Master		Structure Determined by Special Master
	Steven F. Udvar-Hazy		John L. Plueger		Alan H. Lund
Cash Salary	$450,000	(1)	$1,500,000	(1)	$650,000	(1)
Stock Salary	$3,258,333		$2,680,000		$2,170,000
Incentives	$1,000,000	(2)	$2,820,000		$900,000

Total	$4,708,333		$7,000,000		$3,720,000

(1)
The approved cash salary rate for Mr. Udvar-Hazy became effective November 1, 2009 and the approved cash salary rates for Messrs. Plueger and Lund became effective December 14, 2009, the respective effective dates required by the Special Master's determinations. Prior to the effectiveness of the new cash salary rates, these executives were paid cash salaries at their previously effective rates.

(2)
No annual cash incentives were permitted for Mr. Udvar-Hazy and incentives were instead required to be paid in unvested "TARP RSUs" (described under "Compensation Structure—Direct Compensation Components—2009 Incentive Compensation").

Compensation for Ms. Sackman

        Unlike the other ILFC named executives, Ms. Sackman was not a member of AIG's Top 25 or Top 26-100 groups for 2009. As a result, the structure and amount of Ms. Sackman's 2009 compensation was not subject to the legal restrictions contained in the TARP Standards. Ms. Sackman has also generally not been eligible to participate in many of the historic AIG equity or equity-based plans in which the other ILFC named executives were eligible to participate. As a result, Ms. Sackman's compensation structure is different from the other named executives, and Ms. Sackman's compensation is often described separately from the other named executives throughout this prospectus.

Objectives and Design of Compensation Framework

        As an indirect wholly-owned subsidiary of AIG, historically, our compensation philosophy centered around the following:

  •
  Emphasizing performance-based elements of compensation through the use of awards that had value if ILFC and AIG produced strong financial performance and shareholder returns during current and subsequent performance periods.

  •
  Fostering an owner/management culture through a partnership compensation approach that recognized career milestones and ensured senior management accountability for a variety of strategic goals.

  •
  Aligning the long-term economic interests of key employees with those of AIG's shareholders by ensuring that a substantial component of each key employee's compensation and net worth was represented by AIG Common Stock.

  •
  Increasing centralized administration and control over individual compensation components (which had historically been decentralized).

        We believe these principles continue to apply, but we necessarily implement them differently than in prior years. In particular, the Special Master determined the compensation structures for each of Messrs. Udvar-Hazy, Plueger and Lund (and, in the case of Mr. Udvar-Hazy, amounts payable or potentially payable) and concluded that they will not result in payments that are inconsistent with the purposes of Section 111 of the Emergency Economic Stabilization Act of 2008 (EESA) or the Troubled Asset Relief Program, and will not otherwise be contrary to the public interest (the "Public Interest Standard"). In doing so, the Special Master was required to consider the following six principles:

  •
  Risk.  Compensation should avoid incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of AIG.

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  Taxpayer Return.  Compensation should reflect the need for AIG to remain a competitive enterprise and to retain and recruit talented employees so that AIG will ultimately be able to repay its TARP obligations.

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  Appropriate Allocation.  Compensation should be appropriately allocated to different components, such as salary and short- and long-term incentives, and forms, such as cash and equity, based on the role of each employee and other relevant circumstances.

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  Performance-based Compensation.  An appropriate portion of compensation should be performance-based, and the performance metrics should be measurable, enforceable, and actually enforced if not met.

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  Comparable Structures and Payments.  Compensation should be consistent with compensation for executives in similar positions at entities that are similarly situated, including at financially distressed institutions.

  •
  Employee Contributions to AIG's Value.  Compensation should reflect current or prospective contributions of the employee to AIG's value.

        During the period that compensation for one or more of ILFC's executives is subject to the determinations of the Special Master, our approach for any such executives will also focus on these principles.

        The Special Master had discretion to determine the appropriate weight or relevance of each particular principle, depending on his views of the facts and circumstances surrounding the compensation structure or payment for a particular employee. To the extent that two or more principles are inconsistent in a particular situation, the Special Master exercised his discretion to determine the relative weight to be accorded to each principle.

        In the course of applying these principles, the Special Master was permitted to take into account other compensation structures and other compensation earned, accrued, or paid, including compensation and compensation structures that are not subject to the restrictions of EESA. For example, the Special Master was permitted to consider payments under valid contracts entered into before the enactment of EESA.

Compensation Structure—Direct Compensation Components

        Cash Salary.    In 2009, the Special Master determined that compensation for members of AIG's Top 25 and Top 26-100 groups should be primarily performance-based. He therefore required that cash salaries for members of AIG's Top 25 and Top 26-100 groups be generally limited to $500,000, except in certain exceptional cases. Messrs. Udvar-Hazy, Plueger and Lund were each members of AIG's Top 25 or Top 26-100 groups, however Ms. Sackman was not, and as a result Ms. Sackman's cash salary was not subject to the same limits. Our historical practice has been to pay a limited portion of overall compensation for our executive officers in the form of base salary. However, under the prescribed structure applicable to Messrs. Udvar-Hazy, Plueger and Lund, there are specific limits on the amount of cash compensation that we can provide to these executives (and, in the case of Mr. Udvar-Hazy, cash salary is the only source of cash compensation we can provide to him). As a result, the current limitation on cash salary has resulted in lower cash compensation opportunities, as a percentage of total compensation, than has ever been the case and that are significantly lower than our competitors. We continue to be concerned that this limit will put us at a competitive disadvantage.

        Stock Salary.    As a result of the Special Master's determinations, AIG implemented a program of regular grants of immediately vested stock or stock units for members of AIG's Top 25 and Top 26-100 groups that we generally refer to as "Stock Salary." The ultimate value of Stock Salary awarded during 2009 is determined by the value of AIG Common Stock over a period of years, and the Special Master has therefore determined that this compensation is both performance-based and consistent with the long-term interest of AIG's shareholders.

        In large part, Stock Salary takes the place of what would otherwise be annual and long-term cash, stock and performance-based incentive programs. As a result of limitations on cash salary and the extensive use of Stock Salary, we have substantial constraints on our ability to fashion a compensation structure for our executives who are members of AIG's Top 25 or Top 26-100 groups that we believe would be sufficiently effective, performance-based, competitive and, ultimately, beneficial for all of ILFC's and AIG's stakeholders.

        Stock Salary awarded to the named executives during 2009 took the form of regular grants of immediately vested stock or units made on each regular payroll date. The amount of stock or units granted was determined by dividing the dollar value of the Stock Salary earned over the applicable payroll period by the market price of AIG Common Stock on the date of grant. Furthermore, each grant of Stock Salary in 2009 was made subject to transfer or payment restrictions for between one and four years from the date of grant, depending on the individual (e.g., even though each Stock Salary grant is vested and not subject to any continued employment or other vesting conditions, the payment and transfer restrictions apply to limit the holder's ability to receive the ultimate benefit of the award).

For 2009, grants of Stock Salary were made to each of Messrs. Udvar-Hazy, Plueger and Lund with retroactive effect from January 1, 2009, after AIG had finalized arrangements for the payment of this new compensation component. Ms. Sackman did not receive any Stock Salary grants for 2009.

        The Special Master's 2009 determinations for Messrs. Udvar-Hazy, Plueger and Lund permitted stock-based compensation, including Stock Salary, to be based either on the value of AIG Common Stock or on the value of a notional basket of stocks representing AIG's businesses. After considering the risks associated with AIG Common Stock in light of AIG's capital structure (as described in AIG's 2009 Annual Report on Form 10-K), AIG ultimately decided to base this compensation on AIG Common Stock in order to avoid the complexity of the alternative structure and to ensure that all employees have an interest in the entire AIG business.

        A March 23, 2010 determination memorandum from the Special Master permitted AIG, subject to the approval of the Special Master, to use a new form of Stock Salary based on a basket of AIG Common Stock and debt securities designed to serve as a proxy for AIG's long-term value. On May 28, 2010, the final terms for the basket of securities were approved. Units representing the basket of securities are referred to as Long-Term Performance Units, or LTPUs, and 2010 grants of Stock Salary are denominated in the form of LTPUs.

        Because of limited share availability under AIG's 2007 Stock Incentive Plan, Stock Salary and TARP RSUs (described below) awarded to the named executives in 2009 generally took the form of cash-settled units based on the value of AIG Common Stock.

        2009 Incentive Compensation.    As a member of AIG's Top 25 group, Mr. Udvar-Hazy could not receive any incentive compensation other than TARP RSUs. Under the structure determined by the Special Master for members of AIG's Top 26-100 group, Messrs. Plueger and Lund could be paid incentives in the form of cash or other equity, so long as:

  •
  incentives were based on objective performance metrics developed in consultation with the Special Master,

  •
  no more than half of the incentives were paid in cash and at least half were paid in stock (based on the value at grant) that could not be transferred for at least three years from grant,

  •
  at least half of any cash incentive was deferred for at least one year,

  •
  no more than 40 percent of total compensation was paid in cash and

  •
  at least 50 percent of total compensation was paid in a form that was not transferable for at least three years.

        Ms. Sackman was not a member of AIG's Top 25 or Top 26-100 groups for 2009, and accordingly she could be paid incentives in the form of cash or equity without any restrictions under the TARP Standards.

        TARP RSUs.    TARP RSUs were granted to each of Messrs. Udvar-Hazy, Plueger and Lund during 2009. TARP RSUs are a form of incentive compensation defined by applicable regulation under the name "long-term restricted stock." In order to qualify as TARP RSUs, the award must generally have at least a two-year vesting period and may only become transferable or payable in 25 percent increments in proportion to AIG's repayment of its TARP obligations. For the TARP RSUs awarded to the named executives, the Special Master required additional restrictions: for Mr. Udvar-Hazy, the vesting period was extended to three years, and for Messrs. Plueger and Lund, the TARP RSUs may not be transferred or paid for one year following the normal vesting period.

        Messrs. Plueger and Lund and the other members of AIG's Top 26-100 group were not required to be paid with TARP RSUs. However, based on the views of the Special Master, stock incentives payable to these employees were in the form of TARP RSUs in an amount up to approximately 10 percent of target total direct compensation.

        Cash Incentive.    As a member of AIG's Top 25 group, Mr. Udvar-Hazy was generally not eligible for any cash incentives. Cash incentives to members of AIG's Top 26-100 group were generally payable half in March 2010 and half in March 2011. In light of the restrictions that would apply to Messrs. Plueger and Lund because they were expected to enter into AIG's Top 25 group for 2010, the Special Master allowed their cash incentives to be paid in December 2009, with half paid in cash and half paid in the form of restricted stock that cannot be transferred until March 2011. We refer to these awards to Messrs. Plueger and Lund as "Variable Cash Incentive." In light of the substantial stock component required by the Special Master's determination and in light of the necessity to convert an additional part of the cash incentive to restricted stock, incentive opportunities for Messrs. Plueger and Lund were generally structured to permit the maximum amount of target cash incentive. Ms. Sackman was awarded a variable cash incentive award for 2009 based on a subjective assessment of her individual performance during the year.

        Stock Incentive.    As a member of AIG's Top 25 group, Mr. Udvar-Hazy was not eligible for any stock incentives other than a limited amount of TARP RSUs. For Messrs. Plueger and Lund, members of AIG's Top 26-100 group for 2009, stock incentives were paid in the form of restricted stock that cannot be transferred until December 2012. The three-year restriction was designed so that the awards would reflect long-term performance and comply with the Special Master's structural requirements. We refer to these awards to Messrs. Plueger and Lund as "Variable Stock Incentive." Ms. Sackman was not granted any stock incentives during 2009.

        Performance Determination.    For Messrs. Udvar-Hazy, Plueger and Lund, the incentives described above were awarded on the basis of objective performance criteria tailored to each executive's particular situation and responsibilities, and reviewed and approved by the AIG Committee in consultation with the Special Master. However, notwithstanding the full or partial satisfaction of the performance criteria, the AIG Committee retained the discretion to reduce any employee's incentive award on the basis of an overall evaluation of performance.

        The same performance criteria were used for determining grants of each form of incentive compensation described above to Messrs. Udvar-Hazy, Plueger and Lund. For Messrs. Plueger and Lund, and other employees in AIG's Top 26-100 group, when the level of performance had been determined, the dollar value of the incentive awarded in each of the three forms was allocated in a way that followed the approved structure. For equity-based incentives (i.e., TARP RSUs and stock incentives), the number of AIG shares or units awarded was determined by dividing the dollar value of the incentive by the closing sale price of AIG Common Stock on the NYSE on the date of grant.

        Ms. Sackman's variable cash incentives were awarded on the basis of a subjective assessment of her performance relative to both individual and ILFC performance objectives.

        The performance criteria used for each named executive are summarized under "Compensation Decisions for 2009—Incentive Awards."

        Clawback.    All of the 2009 incentive compensation described above paid to Messrs. Udvar-Hazy, Plueger and Lund is subject to "clawback" if it is later determined to have been based on materially inaccurate financial statements or any other materially inaccurate performance metrics.

        Timing.    In order to facilitate compliance with the TARP Standards, stock incentive awards were granted to Messrs. Udvar-Hazy, Plueger and Lund on December 28, 2009.

        Quarterly and Mid-Year Cash Payments.    In addition to the variable cash and stock incentives described above, we have historically made quarterly, mid-year or supplemental cash payments to certain employees based on a subjective assessment of the employee's performance. Mr. Udvar-Hazy received a quarterly supplemental incentive payment of $5,000 for the first part of 2009 pursuant to a previously existing bonus arrangement under which he had a legally binding right, but did not receive any additional quarterly incentive payments for 2009. None of the other named executives received quarterly or supplemental payments during 2009, however Messrs. Plueger and Lund and Ms. Sackman received mid-year payments of $200,000, $200,000 and $100,000, respectively. With respect to Messrs. Plueger and Lund, the mid-year payments were paid in accordance with the TARP Standards, which contemplated that members of AIG's Top 26-100 group continue to be paid under the pre-existing compensation structure pending Special Master review. For Messrs. Plueger and Lund, the payments were suspended after the Special Master announced the approved compensation structure in December 2009, and the amounts previously paid were subject to the limit on cash compensation under the Special Master's approved structure.

        ILFC Cash LTIP.    Since 2006, ILFC has maintained the ILFC Long-Term Incentive Cash Award Plan, which we refer to as the "Cash LTIP." The Cash LTIP has been designed to complement long-term equity incentives tied to the value of AIG Common Stock, and provide a long-term incentive opportunity tied to ILFC. During 2009, Messrs. Udvar-Hazy, Plueger and Lund were not granted any awards under the Cash LTIP. However, Ms. Sackman was awarded a long-term cash incentive award under ILFC's Cash LTIP for 2009. Pursuant to the structure of the Cash LTIP, Ms. Sackman's cash incentive awards were scheduled to become payable based on ILFC's growth in earnings per share over the portion of the performance period beginning on January 1, 2009 and ending on December 31, 2009, and based on ILFC's quarterly achieved cash flow balances for the remaining portion of the performance period beginning on January 1, 2010 and ending on January 1, 2012. The target level of growth in earnings per share was equal to five percent, while ILFC believed the quarterly achieved cash flow targets were reasonably attainable if ILFC successfully executed its business plan. In connection with her termination of employment in 2010, Ms. Sackman forfeited all of her outstanding incentive awards granted under ILFC's Cash LTIP.

Historic Compensation Components

        2008 Retention Awards.    Messrs. Udvar-Hazy, Plueger, Lund and Ms. Sackman each received cash awards under separate retention programs instituted in 2008 by ILFC and AIG. Under the ILFC retention program, two-thirds of each executive's retention award was payable in 2008 and the remaining one-third was payable in 2009. Under the AIG retention program, 20 percent of each executive's retention award was payable in 2008 and the remaining 80% was payable in two separate installments during 2009. Total awards under both programs were as follows: Mr. Udvar-Hazy ($3,000,000), Messrs. Plueger and Lund ($1,850,000) and Ms. Sackman ($710,000). A portion of the retention awards was contingent on the successful completion of a transaction with respect to ILFC, and was forfeited by Messrs. Udvar-Hazy and Plueger in connection with their respective terminations of employment. With respect to the retention amounts payable to Messrs. Udvar-Hazy, Plueger and Lund, after consulting with officials at the FRBNY and officials at the Department of the Treasury, and considering their opinions, the Special Master concluded that, due to the unique financial circumstances existing at AIG, and the need to retain the services of employees deemed to be particularly critical to AIG's long-term financial success, restructuring the retention awards would not be consistent with the public interest. Instead, the Special Master took the awards into consideration when deciding how much to reduce the cash salary of Mr. Udvar-Hazy and how much cash compensation to allow Messrs. Plueger and Lund to receive.

        Other Components.    In May 2009, Messrs. Udvar-Hazy, Plueger and Lund received 880 shares, 270 shares, and 270 shares, respectively, of AIG Common Stock upon the vesting of awards previously made under AIG's 2005-2006 Deferred Compensation Profit Participation Plan (the DCPPP). Ms. Sackman was not eligible to participate in the DCPPP.

        In 2006, Messrs. Udvar-Hazy, Plueger and Lund and Ms. Sackman were granted long-term cash incentive awards under ILFC's Cash LTIP for the performance period beginning on January 1, 2006 and ending on January 1, 2009. Payment of these cash incentive awards was based on ILFC's growth in earnings per share over the performance period. The target level of growth in earnings per share for the 2006-2009 performance period was 5 percent. Based on ILFC's performance over the 2006-2009 performance period, each of the named executives earned a payment for the 2006-2009 performance period that was paid in 2009. In 2010, Messrs. Plueger and Lund and Ms. Sackman earned a payment for the 2007-2010 performance period based on ILFC's growth in earnings per share over a performance period beginning on January 1, 2007 and ending on January 1, 2010. The target level of growth in earnings per share for the 2007-2010 performance period was also 5 percent. Based on conversations with the Special Master, the amount paid to Messrs. Plueger and Lund for performance during the 2007-2010 performance period was equal to approximately 70 percent of the payment each earned based on ILFC's performance. Mr. Udvar-Hazy did not receive any payment for the 2007-2010 performance period due to his termination of employment with ILFC.

        In 2007, Messrs. Udvar-Hazy, Plueger and Lund were granted performance restricted stock units for the 2008-2009 performance period under AIG's Partners Plan. Based on AIG's 2008 performance, no performance restricted stock units were earned for the 2008-2009 period. Ms. Sackman was not eligible to participate in the Partners Plan.

Compensation Structure—Indirect Compensation Components

        Welfare and Other Indirect Benefits.    The named executives generally participate in the same broad-based health, life and disability benefit programs as ILFC's other employees. In addition, ILFC provided Mr. Udvar-Hazy with additional executive life insurance benefits as part of his compensation package.

        Retirement Benefits.    ILFC and AIG provide a number of retirement benefits to eligible employees, including both defined contribution plans (such as 401(k) plans) and traditional pension plans (called defined benefit plans). In late 2009, the Special Master required that future benefit accruals under these plans be halted, other than for the tax-qualified plans, for Messrs. Udvar-Hazy, Plueger, Lund and other employees in AIG's Top 25 and Top 26-100 groups.

        We currently have two active defined contribution plans for eligible employees at the named executives' level. The first plan is a 401(k) plan, which is tax-qualified. We matched a percentage of participants' contributions to the 401(k) plan, depending on a participant's length of service, up to $17,500 in 2009 for the named executives. This plan was not affected by the TARP Standards and the Special Master permitted Messrs. Udvar-Hazy, Plueger, Lund and other employees in AIG's Top 25 and Top 26-100 groups to continue to participate in this plan. The second plan is the ILFC Incentive Deferred Compensation Plan (IDCP), which is a nonqualified defined contribution plan. All of the named executives except Mr. Udvar-Hazy were eligible to participate in the IDCP, although Messrs. Plueger and Lund did not receive any awards under the IDCP for 2009. Participants in the IDCP receive an annual deferred incentive award contribution equal to 3% of their base salary and bonuses earned for the plan year, and may also receive additional discretionary deferred incentive award contributions. Further contributions to the IDCP for Messrs. Plueger and Lund were halted in late 2009 as a result of the TARP Standards. The IDCP is described in greater detail in "Post-Employment Compensation—Nonqualified Deferred Compensation."

        Our defined benefit plans include a tax-qualified pension plan and an Excess Retirement Income Plan (a "restoration" plan). Each of these plans provides for a yearly benefit based on years of service and average final salary. These plans and their benefits are described in greater detail in "Post-Employment Compensation—Pension Benefits."

        Perquisites and Other Compensation.    To facilitate the performance of their management responsibilities, we provided certain employees with automobile-related benefits, personal use of corporate aircraft, legal services, financial and tax planning and other benefits categorized as "perquisites" or "other" personal benefits under the SEC rules.

        The Special Master generally limited the amount of perquisites and "other" compensation for Messrs. Udvar-Hazy, Plueger, Lund and other employees in AIG's Top 25 and Top 26-100 groups to $25,000 per year. In addition, all payments of tax "gross-ups" to these employees have been prohibited, except in connection with expatriate arrangements. Mr. Plueger satisfied these limits. However, primarily due to their personal aircraft usage, Messrs. Udvar-Hazy and Lund received perquisites and "other" compensation in excess of these limits prior to the announcement of the approved structures, while such compensation was still permitted by the TARP Standards. Their impermissible perquisites and "other" compensation were halted for the remainder of the year, and Mr. Udvar-Hazy's stock salary was reduced to reflect the excess.

        During 2009, each of the named executives received a payment in respect of his or her accrued vacation balance. These payments of accrued vacation balances were made to the named executives and other employees who had accrued vacation balances under ILFC's prior vacation policy in excess of the 200 hour maximum vacation accrual that ILFC now permits.

        In addition, in September 2009, AIG adopted a Luxury Expenditure Policy, which summarizes existing relevant underlying policies and guidelines that address corporate expenditures, including entertainment and events, office and facility renovations, aviation and other transportation services and other similar items, activities and events. The policy applies to all of ILFC's employees. The policy is intended to help ensure that expenses are reasonable and appropriate. A copy of the policy may be obtained from the Corporate Governance section of AIG's corporate website at www.aigcorporate.com.

        Termination Benefits and Policies.    During 2009, Messrs. Udvar-Hazy, Plueger and Lund were participants in AIG's Executive Severance Plan (ESP). Ms. Sackman was not eligible to participate in the ESP. Under the TARP Standards, Mr. Udvar-Hazy could not have received severance or other "golden parachute payments" as a result of a termination or change in control during 2009, and benefits for Messrs. Plueger and Lund under the ESP could not be increased by any of their 2009 compensation structures. The TARP Standards also prohibit these executives from accruing additional benefits under our nonqualified pension plan that are otherwise provided for under the ESP.

        For participants at the named executives' level, the ESP provides for severance payments and benefits if a participating executive is terminated other than by reason of death, disability, resignation or for "Cause" (e.g., a termination without "Cause"). None of the participating named executives was eligible to receive severance benefits under the ESP for a "Good Reason" or similar constructive termination.

        In the event of a qualifying without "Cause" termination, subject to the restrictions described above, a participant at the named executives' level is eligible to receive an annual amount equal to the sum of salary, annual quarterly and supplemental bonuses and three-year-average performance-based annual cash incentives for a severance period of up to one year (other than for grandfathered participants) that is based on the executive's seniority or length of service. Unvested long-term awards (other than TARP RSUs) continue to vest during the severance period but otherwise generally will be forfeited. Each participant is also eligible to receive continued health and group life insurance benefits on the same terms as active employees during the severance period. Beginning in March 2010, any severance payments that would otherwise be payable under the ESP will be offset by any amounts resulting from the participant's subsequent employment by another employer.

        As described in more detail in the "Subsequent Events" section below, Messrs. Udvar-Hazy and Plueger and Ms. Sackman each terminated employment with ILFC during 2010. None of these named executives received any severance payments or benefits under the ESP in connection with their respective terminations of employment. Under the TARP Standards, Mr. Lund may not receive severance or other "golden parachute payments" as a result of a termination or change in control during 2010.

Compensation Decisions for 2009

        Total Direct Compensation Opportunity.    There were numerous discussions between AIG and the Special Master regarding the appropriate total opportunity for Mr. Udvar-Hazy and each other member of AIG's Top 25 group. These discussions focused on three major factors: the amount of total direct compensation, the appropriate allocation between cash and non-cash compensation components and the form and the transferability of the non-cash components. The Special Master determined a total compensation opportunity of $4,708,333 for Mr. Udvar-Hazy. While Mr. Udvar-Hazy's compensation level was consistent with AIG's final proposal, we disagreed with the compensation allocation and with the limitations on the transferability of the non-cash components. We believe the limits on the structure and amounts of compensation that Mr. Udvar-Hazy was permitted to receive under the TARP Standards were a factor in his decision to terminate his employment with ILFC during 2010.

        For Messrs. Plueger, Lund and the other members of AIG's Top 26-100 group, AIG was permitted to establish total opportunities subject to the Special Master's structural requirements. Target total compensation of approximately $6,815,385 for Mr. Plueger and $4,365,245 for Mr. Lund was established for 2009. These amounts were based on the target compensation opportunity we had intended to deliver under prior compensation structures, which had been determined in accordance with past practice based on each individual's level of responsibility, historical compensation and contribution to our performance.

        For Ms. Sackman, because she was not a member of AIG's Top 25 or Top 26-100 groups for 2009, her compensation was not subject to the TARP Standards or review by the Special Master. We did not establish a target total 2009 compensation amount for Ms. Sackman. Instead, we determined the amount of each of Ms. Sackman's compensation elements based on Ms. Sackman's level of responsibility, historical compensation and contribution to our performance, and for variable incentive payments, a subjective assessment of her performance.

        Cash Salary.    For Mr. Udvar-Hazy, the Special Master reduced his salary from $2,000,000 to $450,000, effective November 1, 2009. We strongly objected to this reduction, and believe it was a factor in Mr. Udvar-Hazy's decision to terminate his employment with ILFC during 2010.

        For Messrs. Plueger, Lund and the other members of AIG's Top 26-100 group, the Special Master's approved structure limited salaries to $500,000, other than in exceptional circumstances for good cause shown. Mr. Plueger's salary was not reduced as a result of the Special Master's determination, and was increased from $1,100,000 to $1,500,000. This increase was primarily driven by retention concerns because of Mr. Plueger's significant role at ILFC. For 2009, Mr. Lund's salary was originally $1,100,000. Mr. Lund's salary was reduced to $650,000 as a result of the Special Master's action but remained above $500,000 because of his significant role at ILFC. The reduction to Mr. Lund's salary was discussed with the Special Master and would not have been made but for his requirements.

        Ms. Sackman was not a member of AIG's Top 25 or Top 26-100 groups for 2009, and her salary was not subject to review or reduction by the Special Master. Ms. Sackman's salary was not materially increased or decreased during 2009.

        Stock Salary.    For Mr. Udvar-Hazy, the Special Master determined the amount of his total opportunity that was to be in the form of Stock Salary and also established the related transfer restrictions.

        For Messrs. Plueger and Lund, the amount of Stock Salary was set so as to allow the largest target incentive award opportunity consistent with the approved structure and the targeted total direct compensation levels (on the basis that 50 percent of the targeted award would be paid in cash and 50 percent would be paid in stock). The Stock Salary is restricted for three years to the extent necessary to comply with the Special Master's structural requirement that at least 50 percent of total compensation be non-transferable for three years. The remainder was transfer-restricted for one year, as contemplated by the Special Master's determination.

        Ms. Sackman did not receive any Stock Salary grants.

        Incentive Awards.    For Messrs. Udvar-Hazy, Plueger and Lund, the Special Master required that incentive awards be granted based on objective performance metrics developed by the AIG Committee in consultation with the Special Master. The metrics were generally selected to reflect objectives deemed critical for the stabilization of AIG's businesses (including ILFC) and the successful implementation of AIG's restructuring.

        The performance metrics for Messrs. Udvar-Hazy, Plueger and Lund were based on the performance of ILFC's business. The performance metrics for Messrs. Udvar-Hazy, Plueger and Lund were generally similar, and included particular measures related to:

Metric	Achievement
• Achieving 10% targeted growth in ILFC's operating income	• Target achieved
• Achieving a targeted aircraft utilization rate of 95%	• Target achieved
• Maintaining a stable employee headcount at ILFC	• ILFC's employee headcount remained approximately the same
• Supporting potential sale and/or restructuring efforts to maximize value to AIG	• The named executives were each actively involved in AIG's and ILFC's efforts during 2009 and responded as directed by AIG

        The Special Master released the determination relating to Mr. Udvar-Hazy and the other members of AIG's Top 25 group on October 22, 2009, and the AIG Committee discussed performance metrics for Mr. Udvar-Hazy and the other members of AIG's Top 25 group in early November. The Special Master released the determination relating to Messrs. Plueger and Lund and the other members of AIG's Top 26-100 group on December 11, 2009 and required consultation on the performance metrics. AIG provided proposed metrics to the Special Master, and the Special Master approved the performance metrics for Messrs. Udvar-Hazy, Plueger and Lund on December 27, 2009. The AIG Committee formally adopted, and reviewed performance against, the agreed metrics on December 28, 2009. Based on these reviews, the AIG Committee determined that each of Messrs. Udvar-Hazy, Plueger and Lund had substantially achieved or exceeded his target performance levels. Based on performance generally at or above target, the AIG Committee decided to award incentive compensation to each of Messrs. Udvar-Hazy, Plueger and Lund at the target level.

        Messrs. Plueger's and Lund's mid-year incentive awards were paid under pre-existing compensation structures pending Special Master review, and the amount of each executive's award was determined based on a subjective assessment of each executive's individual performance and consistent with the framework of the mid-year bonus program.

        Unlike the other named executives, Ms. Sackman was not a member of AIG's Top 25 or Top 26-100 groups for 2009, and her incentive awards were not subject to the TARP Standards or review by the Special Master. Ms. Sackman's variable cash (including her mid-year incentive award) and Cash LTIP incentives were awarded based on a subjective assessment of her performance relative to both individual and ILFC performance objectives. The amount of Ms. Sackman's incentives was primarily determined based on her level of responsibility, historical compensation and contribution to our performance.

Process for Compensation Decisions

        Role of the AIG Compensation and Management Resources Committee.    We are an indirect wholly-owned subsidiary of AIG. Three of our four named executives were members of AIG's Top 25 or Top 26-100 groups, and as a result their compensation was subject to the TARP Standards and the determinations of the Special Master. In accordance with the TARP Standards, AIG's Compensation and Management Resources Committee (the "AIG Committee") is responsible for reviewing and approving the compensation of the members of AIG's Top 25 and Top 26-100 groups, including any of our named executives or other employees who are members of these groups. For 2009, after considering the recommendation of AIG's Chief Executive Officer, the AIG Committee reviewed and approved the compensation of Messrs. Udvar-Hazy, Plueger and Lund. As described above, decisions regarding the structure (and, for Mr. Udvar-Hazy, amount) of compensation for these named executives had to be approved by the Special Master.

        In addition to reviewing and approving the compensation awarded to the key employees under its purview, the AIG Committee makes recommendations to AIG's Board of Directors with respect to compensation programs for other key employees of AIG and its subsidiaries (including ILFC), and is responsible for evaluating any risks posed to AIG by its compensation programs. These responsibilities, which may not be delegated to persons who are not members of the AIG Committee, are set forth in the AIG Committee's charter, which is available in the Corporate Governance section of AIG's corporate website at www.aigcorporate.com. The AIG Committee is also responsible for administering all of AIG's equity plans, including its Partners Plan, DCPPP, 2010 Stock Incentive Plan, 2007 Stock Incentive Plan, Amended and Restated 2002 Stock Incentive Plan and Amended and Restated 1999 Stock Option Plan. Awards under AIG's equity plans to ILFC's named executives and other employees are generally approved by the AIG Committee.

        Attendance at AIG Committee meetings generally includes AIG internal legal and human resources executives and their staff members (depending upon agenda items), outside counsel and the AIG Committee's independent consultant. Attendance also regularly includes representatives of the FRBNY and their advisors since September 2008 and a representative of the Department of the Treasury since October 2009.

        Because of the role of the AIG Committee, ILFC does not have its own separate compensation committee. To the extent the compensation of one of our executive officers is not approved by the AIG Committee, the compensation is approved by our board of directors (and our board of directors also ratifies any compensation approved by the AIG Committee when appropriate from an ILFC corporate perspective). For example, Ms. Sackman's variable cash incentives, base salary level and other non-AIG equity-based compensation are approved by our board of directors after considering the recommendation of our Chief Executive Officer. In these circumstances, each member of our board of directors participates in the compensation approval process.

        Consultants.    To provide independent advice, the AIG Committee has used the services of Frederic W. Cook & Co. (the Cook firm) since 2005. The AIG Committee directly engaged the Cook firm to provide independent, analytical and evaluative advice about AIG's compensation programs for senior executives, including comparisons to industry peers and comparisons to "best practices" in general. A senior member of the Cook firm regularly participates in AIG Committee meetings and provides information on compensation trends along with specific views on AIG's compensation programs. The Cook firm responds on a regular basis to questions from the AIG Committee and the AIG Committee's other advisors, providing its opinions with respect to the design and implementation of current or proposed compensation programs. For services related to board and executive officer compensation, the Cook firm was paid $260,519. The Cook firm reports directly to the Chairman of the AIG Committee, and neither the Cook firm nor any of its affiliates provides any other services to AIG, ILFC or any of their respective affiliates in addition to their work related to executive and director compensation.

        In 2009, the AIG Committee also considered materials prepared by Mercer related to AIG's efforts to comply with the TARP Standards and the requirements of the Special Master. Mercer was engaged by AIG to assist AIG management with this work.

        Consideration of Competitive Compensation Levels.    For each of the named executives, the AIG Committee used the compensation of comparable executives at AIG and its subsidiaries (Internal Pay Data) as a reference and comparison point when analyzing each executive's compensation. In addition to Internal Pay Data, for each named executive, the AIG Committee also considered general information from other companies disclosed in a variety of third-party compensation surveys (Survey Data), including the 2008 Hewitt TCM Database—Financial Services, the 2008 PCICS Survey, and the 2008 Towers Perrin Diversified Insurance Survey (information for many companies appears in more than one of the surveys).

        Consultations with Stakeholders.    AIG's compensation decisions in 2009—including decisions with respect to ILFC's named executives and other key employees—were guided by discussions with a number of outside stakeholders. AIG spoke frequently with the Special Master both while formulating its proposals and while implementing the Special Master's decisions. AIG also regularly consulted with the FRBNY and the Department of the Treasury regarding compensation matters. For certain compensation actions, AIG also sought and obtained the consent of the AIG Credit Facility Trust.

        Consideration of Prior Years' Compensation.    With respect to Messrs. Udvar-Hazy, Plueger and Lund, when deciding on appropriate amounts and/or structures of compensation to approve, the Special Master is permitted to take into account prior years' compensation, including legally binding rights under valid employment contracts that are not themselves subject to review by the Special Master. The Special Master was provided with information on prior years' compensation, and indicated that the information was considered when making decisions.

        Consideration of Risk Management.    AIG continues to enhance its risk management control environment, risk management processes and enterprise risk management functions for itself and its subsidiaries, including ILFC. Compensation practices are essential parts of AIG's approach to risk management, and the AIG Committee regularly monitors AIG's and its subsidiaries' compensation programs to ensure they align with sound risk management principles.

        To comply with the TARP Standards, at least every six months, the AIG Committee must discuss, evaluate and review (i) its senior executive officer (SEO) compensation plans with AIG's Chief Risk Officer to ensure the plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of AIG (including any features in the SEO compensation plans that may encourage behavior focused on short-term results rather than long-term value creation), (ii) the risks posed by the employee compensation plans with AIG's Chief Risk Officer and how to limit these risks (including any features in the employee compensation plans that may encourage behavior focused on short-term results rather than long-term value creation) and how to limit these risks and (iii) the employee compensation plans to ensure that the plans do not encourage the manipulation of AIG's reported earnings to enhance the compensation of any employee.

        In accordance with these standards, the AIG Committee instructed AIG's Chief Risk Officer to conduct an assessment of AIG's and its subsidiaries' compensation plans. The AIG Committee then met with AIG's Chief Risk Officer on multiple occasions to discuss the assessment and to further discuss, evaluate and review the compensation plans.

        The AIG Committee reviewed with AIG's Chief Risk Officer the SEO compensation plans and made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of AIG. The SEO compensation plans include awards of Stock Salary, TARP RSUs and other incentive awards, as well as many of the other benefit plans in which the named executives were eligible to participate. Following the review of the SEO compensation plans, the AIG Committee and AIG's Chief Risk Officer determined that the SEO compensation plans do not encourage unnecessary and excessive risk-taking that threatens the value of AIG and do not encourage behavior focused on short-term results rather than long-term value creation.

        The AIG Committee also reviewed with AIG's Chief Risk Officer the employee compensation plans and made all reasonable efforts to limit any unnecessary risks these plans pose to AIG. As recommended by AIG's Chief Risk Officer, the AIG Committee focused its review of employee compensation plans on incentive-based compensation plans and their administration. Four ILFC incentive plans were reviewed as part of this process. Each ILFC incentive plan that was reviewed was classified as a low risk plan (low business risk/low design risk) based on an evaluation of features such as number of participants, mix of incentive pay compared to salary, performance and vesting periods and performance goals. Following its review, the AIG Committee and AIG's Chief Risk Officer determined that the employee compensation plans neither pose unnecessary risks to AIG nor contain features that would encourage the manipulation of reported earnings of AIG to enhance the compensation of any employee.

Subsequent Events

        Three of the four named executives terminated employment with ILFC during 2010. Mr. Udvar-Hazy retired on February 5, 2010, Mr. Plueger retired on March 26, 2010 and Ms. Sackman retired effective May 1, 2010.

        In May of 2010, Henri Courpron joined ILFC as its new Chief Executive Officer. In connection with Mr. Courpron's commencement of employment, Mr. Courpron entered into an employment letter with AIG. Mr. Courpron's employment letter provides for his employment at an initial base salary of $975,000. Mr. Courpron's employment letter also provides for fully vested semi-monthly Stock Salary awards at an annual rate of $1,675,000 through the end of calendar year 2011 and $3,225,000 thereafter, subject to transfer restrictions for one to three years. Like other AIG and ILFC executives who receive 2010 Stock Salary awards, Mr. Courpron's Stock Salary will be granted in the form of LTPUs. In addition, Mr. Courpron is eligible to receive an annual performance-based incentive payment having a target value of $2,750,000 for each of calendar years 2010 and 2011, with the target value decreasing to $1,200,000 for each of calendar years 2012 and 2013. Mr. Courpron's employment letter contemplates that 25 percent of any incentive payment earned for 2010 or 2011 will be payable in cash in March after the year in which the incentive payment is earned, 25 percent of any such incentive payment will be payable in cash deferred for one year, and the remaining 50 percent of any such incentive payment will be payable in a combination of TARP RSUs that may not be transferred or paid for one year following a two year vesting period and fully vested LTPU awards that will not become payable until three years after grant. 100 percent of any incentive payment becoming earned for 2012 and 2013 will be payable in TARP RSUs that will vest on the third anniversary of grant. In connection with his relocation from France to the United States to join ILFC, Mr. Courpron's employment letter entitles him to reimbursement of his temporary housing and moving expenses under an expatriate arrangement. Mr. Courpron is also entitled to participate in the ESP and to other benefits provided to our executives from time to time. Mr. Courpron participates in the ESP at the Senior Vice President level, which entitles him to receive severance payments and benefits in certain circumstances, including as a result of a termination without "Cause" or a resignation for "Good Reason," and to a 24-month severance period (which is longer than the severance period generally applicable to the other named executives).

        All of the compensation payable to Mr. Courpron under his employment letter is subject to the TARP Standards as in effect from time to time. Although we structured Mr. Courpron's compensation arrangements with the intention of complying with the future application of the TARP Standards, Mr. Courpron's employment letter permits us to restructure, or not pay, compensation otherwise payable if required by the TARP Standards. Prior to entering into Mr. Courpron's employment letter, AIG discussed the substance of Mr. Courpron's compensation arrangements with the Special Master. On May 18, 2010, the Special Master determined that Mr. Courpron's compensation structure for 2010 is consistent with the Public Interest Standard. The Special Master also determined, in principle, that Mr. Courpron's compensation structures for 2011 and 2012 would be consistent with the Public Interest Standard. However, the Special Master decided not to make a final determination for any year beyond 2010, and indicated that a final determination for the compensation payable to Mr. Courpron in any year after 2010 would be made as part of the Special Master's regular review and would be based on the totality of the facts and circumstances at that time.

        Mr. Courpron's employment letter also includes restrictive covenants that prohibit him from disclosing AIG's and ILFC's confidential information and from soliciting ILFC's customers and clients and AIG's and ILFC's employees.

Other Considerations

        Aggregate Limit on Incentives.    As part of the approved compensation structure for members of AIG's Top 26-100 group, the Special Master limited total incentives for that group to a percentage of AIG's earnings determined by the AIG Committee and subject to the Special Master's review. Based on an assessment of historic and current incentive levels and a range of performance scenarios, the AIG Committee limited total incentives for AIG's Top 26-100 group to three percent of AIG's eligible earnings, defined as the aggregate adjusted net income from AIG's insurance company subsidiaries included in AIG's consolidated financial statements. The aggregate actual incentive compensation awarded to all members of AIG's Top 25 group (who were not required to be subject to this limit) and AIG's Top 26-100 group was approximately one percent of AIG's eligible earnings.

        Deductibility of Executive Compensation.    As a participant in TARP, AIG is subject to Section 162(m)(5) of the Internal Revenue Code, which limits a TARP participant's ability to take a federal income tax deduction for compensation paid to its chief executive officer, chief financial officer and its three other most highly compensated officers. Section 162(m)(5) generally lowers the cap on the deductibility of compensation paid to these individuals from $1,000,000 to $500,000 per year and removes the exemption for compensation determined to be "performance-based" under applicable tax regulations. None of ILFC's named executives was in AIG's group of executives subject to Section 162(m)(5) of the Code for 2009. However, in the event any of ILFC's executives become subject to the limitations under Section 162(m)(5), deductibility will not be taken into account in making compensation decisions.

        Share Ownership Guidelines and No-Hedging Policy.    AIG's share ownership guidelines generally apply to members of AIG's Top 25 Group and Top 26-100 Group. AIG's guidelines establish levels of ownership of AIG Common Stock at three times salary for our officers at the named executives' level. Until the guidelines are met, such employees are required to retain 50 percent of the shares of AIG Common Stock received upon the exercise of stock options or upon the vesting of restricted stock units granted by AIG. Shares held for purposes of the guidelines include stock owned outright by the officer or his or her spouse and earned but unvested share-based awards.

        AIG's Code of Conduct prohibits employees from engaging in any hedging transactions with respect to any of AIG's securities, including trading in any derivative security relating to AIG's securities.

        Adjustment and Recovery of Awards.    As noted above, the incentive compensation paid to Messrs. Udvar-Hazy, Plueger and Lund will generally be subject to clawback if it is based on materially inaccurate financial statements or any other materially inaccurate performance metrics. Additionally, the Partners Plan provides that the AIG Committee can adjust outstanding awards for any restatement of financial results. No misconduct on the part of a participant is required for the AIG Committee to exercise this authority.

2009 Compensation

        The following tables contain information with respect to ILFC's named executive officers for 2009. Under applicable SEC rules, ILFC's named executive officers include its Chief Executive Officer, Chief Financial Officer and three other most highly paid executive officers for 2009. Because only four individuals served as ILFC's executive officers during 2009, compensation information is presented for these four executive officers in the tables that follow. These four executive officers are referred to as the "named executives."

        We are an indirect wholly-owned subsidiary of AIG. Three of the four named executives were members of AIG's Top 25 or Top 26-100 groups for 2009. As a result, their compensation was subject to the TARP Standards. The presentation below differs from the manner in which the Special Master administered the compensation of these three named executives pursuant to the TARP Standards. Please see "Compensation Discussion and Analysis" for detail regarding the impact of the Special Master's compensation decisions on the compensation awarded or paid to ILFC's named executives.

2009 Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Steven F. Udvar-Hazy	2009	$1,806,250	$905,000	$4,154,614	$0	$575,000	$1,235,708	$1,272,417	$9,948,989
Chief Executive Officer	2008	$1,837,179	$5,000,000	$0	$0	$0	$1,301,089	$123,340	$8,261,608
	2007	$1,650,000	$3,000,000	$1,328,075	$0	$0	$228,151	$110,416	$6,316,642
John L. Plueger	2009	$1,100,000	$1,466,667	$4,794,929	$0	$212,500	$294,556	$219,662	$8,088,314
President and Chief	2008	$1,100,000	$1,213,333	$0	$0	$0	$416,859	$197,450	$2,927,642
Operating Officer	2007	$995,000	$610,000	$572,518	$0	$0	$103,458	$152,175	$2,433,151
Alan H. Lund	2009	$1,081,250	$986,667	$2,844,884	$0	$212,500	$451,518	$491,153	$6,067,972
Vice Chairman and	2008	$1,100,000	$1,213,333	$0	$0	$0	$604,049	$222,230	$3,139,612
Chief Financial Officer	2007	$995,000	$610,000	$572,518	$0	$0	$202,995	$152,175	$2,532,688
Julie I. Sackman	2009	$625,000	$931,334	$0	$0	$162,500	$192,566	$146,308	$2,057,708
General Counsel and	2008	$610,000	$588,666	$0	$0	$0	$242,440	$107,267	$1,548,373
Secretary	2007	$565,000	$350,000	$142,204	$0	$0	$87,535	$93,525	$1,238,264

Footnotes to 2009 Summary Compensation Table

(1)
Reflects each named executive's position in effect at the end of 2009. Messrs. Udvar-Hazy, Plueger and Ms. Sackman each terminated employment with ILFC during 2010. Mr. Lund currently serves as President and Vice Chairman of ILFC, but is no longer Chief Financial Officer of ILFC.

(2)
The amounts in this column for 2009 include the following payments: (1) retention awards under retention programs instituted in 2008, (2) 2009 year-end variable cash incentive pay and (3) payments under a mid-year bonus program and payments under a supplemental/quarterly bonus program.

2008 Retention Awards.    Messrs. Udvar-Hazy, Plueger, Lund and Ms. Sackman each received cash awards under separate retention programs instituted in 2008 by ILFC and AIG. The 2009 retention payments were $900,000, $561,667, $561,667 and $521,334 for Messrs. Udvar-Hazy, Plueger, Lund and Ms. Sackman, respectively. With respect to the retention payments to Messrs. Udvar-Hazy, Plueger and Lund, after consulting with officials at the FRBNY and officials at the Department of the Treasury, and considering their opinions, the Special Master concluded that, due to the unique financial circumstances existing at AIG, and the need to retain the services of employees deemed to be particularly critical to AIG's long-term financial success, restructuring the retention awards would not be consistent with the public interest. Instead, the Special Master took the awards into consideration when deciding how much to reduce the cash salary of Mr. Udvar-Hazy and how much cash compensation to allow Messrs. Plueger and Lund to receive.

2009 Year-end Variable Cash Incentive.    Mr. Udvar-Hazy was not eligible under the TARP Standards to receive any year-end 2009 cash incentive pay. 2009 Variable Cash Incentives were awarded to Messrs. Plueger ($1,410,000) and Lund ($450,000) based on their performance against metrics reviewed and approved by the Special Master. In light of the restrictions that would apply to Messrs. Plueger and Lund because they were expected to enter into AIG's Top 25 group for 2010, half of the Variable Cash Incentive was paid in the form of restricted stock that cannot be transferred until March 2011 and is shown in the Stock Awards column. Ms. Sackman was awarded a variable cash incentive award of $310,000 for 2009 based on a subjective assessment of her individual performance. These incentives are described in greater detail in "Compensation Discussion and Analysis—Compensation Structure—Direct Compensation Components—2009 Incentive Compensation."

Quarterly and Mid-Year Cash Payments.    In addition to year-end variable incentive pay, the named executives have historically received quarterly, mid-year or supplemental cash incentive payments. Mr. Udvar-Hazy received a quarterly supplemental incentive payment of $5,000 for the first part of 2009 pursuant to a previously existing bonus arrangement under which he had a legally binding right, but did not receive any additional quarterly incentive payments for 2009. Messrs. Plueger, Lund and Ms. Sackman received mid-year payments of $200,000, $200,000 and $100,000, respectively. With respect to Messrs. Plueger and Lund, the mid-year payments were continued for 2009, in accordance with the TARP Standards, which contemplated that members of AIG's Top 26-100 group continue to be paid under the pre-existing compensation structure pending Special Master review.

(3)
2009 Amounts.    For 2009, amounts represent the grant date fair value of Stock Salary, TARP RSUs and restricted stock awards (consisting of Variable Stock Incentive awards and half of the Variable Cash Incentive award amount that was denominated in immediately vested restricted stock transferable in March 2011). All of these stock awards relate to shares of AIG Common Stock, and not to shares of ILFC's common stock.

2008 Amounts.    None of the named executives received any equity grants in 2008. No stock-based awards of any type were granted in 2008 to the named executives.

2007 Amounts.    For 2007, amounts represent the grant date fair value of grants of performance restricted stock units under the Partners Plan at target, none of which were ultimately earned due to performance in 2008 and 2009. Amounts also represent the grant date fair value of grants of time-vested restricted stock units.

Calculation.    The amounts shown for the stock awards reported above were calculated using the assumptions described in Note 18 to the Consolidated Financial Statements included in AIG's 2009 Annual Report on Form 10-K (in the case of awards granted in 2009) and the assumptions described in Notes 17 and 17 to the Consolidated Financial Statements included in AIG's Annual Report on Form 10-K or Form 10-K/A, as applicable, for the years ended December 31, 2008 and 2007, respectively (in the case of awards granted prior to 2009).

(4)
No options were granted in 2009, 2008 or 2007 to the named executives.

(5)
The amounts in this column represent payments earned under ILFC's Long-Term Incentive Cash Award Plan (Cash LTIP) for the performance period beginning on January 1, 2006 and ending on January 1, 2009. These long-term incentives were originally awarded in 2006, and the amounts earned were paid to the named executives during March of 2009.

(6)
The amounts in this column do not represent amounts that were paid to the named executives. Rather, the amounts represent the total change of the actuarial present value of the accumulated benefit under the U.S. qualified and excess defined benefit (pension) plans in which the named executives participate, if applicable. These plans are described in "Post-Employment Compensation—Pension Benefits."

Because Messrs. Udvar-Hazy, Plueger and Lund were members of AIG's Top 25 or Top 26-100 groups for 2009, pursuant to the TARP Standards, there is a freeze on future benefit accruals with regard to the benefits provided under the excess plan (the Excess Retirement Income Plan) for these named executives. The TARP Standards require that any future benefit accruals for these named executives cease while they are among AIG's 100 most highly compensated employees. Benefit accruals under the Excess Retirement Income Plan ceased on October 22, 2009 for Mr. Udvar-Hazy, and on December 11, 2009 for Messrs. Plueger and Lund.

(7)
Perquisites.    This column includes the incremental costs of perquisites and benefits. The following table details the incremental cost of perquisites received by each named executive in 2009.

Perquisites and Benefits

Name	Personal Use of Aircraft(a)	Automobile(b)	Financial, Tax and Legal Planning(b)	Total
Steven F. Udvar-Hazy	$33,938	$9,000	$19,850	$62,788
John L. Plueger	$11,778	$0	$0	$11,778
Alan H. Lund	$38,254	$0	$0	$38,254
Julie I. Sackman	$0	$0	$7,231	$7,231

(a)
The cost of personal use of corporate aircraft is calculated based on the aggregate incremental cost of the flight. Aggregate incremental cost is calculated based on a cost-per-flight-hour charge developed by a nationally recognized and independent service. The cost-per-flight-hour charge reflects the direct operating cost of the aircraft, including fuel, additives and lubricants, airport fees and assessments, crew expenses and in-flight supplies and catering. In addition, the cost-per-flight-hour charge also reflects an allocable allowance for maintenance and engine restoration.

(b)
The incremental cost for car-related perquisites and for financial, tax and legal planning perquisites represent ILFC's direct expenditures.

  Other Benefits.    This column also includes payments of accrued vacation balances to the named executives in the following amounts for 2009: Mr. Udvar-Hazy—$1,130,769; Mr. Plueger—$190,384; Mr. Lund—$435,769; and Ms. Sackman—$30,769.

  This column also includes life insurance premiums paid for the benefit of Mr. Udvar-Hazy for 2009. All executives are covered under the AIG Basic Group Life Insurance Plan. In addition, ILFC provided Mr. Udvar-Hazy with additional executive life insurance benefits. The 2009 premiums paid for these additional life insurance benefits were $61,360.

  This column also includes 401(k) matching contributions in the following amounts for 2009: Mr. Udvar-Hazy—$17,500; Mr. Plueger—$17,500; Mr. Lund—$ 17,130; and Ms. Sackman—$17,500. In addition, this column includes a deferred incentive award under the ILFC Incentive Deferred Compensation Plan (IDCP) of $90,808 for Ms. Sackman for 2009. Messrs. Plueger and Lund were eligible to participate in the IDCP, but neither executive received any award under the IDCP for 2009, and additional awards under the IDCP for Messrs. Plueger and Lund were frozen effective December 11, 2009 as a result of the prohibition on the accrual of benefits under non-qualified deferred compensation plans under the TARP Standards for members of AIG's Top 25 or Top 26-100 groups. Mr. Udvar-Hazy was excluded from participation in the IDCP. See "Post-Employment Compensation—Nonqualified Deferred Compensation" for additional details.

2009 Grants of Plan-Based Awards

        During 2009, the named executives were granted equity awards in the form of Stock Salary, TARP RSUs and restricted stock awards. All of these equity awards relate to shares of AIG Common Stock, and not to shares of ILFC's common stock. During 2009, Julie Sackman (but not any of the other named executives) was granted long-term cash incentive awards under ILFC's Cash LTIP for the performance period beginning on January 1, 2009 and ending on January 1, 2012.

        Stock Salary.    Stock Salary awarded during 2009 took the form of regular grants of immediately vested stock or units made on each regular payroll date. The amount of stock or units granted on each payroll date was determined by dividing the dollar value of the Stock Salary earned over the applicable payroll period by the market price of AIG Common Stock on the date of grant. For 2009, grants of Stock Salary were made to Messrs. Udvar-Hazy, Plueger and Lund with retroactive effect from January 1, 2009, once AIG had finalized arrangements for the payment of this new compensation component. Stock Salary grants to these named executives in 2009 were made in the form of units.

        Each grant of Stock Salary in 2009 was made subject to transfer or payment restrictions for between one and four years from the date of grant, depending on the individual. For Mr. Udvar-Hazy, the restrictions were originally scheduled to lapse on one-third of the Stock Salary each year, starting on the second anniversary of grant. Due to AIG's repayment of a part of its federal obligations, this schedule has been accelerated by one year. For Messrs. Plueger and Lund, a portion of Stock Salary is restricted for three years and the remainder is restricted for one year. The approved structure under the TARP Standards for Messrs. Plueger and Lund requires that at least 50 percent of compensation be paid in a form that is non-transferable for at least three years, and the restriction periods were chosen in order to achieve this.

        The Stock Salary grants made to the named executives in 2009 are payable in cash following the lapsing of the applicable restriction periods. Following the lapsing of the applicable restriction periods, each grant of Stock Salary entitles the holder to receive the value of any cash dividend or other dividend or distribution payable on shares of AIG Common Stock during the applicable restriction periods, except to the extent that the Stock Salary award was previously adjusted to reflect the dividend or distribution.

        TARP RSUs.    TARP RSUs are a form of incentive compensation defined by applicable regulation under the name "long-term restricted stock." In order to qualify as TARP RSUs, the award must generally have at least a two-year vesting period and may only become transferable or payable in 25 percent increments in proportion to AIG's repayment of its TARP obligations. For 2009, TARP RSUs were awarded to Messrs. Udvar-Hazy, Plueger and Lund based on the attainment of objective performance criteria established for each executive. The TARP RSUs awarded to these named executives in 2009 were made in the form of units.

        Subject to each named executive's continued employment, the TARP RSUs awarded to Mr. Udvar-Hazy were scheduled to become vested on the third anniversary of the date of grant, while the TARP RSUs awarded to Messrs. Plueger and Lund become vested on the second anniversary of the date of grant. Each named executive's TARP RSUs vest in connection with the executive's death or disability and may, for good cause certified by the AIG Committee, vest in connection with the executive's retirement on or after the second anniversary of the date of grant, if applicable; however unvested TARP RSUs terminate for no value in connection with the executive's termination of employment for any other reason. All of the TARP RSUs awarded to Messrs. Udvar-Hazy and Plueger terminated for no value in connection with their respective terminations of employment in 2010.

        Any TARP RSUs which become vested will only become payable in 25 percent increments in proportion to AIG's repayment of its TARP obligations (i.e., the first 25 percent of the TARP RSUs awarded to each named executive will not become payable until AIG repays at least 25 percent of its TARP obligations, the next 25 percent of the TARP RSUs awarded to each named executive will not become payable until AIG repays at least 50 percent of its TARP obligations, etc.) However, even if AIG repays all of its TARP obligations, the TARP RSUs awarded to Mr. Udvar-Hazy could not have become payable before the third anniversary of the date of grant (when such TARP RSUs would have vested), and the TARP RSUs awarded to Mr. Plueger could not have become payable before the third anniversary of the date of grant (when such TARP RSUs would have become transferable). The TARP RSUs awarded to Mr. Lund may not become payable before the third anniversary of the date of grant.

        Prior to becoming payable, both vested and unvested TARP RSUs will generally terminate for no value if a named executive's employment is terminated for "Cause," or if the named executive solicits clients or employees for a competitive business or otherwise interferes with AIG's or ILFC's relationship with its clients. The TARP RSUs are also subject to "clawback" and repayment if it is determined that the award was based on materially inaccurate financial statements or any other materially inaccurate performance metrics. "Cause" generally means a named executive's failure to perform his duties, employment disqualification, disparaging conduct or conduct detrimental to ILFC or AIG, violation of policies applicable to hedging or confidential information or material violation of other applicable policies, violation of securities or commodities laws or conviction of or plea of guilty or no contest to a felony or misdemeanor charge involving fraud, dishonesty or other acts of theft.

        Restricted Stock.    For 2009, shares of restricted stock were awarded to Messrs. Plueger and Lund based on the attainment of objective performance criteria established for each executive. The restricted stock awards were immediately vested at the time of grant, and were granted under AIG's Amended and Restated 2007 Stock Incentive Plan.

        A portion of Messrs. Plueger's and Lund's restricted stock awards consists of Variable Stock Incentive awards for 2009 that are subject to transfer restrictions which will not lapse until December 2012. The remaining portion of Messrs. Plueger's and Lund's restricted stock awards consists of Variable Cash Incentive awards for 2009 that were paid in the form of restricted stock in light of the restrictions that would apply to these executives because they were expected to enter into AIG's Top 25 group for 2010. The restricted stock awards consisting of Variable Cash Incentive awards are subject to transfer restrictions which will not lapse until March 2011.

        During the applicable restriction periods, Messrs. Plueger and Lund have all of the rights of an AIG shareholder with respect to their restricted stock awards, including the right to vote and receive any dividends. The restricted stock awards are also subject to "clawback" and repayment if it is determined that the awards were based on materially inaccurate financial statements or any other materially inaccurate performance metrics.

        Cash LTIP.    For 2009, long-term cash incentive awards under ILFC's Cash LTIP were awarded to Ms. Sackman. Ms. Sackman's cash incentive awards were scheduled to become payable based on ILFC's growth in earnings per share over the portion of the performance period beginning on January 1, 2009 and ending on December 31, 2009, and based on ILFC's quarterly achieved cash flow balances for the remaining portion of the performance period beginning on January 1, 2010 and ending on January 1, 2012. The target level of growth in earnings per share was equal to five percent, while ILFC believed the quarterly achieved cash flow targets were reasonably attainable if ILFC successfully executed its business plan.

        Under ILFC's Cash LTIP, in order to receive payment of any cash incentive award that becomes payable based on ILFC's performance, a participant must generally remain continuously employed through the payment date. If the participant's employment terminates before the payment date, the participant will generally forfeit his or her cash incentive award (even if the termination occurs after the end of the performance period) However, if the participant dies, suffers a disability or terminates employment due to retirement at or after age 65, the participant will remain eligible to be paid any incentive award that becomes payable based on ILFC's performance. Any cash incentive awards that become payable will be paid prior to March 15th of the year in which the performance period ends. In connection with her termination of employment in 2010, Ms. Sackman forfeited all of her outstanding incentive awards granted under ILFC's Cash LTIP.

        The following table details all equity and non-equity plan-based awards granted to each of the named executives in 2009.

2009 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of AIG Stock or Units (#)(3)(4)	All Other Option Awards: Number of AIG Shares Underlying Options (#)
								Exercise or Base Price of Option Awards ($/Sh)
									Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Committee Action Date(1)	Threshold ($)	Target ($)	Maximum ($)
Steven F. Udvar-Hazy
Stock Salary	12/30/09	12/18/09				103,092			3,154,615
TARP RSUs	12/28/09	12/28/09				31,746			999,999
John L. Plueger
Stock Salary	12/24/09	12/18/09				88,977			2,679,987
TARP RSUs	12/28/09	12/28/09				21,587			679,991
Restricted Stock(5)	12/28/09	12/28/09				45,554			1,434,951
Alan H. Lund
Stock Salary	12/24/09	12/18/09				72,044			2,169,965
TARP RSUs	12/28/09	12/28/09				13,650			429,975
Restricted Stock(5)	12/28/09	12/28/09				7,776			244,944
Julie I. Sackman
Cash LTIP			43,750	175,000	350,000

(1)
Date on which grants were approved by the AIG Compensation and Management Resources Committee or its permitted delegate.

(2)
In connection with her termination of employment in 2010, Ms. Sackman forfeited all of her outstanding incentive awards granted under ILFC's Cash LTIP, and none of the amounts reported above will be paid to Ms. Sackman.

(3)
Calculated based on the closing prices of AIG Common Stock of $30.12, $31.50 and $30.60 on December 24, 2009, December 28, 2009 and December 30, 2009, respectively.

(4)
Number of shares rounded down to eliminate fractional shares.

(5)
Consists of Variable Cash Incentive awards and Variable Stock Incentive awards, each based on the closing sale price of AIG Common Stock on the grant date as follows:

Variable Cash	Shares	Grant Date Fair Value
John L. Plueger	22,380	$704,970
Alan H. Lund	7,142	$224,973

Variable Stock
John L. Plueger	23,174	$729,981
Alan H. Lund	634	$19,971

Exercises and Holdings of Previously Awarded Equity

Outstanding Equity Awards at December 31, 2009

        Equity-based awards held at the end of 2009 by each named executive, including awards under the Partners Plan and the DCPPP, were issued under the incentive plans and arrangements described below. Shares of AIG Common Stock deliverable under the Partners Plan, the DCPPP and AIG's time-vested equity and option awards will be delivered under the 2007 Stock Incentive Plan, AIG's Amended and Restated 2002 Stock Incentive Plan or AIG's Amended and Restated 1999 Stock Option Plan, as applicable. Also included in outstanding equity-based awards were grants historically made by SICO under a series of two-year Deferred Compensation Profit Participation Plans.

        The following table sets forth outstanding equity-based awards held by each named executive as of December 31, 2009. All of these outstanding equity-based awards relate to shares of AIG Common Stock, and not to shares of ILFC's common stock.

Outstanding Equity Awards at December 31, 2009

	Option Awards(1)						Stock Awards
Name	Year Granted(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Number Unexercisable	Option Exercise Price ($)		Option Expiration Date	Plan(2)(3)(4)(5)(6)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)

				$
Steven F. Udvar-Hazy	2009	—	—		$—	—	TARP RSUs	31,746	951,745
	2008	—	—		$—	—	2006 PP	323	9,684
	2007	—	—		$—	—	DCPPP	1,232	36,935
	2006	—	—		$—	—	RSUs	745	22,335
	2005	1,249	—		$1,319.79	12/14/2015	SICO	8,121	243,468

	2005	1,000	—		$1,187.00	9/1/2015	Total	42,167	1,264,167
	2004	999	—		$1,289.39	12/16/2014
	2003	750	—		$1,279.00	12/17/2013
	2002	749	—		$1,225.99	12/16/2012
	2001	599	—		$1,592.19	12/13/2011
	2000	499	—		$1,931.25	12/14/2010
John L. Plueger	2009	—	—		$—	—	TARP RSUs	21,587	647,178
	2008	—	—		$—	—	2006 PP	163	4,887
	2007	—	—		$—	—	DCPPP	459	13,761
	2006	—	—		$—	—	RSUs	284	8,514
	2005	599	—		$1,319.79	12/14/2015	SICO	1,044	31,299

	2005	500	—		$1,187.00	9/1/2015	Total	23,537	705,639
	2004	499	—		$1,289.39	12/16/2014
	2003	399	—		$1,279.00	12/17/2013
	2003	399	—		$940.00	2/10/2013
	2002	399	—		$1,225.99	12/16/2012
	2001	349	—		$1,592.19	12/13/2011
	2000	299	—		$1,931.25	12/14/2010
Alan H. Lund	2009	—	—		$—	—	TARP RSUs	13,650	409,227
	2008	—	—		$—	—	2006 PP	163	4,887
	2007	—	—		$—	—	DCPPP	459	13,761
	2006	—	—		$—	—	RSUs	284	8,514
	2005	599	—		$1,319.79	12/14/2015	SICO	1,044	31,299

	2005	500	—		$1,187.00	9/1/2015	Total	15,600	467,688
	2004	499	—		$1,289.39	12/16/2014
	2003	399	—		$1,279.00	12/17/2013
	2002	218	—		$1,225.99	12/16/2012
	2001	349	—		$1,592.19	12/13/2011
	2000	299	—		$1,931.25	12/14/2010

	Option Awards(1)					Stock Awards
Name	Year Granted(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Number Unexercisable	Option Exercise Price ($)	Option Expiration Date	Plan(2)(3)(4)(5)(6)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)

Julie I. Sackman	2009	—	—	$—	—	RSUs	131	3,927

	2008	—	—	$—	—	Total	131	3,927
	2007	—	—	$—	—
	2006	—	—	$—	—
	2005	175	—	$1,187.00	9/1/2015
	2004	349	—	$1,289.39	12/16/2014
	2003	299	—	$1,279.00	12/17/2013
	2003	162	—	$940.00	2/10/2013
	2002	187	—	$1,225.99	12/16/2012
	2001	249	—	$1,592.19	12/13/2011
	2000	239	—	$1,931.25	12/14/2010

(1)
None of the named executives has received options since 2005. All previously granted options had four-year pro rata vesting schedules, and all options have an exercise price equal to the closing sale price of AIG Common Stock on the NYSE on the date of grant.

(2)
The TARP RSUs awarded to Mr. Udvar-Hazy were scheduled to become vested on the third anniversary of the date of grant, and the TARP RSUs awarded to Mr. Plueger were scheduled to become vested on the second anniversary of the date of grant. The TARP RSUs awarded to Mr. Lund become vested on the second anniversary of the date of grant. Each named executive's TARP RSUs vest in connection with the executive's death or disability and may, for good cause certified by the AIG Committee, vest in connection with the executive's retirement on or after the second anniversary of the date of grant, if applicable, however unvested TARP RSUs terminate for no value in connection with the executive's termination of employment for any other reason. Any TARP RSUs which become vested are subject to additional restrictions on payment, and will only become payable in 25 percent increments in proportion to AIG's repayment of its TARP obligations.

(3)
The Partners Plan, which has been discontinued, operated for successive overlapping two-year performance periods. The first performance period was January 1, 2006 through December 31, 2007, and the last performance period was January 1, 2008 through December 31, 2009. Participants received performance restricted stock units that entitled them to earn shares of AIG Common Stock based on the average of the percentage increase of AIG's diluted adjusted earnings per share for the first year of the performance period over the prior year and the percentage increase of AIG's diluted adjusted earnings per share for the second year of the performance period over the first year. Performance was relative to pre-established goals and ranges established at the start of the period. The number of performance restricted stock units that could be earned at the end of each performance period ranged from 0 to 150 percent of target.

  Outstanding performance restricted stock units for the 2006-2007 performance period (2006 PP) were earned and will vest in equal installments promptly after the fourth and sixth anniversaries of the first day of the performance period. Earned but unvested awards will vest in connection with a named executive's death, disability or termination of employment due to retirement at or after age 65. Any unvested awards generally will be forfeited if the named executive ceases employment for any other reason.

(4)
The DCPPP was modeled on plans previously provided by SICO, described in footnote 5, except that it is administered by AIG and its costs are borne directly by AIG and its applicable subsidiaries. Under the DCPPP, participants were awarded time-vested restricted stock units based upon the number of performance-based DCPPP plan units they had been granted. The time-vested restricted stock units were divided into two tranches—an initial allocation and an incremental allocation. Fifty percent of the initial allocation of restricted stock units vested in May 2009 and the remainder of the initial allocation will vest in May 2010. The incremental allocation is equal to 35 percent of the initial allocation of restricted stock units, and the incremental restricted stock units will vest in March 2012. Unvested restricted stock units will vest in connection with a named executive's death, disability or termination of employment due to retirement at or after age 65. Any unvested restricted stock units generally will be forfeited if the named executive ceases employment for any other reason.

(5)
Prior to 2005, Messrs. Udvar-Hazy, Plueger and Lund and other key employees of AIG and its subsidiaries participated in a series of two-year Deferred Compensation Profit Participation Plans that historically were provided by SICO. The original SICO Plan came into being in 1975. Participation in the SICO plans by any person, and the extent of such participation, has been at the sole discretion of SICO's Board of Directors. SICO is responsible for issuing cash or AIG Common Stock under the SICO plans when required; AIG and ILFC have made no payments under these plans, although AIG records the expense attributable to these plans in its financial statements. In 2005, AIG took steps to protect the interests of current employees with respect to these benefits. AIG agreed, subject to certain conditions, to make any payment or delivery of

  AIG Common Stock that is not promptly made with respect to the benefits accrued by current employees under the SICO plans.

  Shares that have been contingently allocated to named executives under the SICO plans will not be paid until age 65 and generally are subject to forfeiture on earlier termination of employment. SICO's Board of Directors has the authority to reinstate a payout right and may permit early payout of shares. Before earning the right to payout, a participant is not entitled to any equity interest with respect to the contingently allocated shares.

  Under certain of the SICO plans, if a participating named executive continues to be employed at the end of the eighth year after units were granted and has not yet reached age 65, he will be contingently allocated additional shares equal to 20 percent of the shares initially allocated. The contingent allocations are reflected in this table.

(6)
The restricted stock units generally become vested on the third anniversary of the date of grant. The restricted stock units will vest in connection with the executive's death, disability or termination of employment due to retirement at or after age 65; however unvested restricted stock units terminate for no value in connection with a termination of employment for any other reason.

(7)
Based on AIG's closing sale price on the NYSE on December 31, 2009 of $29.98 per share.

Vesting of Stock-Based Awards During 2009

        The following table sets forth the amounts notionally realized in accordance with SEC rules by each named executive as a result of the vesting of stock-based awards in 2009. There were no options exercised in 2009 by any of the named executives.

2009 Vesting of Stock-Based Awards

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven F. Udvar-Hazy(1)	104,465	$3,192,890
John L. Plueger(2)	134,976	$4,127,355
Alan H. Lund(3)	80,265	$2,427,326
Julie I. Sackman	224	$7,265

(1)
Includes 103,092 fully vested units, representing Stock Salary for 2009. After giving effect to the accelerated payment schedule resulting from AIG's repayment of a part of its federal obligations, one third of the units will be payable in cash promptly following each of the first, second and third anniversary of the deemed grant date based on the closing sale price of AIG Common Stock on those anniversaries.

(2)
Includes (i) 23,174 shares (before applicable withholding) consisting of Variable Stock Incentive awards restricted from transfer until December 28, 2012, (ii) 22,380 shares (before applicable withholding) consisting of Variable Cash Incentive awards restricted from transfer until March 15, 2011; and (iii) 88,977 fully vested units, representing Stock Salary for 2009, payable in cash in installments promptly following each of the first anniversary and third anniversary of the deemed grant date based on the closing sale price of AIG Common Stock on those anniversaries.

(3)
Includes (i) 634 shares (before applicable withholding) consisting of Variable Stock Incentive awards restricted from transfer until December 28, 2012, (ii) 7,142 shares (before applicable withholding) consisting of Variable Cash Incentive awards restricted from transfer until March 15, 2011; and (iii) 72,044 fully vested units, representing Stock Salary for 2009, payable in cash in installments promptly following each of the first anniversary and third anniversary of the deemed grant date based on the closing sale price of AIG Common Stock on those anniversaries.

Post-Employment Compensation

Pension Benefits

        Eligible employees of ILFC participate in tax-qualified and nonqualified defined benefit (pension) plans maintained by AIG. These retirement plans provide retirement benefits for eligible employees whose length of service allows them to vest in and receive these benefits. Eligible employees who are citizens of the United States or non-citizens working in the United States are covered under the American International Group, Inc. Retirement Plan, a U.S. tax-qualified defined benefit retirement plan. Participants whose formula benefit is restricted from being fully paid from the tax-qualified retirement plan due to IRS limits on compensation and benefits are eligible to participate in the Excess Retirement Income Plan.

        The Excess Retirement Income Plan provides a benefit equal to the portion of the benefit that is not permitted to be paid from the tax-qualified retirement plan due to IRS limits on compensation and benefits. The tax-qualified retirement plan and Excess Retirement Income Plan formula ranges from 0.925 percent to 1.425 percent times average final salary for each year of credited service accrued since April 1, 1985 up to 44 years and 1.25 percent to 1.75 percent times average final salary for each year of credited service accrued prior to April 1, 1985 up to 40 years. For participants who retire after the normal retirement age of 65, the retirement benefit is actuarially increased to reflect the later benefit commencement date.

        Because Messrs. Udvar-Hazy, Plueger and Lund were members of AIG's Top 25 or Top 26-100 groups for 2009, pursuant to the TARP Standards, there is a freeze on future benefit accruals with regard to the benefits provided under the Excess Retirement Income Plan for these named executives. The TARP Standards require that any future benefit accruals for these named executives cease while they are among AIG's 100 most highly compensated employees. Benefit accruals under the Excess Retirement Income Plan ceased on October 22, 2009 for Mr. Udvar-Hazy, and on December 11, 2009 for Messrs. Plueger and Lund.

        For purposes of both the tax-qualified retirement plan and the Excess Retirement Income Plan, average final salary is the average pensionable salary of a participant during those three consecutive years in the last 10 years of credited service that afford the highest such average, not including amounts attributable to overtime pay, quarterly bonuses, mid-year bonuses, supplemental cash incentive payments, annual cash bonuses or long-term incentive awards.

        Early retirement benefits.    Each of the tax-qualified retirement plan and the Excess Retirement Income Plan provides for reduced early retirement benefits. These benefits are available to participants in the tax-qualified retirement plan who have reached age 55 and have 10 or more years of credited service. The Excess Retirement Income Plan provides reduced early retirement benefits to participants who have reached age 60 with five or more years of service, or who have reached age 55 with 10 or more years of credited service, unless otherwise determined.

        In the case of early retirement, participants in the tax-qualified retirement plan and the Excess Retirement Income Plan will receive the plan formula benefit projected to normal retirement at age 65 (using average final salary as of the date of early retirement), but prorated based on years of actual service, then reduced by 3, 4 or 5 percent (depending on age and years of service at retirement) for each year that retirement precedes age 65. Participants in the tax-qualified retirement plan with at least 10 years of continuous service have a vested reduced retirement allowance pursuant to which, in the case of termination of employment prior to reaching age 55, such participants may elect to receive a reduced early retirement benefit commencing at any date between age 55 and age 65. Participants in the tax-qualified retirement plan and the Excess Retirement Income Plan may not choose to receive a lump sum payment upon normal or early retirement.

        Death and disability benefits.    Each of the tax-qualified retirement plan and the Excess Retirement Income Plan also provides for death and disability benefits. The tax-qualified plan and the Excess Retirement Income Plan generally provide a death benefit to active employees who die before age 65 equal to 50 percent of the benefit the participant would have received if he had terminated employment on his date of death, survived until his earliest retirement date and elected a 50 percent joint and survivor annuity.

        Under the tax-qualified retirement plan and the Excess Retirement Income Plan, participants continue to accrue credited service while receiving payments under AIG's long-term disability plan or during periods of unpaid medical leave before reaching age 65 if they have at least 10 years of service when they become disabled. Participants who have less than 10 years of credited service when they become disabled continue to accrue credited service for a maximum of three additional years.

        As with other retirement benefits, in the case of death and disability benefits, the formula benefit under the Excess Retirement Income Plan is reduced by amounts payable under the tax-qualified retirement plan.

        2009 pension benefits.    The following table details the accumulated benefits for the named executives under the tax-qualified retirement plan and the Excess Retirement Income Plan. In accordance with SEC rules, these accumulated benefits are presented as if they were payable upon the named executive's normal retirement at age 65. At the time of their terminations of employment from ILFC in 2010, Messrs. Udvar-Hazy and Plueger and Ms. Sackman were not eligible for normal retirement benefits under the tax-qualified plan and the Excess Retirement Income Plan, but were eligible for early retirement benefits under the tax-qualified plan and the Excess Retirement Income Plan. The early retirement benefits for Messrs. Udvar-Hazy and Plueger and Ms. Sackman will be provided at lower levels than the benefits reflected in the following table due to reduced early retirement benefits. Mr. Lund is not currently eligible for normal retirement benefits under the tax-qualified plan and the Excess Retirement Income Plan, but is eligible for early retirement benefits under the tax-qualified plan and the Excess Retirement Income Plan.

        None of the named executives has been granted extra years of credited service under the defined benefit plans described above.

2009 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year($)
Steven F. Udvar-Hazy	AIG Retirement Plan	36	$1,034,188	$0
	Excess Retirement Income Plan	36	$8,103,750	$0

	Total		$9,137,938	$0
John L. Plueger	AIG Retirement Plan	23	$393,823	$0
	Excess Retirement Income Plan	23	$1,672,266	$0

	Total		$2,066,089	$0
Alan H. Lund	AIG Retirement Plan	27	$632,830	$0
	Excess Retirement Income Plan	27	$2,687,146	$0

	Total		$3,319,976	$0
Julie I. Sackman	AIG Retirement Plan	20	$442,037	$0
	Excess Retirement Income Plan	20	$827,533	$0

	Total		$1,269,570	$0

(1)
Each named executive had the same number of years of credited service as actual years of service as of December 31, 2009.

(2)
The actuarial present values of the accumulated benefits are based on service and earnings as of December 31, 2009 (the pension plan measurement date for purposes of our financial statement reporting). The actuarial present values of the accumulated benefits under the tax-qualified retirement plan and the Excess Retirement Income Plan are calculated based on payment of a life annuity beginning at age 65 consistent with the assumptions described in Note 19 to the Consolidated Financial Statements included in AIG's 2009 Annual Report on Form 10-K. As described in that Note, the discount rate assumption is 6 percent, and mortality assumptions are based on the 2010 PPA separate static annuitant mortality tables.

Benefit accruals in the Excess Retirement Income Plan ceased on October 22, 2009 for Mr. Udvar-Hazy and on December 11, 2009 for Messrs. Plueger and Lund. The frozen benefit is equal to the benefit accrued through the date of the freeze. Vesting is determined in the Excess Retirement Income Plan based on age and years of service as of the executive's actual retirement date. Early retirement reduction factors are also based on age at the executive's actual retirement date.

Nonqualified Deferred Compensation

        In addition to being eligible to participate in a U.S. tax-qualified (401(k)) defined contribution plan, designated employees of ILFC are also eligible to receive deferred incentive awards under the ILFC Incentive Deferred Compensation Plan (IDCP), which is a nonqualified deferred compensation plan. As members of AIG's Top 25 or Top 26-100 groups for 2009, Messrs. Udvar-Hazy, Plueger and Lund received a portion of their compensation in Stock Salary. Stock Salary payments are considered to be a form of nonqualified deferred compensation under SEC rules.

        Incentive Deferred Compensation Plan.    Since 1993, ILFC has maintained the IDCP for eligible employees of ILFC. Under the terms of the IDCP, Mr. Udvar-Hazy is excluded from participation. At the end of 2009, all of the other named executives were eligible to participate in the IDCP, although Messrs. Plueger and Lund did not receive any awards under the IDCP for 2009. Additional awards or credits under the IDCP for Messrs. Plueger and Lund were frozen effective December 11, 2009 as a result of the prohibition on the accrual of benefits under non-qualified deferred compensation plans under the TARP Standards for members of AIG's Top 25 or Top 26-100 groups for 2009.

        Under the IDCP, on January 31 following each plan year, each participant who remains employed receives an annual deferred incentive award equal to 3% of the participant's base salary and bonuses earned for the plan year. A participant may also receive a discretionary deferred incentive award of up to an additional 2.5% of the participant's base salary and bonuses earned for the plan year. A participant may elect to have each plan year's deferred incentive award credited to either a cash account or a stock account established under the IDCP (but may not split the award between a cash account and a stock account). For each participant who elects to have the deferred incentive award credited to a stock account, the participant's stock account will be credited with a number of shares of AIG Common Stock having a value equal to the value of the participant's award on the award date. A participant is not entitled to receive interest or dividends on the amounts credited to the participant's cash account or stock account.

        Subject to the participant's continued employment, a participant becomes vested in each plan year's deferred incentive award on January 1 of the fourth plan year following the plan year for which the award was granted (i.e., an award granted for the 2009 plan year will have an ordinary vesting date of January 1, 2013). A participant will also vest in outstanding unvested deferred incentive awards if the participant terminates employment due to death or disability, or upon attaining age 65 while still employed. Vested deferred incentive awards are paid to a participant following the earlier of the ordinary vesting date or the date of the participant's separation from service. Payment of deferred incentive awards credited to the participant's cash account will be made in cash, while payment of awards credited to the participant's stock account will be made in shares of AIG Common Stock. Any deferred incentive awards that are unvested upon a participant's termination of employment (after giving effect to any accelerated vesting) will be forfeited.

        Stock Salary.    Stock Salary awarded during 2009 took the form of regular grants of immediately vested stock of AIG or units made on each regular payroll date. The amount of stock or units granted on each payroll date was determined by dividing the dollar value of the Stock Salary earned over the applicable payroll period by the market price of AIG Common Stock on the date of grant. Furthermore, each grant of Stock Salary in 2009 was made subject to transfer or payment restrictions for between one and four years from the date of grant, depending on the individual. For 2009, grants of Stock Salary were made to Messrs. Udvar-Hazy, Plueger and Lund with retroactive effect from January 1, 2009, once AIG had finalized arrangements for the payment of this new compensation component. Stock Salary grants to these named executives in 2009 were made in the form of units. The period of restriction for Stock Salary paid to these named executives in 2009 is as follows:

  •
  For Mr. Udvar-Hazy, the restrictions were originally scheduled to lapse on one-third of the Stock Salary each year, starting on the second anniversary of grant. Due to AIG's repayment of a part of its federal obligations, this schedule has been accelerated by one year.

  •
  For Messrs. Plueger and Lund, a portion of Stock Salary is restricted for three years and the remainder is restricted for one year. The approved structure under the TARP Standards for Messrs. Plueger and Lund requires that at least 50 percent of compensation be paid in a form that is non-transferable for at least three years, and the restriction periods were chosen in order to achieve this.

        Ms. Sackman was not in AIG's Top 25 or Top 26-100 groups for 2009, and as a result did not receive Stock Salary payments. For more details on Stock Salary, please see "Compensation Discussion and Analysis—Compensation Structure—Direct Compensation Components."

        The named executives' IDCP balances and Stock Salary awards are detailed in the following table.

2009 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY($)	Registrant Contributions in Last FY($)(1)	Aggregate Earnings (Loss) in Last FY($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)
Steven F. Udvar-Hazy
Stock Salary(3)	$0	$3,154,615	$(63,917)	$0	$3,090,698

Total					$3,090,698
John L. Plueger
IDCP	$0	$0	$0	$110,500	$110,500	(4)
Stock Salary(3)	$0	$2,679,987	$(12,457)	$0	$2,667,530

Total					$2,778,030
Alan H. Lund
IDCP	$0	$0	$0	$110,500	$110,500	(4)
Stock Salary(3)	$0	$2,169,965	$(10,086)	$0	$2,159,879

Total					$2,270,379
Julie I. Sackman
IDCP	$0	$90,808	$0	$65,875	$182,325	(4)

Total					$182,325

(1)
All of the Stock Salary amounts in this column are included in the Stock Awards column of the 2009 Summary Compensation Table. All of the IDCP amounts in this column are included in the All Other Compensation column of the 2009 Summary Compensation Table.

(2)
Represents (i) for Stock Salary, the difference between (x) grant date fair value based on the closing sale price of AIG Common Stock on the date of grant and (y) the closing sale price of AIG Common Stock on December 31, 2009, and (ii) with respect to the shares of AIG Common Stock underlying any amounts credited to a participant's stock account under the IDCP, the difference between (a) the closing sale price of AIG Common Stock on December 31, 2008 (or January 31, 2009 for 2008 plan year credits) and (b) the closing sale price of AIG Common Stock on December 31, 2009. Amounts credited to a participant's cash account under the IDCP are not increased by interest or other earnings.

(3)
Stock Salary is subject to transfer restrictions from one to four years as described in "Compensation Discussion and Analysis."

(4)
Except for any increases or decreases in IDCP plan balances attributable to changes in the value of AIG Common Stock, the IDCP plan balances would have been reported as compensation in prior years if ILFC had been subject to the same executive compensation disclosure rules in prior years.

Potential Payments on Termination and Arrangements with Former Officers

        For Messrs. Udvar-Hazy, Plueger and Lund, SEC rules require presentation of the payments and benefits that each of these named executives would have been provided if his employment had been terminated on December 31, 2009, under the circumstances indicated in the following table. This presentation is required for Messrs. Udvar-Hazy and Plueger even though each of these executives did not receive any of the benefits shown below in connection with his termination of employment from ILFC in 2010. In connection with their terminations of employment, each of Messrs. Udvar-Hazy and Plueger was entitled to receive his accrued benefits disclosed above under "Post Employment Compensation—Pension Benefits" and "Post Employment Compensation—Nonqualified Deferred Compensation," but none of the termination payments and benefits shown below. Similarly, other than her accrued benefits disclosed above under "Post Employment Compensation—Pension Benefits" and "Post Employment Compensation—Nonqualified Deferred Compensation," Ms. Sackman was not entitled to receive any termination payments or benefits in connection with her termination of employment from ILFC in 2010. As a result, SEC rules do not require us to present any termination payments or benefits for Ms. Sackman for a hypothetical termination as of December 31, 2009, since she did not receive any payments or benefits (other than her accrued benefits) in connection with her actual termination of employment during 2010.

        AIG Executive Severance Plan.    Messrs. Udvar-Hazy, Plueger and Lund were participants in AIG's Executive Severance Plan (ESP) on December 31, 2009. Under the ESP, eligible participants at the named executives' level will only receive payments or benefits if their employment is terminated other than by reason of death, disability, resignation or for "Cause" (e.g., a termination without "Cause"). "Cause" generally means the participant's failure to perform his or her duties, misconduct, material violation of applicable codes of conduct, or conviction of or plea of guilty or no contest to a felony or lesser crime involving fraud or dishonesty.

        Under the TARP Standards, Mr. Udvar-Hazy could not have received severance or other "golden parachute payments" as a result of a termination during 2009, and Mr. Lund is not eligible to receive such severance payments upon termination in 2010. In the event of a termination without "Cause," Messrs. Plueger and Lund were entitled to the following severance benefits upon termination in 2009:

  •
  A cash severance payment equal to one-twelfth of the sum of the participant's (A) annual base salary, (B) supplemental or quarterly cash bonuses, if any, payable for the year in which termination occurs and (C) average annual performance-based cash bonus, if any, paid with respect to the three most recently completed calendar years, with such cash severance payment payable for a severance period equal to one month for each year of service (subject to a minimum severance period of six months and a maximum severance period of twelve months, unless the participant was grandfathered in a longer severance period under the prior version of the ESP);

  •
  Continued vesting in outstanding restricted stock units, options and previously earned awards under the Partners Plan during the severance period;

  •
  Continued health and group life insurance on the same terms as active employees during the severance period, with the severance period treated as a period of employment service for purposes of eligibility to participate in and benefits under any applicable retiree health and group life insurance plans; and

  •
  Additional age and service credits during the severance period for purposes of eligibility to participate in and benefits under any nonqualified pension plans;

        In order to receive the severance benefits provided under the ESP, the participant must generally execute a release of claims in favor of ILFC, AIG and AIG's other subsidiaries. Among other things, the release contains restrictive covenants which prohibit the participant from (i) engaging in, being employed by, rendering services to, or acquiring financial interests in businesses that are competitive with ILFC, AIG and AIG's other subsidiaries, (ii) interfering with ILFC's, AIG's and AIG's other subsidiaries' business relationships with customers, suppliers or consultants, (iii) soliciting or hiring employees of ILFC, AIG and AIG's other subsidiaries, (iv) disparaging ILFC, AIG and AIG's other subsidiaries, and their respective officers and directors and (v) disclosing the confidential information of ILFC, AIG and AIG's other subsidiaries. The restrictive covenants generally apply for the earlier of one year after termination or the length of the severance period, although the non-disparagement and confidential information restrictions apply at all times following termination.

        As members of AIG's Top 25 or Top 26-100 groups for 2009, certain of the termination payments and benefits provided under the ESP could not have been provided to Messrs. Plueger and Lund as a result of the TARP Standards. For these named executives, the TARP Standards prohibit the accrual of benefits under non-qualified pension plans. The TARP Standards also prohibit the payment of any severance benefits that are increased by any of the 2009 compensation structures for the named executives. As a result of these limitations pursuant to the TARP Standards, amounts that would otherwise be payable to Messrs. Plueger and Lund under the terms of the ESP are not presented below.

        In addition to the payments and benefits available under the ESP, the terms of AIG's equity plans or awards, ILFC's Cash LTIP and AIG's long-term disability plan provide for additional benefits upon certain terminations of the named executives' employment. These benefits are described below, and the amount of these benefits that each of Messrs. Udvar-Hazy, Plueger and Lund would have been provided if his employment had been terminated on December 31, 2009 under the circumstances indicated in the following table are also presented. In connection with their terminations of employment from ILFC in 2010, neither Mr. Udvar-Hazy nor Mr. Plueger actually received any of these benefits.

        The following table shows the payments and benefits that Messrs. Udvar-Hazy, Plueger and Lund would have been provided in connection with certain terminations of their employment on December 31, 2009. These payment and benefits would be provided by either ILFC or AIG. Please see "Compensation Discussion and Analysis" above for a discussion of how the level of these payments and benefits was determined.

Termination Payments and Benefits as of December 31, 2009

Name	Severance(1)	Medical and Life Insurance(2)	Pension Plan Benefits(3)	Unvested Options(4)	Unvested Stock Awards(5)	Cash LTIP(6)	Total
Steven F. Udvar-Hazy
Involuntarily by ILFC	$0	$0	$566,213	$0	$0	$0	$566,213
Voluntarily by Executive	$0	$0	$566,213	$0	$0	$0	$566,213
Death	$0	$0	$0	$0	$1,264,167	$0	$1,264,167
Disability	$0	$0	$100,477	$0	$1,264,167	$0	$1,364,644
Retirement at or after age 65	$0	$0	$0	$0	$312,422	$0	$312,422
John L. Plueger
Involuntarily by ILFC	$2,759,167	$29,245	$259,598	$0	$19,037	$0	$3,067,047
Voluntarily by Executive	$0	$0	$197,880	$0	$0	$0	$197,880
Death	$0	$0	$0	$0	$705,639	$0	$705,639
Disability	$0	$0	$209,855	$0	$705,639	$0	$915,494
Retirement at or after age 65	$0	$0	$0	$0	$57,831	$0	$57,831
Alan H. Lund
Involuntarily by ILFC	$3,115,833	$30,516	$644,643	$0	$19,037	$0	$3,810,029
Voluntarily by Executive	$0	$0	$595,200	$0	$0	$0	$595,200
Death	$0	$0	$0	$0	$467,688	$0	$467,688
Disability	$0	$0	$167,851	$0	$467,688	$0	$635,539
Retirement at or after age 65	$0	$0	$0	$0	$57,831	$0	$57,831

(1)
The amounts in this column represent the cash severance payments provided for under the ESP.

(2)
These named executives or their estates may receive medical and life insurance benefits upon permanent disability or death only to the extent that they are generally available to all salaried employees. The amounts reported represent the cost to ILFC of the continued health and group life insurance benefits provided for under the ESP. If eligible for retiree medical and life insurance benefits, these named executives are covered under the AIG Retiree Medical and Life Insurance Plan provisions.

(3)
The amounts in this column for termination due to permanent disability represent the increase in the present value, if any, of the named executive's accumulated pension benefits, representing additional years of credited service that would accrue during participation in AIG's long-term disability plan. The amount shown for all of the termination events is the increase above the accumulated value of pension benefits shown in the 2009 Pension Benefits Table, calculated using the same assumptions.

The present values, if any, for termination involuntarily by ILFC reflect additional service equal under the qualified pension plan to the severance period under the ESP. For the involuntarily by ILFC termination scenario where the executive is entitled to a benefit reflecting service during the severance period, the pension plan credit assumes that the qualified plan benefit will be payable at the end of the severance period or when first eligible to retire, if later.

Death benefits under AIG's pension plans generally are no more than half of normal retirement benefits and would result in a loss of value on a present value basis for all of the named executives who participate in AIG's pension plans. The actual dates of birth for any of these individuals' spouses were used to calculate the death benefits.

All termination benefits, except disability benefits, are assumed to commence at the earliest permissible retirement date. Disability benefits are assumed to commence at age 65.

For information on pension benefits generally, see "Post-Employment Compensation—Pension Benefits."

(4)
No options that become exercisable in connection with a named executive's qualifying termination of employment were in the money on December 31, 2009.

(5)
The amounts in this column represent the total market value (based on the closing sale price on the NYSE of $29.98 on December 31, 2009) of shares of AIG Common Stock underlying unvested equity-based awards and previously earned awards under the DCPPP, the Partners Plan, the SICO plans, outstanding restricted stock unit awards and the TARP RSUs, which would have become vested on termination due to permanent disability, death, retirement at or after age 65 or involuntary termination by ILFC, as applicable. For the purposes of providing an estimated value for TARP RSUs upon death or permanent disability, we have assumed that AIG will repay its TARP obligations in full. While the full grants of TARP RSUs have been valued at the closing sale price of AIG Common Stock on December 31, 2009 of $29.98, payment is subject to the vesting and payment schedule in the TARP RSU Award Agreements (i.e., after vesting, and any fixed period of restriction, payment occurs in 25 percent increments as AIG repays 25 percent of its TARP obligations). These amounts reflect that AIG did not achieve threshold performan ce for the 2008-2009 performance period under the Partners Plan. Stock-based award holdings at the end of 2009 are detailed in the Outstanding Equity Awards at December 31, 2009 Table.

(6)
The amounts in this column represent the value of amounts potentially payable following a named executive's death, permanent disability or retirement at or after age 65 in respect of outstanding awards granted under the ILFC Cash LTIP for the following performance periods: January 1, 2007 through January 1, 2010; January 1, 2008 through January 1, 2011 and January 1, 2009 through January 1, 2012. The potential amounts that may become payable have been estimated using the payout percentage for each performance period that would apply based on ILFC's performance from the beginning of the applicable performance period through December 31, 2009.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        ILFC is an indirect, wholly-owned subsidiary of American International Group, Inc., or AIG. AIG Capital Corporation, an indirect wholly owned subsidiary of AIG, owns all 45,267,723 shares of ILFC's outstanding common stock as of December 1, 2010. The address for AIG and AIG Capital Corporation is 70 Pine Street, New York, NY 10270. None of our directors or named executive officers beneficially own any equity interests in ILFC.

TRANSACTIONS WITH RELATED PERSONS

        The following discussion reflects our transactions with related persons as of and since January 1, 2007 and does not reflect transactions prior to that time.

Loans from AIG Funding

        We borrowed $1.7 billion from AIG Funding, a subsidiary of our parent, AIG, in September 2008 in order to pay our commercial paper and other obligations as they became due. The amount outstanding under the loan was paid in October 2008 when we were approved to participate in the CPFF.

        In March 2009, we entered into two demand note agreements with AIG Funding aggregating $1.7 billion to fund our liquidity needs. In October 2009, we entered into a new $2.0 billion credit agreement with AIG Funding and used the proceeds thereof to repay in full our obligations under our $2.0 billion revolving credit facility that matured on October 15, 2009. In December 2009, we borrowed an additional $200 million from AIG Funding to repay maturing debt. These loans, aggregating approximately $3.9 billion in principal amount at December 31, 2009, were scheduled to mature on September 13, 2013, and were due in full at maturity with no scheduled amortization. The loans bore interest at LIBOR plus a margin of 6.025%, of which 3.0% were permitted to be paid-in-kind. We paid interest under the loans from AIG Funding of $157.9 million, $59.9 million, $100.5 million, and $6.8 million during the nine months ended September 30, 2010 and 2009 and the years ended December 31, 2009 and 2008, respectively. On August 20, 2010, we repaid all of our outstanding loan obligations to AIG Funding with the net proceeds of the issuance of our $3.9 billion senior secured notes and the issuance of our $500 million senior notes, each of which occurred on August 20, 2010.

Guarantees of AIG Credit Agreement with FRBNY

        In order to receive the FRBNY's consent to the loans from AIG Funding discussed above, we entered into guarantee agreements to guarantee the repayment of AIG's obligations under the FRBNY Credit Agreement up to an amount equal to the aggregate outstanding balance of the loans from AIG Funding to us. As we repaid all of our loans to AIG Funding in August 2010, we are no longer a guarantor under the FRBNY Credit Agreement.

Intercompany Allocations and Fees with AIG and Its Subsidiaries

        We are party to cost sharing agreements, including tax, with AIG. Generally, these agreements provide for the allocation of corporate costs based upon a proportional allocation of costs to all subsidiaries. We pay other subsidiaries of AIG fees related to management services provided for certain of our foreign subsidiaries. We earned management fees from two trusts consolidated by AIG for the management of aircraft we sold to the trusts. AIG paid certain expenses on our behalf which increased Paid-in capital. See Note C of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2009 and Note K of Notes to Consolidated Financial Statements in our condensed consolidated financial statements for the nine months ended September 30, 2010, each of which is contained elsewhere in this prospectus. During the nine months ended September 30, 2010, we paid AIG $85.0 million that was due and payable on a loan related to certain tax planning activities we had participated in during 2002 and 2003.

Derivatives Transactions with AIGFP

        All of our interest rate swap and foreign currency swap agreements are with AIGFP, a wholly-owned subsidiary of AIG. See Notes H and I of Notes to Condensed, Consolidated Financial Statements in our condensed consolidated financial statements for the nine months ended September 30, 2010 and

Notes N and O of Notes to Consolidated Financial Statements in our consolidated financial statements for the year ended December 31, 2009, each of which is contained elsewhere in this prospectus.

Insurance Policies with AIG

        We purchase insurance through a broker who may place part of our policies with AIG. Total insurance premiums were $5.5 million, $4.9 million, $6.8 million, $5.7 million and $5.1 million for the nine month periods ended September 30, 2010, and 2009 and the years ended December 31, 2009, 2008 and 2007, respectively.

Review, Approval or Ratification of Related Party Transactions

        We have not adopted a formal policy for reviewing related party transactions that are required to be disclosed under the SEC rules. Our board of directors reviews related party transactions as required by applicable law and when otherwise desired by management or members of the board.

        The board of directors of our parent, AIG, has adopted a related-party transaction approval policy. Under this written policy, any transaction that involves more than $120,000 and would be required to be disclosed in AIG's Proxy Statement, between AIG or any of its subsidiaries and any director or executive officer, or their related persons, must be approved by the Nominating and Corporate Governance Committee of AIG. In determining whether to approve a related-party transaction, the Nominating and Corporate Governance Committee will consider:

  •
  Whether the terms of the transaction are fair to AIG and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or employee of AIG;

  •
  Whether there are demonstrable business reasons for AIG to enter into the transaction;

  •
  Whether the transaction would impair the independence of a director; and

  •
  Whether the transaction would present an improper conflict of interest for any director, executive officer or employee of AIG, taking into account the size of the transaction, the overall financial position of the director, executive officer or employee, the direct or indirect nature of the interest of the director, executive officer or employee in the transaction, the ongoing nature of any proposed relationship and any other factors the Nominating and Corporate Governance Committee or its chairman deems relevant.

 DESCRIPTION OF OTHER INDEBTEDNESS

        The following is a summary description of our outstanding indebtedness other than the notes. This summary is not a description of all of the terms of such indebtedness.

Senior Secured Bonds

        On August 20, 2010, we issued $3.9 billion of senior secured notes, with $1.35 billion maturing in September 2014 and bearing interest of 6.5%, $1.275 billion maturing in September 2016 and bearing interest of 6.75%, and $1.275 billion maturing in September 2018 and bearing interest of 7.125%. The aggregate net proceeds from the issuances were approximately $3.84 billion after deducting initial purchaser discounts and commissions, fees and estimated offering expenses. The notes are secured by a designated pool of aircraft, initially consisting of 174 aircraft and their related leases and certain cash collateral. In addition, two of ILFC's subsidiaries, that either own or hold leases of aircraft included in the pool securing the notes, have guaranteed the notes. We can redeem the notes at any time prior to their maturity, provided we give notification between 30 to 60 days prior to the intended redemption date and subject to a penalty of the greater of 1% of the outstanding principal amount and a "make-whole" premium. There is no sinking fund for the notes.

        The indenture governing the senior secured notes contains customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to: (i) create liens; (ii) sell, transfer or otherwise dispose of assets; (iii) declare or pay dividends or acquire or retire shares of our capital stock; (iv) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (v) make investments in or transfer assets to non-restricted subsidiaries; and (vi) consolidate, merge, sell or otherwise dispose of all, or substantially all, of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior secured notes may immediately become due and payable.

        We used the borrowed amounts to repay in full our loans from AIG Funding.

Export Credit Agency ("ECA") Financings

        We entered into ECA facility agreements in 1999 (the "1999 ECA facility") and 2004 (the "2004 ECA facility") through non-restricted subsidiaries. The facilities were used to fund purchases of Airbus aircraft through 2001 and June 2010, respectively. New financings are no longer available to us under either ECA facility. The loans made under the ECA facilities were used to fund a portion of each aircraft's net purchase price. The loans are guaranteed by various European ECAs. We have collateralized the debt with pledges of the shares of wholly-owned subsidiaries that hold title to the aircraft financed under the facilities.

        In January 1999, we entered into the 1999 ECA facility to borrow up to $4.3 billion for the purchase of Airbus aircraft delivered through 2001. We used $2.8 billion of the amount available under this facility to finance purchases of 62 aircraft. Each aircraft purchased was financed by a ten-year fully amortizing loan with interest rates ranging from 5.753% to 5.898%. At September 30, 2010, 15 loans with an aggregate principal value of $55.9 million remained outstanding under the facility and the net book value of the aircraft owned by the subsidiary was $1.6 billion.

        In May 2004, we entered into the 2004 ECA facility, which was most recently amended in May 2009 to allow us to borrow up to $4.6 billion for the purchase of Airbus aircraft delivered through June 30, 2010. We used $4.3 billion of the available amount to finance purchases of 76 aircraft. Each aircraft purchased was financed by a ten-year fully amortizing loan. As of September 30, 2010, approximately $2.8 billion was outstanding under this facility. The interest rates on the loans outstanding under the facility are either fixed or based on LIBOR and ranged from 0.47% to 4.71% at September 30, 2010. The net book value of the related aircraft was $4.4 billion at September 30, 2010.

        Our current long-term debt ratings require us to segregate security deposits, overhaul reserves and rental payments received for aircraft with loan balances outstanding under the 1999 and 2004 ECA facilities (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt). The segregated funds are deposited into separate accounts pledged to and controlled by the security trustees of the facilities. In addition, we must register the existing individual mortgages on the aircraft funded under both the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective aircraft are registered (mortgages are only required to be filed on aircraft with loan balances outstanding or otherwise as agreed in connection with the cross-collateralization as described below). At September 30, 2010, we had segregated security deposits, overhaul reserves and rental payments aggregating approximately $361 million related to aircraft funded under the 1999 and 2004 ECA facilities. The segregated amounts will fluctuate with changes in security deposits, overhaul reserves, rental payments and debt maturities related to the aircraft funded under the facilities.

        During the first quarter of 2010, we entered into agreements to cross-collateralize the 1999 ECA facility with the 2004 ECA facility. As part of such cross-collateralization we (i) guaranteed the obligations under the 2004 ECA facility through our subsidiary established to finance Airbus aircraft under our 1999 ECA facility; (ii) agreed to grant mortgages over certain aircraft financed under the 1999 ECA facility (including aircraft which are not currently subject to a loan under the 1999 ECA facility) and security interests over other collateral related to the aircraft financed under the 1999 ECA facility to secure the guaranty obligation; (iii) accepted a loan-to-value ratio (aggregating the loans and aircraft from the 1999 ECA facility and the 2004 ECA facility) of no more than fifty percent, in order to release liens (including the cross-collateralization arrangement) on any aircraft financed under the 1999 or 2004 ECA facilities or other assets related to the aircraft; and (iv) agreed to allow proceeds generated from certain disposals of aircraft to be applied to obligations under both the 1999 ECA and 2004 ECA facilities.

        We also agreed to additional restrictive covenants relating to the 2004 ECA facility, restricting us from (i) paying dividends on our capital stock with the proceeds of asset sales and (ii) selling or transferring aircraft with an aggregate net book value exceeding a certain disposition amount, which is currently approximately $10.6 billion. The disposition amount will be reduced by approximately $91.4 million at the end of each calendar quarter during the effective period. The covenants are in effect from the date of the agreement until December 31, 2012. A breach of these restrictive covenants would result in a termination event for the ten loans funded subsequent to the date of the agreement and would make those loans, which aggregated $311.9 million at September 30, 2010, due in full at the time of such a termination event.

        In addition, if a termination event resulting in an acceleration event were to occur under the 1999 or 2004 ECA facility, we would have to segregate lease payments, overhaul reserves and security deposits received after such acceleration event occurred relating to all the aircraft funded under the 1999 ECA facility, including those aircraft no longer subject to a loan.

Secured Bank Debt

        We have a revolving credit facility, dated October 13, 2006, under which the maximum amount available of $2.5 billion is outstanding. On April 16, 2010, we entered into an amendment to this facility with lenders holding $2.155 billion of the outstanding loans under the facility (the "Electing

Lenders"). Subject to the satisfaction of the collateralization requirements discussed below, the Electing Lenders agreed to, among other things:

  •
  increase our permitted secured indebtedness basket under the credit facility from 12.5% to 35% of our Consolidated Tangible Net Assets, as defined in the credit agreement;

  •
  extend the scheduled maturity date of their loans totaling $2.155 billion to October 2012. The extended loans will bear interest at LIBOR plus a margin of 2.15%, plus facility fees of 0.2% on the outstanding principal balance; and

  •
  permit liens securing (i) the loans held by the Electing Lenders and (ii) certain funded term loans in an aggregate amount not to exceed $500 million.

        The collateralization requirement provides that the $2.155 billion of loans held by Electing Lenders must be secured by a lien on the equity interests of certain of ILFC's non-restricted subsidiaries that will own aircraft with aggregate appraised values of not less than 133% of the $2.155 billion principal amount (the "Required Collateral Amount"). We must transfer all aircraft meeting the Required Collateral Amount to the pledged subsidiaries prior to April 16, 2011, subject to our right to post cash collateral for any shortfall. As of November 5, 2010, we had transferred approximately two-thirds of the required aircraft appraised value. After we have transferred the required amount of aircraft appraised value to the pledged subsidiaries, the credit facility includes an ongoing requirement, tested periodically, that the appraised value of the eligible aircraft owned by the pledged subsidiaries must be equal to or greater than 100% of the Required Collateral Amount. This ongoing requirement is subject to the right to transfer additional eligible aircraft to the pledged subsidiaries or ratably prepay the loans held by the Electing Lenders. We also guarantee the loans held by the Electing Lenders through certain other subsidiaries.

        The amended facility permits us to incur liens securing certain additional secured indebtedness prior to the satisfaction of the collateralization requirement, provided we use any net cash proceeds from the additional secured indebtedness to prepay one of our term loans maturing in 2011. The amended facility prohibits us from re-borrowing amounts repaid under this facility for any reason. The revolving credit facility also contains financial and restrictive covenants that (i) limit our ability to incur indebtedness; (ii) restrict certain payments, liens and sales of assets by us; and (iii) require us to maintain a fixed charge coverage ratio and consolidated tangible net worth in excess of certain minimum levels.

        The remaining $345 million of loans held by lenders who are not party to the amendment will remain unsecured and will mature on their originally scheduled maturity date in October 2011, with no increase to the interest rate margin.

Other Secured Financing Arrangements

        In May 2009, ILFC provided $39.0 million of subordinated financing to a non-restricted subsidiary. The entity used these funds and an additional $106.0 million borrowed from third parties to purchase an aircraft, which it leases to an airline. ILFC acts as servicer of the lease for the entity. The $106.0 million loan has two tranches. The first tranche is $82.0 million, fully amortizes over the lease term, and is non-recourse to ILFC. The second tranche is $24.0 million, partially amortizes over the lease term, and is guaranteed by ILFC. Both tranches of the loan are secured by the aircraft and the lease receivables. Both tranches mature in May 2018 with interest rates based on LIBOR. At September 30, 2010, the interest rates on the $82.0 million and $24.0 million tranches were 3.409% and 5.109%, respectively. The entity entered into two interest rate cap agreements to economically hedge the related LIBOR interest rate risk in excess of 4.00%. At September 30, 2010, $92.3 million was outstanding under the two tranches and the net book value of the aircraft was $138.4 million.

        In June 2009, we borrowed $55.4 million through a non-restricted subsidiary, which owns one aircraft leased to an airline. Half of the original loan amortizes over five years and the remaining $27.7 million is due in 2014. The loan is non-recourse to ILFC and is secured by the aircraft and the lease receivables. The interest rate on the loan is fixed at 6.58%. At September 30, 2010, $48.2 million was outstanding and the net book value of the aircraft was $92.0 million.

        On March 17, 2010, we entered into a $750 million term loan agreement secured by 43 aircraft and all related equipment and leases ("Secured Term Loan 1"). The aircraft had an average appraised base market value of approximately $1.3 billion, for an initial loan-to-value ratio of approximately 56%. The loan matures on March 17, 2015, and bears interest at LIBOR plus a margin of 4.75% with a LIBOR floor of 2.0%. The principal of the loan is payable in full at maturity with no scheduled amortization, but we can voluntarily prepay the loan at any time, subject to a 1% prepayment penalty prior to March 17, 2011.

        Secured Term Loan 1 contains limitations on our ability to create liens on the collateral (other than certain permitted liens), consolidate, merge, sell or otherwise dispose of all or substantially all of our assets and to enter into transactions with affiliates. Secured Term Loan 1 also contains customary events of default including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal under, the loan, the failure to comply with certain covenants and agreements specified in the loan agreement for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all of the then outstanding amounts under Secured Term Loan 1 may become due and payable immediately.

        On March 17, 2010, we also entered into an additional term loan agreement of $550 million through a newly formed non-restricted subsidiary ("Secured Term Loan 2"). The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain non-restricted subsidiaries of ILFC that hold title to 37 aircraft. The aircraft had an average appraised base market value of approximately $969 million, for an initial loan-to-value ratio of approximately 57%. The loan matures on March 17, 2016, and bears interest at LIBOR plus a margin of 5.0% with a LIBOR floor of 2.0%. The principal of the loan is payable in full at maturity with no scheduled amortization. The proceeds from this loan are restricted from use in our operations until we transfer the related collateral to the non-restricted subsidiaries. At September 30, 2010, $318 million of the proceeds remained restricted. At November 5, 2010, approximately $95 million of the $318 million had become available to us. We can voluntarily prepay the loan at any time subject to a 2% prepayment penalty prior to March 17, 2011, and a 1% prepayment penalty prior to March 17, 2012. Both loans require a loan-to-value ratio of no more than 63%.

        Secured Term Loan 2 contains limitations on the ability of the subsidiary borrower and its subsidiaries to create liens (other than certain permitted liens), incur additional indebtedness (other than certain permitted subordinated indebtedness), consolidate, merge, sell or otherwise dispose of all or substantially all of their assets and to enter into transactions with affiliates. Secured Term Loan 2 also contains customary events of default including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal under, the loan, the failure to comply with certain covenants and agreements specified in the loan agreement for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all of the then outstanding amounts under Secured Term Loan 2 may become due and payable immediately.

Unsecured Bonds and Medium-Term Notes

        Automatic Shelf Registration:    We have an effective automatic shelf registration statement filed with the SEC. As a result of our WKSI status, we have an unlimited amount of debt securities registered for sale.

        On August 20, 2010, we issued $500 million in aggregate principal amount of 8.875% senior notes due September 2017 pursuant to our automatic shelf registration statement. The aggregate net proceeds from the sale of the senior notes were approximately $488.3 million after deducting underwriting discounts and commissions, fees and estimated offering expenses. At September 30, 2010, we also had an additional $11.8 billion of bonds and medium-term notes outstanding, issued under previous registration statements, with interest rates ranging from 0.85% to 7.95%.

        On December 7, 2010, we issued $1.0 billion in aggregate principal amount of 8.25% senior notes due 2020 pursuant to our automatic shelf registration statement. The notes mature on December 15, 2020. The notes are not subject to redemption prior to their stated maturity and there is no sinking fund for the notes.

        The indentures governing these notes, as supplemented, contain customary covenants that, among other things, restrict the ability of ILFC and its restricted subsidiaries to: (i) incur liens on assets; (ii) declare or pay dividends or acquire or retire shares of capital stock of ILFC during certain events of default; (iii) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (iv) make investment in or transfer assets to non-restricted subsidiaries; and (v) consolidate, merge, sell or otherwise dispose of all or substantially all of ILFC's assets. All of these covenants are subject to a number of important limitations and exceptions under the indentures governing the notes, as supplemented.

        The indentures governing these notes, as supplemented, also provides for customary events of default with respect to the notes, including, but not limited to, the failure to make payments of interest on, or principal of, the notes, the failure to comply with certain covenants and agreements specified in the indentures for a period of time after notice has been provided, the acceleration of certain other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal, interest and any other monetary obligations on all the then outstanding notes may become due and payable immediately.

        Euro Medium-Term Note Programme:    We have a $7.0 billion Euro Medium-Term Note Programme, under which we have $1.2 billion of Euro denominated notes outstanding. The notes mature on August 15, 2011, and bear interest based on Euribor with a spread of 0.375%. We have hedged the notes into U.S. dollars and fixed the interest rates ranging from 5.355% to 5.367%. The programme is perpetual and the principal amount of a bond becomes available for new issuances at maturity.

        Other Senior Notes:    On March 22, 2010 and April 6, 2010, we issued a combined $1.25 billion aggregate principal amount of 8.625% senior notes due September 15, 2015, and $1.5 billion aggregate principal amount of 8.750% senior notes due March 15, 2017, pursuant to an indenture dated as of March 22, 2010. The aggregate net proceeds from the issuances were approximately $2.67 billion after deducting initial purchasers' discounts and estimated offering expenses. The notes are due in full on their scheduled maturity dates. The notes are not subject to redemption prior to their stated maturity and there are no sinking fund requirements.

        The indenture governing the notes contains customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to (i) incur liens on assets; (ii) declare or pay dividends or acquire or retire shares of our capital stock during certain events of default; (iii) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (iv) make investments in or transfer assets to non-restricted subsidiaries; and (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets.

        The indentures also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior notes may immediately become due and payable.

Unsecured Bank Debt

        Revolving Credit Facility:    At September 30, 2010, we had a $2.0 billion unsecured revolving credit facility, entered into with an original group of 35 banks and originally expiring on October 14, 2010. This revolving credit facility provided for interest rates that varied according to the pricing option selected at the time of borrowing. Pricing options included a base rate, a rate ranging from 0.25% over LIBOR to 0.65% over LIBOR based upon utilization, or a rate determined by a competitive bid process with the banks. As of September 30, 2010, the maximum amount available of $2.0 billion under our unsecured revolving credit facility was outstanding and interest was accruing at 0.91%. The credit facility was subject to facility fees of 0.2% of amounts available at September 30, 2010. On October 7, 2010, using available cash on hand, we prepaid in full the $2.0 billion principal amount outstanding under the facility and terminated the facility.

        In addition, $345 million of the outstanding loans under our revolving credit facility originally expiring in October 2011, held by lenders not party to the amendment to that facility, remain unsecured and will mature on their originally scheduled maturity date in October 2011. See "Secured Bank Debt" above.

        Term Loans:    From time to time, we enter into funded bank financing arrangements. As of September 30, 2010, we had one term loan maturing in December 2011 with principal amount of $75 million outstanding. The interest rate is based on LIBOR plus 1.8%, approximately 2.09% at September 30, 2010. In April 2010, we prepaid $410 million of our term loans with original maturity dates in 2011 and 2012. We amended the remaining term loan to permit, among other things, liens securing (i) the loans under the revolving credit facility originally expiring in October 2011 and (ii) certain other funded term loans in an aggregate principal amount not to exceed $500 million. The amendment also permits certain additional secured indebtedness in excess of the permitted secured indebtedness basket of 12.5% of Consolidated Tangible Net Assets (as defined in the term loan), provided we use any net cash proceeds from such additional secured indebtedness to prepay the remaining term loan, which matures in 2011. Our unsecured term loan agreement contains financial and restrictive covenants that are substantially similar to the covenants in our revolving credit facility described above under "Secured Bank Debt."

Subordinated Debt

        In December 2005, we issued two tranches of subordinated debt totaling $1.0 billion. Both tranches mature on December 21, 2065, but each tranche has a different call option. The $600 million tranche has a call option date of December 21, 2010, and the $400 million tranche has a call option date of December 21, 2015. The tranche with the 2010 call option date has a fixed interest rate of 5.90% for the first five years, and the tranche with the 2015 call option date has a fixed interest rate of 6.25% for the first ten years. Each tranche has an interest rate adjustment if the call option for that tranche is not exercised. The new interest rate would be a floating rate, reset quarterly, based on the initial credit spread of 1.55% and 1.80%, respectively, plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury.

        As stated above, we may call all or any part of the $600 million tranche of subordinated debt at any time on or after December 21, 2010 with at least 30 days' but no more than 60 days' notice to holders of the bonds. We do not currently intend to call any of these bonds. If we choose to redeem the bonds, we must pay 100% of the principal amount of the bonds being redeemed plus any accrued and unpaid interest to the redemption date. If we choose to redeem only a portion of the outstanding bonds, at least $50 million principal amount of the bonds must remain outstanding.

Commercial Paper

        Commercial Paper:    We terminated our $6.0 billion Commercial Paper Program effective May 17, 2010. We had access to the CPFF from its inception in 2008 until January 2009.

Derivatives

        We employ derivative products to manage our exposure to interest rates risks and foreign currency risks. We enter into derivative transactions only to economically hedge interest rate risk and currency risk and not to speculate on interest rates or currency fluctuations. These derivative products include interest rate swap agreements, foreign currency swap agreements and interest rate cap agreements. At September 30, 2010, all our interest rate swap and foreign currency swap agreements were designated as and accounted for as cash flow hedges and we had not designated our interest rate cap agreements as hedges.

        When interest rate and foreign currency swaps are effective as cash flow hedges, they offset the variability of expected future cash flows, both economically and for financial reporting purposes. We have historically used such instruments to effectively mitigate foreign currency and interest rate risks. The effect of our ability to apply hedge accounting for the swap agreements is that changes in their fair values are recorded in other comprehensive income instead of in earnings for each reporting period. As a result, reported net income will not be directly influenced by changes in interest rates and currency rates.

        The counterparty to our interest rate swaps and foreign currency swaps is AIGFP, a non-subsidiary affiliate. The swap agreements are subject to a bilateral security agreement and a master netting agreement, which would allow the netting of derivative assets and liabilities in the case of default under any one contract. Failure of the counterparty to perform under the derivative contracts would have a material impact on our results of operations and cash flows. The counterparty to our interest rate cap agreements is an independent third party with whom we do not have a master netting agreement.

DESCRIPTION OF EXCHANGE NOTES

General

        The original notes were, and the exchange notes will be, issued by ILFC under an indenture dated as of March 22, 2010 (the "indenture") among ILFC, Wilmington Trust FSB, as trustee (the "Trustee"), and Deutsche Bank Trust Company Americas, as paying agent, security registrar and authentication agent. The terms of the 2015 exchange notes and the 2017 exchange notes will be identical, except as set forth in this prospectus. The 2015 original notes and the 2015 exchange notes (together, the "2015 notes") will be treated as a single class of debt securities under the indenture and the 2017 original notes and the 2017 exchange notes (together, the "2017 notes") will be treated as a single class of debt securities under the indenture. The 2015 exchange notes and 2017 exchange notes will each constitute a separate series of notes under the indenture but will vote together as a single group as described below under "—Amendment, Supplement and Waiver of the Indenture." Each such series will be separate from any other series of debt securities (together with the notes, the "Debt Securities") that may be issued from time to time in the future under the indenture. The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued in one or more series, in each case as authorized from time to time by ILFC. Any series of debt securities, including either series of the notes, may be reopened, and additional Debt Securities of such series may be issued.

        The following description is a summary of certain provisions of the indenture and the notes. It does not restate the indenture or the notes in their entirety and is qualified in its entirety by reference to such documents. You may request copies of the indenture at ILFC's address set forth under "Where You Can Find More Information."

        The exchange notes will be issued only in fully registered book-entry form without coupons only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 above that amount. The exchange notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of DTC, New York, New York, as described under "—Book-Entry, Delivery and Form."

Principal Amount; Maturity and Interest

        ILFC issued the 2015 original notes in an initial aggregate principal amount of $1,250,000,000. The 2015 notes will mature on September 15, 2015.

        ILFC issued the 2017 original notes in an initial aggregate principal amount of $1,500,000,000. The 2017 notes will mature on March 15, 2017.

        The notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars.

        The 2015 notes will bear interest at a rate of 8.625% per year and will be payable semi-annually, in cash in arrears, on March 15 and September 15 of each year, beginning on September 15, 2010, to the persons in whose name the 2015 notes are registered at the close of business on the immediately preceding March 1 and September 1, respectively. Interest on the 2015 notes will be computed on the basis of a 360-day year of twelve 30-day months.

        The 2017 notes will bear interest at a rate of 8.750% per year and will be payable semi-annually, in cash in arrears, on March 15 and September 15 of each year, beginning on September 15, 2010, to the persons in whose name the 2017 notes are registered at the close of business on the immediately preceding March 1 and September 1, respectively. Interest on the 2017 notes will be computed on the basis of a 360-day year of twelve 30-day months.

        The exchange notes will accrue interest from March 22, 2010, the issue date of the original notes (the "original issue date").

        If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

Ranking

        The notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of ILFC, including all Debt Securities, and senior in right of payment to existing and future indebtedness of ILFC that by its terms is expressly subordinated to the notes. The notes will be effectively subordinated to any secured indebtedness of ILFC to the extent of the value of the assets securing such debt. On an as adjusted basis to give effect to (i) our repayment in full on October 7, 2010 of all outstanding amounts under our $2 billion revolving credit facility and (ii) our issuance of $1.0 billion aggregate principal amount of notes on December 7, 2010, as of September 30, 2010, we would have had approximately $29.0 billion aggregate principal amount of long-term debt outstanding, of which approximately $10.4 billion in aggregate principal amount of secured indebtedness was outstanding.

        The notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of subsidiaries of ILFC. As of September 30, 2010, ILFC, on a stand alone basis, had approximately $38.3 billion in total assets, excluding intercompany receivables, and approximately $33.7 billion of liabilities outstanding. The assets of ILFC, on a stand-alone basis as of September 30, 2010, include aircraft that ILFC has agreed to transfer, but has not yet transferred, to its subsidiaries pursuant to its secured debt agreements. ILFC has agreed pursuant to Secured Term Loan 2 and its $2.5 billion revolving credit facility to transfer aircraft to its subsidiaries with an aggregate appraised value of $3.9 billion as of April 26, 2010.

        The notes will be unsecured and will not be guaranteed by our parent, any of our subsidiaries or any third party.

Redemption

        The notes are not subject to redemption prior to their stated maturity, and there is no sinking fund for the notes.

Certain Covenants

        The following is a summary of the covenants included in the indenture. Other than restrictions described below, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving ILFC or in the event of a decline in its credit rating as the result of a change of control, takeover, recapitalization, highly leveraged transaction or similar restructuring involving ILFC that could adversely affect such holders.

Restrictions on Liens

        The indenture provides that ILFC will not, nor will it permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for borrowed money secured by any mortgage (as defined under the heading "—Certain Definitions" below), upon any property of ILFC or any Restricted Subsidiary, or upon any shares of stock of any Restricted Subsidiary, without in any such case effectively providing, concurrently with the issuance, assumption or guaranty of any such indebtedness for borrowed money, that the notes (together with, any other Debt Securities outstanding under the indenture, and if ILFC shall so determine, any other indebtedness of ILFC or such Restricted Subsidiary ranking equally with the notes then existing or thereafter created) shall be secured equally and ratably with such indebtedness for borrowed money; provided, however, that the foregoing restrictions shall not apply to:

          (1)   mortgages existing on August 1, 2006;

          (2)   mortgages to secure the payment of all or part of the purchase price of such property (other than property acquired for lease to a Person other than ILFC or a Restricted Subsidiary) upon the acquisition of such property by ILFC or a Restricted Subsidiary or to secure any indebtedness for borrowed money incurred or guaranteed by ILFC or a Restricted Subsidiary prior to, at the time of, or within 60 days after the later of the acquisition, completion of construction or commencement of full operation of such property, which indebtedness for borrowed money is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement, the mortgage shall not apply to any property theretofore owned by ILFC or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

          (3)   mortgages on the property of a Restricted Subsidiary on the date it became a Restricted Subsidiary;

          (4)   mortgages securing indebtedness for borrowed money of a Restricted Subsidiary owing to ILFC or to another Restricted Subsidiary;

          (5)   mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with ILFC or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the properties of a corporation or firm as an entirety or substantially as an entirety by ILFC or a Restricted Subsidiary;

          (6)   any replacement or successive replacement in whole or in part of any mortgage referred to in the foregoing clauses (1) to (5), inclusive; provided, however, that the principal amount of the indebtedness for borrowed money secured by the mortgage shall not be increased and the principal repayment schedule and maturity of such indebtedness shall not be extended and (A) such replacement shall be limited to all or a part of the property which secured the mortgage so replaced (plus improvements and construction on such property), or (B) if the property which secured the mortgage so replaced has been destroyed, condemned or damaged and pursuant to the terms of the mortgage other property has been substituted therefor, then such replacement shall be limited to all or part of such substituted property;

          (7)   liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against ILFC or any Restricted Subsidiary with respect to which ILFC or such Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review; or liens incurred by ILFC or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which ILFC or such Restricted Subsidiary is a party; or

          (8)   liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; landlord's liens on property held under lease; and any other liens or charges incidental to the conduct of the business of ILFC or any Restricted Subsidiary or the ownership of the property and assets of any of them which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of ILFC, materially impair the use of such property in the operation of the business of ILFC or such Restricted Subsidiary or the value of such property for the purposes of such business.

        Notwithstanding the foregoing provisions, ILFC and any one or more Restricted Subsidiaries may issue, assume or guarantee indebtedness for borrowed money secured by mortgages which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all the other outstanding indebtedness for borrowed money of ILFC and its Restricted Subsidiaries secured by mortgages which is not listed in clauses (1) through (8) above, does not at the time exceed 12.5% of the Consolidated Net Tangible Assets of ILFC as shown on the audited consolidated financial statements of ILFC as of the end of the fiscal year preceding the date of determination.

Restrictions as to Dividends and Certain Other Payments

        The indenture provides that no dividend whatever shall be paid or declared nor shall any distributions be made on any capital stock of ILFC (except in shares of, or warrants or rights to subscribe for or purchase shares of, capital stock of ILFC), nor shall any payment be made by ILFC or any Restricted Subsidiary to acquire or retire shares of such stock, at a time when an Event of Default as defined under clauses (1), (2) or (3) under the caption "—Events of Default" has occurred and is continuing.

Restrictions on Permitting Restricted Subsidiaries to Become Non-Restricted Subsidiaries and Non-Restricted Subsidiaries to Become Restricted Subsidiaries

        ILFC will not permit any Restricted Subsidiary to be designated as or otherwise to become a Non-Restricted Subsidiary unless immediately after such Restricted Subsidiary becomes a Non-Restricted Subsidiary, it will not own, directly or indirectly, any capital stock or indebtedness of any Restricted Subsidiary.

        ILFC will not permit any Non-Restricted Subsidiary to be designated as or otherwise to become a Restricted Subsidiary unless:

          (1)   such Non-Restricted Subsidiary is not a Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside the United States of America, its territories and possessions and Puerto Rico; and

          (2)   immediately thereafter, such Subsidiary has outstanding no mortgages in respect of any of its assets except as would have been permitted by the covenant described under the caption "—Certain Covenants—Restrictions on Liens" above had such mortgages been incurred immediately thereafter.

        Promptly after the adoption of any resolution by the Board of Directors designating a Restricted Subsidiary as a Non-Restricted Subsidiary or a Non-Restricted Subsidiary as a Restricted Subsidiary, ILFC shall file a certified copy thereof with the Trustee, together with an officers' certificate as required by the terms of the indenture.

Restrictions on Investments in Non-Restricted Subsidiaries

        ILFC will not, nor will it permit any Restricted Subsidiary to, make any investment in, or transfer any assets to, a Non-Restricted Subsidiary if immediately thereafter ILFC would be in breach of or in default in the performance of any of its covenants or warranties contained in the indenture.

SEC Reports and Reports to Holders

        ILFC will be required to file with the Trustee within 15 days after ILFC is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which ILFC may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if ILFC is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. In addition, ILFC will be required to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by ILFC with the conditions and covenants provided for in the indenture as may be required from time to time by such rules and regulations.

Merger and Sale of Assets

        The indenture provides that ILFC shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and ILFC shall not permit any Person to consolidate with or merge into ILFC or convey, transfer or lease its properties and assets substantially as an entirety to ILFC, unless the following conditions are satisfied:

          (1)   the Person formed by such consolidation or merger or to which such assets or properties are conveyed, transferred or leased substantially as an entirety, is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia and such Person expressly assumes the obligations of ILFC under the indenture;

          (2)   immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

          (3)   if, as a result of such consolidation, merger, conveyance, transfer or lease, the property or assets of ILFC become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indenture, ILFC or such Person will have taken appropriate steps to secure the notes (and any other Debt Securities outstanding under the indenture) equally and ratably with the indebtedness secured thereby.

        Upon such consolidation, merger, conveyance, transfer or lease, the successor Person shall be substituted for ILFC under the indenture and, except in the case of a lease, ILFC will be relieved of all obligations under the indenture.

Events of Default

        The indenture defines an Event of Default with respect to each series of the notes as being any one of the following occurrences:

          (1)   default in the payment of any installment of interest upon such series of the notes when it becomes due and payable, and continuance of such default for a period of 30 days or more; or

          (2)   default in the payment of all or any part of the principal of such series of notes when it becomes due and payable at its Maturity; or

          (3)   default in the performance, or breach, of any other covenant or warranty of ILFC in the indenture applicable to such series of notes or the notes of such series, and continuance of such default or breach for a period of 60 days after notice to ILFC by the Trustee, or to ILFC and the Trustee by the holders of at least 25% in principal amount of such series of notes at the time Outstanding; or

          (4)   default under any mortgage, indenture (including the indenture governing the notes) or instrument under which there is issued, or which secures or evidences, any indebtedness for borrowed money of ILFC or any Restricted Subsidiary now existing or created after the issue date of the notes, which default shall constitute a failure to pay principal of such indebtedness in an amount exceeding $50,000,000 when due and payable (other than as a result of acceleration), after expiration of any applicable grace period with respect thereto, or shall have resulted in an aggregate principal amount of such indebtedness exceeding $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after there has been given a notice to ILFC by the Trustee, or to ILFC and the Trustee by the holders of at least 25% in principal amount of such series of notes at the time Outstanding; or

          (5)   certain events in bankruptcy, insolvency, reorganization, receivership, or liquidation, whether voluntary or involuntary.

        If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of such series of notes at the time Outstanding may declare such series of notes to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the notes at the time Outstanding.

        The holder of any note will not have any right to institute any proceeding with respect to the indenture or remedies thereunder, unless:

          (1)   such holder previously gives the Trustee written notice of an Event of Default with respect to its series of notes that is continuing;

          (2)   the holders of not less than 25% in principal amount of such series of Outstanding notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default and offered the Trustee reasonable indemnity to institute such proceeding as Trustee; and

          (3)   the Trustee shall have failed to institute such proceeding for 60 days after its receipt of such notice and the Trustee has not been given inconsistent direction during such 60-day period by holders of a majority in principal amount of such series of notes at the time Outstanding.

        However, the right of any holder of any note to institute suit for enforcement of any payment of principal and interest on any note on or after the applicable due date, may not be impaired or affected without such holder's consent.

        The holders of a majority in principal amount of such series of Outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee with respect to such series of notes. However, the Trustee may refuse to follow any direction that conflicts with any rule of law or the indenture. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the Trustee shall be entitled to receive reasonable security or indemnity from such holders against the costs, expenses and liabilities which could be incurred in compliance with any such direction. The Trustee may withhold from holders of the notes notice of any continuing default (except a default in payment of principal or interest), if it determines that withholding notice is in their interests.

        ILFC is required under the indenture to furnish to the Trustee within 120 days after the end of each fiscal year a statement as to whether it is in default under the indenture and, if it is in default, specifying all such defaults and the nature and status thereof.

Amendment, Supplement and Waiver of the Indenture

        The indenture contains provisions permitting ILFC and the Trustee to amend or supplement the indenture with the consent of the holders of a majority in principal amount of the Outstanding notes voting as a single group; provided that any amendment or supplement that affects the terms of any series of notes as distinct from any other series of notes shall require the consent of the holders of a majority in principal amount of the Outstanding notes of such series. Any past default by ILFC in respect of any series of notes and its consequences may be waived with the consent of the holders of a majority in principal amount of the Outstanding notes of such series. However, ILFC will not be permitted to enter into any amendment, supplement or waiver without the consent of the holders of all affected notes if the amendment, supplement or waiver would:

          (1)   change the stated maturity of the principal of or any installment of principal or interest on any note;

          (2)   reduce the principal amount payable of, or the rate of interest on, any note;

          (3)   adversely affect any right of repayment at the option of the holder of any note;

          (4)   make any note payable in a currency other than U.S. dollars;

          (5)   impair the right of the holders of the notes to institute suit for the enforcement of any payment on or after the stated maturity thereof;

          (6)   reduce the percentage in principal amount of outstanding notes (or outstanding notes of a series) whose holders must consent to any amendment, supplement or waiver;

          (7)   amend, change or modify any provision of the indenture affecting the ranking of the notes of a series in a manner adverse to the holders of such notes; or

          (8)   modify certain provisions in the indenture with respect to the notes providing for the amendment, supplement or waiver that specify percentage necessary to take such actions, except to increase such percentage.

        The indenture also contains provisions permitting ILFC and the Trustee, to amend or supplement the terms of the indenture with respect to the notes without the consent of any holder of notes, for purposes including:

          (1)   to evidence ILFC's succession by another corporation;

          (2)   to add covenants for the benefit of the holders of the notes (or any series of notes) or any additional Event of Default for the notes (or any series of notes);

          (3)   to secure the notes (or any series of notes);

          (4)   to evidence the appointment of a successor trustee; or

          (5)   to cure any ambiguity, to correct or supplement any provision of the indenture inconsistent with other provisions or make any other provision which does not adversely affect the interests of the holders of the notes in any material respect.

Defeasance and Covenant Defeasance

        The obligations of ILFC under the indenture with respect to any series of notes will terminate (other than certain specified conditions) and ILFC will be released upon payment in full of all of such series of notes. ILFC may, at its option, and at any time, elect to have all its obligations discharged under the indenture with respect to such series of notes and cure any then existing Events of Default with respect to such series of notes ("legal defeasance"), other than:

          (1)   ILFC's obligation with respect to the register, transfer and exchange of such series of notes, with respect to mutilated, destroyed, lost or stolen notes;

          (2)   ILFC's obligations to maintain an office or agency in the place designated for payment of such series of notes and with respect to the treatment of funds held by paying agents;

          (3)   ILFC's obligation to hold, or cause the paying agent to hold, in trust money for the payment of principal and interest due on outstanding notes of such series for the benefit of the holders;

          (4)   certain obligations to the Trustee; and

          (5)   certain obligations arising in connection with such discharge of obligations.

        ILFC may also, at its option and at any time, elect to be released from the restrictions described under the caption "—Certain Covenants" above with respect to the notes ("covenant defeasance") and thereafter, any omission to comply with such covenants will not constitute an Event of Default with respect to such series of notes.

        The conditions ILFC must satisfy for legal defeasance or covenant defeasance include the following:

          (1)   ILFC must have irrevocably deposited with the Trustee or another satisfactory trustee, trust funds for the payment of such series of notes. The trust funds must consist of money or U.S. Government Obligations, or a combination thereof, which will be in an amount sufficient without reinvestment to pay at maturity or redemption the entire amount of principal and interest on such series of notes.

          (2)   No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to such series of notes shall have occurred and be continuing on the date ILFC makes such deposit or, for certain purposes, during the period ending on the 123rd day after the date of such deposit, or on the day after the expiration of any longer preference periods.

          (3)   The legal defeasance or covenant defeasance will not cause the Trustee to have a conflicting interest as referred to in the indenture.

          (4)   The legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or other material agreements or instruments of ILFC.

        In the case of legal defeasance, ILFC is also required to deliver to the Trustee an opinion of counsel stating that it has received a direct ruling from the Internal Revenue Service, or such a ruling has been published, or since the issue date of the notes there has been a change in the applicable federal income tax law, such that the holders of the outstanding notes of such series to be legally defeased will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance. The ruling must provide that the holders of the outstanding notes of such series to be defeased will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the defeasance had not occurred.

        In the case of a covenant defeasance, ILFC is required to deliver to the Trustee an opinion of counsel to the effect that the holders of the outstanding notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

Book-Entry, Delivery and Form

        The exchange notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons. Upon issuance, the exchange notes will be deposited with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee.

        Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

Depositary Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures, and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "participants"), and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers of the original notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it, ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

        Investors in the global notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations that are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuer, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, and interest on, the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the issuer. Neither the issuers nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC reserves the right to exchange the global notes for certificated notes in certificated form, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the Trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A global note is exchangeable for certificated notes in fully registered form without interest coupons ("certificated notes") only in the following limited circumstances:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for the global note and we fail to appoint a successor depositary within 90 days of such notice, or

  •
  there shall have occurred and be continuing an event of default with respect to the notes under the indenture and DTC shall have requested the issuance of certificated notes.

        In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Transfer restricted certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the registrar a written certificate (in the form attached to the applicable note) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

The Trustee, Registrar and Paying Agent

        The Trustee will be Wilmington Trust FSB. Deutsche Bank Trust Company Americas will act as the initial registrar and paying agent under the indenture. ILFC may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the Trustee, the registrar or any paying agent and any of their affiliates in the ordinary course of business. Affiliates of the Trustee, the registrar or any paying agent may participate as underwriters, agents or dealers in offerings of ILFC's or its affiliates' securities.

Governing Law

        The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Certain significant terms which are defined in the indenture are set forth below:

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Board of Directors" means either the board of directors of ILFC or any committee of that board duly authorized to act under the terms of the indenture.

        "Consolidated Net Tangible Assets" means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset amounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet of ILFC and its Restricted Subsidiaries, after deducting therefrom (i) all liability items except indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof, shareholder's equity and reserves for deferred income taxes, (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case would be so included on such balance sheet, and (iii) amounts invested in, or equity in the net assets of, Non-Restricted Subsidiaries.

        "Maturity" when used with respect to any note, means the date on which the principal thereof becomes due and payable as provided in the indenture and the notes, whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise.

        "mortgages" means any mortgage, pledge, lien or other encumbrance of any nature.

        "Non-Restricted Subsidiary" means (i) any Subsidiary which shall be designated by the Board of Directors as a Non-Restricted Subsidiary, and (ii) any other Subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more Non-Restricted Subsidiaries, if such other Subsidiary is a corporation, or in which a Non-Restricted Subsidiary is a general partner, if such other Subsidiary is a limited partnership. An initial list of Non-Restricted Subsidiaries is set forth in an exhibit attached to the indenture.

        "Outstanding" means, as of the date of determination, all notes theretofore authenticated and delivered under this indenture, except:

          (1)   notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

          (2)   notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any paying agent (other than ILFC) in trust or set aside and segregated in trust by ILFC (if ILFC shall act as its own paying agent);

          (3)   notes which have been defeased pursuant to the procedures specified under the caption "—Defeasance" above; and

          (4)   notes which have been paid in lieu of reissuance relating to lost, stolen, destroyed or mutilated certificates, or in exchange for or in lieu of which other notes have been authenticated and delivered pursuant to the indenture, other than any such notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such notes are held by a bona fide purchaser in whose hands such notes are valid obligations of ILFC;

provided, however, that in determining whether the holders of the requisite principal amount of the Outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, notes owned by ILFC or any other obligor upon the notes or any Affiliate of ILFC or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only notes which the Trustee knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such notes and that the pledgee is not ILFC or any other obligor upon the notes or any Affiliate of ILFC or of such other obligor.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Restricted Subsidiary" means any Subsidiary other than a Non-Restricted Subsidiary; provided, however, that the Board of Directors may, subject to the covenant described under the caption "—Certain Covenants—Restrictions on Permitting Restricted Subsidiaries to Become Non-Restricted Subsidiaries and Non-Restricted Subsidiaries to Become Restricted Subsidiaries" above, designate any Non-Restricted Subsidiary, substantially all of the physical properties or business of which are located in the United States of America, its territories and possessions, or Puerto Rico and which does not meet the requirements of clause (ii) of the definition of Non-Restricted Subsidiary, as a Restricted Subsidiary.

        "Subsidiary" means a corporation, partnership or trust more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by ILFC or by one or more other Subsidiaries, or by ILFC and one or more other Subsidiaries.

        "U.S. Government Obligations" means securities that are:

          (1)   direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or

          (2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

        In either case, the U.S. Governmental Obligations may not be callable or redeemable at the option of the issuer, and shall also include a depository receipt issued by a bank, as defined in Section 3(a)(2) of the Securities Act of 1933, as amended, as custodian with respect to such U.S. Government Obligation or a specific payment of principal of or interest on such U.S. Government Obligation held by the custodian for the account of the holder of such depository receipt. However, the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt except as required by law.

        "Voting Stock" means stock or other interests evidencing ownership in a corporation, partnership or trust which ordinarily has voting power for the election of directors, or other persons performing equivalent functions, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

        The following discussion is a summary of certain U.S. federal income tax considerations relevant to the exchange of original notes for exchange notes, but does not address any other aspects of the U.S. federal income tax consequences to either current or future holders of original notes or exchange notes. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of exchange notes. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below. In addition, this discussion does not consider the tax consequences arising under state, local or foreign law or U.S. federal tax consequences other than those discussed below.

        Persons considering the exchange of original notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences of such an exchange in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an Original Note for an Exchange Note Pursuant to the Exchange Offers

        The exchange of an original note for an exchange note pursuant to the exchange offers will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize any gain or loss upon the receipt of an exchange note pursuant to the exchange offer. Your holding period for an exchange note will include the holding period for the original note exchanged therefor, and your initial basis in an exchange note will be the same as your adjusted basis in the original note as of the time of the exchange. The U.S. federal income tax consequences of holding and disposing of an exchange note generally should be the same as the U.S. federal income tax consequences of holding and disposing of an original note.

 PLAN OF DISTRIBUTION

        Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes only where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers, and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        The validity of the exchange notes and the enforceability of obligations under the exchange notes are being passed upon for us by O'Melveny & Myers LLP.

EXPERTS

        The financial statements as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph emphasizing our dependence upon securing additional sources of financing and the continued financial support of AIG to meet our obligations as they come due) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. In addition, you may obtain these materials on our website. Our website address is www.ilfc.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the notes. Our reports and other information that we have filed, or may in the future file, with the SEC do not constitute part of this prospectus. Information may also be obtained from us at International Lease Finance Corporation, 10250 Constellation Blvd., Suite 3400, Los Angeles, California 90067, Attention: Pam Hendry, telephone (310) 788-1999.

        We received comment letters from the staff of the SEC dated October 27, 2010 and December 15, 2010 regarding their review of our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010. We submitted our initial response to the SEC on November 22, 2010 and we expect to respond to the December 15, 2010 letter in the near future. While we believe that the disclosures and financial statements in these filings comply in all material respects with applicable SEC regulations and that our financial statements were prepared in accordance with generally accepted accounting principles in the United States, we anticipate that our future filings with the SEC will include additional or revised disclosure resulting from the comment process.

        We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the original notes. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits to the registration statement for copies of the actual contract, agreement or document.

        We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

Report of Independent Registered Public Accounting Firm

To The Shareholders and Board of Directors
of International Lease Finance Corporation:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of International Lease Finance Corporation, a wholly-owned subsidiary of American International Group, Inc. ("AIG"), and its subsidiaries (the "Company") at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note A, the Company is dependent upon securing additional sources of financing and the continued financial support of AIG to meet its obligations as they come due.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California

February 28, 2010

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	December 31,
	2009	2008
ASSETS
Cash, including interest bearing accounts of $324,827 (2009) and $2,382,068 (2008)	$336,911	$2,385,948
Restricted cash, including interest bearing accounts of $246,115 (2009)	315,156	—
Notes receivable, net of allowance	112,060	81,327
Net investment in finance and sales-type leases	261,081	301,759
Flight equipment under operating leases	57,718,323	55,372,328
Less accumulated depreciation	13,788,522	12,152,189

	43,929,801	43,220,139
Deposits on flight equipment purchases	163,221	568,549
Lease receivables and other assets	477,218	478,944
Derivative assets, net	190,857	88,203
Variable interest entities assets	79,720	98,746
Deferred debt issue costs—less accumulated amortization of $146,933 (2009) and $131,527 (2008)	101,017	91,899

	$45,967,042	$47,315,514

LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued interest and other payables	$474,971	$441,656
Current income taxes	80,924	32,083
Tax benefit sharing payable to AIG	85,000	85,000
Loans from AIG Funding	3,909,567	—
Debt financing, net of deferred debt discount of $9,556 (2009) and $18,919 (2008)	24,802,172	31,476,668
Subordinated debt	1,000,000	1,000,000
Foreign currency adjustment related to foreign currency denominated debt	391,100	338,100
Security deposits on aircraft, overhauls and other deposits	1,469,956	1,527,884
Rentals received in advance	315,154	299,961
Deferred income taxes	4,881,558	4,478,250
Variable interest entities liabilities	6,464	10,699
Commitments and contingencies—Note L
SHAREHOLDERS' EQUITY
Market Auction Preferred Stock, $100,000 per share liquidation value; Series A and B, each series having 500 shares issued and outstanding	100,000	100,000
Common stock—no par value; 100,000,000 authorized shares, 45,267,723 shares issued and outstanding	1,053,582	1,053,582
Paid-in capital	603,542	600,237
Accumulated other comprehensive (loss) income	(138,206)	(168,065)
Retained earnings	6,931,258	6,039,459

Total shareholders' equity	8,550,176	7,625,213

	$45,967,042	$47,315,514

See accompanying notes.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands)

	Years Ended December 31,
	2009	2008	2007
REVENUES:
Rental of flight equipment	$5,275,219	$4,943,448	$4,587,611
Flight equipment marketing	(11,687)	46,838	30,613
Interest and other	58,209	98,260	111,599

	5,321,741	5,088,546	4,729,823

EXPENSES:
Interest	1,365,490	1,576,664	1,612,886
Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	(21,450)	39,926	5,310
Depreciation of flight equipment	1,959,448	1,864,730	1,736,277
Provision for overhauls	346,966	264,592	290,134
Flight equipment rent	18,000	18,000	18,000
Selling, general and administrative	196,675	183,356	152,331
Other expenses	60,445	46,557	—

	3,925,574	3,993,825	3,814,938

INCOME BEFORE INCOME TAXES	1,396,167	1,094,721	914,885
Provision for income taxes	500,538	391,596	310,519

NET INCOME	$895,629	$703,125	$604,366

See accompanying notes.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(Dollars in thousands)

	Market Auction Preferred Stock
			Common Stock			Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital		Retained Earnings	Total
Balance at December 31, 2006	1,000	100,000	45,267,723	1,053,582	591,757	2,718	4,826,941	6,574,998
Common stock dividends							(38,000)	(38,000)
Preferred stock dividends							(5,346)	(5,346)
Comprehensive Income:
Net income							604,366	604,366
Other comprehensive income:
Cash flow derivative transactions (net of tax of $58,565)						(108,762)		(108,762)
Change in unrealized appreciation securities available-for-sale (net of tax of $94)						(175)		(175)

Comprehensive income								495,429
Other(a)					1,698			1,698

Balance at December 31, 2007	1,000	100,000	45,267,723	1,053,582	593,455	(106,219)	5,387,961	7,028,779
Common stock dividends							(46,400)	(46,400)
Preferred stock dividends							(5,227)	(5,227)
Comprehensive Income:
Net income							703,125	703,125
Other comprehensive income:
Cash flow derivative transactions (net of tax of $33,145)						(61,555)		(61,555)
Change in unrealized appreciation securities available-for-sale (net of tax of $157)						(291)		(291)

Comprehensive income								641,279
Other(a)					6,782			6,782

Balance at December 31, 2008	1,000	$100,000	45,267,723	$1,053,582	$600,237	$(168,065)	$6,039,459	$7,625,213
Common stock dividends
Preferred stock dividends							(3,830)	(3,830)
Comprehensive Income:
Net income							895,629	895,629
Other comprehensive income:
Cash flow derivative transactions (net of tax of ($15,929))						29,583		29,583
Change in unrealized appreciation securities available-for-sale (net of tax of ($149))						276		276

Comprehensive income								925,488
Other(a)					3,305			3,305

Balance at December 31, 2009	1,000	$100,000	45,267,723	$1,053,582	$603,542	$(138,206)	$6,931,258	$8,550,176

(a)
We recorded $1,698 in Paid-in Capital during 2007, $6,782 during 2008 and $3,305 during 2009 for compensation expenses, debt issue cost and other expenses paid by AIG on our behalf for which we were not required to pay.

See accompanying notes.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years Ended December 31,
	2009	2008	2007
OPERATING ACTIVITIES:
Net income	$895,629	$703,125	$604,366
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	1,959,448	1,864,730	1,736,277
Deferred income taxes	387,230	376,416	446,655
Derivative instruments	(57,141)	680,816	(292,426)
Foreign currency adjustment of non-US$ denominated debt	114,620	(507,050)	503,600
Amortization of deferred debt issue costs	40,232	31,325	30,229
Amortization of prepaid lease cost	51,899	51,108	52,624
Write-off of notes receivable	—	46,557	—
Aircraft valuation adjustments	60,445	—	—
Other, including foreign exchange adjustments on foreign currency denominated cash	(9,939)	(28,274)	(331)
Changes in operating assets and liabilities:
Lease receivables and other assets	(13,417)	(63,333)	51,707
Accrued interest and other payables	10,478	1,382	28,440
Current income taxes	48,841	170,488	309,938
Tax benefit sharing payable to AIG	—	—	(160,000)
Rentals received in advance	15,193	48,580	28,068
Unamortized debt discount	9,363	13,651	4,322

Net cash provided by operating activities	3,512,881	3,389,521	3,343,469

INVESTING ACTIVITIES:
Acquisition of flight equipment under operating leases	(2,577,410)	(3,236,848)	(4,705,376)
Payments for deposits and progress payments	(40,444)	(290,748)	(485,234)
Proceeds from disposal of flight equipment—net of (loss) or gain	196,934	390,868	186,912
Advances on notes receivable	—	(43,854)	—
Restricted cash	(315,156)	—	—
Collections on notes receivable	15,999	9,885	17,607
Collections on finance and sales-type leases—net of income amortized	90,241	20,900	55,774
Other	(10)	—	5,749

Net cash used in investing activities	(2,629,846)	(3,149,797)	(4,924,568)

FINANCING ACTIVITIES:
Net change in commercial paper	(1,752,000)	(2,746,555)	1,740,908
Loan from AIG	3,900,000	1,671,268	—
Repayment of loan to AIG	—	(1,671,268)	—
Proceeds from debt financing	1,394,868	9,389,394	3,783,374
Payments in reduction of debt financing	(6,388,347)	(4,754,551)	(4,146,181)
Debt issue costs	(49,350)	(23,092)	(23,702)
Payment of common and preferred dividends	(3,830)	(55,887)	(39,086)
Customer deposits	(34,107)	156,165	289,038

Net cash (used in) provided by financing activities	(2,932,766)	1,965,474	1,604,351

Net (decrease) increase in cash	(2,049,731)	2,205,198	23,252
Effect of exchange rate changes on cash	694	(2,022)	2,400
Cash at beginning of year	2,385,948	182,772	157,120

Cash at end of year	336,911	$2,385,948	$182,772

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the year for:
Interest, excluding interest capitalized of $10,360 (2009), $26,597 (2008), and $37,192 (2007)	$1,370,585	$1,548,492	$1,606,049
Income taxes, net	13,754	(155,305)	(286,763)

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Dollars in thousands)

2009:

  $419,937 of Deposits on flight equipment purchases was applied to Acquisition of flight equipment under operating leases.

  Three aircraft with a cumulative net book value of $58,965 were reclassified as sales-type leases.

  An aircraft's net book value of $20,921 and released overhaul reserves in the amount of $6,891 were reclassified to Lease receivables and other assets of $33,223 to reflect pending proceeds from the loss of an aircraft. The receivable of $33,223 was paid in full in the third quarter and is included in Proceeds from disposal of flight equipment.

  An aircraft's net book value of $10,521 was reclassified to Lease receivables and other assets in the amount of $2,400 with a $7,507 charge to income when reclassified to an asset held for sale. See Note F of Notes to Consolidated Financial Statements.

  $5,335 was reclassified from Security deposits on aircraft, overhauls and other to Deposits on flight equipment purchases for concessions received from manufacturers.

  A reduction in certain credits from aircraft and engine manufacturers in the amount of $742 increased the basis of Flight equipment under operating leases and decreased Lease receivables and other assets.

2008:

  $462,065 of Deposits on flight equipment purchases was applied to Acquisition of flight equipment under operating leases.

  $53,898 was reclassified from Security deposits on aircraft, overhauls and other to Deposits on flight equipment purchases for concessions received from manufacturers.

  An aircraft previously accounted for as an operating lease was converted into a sales-type lease in the amount of $15,576.

  Deferred debt issue Cost and Paid-in capital were reduced by $5,742 for debt issue cost paid by AIG on our behalf, which we were not required to pay.

2007:

  $640,981 of Deposits on flight equipment purchases was applied to Acquisition of flight equipment under operating leases.

  $127,458 was reclassed from Security and other deposits to Deposits on flight equipment for concessions received from manufacturers.

  An aircraft previously accounted for as an operating lease was converted into a sales-type lease in the amount of $74,426.

  Certain credits from aircraft and engine manufacturers in the amount of $41,680 reduced the basis of Flight equipment under operating leases and increased Lease receivables and other assets.

  $9,120 of Notes receivable and $5,529 of Lease receivable and other assets were exchanged for Flight equipment of $14,649.

See accompanying notes.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

        Organization:    International Lease Finance Corporation (the "Company," "ILFC," "management," "we," "our," "us") is primarily engaged in the leasing of commercial jet aircraft to airlines throughout the world. In addition to our leasing activity, we regularly sell aircraft from our leased aircraft fleet and aircraft owned by others to third party lessors and airlines and in some cases provide fleet management services to these buyers. We execute our leasing and financing operations through a variety of subsidiaries and Variable Interest Entities ("VIEs") that are consolidated in our financial statements. In terms of the number and value of transactions concluded, we are a major owner-lessor of commercial jet aircraft.

        Parent Company:    ILFC is an indirect wholly-owned subsidiary of American International Group, Inc. ("AIG"). AIG is a holding company which, through its subsidiaries, is primarily engaged in a broad range of insurance and insurance-related activities in the United States of America ("U.S.") and abroad. AIG's primary activities include both general and life insurance and retirement services operations. Other significant activities include financial services.

Note A—Consideration of ILFC's Ability to Continue as a Going Concern:

Current Situation

        We have historically depended on our access to the public debt markets and bank loans in addition to our operating cash flows, to finance the purchase of aircraft and repay our maturing debt obligations. Due to a combination of the challenges facing AIG, the downgrades in our credit ratings by the rating agencies, and the turmoil in the credit markets, we have been unable to access the commercial paper markets since the third quarter of 2008, we currently have limited access to the unsecured debt markets, and the maximum amount available under our senior revolving credit facilities is outstanding.

        We cannot determine if the commercial paper market will be available to us again, or when we will be able to issue unsecured debt. During 2009, we entered into two credit agreements aggregating $3,900,000 with AIG Funding, Inc. ("AIG Funding"), a non-subsidiary related party, to assist in funding our liquidity needs, including the repayment of our obligations under our $2,000,000 revolving credit agreement that matured on October 15, 2009. The credit agreements are secured by a portfolio of aircraft and other assets related to the pledged aircraft. We also increased the total amount available under our 2004 Export Credit Agency ("ECA") facility by $1,000,000 in May 2009 and at February 25, 2010, we had approximately $682,000 available under that facility to use for purchases of new Airbus aircraft through June 2010, provided we receive consent from the security trustee, as required with our current long-term debt ratings.

        Under AIG's credit facility and guarantee and pledge agreement with the Federal Reserve Bank of New York ("FRBNY"), we are, as a subsidiary of AIG, subject to the covenants under the FRBNY Credit Agreement. Additionally, in the fourth quarter of 2009, we entered into two credit agreements with AIG Funding that also contain restrictive covenants. The covenants in these credit agreements restrict, among other things, our ability to:

  •
  incur debt;

  •
  encumber our assets;

  •
  dispose of certain assets;

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note A—Consideration of ILFC's Ability to Continue as a Going Concern: (Continued)

  •
  enter into sale-leaseback transactions;

  •
  make equity or debt investments in other parties;

  •
  make capital expenditures; and

  •
  pay dividends and distributions.

        These covenants may affect our ability to operate and finance our business as we deem appropriate.

        Under our existing public debt indentures and bank loans, we and our subsidiaries are permitted to incur secured indebtedness totaling up to 12.5% of consolidated net tangible assets, as defined in such debt agreements, which is currently approximately $4,733,000. Therefore, we can currently incur additional secured financings totaling approximately $800,000 under these existing debt agreements, provided we receive any required consents from the FRBNY. Furthermore, it may be possible, subject to receipt of required consents from AIG Funding, the FRBNY, and the lenders under our bank loans, for us to obtain secured financing without regard to the 12.5% consolidated net tangible asset limit referred to above (but subject to certain other limitations) by doing so through subsidiaries that qualify as non-restricted subsidiaries under our public debt indentures. We will need to seek relief from our bank lenders with regard to the 12.5% limitation. We cannot predict whether the banks, AIG Funding, or the FRBNY will consent to us incurring additional secured debt.

        We will need additional sources of financing in excess of the secured financings, and we may need to seek additional funding from AIG, which funding would be subject to the consent of the FRBNY.

Management's Plans

        Because we cannot determine if the commercial paper market will be available to us or when the unsecured debt markets may become fully available to us again, we are currently seeking other ways to fund our aircraft purchase commitments and future maturing obligations.

        We are currently seeking the following sources of funding:

  •
  We intend to continue to seek financing available under our 2004 ECA facility. At December 31, 2009, we had approximately $682,000 available for the financing of Airbus aircraft under our 2004 ECA facility. As a result of our current long-term debt ratings, we are required to receive written consent from the security trustee before we can fund future Airbus aircraft deliveries. We obtained consent for 19 of the 24 Airbus aircraft we purchased since March 17, 2009, when the security trustee's consent became required. We financed the 19 aircraft under the facility during 2009, and subsequent to December 31, 2009, we obtained consent for and expect to finance the remaining five aircraft delivered in the fourth quarter of 2009 in March 2010.

  •
  We are currently seeking secured financings aggregating $750,000 from various institutions. Under our existing debt agreements we and our subsidiaries have certain restrictions, as mentioned above, and currently have approximately $800,000 available to us for additional secured financings.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note A—Consideration of ILFC's Ability to Continue as a Going Concern: (Continued)

  •
  We are currently pursuing potential aircraft sales that could aggregate up to $3,500,000 in proceeds. Significant uncertainties exist regarding whether we could reach an agreement with buyers, what the terms of any potential sale would be and whether the FRBNY would approve any agreement reached by our Board of Directors. Because the current market for aircraft is depressed due to the economic downturn and limited availability of buyer financing, a sale would likely result in a realized loss, which could be material to our results of operations for an individual reporting period. If the sales portfolios on offer result in sales, there will be an aging of the ILFC aircraft fleet. The portfolios are not cross sections of the ILFC aircraft fleet, but consist of primarily younger aircraft.

The FRBNY collateral pool is very large and consists of younger, in production aircraft. The FRBNY must approve all sales and secured borrowing, other than borrowing under the 2004 ECA facility. We cannot predict how this will impact the timing and conclusion of any potential sales.

        As stated in AIG's annual report on Form 10-K for the period ended December 31, 2009, AIG intends to provide support to us through February 28, 2011, to the extent that secured financing, aircraft sales and other sources of funds are not sufficient to meet liquidity needs.

Management's Assessment and Conclusion

        In assessing our current financial position, liquidity needs and ability to meet our obligations as they come due, management made significant judgments and estimates with respect to the potential financial and liquidity effects of our risks and uncertainties, including but not limited to:

  •
  credit ratings downgrade risk which could further reduce our ability to access public debt markets and our private debt;

  •
  financing requirements for future debt repayments and aircraft purchase commitments;

  •
  the potential financing sources discussed above;

  •
  cash flows from operations, including potential non-performance of lessees and the mitigation of such impact on revenue due to repossession rights, security deposits and overhaul rentals; and

  •
  cash flows generated from potential sales of aircraft portfolios and any uncertainties associated with those sales.

        Based on AIG's expressed intention to support us, its recent funding of $2,200,000 to us to repay our maturing debt, and management's plans as described above, and after consideration of the risks and uncertainties of such plans, management believes we will have adequate liquidity to finance and operate our business and repay our obligations for at least the next twelve months.

        It is possible that the actual outcome of one or more of management's plans could be materially different or that one or more of management's significant judgments or estimates about the potential effects of the risks and uncertainties could prove to be materially incorrect.

        Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These consolidated financial statements do not include any adjustments relating to the recoverability

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note A—Consideration of ILFC's Ability to Continue as a Going Concern: (Continued)

and classification of recorded assets, nor relating to the amounts and classification of liabilities that may be necessary should we be unable to continue as a going concern.

Note B—Summary of Significant Accounting Policies

        Principles of Consolidation:    The accompanying consolidated financial statements include the results of all entities in which we have a controlling financial interest, as well as accounts of VIEs in which we are the primary beneficiary. The primary beneficiary of a VIE is the party with variable interest in the entity that absorbs the majority of the expected losses of the VIE, receives the majority of the expected residual returns of the VIE, or both. See Note M—Variable Interest Entities. Investments in equity securities in which we have more than a 20% interest, but do not have a controlling interest and are not the primary beneficiary, are accounted for under the equity method of accounting. Investments in which we have less than a 20% interest are carried at cost.

        Variable Interest Entities:    We consolidate VIEs in which we have determined that we are the Primary Beneficiary ("PB"). We use judgment when determining (i) whether an entity is a VIE; (ii) who are the variable interest holders; (iii) the exposure to expected losses and returns of each variable interest holder; and (iv) ultimately which party is the PB. When determining which party is the PB, we perform an analysis which considers (i) the design of the VIE; (ii) the capital structure of the VIE; (iii) the contractual relationships between the variable interest holders; (iv) the nature of the entities' operations; and (v) purposes and interests of all parties involved.

        We re-evaluate whether we are the PB for all significant Variable Interests when certain events occur. The re-evaluation occurs when an event changes the manner in which the Variable Interests are allocated across the Variable Interest holders. We also reconsider our role as PB when we sell, or otherwise dispose of, all or part of our variable interests in a VIE, or when we acquire additional variable interests in a VIE. We do not reconsider whether we are a PB solely as the result of operating losses incurred by an entity.

        Lease Revenue:    We lease flight equipment principally under operating leases and report rental income ratably over the life of the lease. The difference between the rental income recorded and the cash received under the provisions of the lease is included in Lease receivables and other assets on the Consolidated Balance Sheets. Past-due rentals are recognized on the basis of management's assessment of collectibility. Management monitors all lessees that are behind in lease payments and discusses relevant operational and financial issues facing the lessees with our marketing executives in order to determine the amount of rental income to recognize for past due amounts. Our customers make lease payments in advance and we generally recognize rental income only to the extent we have received payments or hold security deposits. In certain cases, leases provide for additional rentals based on usage. The usage may be calculated based on hourly usage or on the number of cycles operated, depending on the lease contract. A cycle is defined as one take-off and landing. The lessee typically reports the usage to us monthly.

        Lease revenues from the rental of flight equipment have been reduced by payments received by our customers from the notional accounts established by the aircraft and engine manufacturers.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note B—Summary of Significant Accounting Policies (Continued)

        Rentals received under the lease agreements but unearned are recorded in Rentals received in advance on the Consolidated Balance Sheets until earned.

        Lessee specific modifications such as those related to modifications of the aircraft cabin are capitalized as initial direct costs and amortized over the term of the lease into lease revenue.

        Initial Direct Costs:    We treat as period costs internal and other costs incurred in connection with identifying, negotiating and delivering aircraft to our lessees. Amounts paid by us to lessees, or other parties, in connection with the lease transactions are capitalized and amortized as a reduction to lease revenue over the lease term.

        Flight Equipment Marketing:    We market flight equipment both on our behalf and on behalf of independent third parties. Flight equipment marketing consists of revenue generated from the sale of flight equipment and commissions generated from leasing and sales of managed aircraft. Flight equipment sales are recorded when substantially all of the risks and rewards of ownership have passed to the new owner. Provisions for retained lessee obligations are recorded as reductions to Flight equipment marketing at the time of the sale.

        Provision for Overhauls:    Under the provisions of many leases, we receive overhaul rentals based on the usage of the aircraft. For certain airframe and engine overhauls, we reimburse the lessee for costs incurred up to, but not exceeding, related overhaul rentals that the lessee has paid to us for usage of the aircraft.

        Overhaul rentals are included under the caption Rental of flight equipment in the Consolidated Statements of Income. We provide a charge to operations for estimated reimbursements at the time the lessee pays the overhaul rentals based on overhaul rentals received and the estimated reimbursements during the life of the lease. Management periodically evaluates the reserve for these reimbursements and the reimbursement rate, and adjusts the provision for overhauls accordingly.

        Cash:    We consider cash and cash equivalents to be cash on hand and highly liquid investments with maturity dates of 90 days or less. At December 31, 2009, cash and cash equivalents consist of cash on hand and time deposits. At December 31, 2008, cash and cash equivalents consist of cash on hand, time deposits, deposits in funds that purchase U.S. government securities, and overnight interest bearing sweep accounts. In addition, an escrow account with a deposit of $458,547 is included in our cash balances at December 31, 2008. The amount was designated by the Board of Directors to pay off the FRBNY Commercial Paper Funding Facility ("CPFF") and was subsequently used together with other funds to pay off the $1,700,000 borrowed under the CPFF. See Note F—Debt Financing.

        Restricted Cash:    Restricted cash consists of segregated security deposits, maintenance reserves, and rental payments related to aircraft funded under the 1999 and 2004 ECA facilities. See Note F—Debt Financing.

        Foreign Currency:    Assets and liabilities denominated in foreign currencies are translated into USD using the exchange rates at the balance sheet date. Foreign currency transaction gains or losses are translated into USD at the transaction date.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note B—Summary of Significant Accounting Policies (Continued)

        Flight Equipment:    Flight equipment under operating leases is stated at cost. Purchases, major additions and modifications and interest on deposits during the construction phase are capitalized. The lessee provides and pays for normal maintenance and repairs, airframe and engine overhauls, and compliance with return conditions of flight equipment on lease.

        We generally depreciate passenger aircraft, including those acquired under capital leases, using the straight-line method over a 25-year life from the date of manufacture to a 15% residual value. For freighter aircraft, depreciation is computed on the straight-line basis to a zero residual value over its useful life of 35 years. We had ten and 13 freighter aircraft in our fleet at December 31, 2009 and 2008, respectively. When an aircraft is out of production, management evaluates the aircraft type and depreciates the aircraft using the straight line method over a 25-year life from the date of manufacture to an established residual value for each aircraft type.

        Under arrangements with manufacturers, in certain circumstances the manufacturers establish notional accounts for our benefit, to which they credit amounts when we purchase and take delivery of and lease aircraft. The manufacturers have established these notional accounts to assist us, and as an incentive for us, to place their equipment with customers. Amounts credited to the notional accounts are used at our direction, subject to certain limitations set forth in our contracts with the manufacturers, to protect us from certain events, including loss when airline customers default on lease payment obligations, to provide lease subsidies and other incentives to our airline customers in connection with leases of certain aircraft and to reduce our cost of aircraft purchased. The amounts credited are recorded as a reduction in Flight equipment under operating leases with a corresponding charge to a receivable, until we utilize the funds. The receivable is included in Lease receivables and other assets on our Consolidated Balance Sheets. At December 31, 2007, we had closed one notional account and at December 31, 2009 we had closed an additional notional account and were in the process of closing the remaining accounts. Future amounts paid to us by the manufacturers will be recorded directly as a reduction to Flight equipment under operating leases.

        Management evaluates all contemplated aircraft sale transactions as to whether all the criteria required have been met under GAAP in order to classify the aircraft as held for sale. Management uses judgment in evaluating these criteria. Due to the uncertainties and uniqueness of any potential sale transaction, the criteria generally will not be met for an aircraft as held for sale unless the aircraft is subject to an approved signed sale agreement or management has made a specific determination to sell a particular aircraft or group of aircraft.

        At the time assets are retired or sold, the cost and accumulated depreciation are removed from the related accounts and the difference, net of proceeds, is recorded as a gain or loss.

        Management evaluates quarterly the need to perform a recoverability assessment as required under U.S. Generally Accepted Accounting Principles ("GAAP") and performs a recoverability assessment of all aircraft in our fleet at least annually. An assessment is performed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Further, we may perform a recoverability assessment if changes in circumstances would require us to change our assumptions as to future cash flows. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. The undiscounted cash flows consist of cash flows from currently contracted leases, future projected lease

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note B—Summary of Significant Accounting Policies (Continued)

rates and estimated residual values, scrap values or sale values as appropriate for each aircraft. Management is very active in the industry and develops the assumptions used in the recoverability assessment based on its knowledge of active lease contracts, expectations of intended use of a particular aircraft, current and future expectations of the global demand for a particular aircraft type and historical experience in the aircraft leasing market and aviation industry, as well as information received from third party industry sources. The factors considered in estimating the undiscounted cash flows are impacted by changes in future periods due to changes in, among other things, contracted lease rates, economic conditions, technology, airline demand for a particular aircraft type, and other risk factors. In the event that an aircraft does not meet the recoverability test, the aircraft will be recorded at fair value in accordance with our Fair Value Policy resulting in an impairment charge. Our Fair Value Policy is described below under "Fair Value Measurements." In monitoring the aircraft in our fleet for impairment charges, we identify those aircraft that are most susceptible to failing the recoverability assessment and monitor those aircraft more closely, which may result in more frequent recoverability assessments.

        Capitalized Interest:    We borrow funds to finance progress payments for the construction of flight equipment ordered. We capitalize interest incurred on such borrowings. This amount is calculated using our composite borrowing rate and is included in the cost of the flight equipment.

        Deferred Debt Issue Costs:    We incur debt issue costs in connection with debt financing. Those costs are deferred and amortized over the life of the debt using the interest method and charged to interest expense.

        Derivative Financial Instruments:    We employ a variety of derivative financial instruments to manage our exposure to interest rate risks and foreign currency risks. All derivatives are carried at fair value. We obtain our market values on a quarterly basis from AIG. We apply either fair value or cash flow hedge accounting when transactions meet specified criteria for hedge accounting treatment. If the derivative does not qualify for hedge accounting, the gain or loss is immediately recognized in earnings. If the derivative qualifies for hedge accounting and is designated and documented as a hedge, the gain or loss on the mark-to-market of the derivative is either recognized in income along with the change in market value of the item being hedged for fair value hedges, or deferred in Accumulated other comprehensive income ("AOCI") to the extent the hedge is effective for cash flow hedges. We reclassify final settlements on derivative instruments to financing activities in our Consolidated Statements of Cash Flow.

        We formally document all relationships between hedging instruments and hedged items at designation of the hedge, as well as risk management objectives and strategies for undertaking various hedge transactions. This includes linking all derivatives that are designated as fair value, cash flow, or foreign currency hedges to specific assets or liabilities on the balance sheet. We also assess (both at the hedge's inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the fair value or cash flow of hedged items and whether those derivatives may be expected to remain highly effective in future periods. We use the "hypothetical derivative method" when we assess the effectiveness. When it is determined that a derivative is not (or has ceased to be) highly effective as a hedge, we discontinue hedge accounting, as discussed below.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note B—Summary of Significant Accounting Policies (Continued)

        We discontinue hedge accounting prospectively when (i) we determine that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (ii) the derivative expires or is sold, terminated, or exercised; or (iii) management determines that designating the derivative as a hedging instrument is no longer appropriate.

        In all situations in which hedge accounting is discontinued and the derivative remains outstanding, we carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current-period earnings. The remaining balance in AOCI at the time we discontinue hedge accounting is amortized into income over the remaining life of the derivative contract.

        Fair Value Measurements:    Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction and general market conditions. See Note N—Fair Value Measurements for more information on fair value.

        Other Comprehensive Income (Loss):    We report comprehensive income or loss for gains and losses associated with changes in fair value of derivatives designated as cash flow hedges and unrealized gains and losses on marketable securities classified as "available-for-sale."

        Guarantees:    We record the fee paid to us as the initial carrying value of the guarantee which is included in Accrued interest and other payables on our Consolidated Balance Sheets. Since the amount received represents the market rate that would be charged for similar agreements, management believes that the carrying value approximates the fair value of these instruments at the date of issuance of the guarantee. The fee received is recognized ratably over the guarantee period. When it becomes probable that we will have to perform under a guarantee, we accrue a separate liability, if it is reasonably estimable, based on the facts and circumstances at that time. We reverse the liability only when there is no further exposure under the guarantee.

        Income Taxes:    We are included in the consolidated federal income tax return of AIG. Our provision for federal income taxes is calculated, on a separate return basis adjusted to give recognition to the effects of net operating losses, foreign tax credits and the benefit of the Foreign Sales Corporation ("FSC") and Extraterritorial Income Exclusion ("ETI") provisions of the Internal Revenue Code to the extent we estimate that they will be realizable in AIG's consolidated return. To the extent the benefit of a net operating loss is not utilized in AIG's tax return, AIG will reimburse us upon the expiration of the loss carry forward period as long as we are still included in AIG's consolidated federal tax return and the benefit would have been utilized if we had filed a separate consolidated federal income tax return. Income tax payments are made pursuant to a tax payment allocation agreement whereby AIG credits or charges us for the corresponding increase or decrease (not to exceed the separate return basis calculation) in AIG's current taxes resulting from our inclusion in AIG's

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note B—Summary of Significant Accounting Policies (Continued)

consolidated tax return. Intercompany payments are made when such taxes are due or tax benefits are realized by AIG.

        We and our U.S. subsidiaries are included in the combined state unitary tax returns of AIG, including California. We also file separate returns in certain other states, as required. The provision for state income taxes is calculated, giving effect to the AIG unitary rate and credits and charges allocated to us by AIG, based upon the combined filings and the resultant current tax payable.

        We calculate our provision using the asset and liability approach. This method gives consideration to the future tax consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities based on currently enacted tax rates. Deferred tax liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Current income taxes on the balance sheet principally represent amounts receivable or payable from/to AIG under the tax sharing agreements. Interest and penalties, when applicable, are included in the provision for income taxes.

        We have uncertain tax positions consisting primarily of benefits from our FSC and ETI. We recognize uncertain tax benefits only to the extent that it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

        Stock-based Compensation:    We participate in AIG's share-based payment and liability award programs and our share of the calculated costs is allocated to us by AIG. AIG accounts for stock-based compensation using the modified prospective application method. This method provides for the recognition of the fair value with respect to share-based compensation for shares subscribed for or granted on or after January 1, 2006, and all previously granted but unvested awards as of January 1, 2006. The cost is recognized over the period during which an employee is required to provide service in exchange for the options. See Note K—Employee Benefit Plans.

        Use of Estimates:    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        Reclassifications:    Certain amounts have been reclassified in the 2008 and 2007 financial statements to conform to our 2009 presentation.

Recent Accounting Pronouncements:

        We adopted the following accounting standards during 2009:

        Business Combinations:    In December 2007, the Financial Accounting Standards Board ("FASB") issued an accounting standard that changed the accounting for business combinations in a number of ways, including broadening the transactions or events that are considered business combinations; requiring an acquirer to recognize 100 percent of the fair value of certain assets acquired, liabilities assumed, and non-controlling (i.e., minority) interests; and recognizing contingent consideration arrangements at their acquisition-date fair values with subsequent changes in fair value generally

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note B—Summary of Significant Accounting Policies (Continued)

reflected in income, among other changes. We adopted the new standard for business combinations for which the acquisition date is on or after January 1, 2009. Our adoption of this guidance did not have any effect on our consolidated financial position, results of operations or cash flows, but may have an effect on the accounting for future business combinations, if any.

        Non-controlling Interests in Consolidated Financial Statements:    In December 2007, the FASB issued an accounting standard that requires non-controlling (i.e., minority) interests in partially owned consolidated subsidiaries to be classified in the consolidated balance sheet as a separate component of equity, or in the mezzanine section of the balance sheet (between liabilities and equity) if such interests do not qualify for "permanent equity" classification. The new standard also specifies the accounting for subsequent acquisitions and sales of non-controlling interests and how non-controlling interests should be presented in the consolidated statement of income. The non-controlling interests' share of subsidiary income (loss) should be reported as a part of consolidated net income (loss) with disclosure of the attribution of consolidated net income to the controlling and non-controlling interests on the face of the consolidated statement of income. This new standard became effective for us beginning with financial statements issued for the first quarter of 2009. This standard had to be adopted prospectively, except that non-controlling interests should be reclassified from liabilities to a separate component of shareholders' equity and consolidated net income should be recast to include net income attributable to both the controlling and non-controlling interests retrospectively. We had no recorded minority interest in our consolidated VIEs and therefore the adoption of this accounting standard did not have any effect on our consolidated financial position, results of operations or cash flows.

        Disclosures about Derivative Instruments and Hedging Activities:    In March 2008, the FASB issued an accounting standard that requires enhanced disclosures about (i) how and why a company uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for; and (iii) how derivative instruments and related hedged items affect a company's consolidated financial condition, results of operations, and cash flows. We adopted the new standard for the interim period ended March 31, 2009. Because this new accounting standard only requires additional disclosures about derivatives, it did not have any effect on our consolidated financial position, results of operations, or cash flows. See Note O—Derivative Financial Instruments.

        Employers' Disclosures about Postretirement Benefit Plan Assets:    In December 2008, the FASB issued an accounting standard that requires more detailed disclosures about an employer's plan assets, including the employer's investment strategies, major categories of plan assets, concentrations of risk within plan assets, and valuation techniques used to measure the fair values of plan assets. We adopted this standard for the annual period ended December 31, 2009. Because this standard only requires additional disclosures, it did not have any effect on our consolidated financial position, results of operations, or cash flows. See Note K—Employee Benefit Plans.

        Disclosures about Transfers of Financial Assets and Variable Interest Entities:    In December 2008, the FASB issued an accounting standard that amends and expands the disclosure requirements regarding transfers of financial assets and a company's involvement with VIEs. The standard was effective for interim and annual periods ending after December 15, 2008. Because this standard only requires additional disclosures, it did not have any effect on our consolidated financial position, results of operations, or cash flows. See Note M—Variable Interest Entities.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note B—Summary of Significant Accounting Policies (Continued)

        Interim Disclosures about Fair Value of Financial Instruments:    In April 2009, the FASB issued an accounting standard that requires a company to disclose information about the fair value of financial instruments (including methods and significant assumptions used) in interim financial statements. The standard also requires the disclosures in summarized financial information for interim reporting periods. We adopted the new standard for the interim period ended June 30, 2009. As the standard only requires additional disclosures, our adoption of the standard did not have any effect on our consolidated financial position, results of operations or cash flows.

        Recognition and Presentation of Other-Than-Temporary Impairments:    In April 2009, the FASB issued an accounting standard that requires a company to recognize the credit component of an other-than-temporary impairment of a fixed maturity security in income and the non-credit component in AOCI when the company does not intend to sell the security, or it is more likely than not that the company will not be required to sell the security prior to recovery. The standard also changed the threshold for determining when an other-than-temporary impairment has occurred on a fixed maturity security with respect to intent and ability to hold until recovery and requires additional disclosures in interim and annual reporting periods for fixed maturity and equity securities. The standard does not change the recognition of other-than-temporary impairment for equity securities. We adopted the new standard for the interim period ended June 30, 2009. The adoption did not have any effect on our consolidated financial position, results of operations or cash flows.

        Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly:    In April 2009, the FASB issued an accounting standard that provides guidance for estimating the fair value of assets and liabilities when the volume and level of activity for an asset or liability have significantly decreased and for identifying circumstances that indicate a transaction is not orderly. The new standard also requires extensive additional fair value disclosures. We adopted the new standard for the interim period ended June 30, 2009. The adoption did not have any effect on our consolidated financial position, results of operations or cash flows.

        Subsequent Events:    In May 2009, the FASB issued an accounting standard that requires disclosure of the date through which a company evaluated the need to disclose events that occurred subsequent to the balance sheet date and whether that date represents the date the financial statements were issued or were available to be issued. We adopted the new standard for the interim period ended June 30, 2009. The adoption of the new standard did not affect our consolidated financial position, results of operations or cash flows. In preparing the financial statements at December 31, 2009 and 2008 and for the three years ended December 31, 2009, we considered subsequent events through March 1, 2010, which is the date the financial statements were available to be issued.

        FASB Accounting Standards Codification:    In June 2009, the FASB issued an accounting standard that established the FASB Accounting Standards Codification ("ASC"), which became the source of authoritative GAAP for non-governmental entities effective for the period ended September 30, 2009. Rules and interpretive releases of the U.S. Securities and Exchange Commission ("SEC"), under authority of federal securities laws, are also sources of authoritative GAAP for SEC registrants. On the effective date of this standard, the ASC superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the ASC became

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note B—Summary of Significant Accounting Policies (Continued)

non-authoritative. We adopted the new standard for the interim period ended September 30, 2009, its effective date. The adoption did not have any effect on our consolidated financial position, results of operations or cash flows.

        Measuring Liabilities at Fair Value:    In August 2009, the FASB issued an accounting standards update to clarify how the fair value measurement principles should be applied when measuring liabilities carried at fair value. The update explains how to prioritize market inputs in measuring liabilities at fair value and what adjustments to market inputs are appropriate for debt obligations that are restricted from being transferred to another obligor. The update is effective for interim and annual periods ending after December 15, 2009. We adopted this standard for the annual period ended December 31, 2009. The adoption of the update did not have any effect on our consolidated financial position, results of operations or cash flows, but affected the way we value our debt when disclosing its fair value. See Note P—Fair Value Disclosures of Financial Instruments.

Future Application of Accounting Standards:

        Accounting for Transfers of Financial Assets:    In June 2009, the FASB issued an accounting standard addressing transfers of financial assets that removes the concept of a Qualifying Special Purpose Entity ("QSPE") from the FASB ASC and removes the exception from applying the consolidation rules to QSPEs. The new standard is effective for interim and annual periods beginning on January 1, 2010 for us. Earlier application is prohibited. The adoption of the new standard will have no effect on our consolidated financial position, results of operations, or cash flows, as we do not have any involvement with QSPEs.

        Consolidation of Variable Interest Entities:    In June 2009, the FASB issued an accounting standard that amends the rules addressing consolidation of VIEs with an approach focused on identifying which enterprise has the power to direct the activities of a VIE that most significantly affect the entity's economic performance and has (i) the obligation to absorb losses of the entity or (ii) the right to receive benefits from the entity. The new standard also requires enhanced financial reporting by enterprises involved with VIEs. The new standard is effective for interim and annual periods beginning on January 1, 2010. Earlier application is prohibited. We have determined that we are not involved with any VIEs that would have to be consolidated as a result of the adoption of this standard. We have determined that we will have to deconsolidate ten previously consolidated VIEs, as we do not control the activities which significantly impact the economic performance of these VIEs. Accordingly, we will remove Assets of VIEs and Liabilities of VIEs from our consolidated balance sheet of $79,720 and $6,464, respectively, as reflected on our Consolidated Balance Sheet at December 31, 2009. We will record investments in senior secured notes of $51,660 and guarantee liabilities of $3,000 relating to our involvements with these entities. As a result, we will record a $15,900 charge, net of tax, to beginning retained earnings on January 1, 2010.

        Subsequent Events:    In February 2010, the FASB amended a previously issued accounting standard to require all companies that file financial statements with the SEC to evaluate subsequent events through the date the financial statements are issued. The standard was further amended to exempt these companies from the requirement to disclose the date through which subsequent events have been evaluated. This amendment is effective for us for interim and annual periods ending after June 15,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note B—Summary of Significant Accounting Policies (Continued)

2010. Because this new standard only requires additional disclosures, its adoption will have no effect on our consolidated financial position, results of operations, or cash flow.

Note C—Related Party Transactions

        Intercompany Allocations and Fees:    We are party to cost sharing agreements, including tax, with AIG. Generally, these agreements provide for the allocation of corporate costs based upon a proportional allocation of costs to all subsidiaries. We also pay other subsidiaries of AIG fees related to management services provided for certain of our foreign subsidiaries. We earned management fees from two trusts consolidated by AIG for the management of aircraft we have sold to the trusts. AIG paid certain expenses on our behalf which increased Paid-in capital. See Note G—Shareholders' Equity.

        Credit Agreements with AIG Funding:    We borrowed $1,671,268 from AIG Funding, an affiliate of our parent, in September 2008 in order to pay our commercial paper and other obligations as they became due. The amount outstanding under the loan was paid in October 2008 when we were approved to participate in the CPFF.

        During the year ended December 31, 2009, we entered into credit agreements aggregating approximately $3,900,000 with AIG Funding. See Note F—Debt Financings.

        Derivatives and Insurance Premiums:    All of our interest rate swap and foreign currency swap agreements are with AIG Financial Products Corp. ("AIGFP"), a related party. See Note N—Fair Value Measurements and Note O—Derivative Financial Instruments. In addition, we purchase insurance through a broker who may place part of our policies with AIG. Total insurance premiums were $6,806, $5,745, and $5,100 for the years ended December 31, 2009, 2008 and 2007, respectively.

        Our financial statements include the following amounts involving related parties:

	December 31,
Income Statement	2009	2008	2007
	(Dollars in thousands)
Expense (income):
Interest expense on loan from AIG	$100,504	$6,825	$—
Effect from derivatives on contracts with AIGFP(a)	(22,097)	39,926	5,310
Lease revenue related to hedging of lease receipts with AIGFP(a)	723	6,718	(799)
Allocation of corporate costs from AIG	8,683	13,167	12,877
Management fees received	(9,457)	(9,808)	(9,878)
Management fees paid to subsidiaries of AIG	910	839	726

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note C—Related Party Transactions (Continued)

	December 31,
Balance Sheet	2009	2008
	(Dollars in thousands)
Asset (liability):
Loans from AIG Funding	$3,909,567	$—
Derivative assets, net(a)	186,771	88,203
Income taxes (payable) receivable to/from AIG	(80,924)	(32,083)
Taxes benefit sharing payable to AIG	(85,000)	(85,000)
Accrued corporate costs payable to AIG	(5,298)	(6,092)
Accrued interest payable to AIG	(672)	—
Net (payable) receivable for management fees and other	—	(3)

(a)
See Note O—Derivative Financial Instruments for all derivative transactions

Note D—Notes Receivable

        Notes receivable are primarily from the sale of flight equipment and are summarized as follows:

	2009	2008
Fixed rate notes with varying interest rates up to 10.3%	$52,060	$6,767
LIBOR based notes with spreads ranging from 1.3% to 3.3%	60,000	74,560

	$112,060	$81,327

        At December 31, 2009, the minimum future payments on notes receivable are as follows:

2010(a)	$67,161
2011	8,865
2012	8,937
2013	11,834
2014	15,263

$112,060

(a)
Includes a balloon payment for a note related to a sale of flight equipment.

        During the year ended December 31, 2008, based on information received and the analysis performed, we recorded charges aggregating $46,557 to write down two secured notes to fair value. There were no material write downs of notes receivables during the years ended December 31, 2009 and 2007.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note E—Net Investment in Finance and Sales-type Leases

        The following lists the components of the net investment in finance and sales-type leases:

	December 31, 2009	December 31, 2008
Total lease payments to be received	$171,549	$165,503
Estimated residual values of leased flight equipment (unguaranteed)	138,665	195,737
Less: Unearned income	(49,133)	(59,481)

Net investment in finance and sales-type leases	$261,081	$301,759

        At December 31, 2009, minimum future lease payments on finance and sales-type leases are as follows:

2010	$39,323
2011	32,333
2012	32,040
2013	24,526
2014	21,596
Thereafter	21,731

Total minimum lease payments to be received	$171,549

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note F—Debt Financing

        Our debt financing was comprised of the following at the following dates:

	December 31,
	2009	2008
Secured
ECA Financings	$3,004,763	$2,436,296
Loans from AIG Funding	3,909,567	—
Other Secured Financings(a)	153,116	—

	7,067,446	2,436,296
Unsecured
Commercial Paper	—	1,752,000
Public Bonds and Medium-Term Notes	16,566,099	19,748,541
Bank Debt	5,087,750	7,558,750

	21,653,849	29,059,291
Total Secured and Unsecured Debt Financing	28,721,295	31,495,587
Less: Deferred Debt Discount	(9,556)	(18,919)

	28,711,739	31,476,668
Subordinated Debt	1,000,000	1,000,000

	$29,711,739	$32,476,668

(a)
Of this amount, $129,583 is non-recourse to ILFC. These secured financings were incurred by VIEs and consolidated.

        The above amounts represent the anticipated settlement of our outstanding debt obligations. Certain adjustments required to present currently outstanding hedged debt obligations have been recorded and presented separately on the balance sheet, including adjustments related to foreign currency hedging and interest rate hedging activities.

ECA Financings

        Export Credit Facilities:    We entered into ECA facilities in 1999 and 2004. The 2004 ECA facility is currently used to fund purchases of Airbus aircraft, while new financings are no longer available to us under the 1999 ECA facility. The loans made under the ECA facilities are used to fund a portion of each aircraft's net purchase price.

        In January 1999, we entered into the 1999 ECA facility to borrow up to $4,327,260 for the purchase of Airbus aircraft delivered through 2001. We used $2,800,000 of the amount available under this facility to finance purchases of 62 aircraft. Each aircraft purchased was financed by a ten-year fully amortizing loan with interest rates ranging from 5.753% to 5.898%. The loans are guaranteed by various European Export Credit Agencies. We have collateralized the debt by a pledge of the shares of a wholly-owned subsidiary that holds title to the aircraft financed under the facility. At December 31, 2009, 32 loans with an aggregate principal value of $146,111 remained outstanding under the facility and the net book value of the related aircraft was $1,780,011.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note F—Debt Financing (Continued)

        In May 2004, we entered into the 2004 ECA facility, which was amended in May 2009 to allow us to borrow up to $4,643,660 for the purchase of Airbus aircraft delivered through June 30, 2010. Funds become available under this facility when the various European Export Credit Agencies provide guarantees for aircraft based on a forward looking calendar. The financing is for a ten-year fully amortizing loan per aircraft at an interest rate determined through a bid process. We have collateralized the debt by a pledge of the shares of a wholly-owned subsidiary that holds title to the aircraft financed under this facility. As of December 31, 2009, we had financed 66 aircraft using approximately $3,961,381 under this facility and approximately $2,858,652 was outstanding. The interest rates are either fixed or based on LIBOR. At December 31, 2009, the interest rates of the outstanding loans ranged from 0.45% to 4.71%. The net book value of the related aircraft was $3,990,970 at December 31, 2009.

        Under the terms of our 1999 and 2004 ECA facilities, our current long-term debt ratings impose the following restrictions: (i) we must receive written consent from the security trustee before we can fund Airbus aircraft deliveries under the 2004 ECA facility; (ii) we must segregate all security deposits, maintenance reserves and rental payments received under the leases of the aircraft financed under the 1999 and 2004 ECA facilities into separate accounts controlled by the security trustees (segregated rental payments will be used to pay principal and interest on the outstanding debt); and (iii) we must file individual mortgages on the aircraft funded under the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective lessees operate. At December 31, 2009, we had segregated security deposits, maintenance reserves and rental payments aggregating $315,156 related to aircraft funded under the 1999 and 2004 ECA facilities.

Loans from AIG Funding

        In March 2009 we entered into two demand note agreements aggregating $1,700,000 with AIG Funding in order to fund our liquidity needs. Interest on the notes was based on LIBOR with a floor of 3.5%. On October 13, 2009, we amended and restated the two demand note agreements, including extending the maturity dates, and entered into a new $2,000,000 credit agreement with AIG Funding. We used the proceeds from the $2,000,000 loan to repay in full our obligations under our $2,000,000 revolving credit facility that matured on October 15, 2009. On December 4, 2009 we borrowed an additional $200,000 from AIG Funding to repay maturing debt. The amount was added to the principal balance of the new credit agreement. These loans, aggregating $3,900,000, mature on September 13, 2013 and are due in full at maturity with no scheduled amortization. The loans initially bore interest at a rate of 3-month LIBOR plus 3.025%, which was subsequently raised to 6.025%, as discussed below. The funds for the loans were provided to AIG Funding by the FRBNY pursuant to the FRBNY Credit Agreement. In order to receive the FRBNY's consent to the loans, we entered into guarantee agreements to guarantee the repayment of AIG's obligations under the FRBNY Credit Agreement up to an amount equal to the aggregate outstanding balance of the loans.

        These loans (and the related guarantees) are secured by (i) a portfolio of aircraft and all related equipment and leases, with an aggregate average appraised value as of September 30, 2009 of approximately $7,400,000 plus additional temporary collateral with an aggregate average appraised value as of September 30, 2009 of approximately $10,000,000 that will be released upon the perfection of certain security interests, as described below; (ii) any and all collection accounts into which rent,

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note F—Debt Financing (Continued)

maintenance reserves, security deposits and other amounts owing are paid under the leases of the pledged aircraft; and (iii) the shares or other equity interests of certain subsidiaries of ours that may own or lease the pledged aircraft in the future. In the event the appraised value of the collateral held falls below certain levels, we will be forced either to prepay a portion of the term loans without penalty or premium, or to grant additional collateral.

        We are also required to prepay the loans, without penalty or premium, upon (i) the sale of an aircraft (other than upon the sale or transfer to a co-borrower under the loans) in an amount equal to 75% of the net sale proceeds; (ii) the receipt of any hull insurance, condemnation or other proceeds in respect of any event of loss suffered by a pledged aircraft in an amount equal to 75% of the net proceeds received on account thereof; and (iii) the removal of an aircraft from the collateral pool (other than in connection with the substitution of a non-pool aircraft for such removed aircraft in accordance with the terms of the loans) in an amount equal to 75% of the most recent appraised value of such aircraft. We are also required to repay the loans in full upon the occurrence of a change in control, which is defined in the loan agreements to include AIG ceasing to beneficially own 100% of our equity interests. We may voluntarily prepay the loans in part or in full at any time without penalty or premium.

        The loans contain customary affirmative and negative covenants and include restrictions on asset transfers and capital expenditures. The loans also contain customary events of default, including an event of default under the loans if an event of default occurs under the FRBNY Credit Agreement. One event of default under the loans was the failure to perfect security interests, for the benefit of AIG Funding and the FRBNY, in certain aircraft pledged as collateral by December 1, 2009. We were unable to perfect certain of these security interests in a manner satisfactory to the FRBNY by December 1, 2009, and as a result entered into temporary waivers and amendments which (i) will allow us to release the temporary collateral of approximately $10,000,000 once we have completed the transfer of all the aircraft pledged as security to special purpose entities and perfected the security interests of all such aircraft for the benefit of AIG Funding and the FRBNY; (ii) required us to add certain aircraft leasing subsidiaries as co-obligors on the loans; and (iii) will require us to transfer pledged aircraft to special purpose entities within a prescribed time period (not less than three months from the date of notice) upon request, at any time, by AIG Funding (the "Transfer Mandate"). Pursuant to the temporary waiver and amendment, until all perfection requirements with regard to the pledged aircraft have been satisfied, the interest rate was raised to three-month LIBOR plus 6.025%, of which 3.0% is permitted to be paid-in-kind and is added to the principal balance of the loans. Additionally, if we do not comply with any Transfer Mandate within the prescribed time period, we will be in default under the loan agreements with AIG Funding and the interest rate may increase to three-month LIBOR with a 2% floor plus 9.025%. As of February 25, 2010, the FRBNY had not presented us with any Transfer Mandate. Within 30 days after our compliance with the perfection requirements for all of the pledged aircraft, including the transfer of all such aircraft to special purpose entities, a pool of aircraft with a 50% loan-to-value ratio will be selected by AIG Funding and the FRBNY from the pledged aircraft, and the additional temporary collateral with an aggregate appraised value of approximately $10,000,000 at September 30, 2009 will be released.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note F—Debt Financing (Continued)

Other Secured Financing Arrangements

        In May 2009, ILFC provided $39,000 of subordinated financing to an entity, which we have determined is a VIE of which we are the primary beneficiary. The primary beneficiary of a VIE is the party with the variable interest in the entity that absorbs the majority of the expected losses of the VIE, receives the majority of the expected residual returns of the VIE, or both. See Note M—Variable Interest Entities. Accordingly, we consolidate the entity into our consolidated financial statements. The entity used these funds and an additional $106,000 borrowed from third parties to purchase an aircraft, which the entity leases to an airline. ILFC acts as servicer of the lease for the entity. The $106,000 loan has two tranches. The first tranche is $82,000, fully amortizes over the lease term, and is non-recourse to ILFC. The second tranche is $24,000, partially amortizes over the lease term, and is guaranteed by ILFC. Both tranches of the loan are secured by the aircraft and the lease receivables. Both tranches have nine-year terms with interest rates based on LIBOR. At December 31, 2009, the interest rates on the $82,000 and $24,000 tranches were 3.385% and 5.085%, respectively. The entity entered into two interest rate cap agreements to economically hedge the related LIBOR interest rate risk in excess of 4.00%. At December 31, 2009, $100,631 was outstanding and the net book value of the aircraft was $142,071.

        In June 2009, we borrowed $55,449 through a wholly-owned subsidiary that is considered a VIE and owns one aircraft leased to an airline. See Note M—Variable Interest Entities. The loan is non-recourse to ILFC and the loan is secured by the aircraft and the lease receivables. The interest rate on the loan is fixed at 6.58%. At December 31, 2009, $52,485 was outstanding and the net book value of the aircraft was $94,610.

Commercial Paper and Other Short-Term Debt

        Commercial Paper:    We have a $6,000,000 Commercial Paper Program. The weighted average interest rate of our outstanding commercial paper was 3.51% at December 31, 2008.

        We became unable to issue new commercial paper in September 2008 as a result of the liquidity issues of our parent, AIG, the downgrading of our short-term debt rating, and the overall economic conditions in the U.S. and global credit markets. As a result, in September 2008 we had to borrow $1,671,268 from AIG Funding, an affiliate of our parent, and subsequently draw down the maximum amount available on our unsecured revolving credit facilities of $6,500,000. Since September 12, 2008, except as discussed below, we have not issued new commercial paper and we cannot determine if the commercial paper markets will be available to us again.

        Commercial Paper Funding Facility:    On October 27, 2008, we were approved to participate in the CPFF to issue up to $5,700,000 of commercial paper. As of December 31, 2008, we had issued $1,686,900 under the CPFF. The proceeds were used to repay the amount outstanding under our loan from AIG Funding. The commercial paper issued was due January 28, 2009 and we paid a lending rate of 2.78%. On January 21, 2009, Standard & Poor's, a division of the McGraw-Hill Companies, Inc., downgraded our long-term and short-term credit ratings and we ceased to have access to the CPFF. We repaid the funds borrowed under the CPFF on its maturity date of January 28, 2009.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note F—Debt Financing (Continued)

        Other Short-Term Financing:    In April 2009, we entered into a $100,000 90-day promissory note agreement with a supplier in connection with the purchase of an aircraft. The interest rate was fixed at the annual rate of 5.00%. The note was paid in full on July 22, 2009, when it matured.

Public Bonds and Medium-Term Notes

        As of December 31, 2009, we had one effective U.S. shelf registration statement and a Euro Medium-Term Note Programme:

	Maximum Offering			Issued as of December 31, 2009
Registration statement dated August 7, 2009	$	Unlimited	(a)	$—
Euro Medium-Term Note Programme dated September 2009(b)(d)		7,000,000		1,903,000	(c)

(a)
As a result of our Well Known Seasoned Issuer ("WKSI") status, we have an unlimited amount of debt securities registered for sale.

(b)
This is a perpetual program. As a bond issue matures, the principal amount of that bond becomes available for new issuances under the program.

(c)
We have hedged the foreign currency risk of the notes through foreign currency swaps.

(d)
This is a perpetual program. As a bond issue matures, the principal amount of that bond becomes available for new issuances under the program.

        Prior to September 2008, we had issued bonds and medium-term notes. At December 31, 2009, we had public bonds and medium-term notes in the amount of $16,566,099 outstanding with maturities ranging from 2010 to 2015 and interest rates ranging from 4.20% to 7.95%. The bonds and medium-term notes provide for a single principal payment at the maturity of the respective note and cannot be redeemed prior to maturity. At December 31, 2009 and 2008 we had floating rate notes aggregating $1,350,000 and $4,073,280 and the remainder were at fixed rates. To the extent deemed appropriate we enter into derivative transactions to manage our effective borrowing rates with respect to floating rate notes.

        At December 31, 2009 and 2008, bonds and medium-term notes included $1,902,500 and $2,334,200 of notes, respectively, issued under our $7,000,000 Euro Medium-Term Note Program (€1.6 billion in 2009 and €1.9 billion and £300 million in 2008). The program is perpetual. As a bond issue matures, the principal amount of that bond becomes available for new issuances under the program. We have eliminated the currency exposure arising from the notes by hedging the notes through swaps. We translate the debt into U.S. dollars using current exchange rates prevailing at the balance sheet date. The foreign exchange adjustment for the foreign currency denominated notes was $391,100 and $338,100 at December 31, 2009 and 2008, respectively.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note F—Debt Financing (Continued)

Bank Debt

        Revolving Credit Facilities:    We previously entered into three unsecured revolving credit facilities with an original group of 35 banks for an aggregate amount of $6,500,000, consisting of a $2,000,000 tranche that expired and was paid in full in October 2009, a $2,000,000 tranche that expires in October 2010, and a $2,500,000 tranche that expires in October 2011. These revolving credit facilities provide for interest rates that vary according to the pricing option selected at the time of borrowing. Pricing options include a base rate, a rate ranging from 0.25% over LIBOR to 0.65% over LIBOR based upon utilization, or a rate determined by a competitive bid process with the banks. The credit facilities are subject to facility fees, currently 0.2% of amounts available. We are currently paying the maximum fees under the facilities. The fees are based on our current credit ratings and may decrease in the event of upgrades to our ratings. As of December 31, 2009, the maximum amount available of $4,500,000 under our active revolving credit facilities was outstanding and interest was accruing on the outstanding loans with interest rates based on LIBOR ranging from 0.91% to 0.93%. If AIG sells 51% or more of our equity interests without our lenders' consent, it would be an event of default under our revolving credit facilities and would allow our lenders to declare our debt immediately due and payable.

        Term Loans:    From time to time, we enter into funded bank financing arrangements. As of December 31, 2009, $587,750 was outstanding under these term loan agreements, which have varying maturities through February 2012. The interest rates are based on LIBOR with spreads ranging from 0.30% to 0.40%. At December 31, 2009, the interest rates ranged from 0.55% to 0.68%. If AIG sells 51% or more of our equity interests without our lenders' consent, it would be an event of default under our funded bank financing agreements and would allow our lenders to declare our debt immediately due and payable.

Subordinated Debt

        In December 2005, we issued two tranches of subordinated debt totaling $1,000,000. Both tranches mature on December 21, 2065, but each tranche has a different call option. The $600,000 tranche has a call option date of December 21, 2010, and the $400,000 tranche has a call option date of December 21, 2015. The tranche with the 2010 call option date has a fixed interest rate of 5.90% for the first five years, and the tranche with the 2015 call option date has a fixed interest rate of 6.25% for the first ten years. Each tranche has an interest rate adjustment if the call option for that tranche is not exercised. The new interest rate would be a floating rate, reset quarterly, based on the initial credit spread of 1.55% and 1.80%, respectively, plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; or (iii) 30-year constant maturity treasury.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note F—Debt Financing (Continued)

Existing Commitments

        Maturities of debt financing (excluding deferred debt discount) at December 31, 2009 are as follows:

2010	$6,650,317
2011	7,653,642
2012	4,132,508
2013	7,863,355
2014	1,469,474
Thereafter	1,951,999

$29,721,295

Other

        Under the most restrictive provisions of our debt agreements, consolidated retained earnings at December 31, 2009 in the amount of $2,542,765 are unrestricted as to payment of dividends based on consolidated net tangible worth requirements. We are, however, currently restricted from paying any dividends to AIG under the FRBNY Credit Agreement.

Note G—Shareholders' Equity

Market Auction Preferred Stock

        The Market Auction Preferred Stock ("MAPS") have a liquidation value of $100 per share and are not convertible. The dividend rate, other than the initial rate, for each dividend period for each series is reset approximately every seven weeks (49 days) on the basis of orders placed in an auction. At December 31, 2009, the dividend rate for each of the Series A and Series B MAPS was 0.44%.

Paid-in Capital

        We recorded $3,305 in 2009, $6,782 in 2008, and $1,698 in 2007 in Paid-in capital for debt issue cost, compensation and other expenses paid by AIG on our behalf, which we were not required to pay.

Accumulated Other Comprehensive (Loss) Income

        Accumulated other comprehensive income consists of fair value adjustments of derivative instruments that qualify as cash flow hedges and unrealized gains and losses on marketable securities classified as "available-for-sale." The fair value of derivatives were determined using market values obtained from AIG. The fair value of marketable securities were determined using quoted market prices.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note G—Shareholders' Equity (Continued)

        At December 31, 2009 and 2008, the Company's accumulated other comprehensive (loss) income consisted of the following:

	2009	2008
Cumulative unrealized (loss) gain related to cash flow hedges, net of tax of $74,566 (2009) and $90,497 (2008)	$(138,482)	$(168,065)
Cumulative unrealized gain related to securities available for sale, net of tax of $149 (2009)	276	—

Total accumulated other comprehensive (loss) income	$(138,206)	$(168,065)

Note H—Rental Income

        Minimum future rentals on non-cancelable operating leases and subleases of flight equipment which has been delivered as of December 31, 2009 are shown below. This does not include the rentals to be received from lessees as a result of payments made to them directly by the aircraft manufacturers.

Year Ended
2010	$4,670,327
2011	4,170,938
2012	3,473,153
2013	2,725,381
2014	2,072,724
Thereafter	3,736,884

$20,849,407

        Additional rentals we earned based on the lessees' usage aggregated $689,949 in 2009, $616,747 in 2008, and $645,535 in 2007. Flight equipment is leased, under operating leases, with remaining terms ranging from one to 11 years.

        Unamortized initial direct cost of $85,292 and $81,793 at December 31, 2009 and 2008, respectively, is included in Lease receivables and other assets on our Consolidated Balance Sheets.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note I—Income Taxes

        The provision (benefit) for income taxes is comprised of the following:

	2009	2008	2007
Current:
Federal(a)	$110,579	$14,527	$(145,650)
State	1,467	(557)	7,209
Foreign	1,262	1,210	2,305

	113,308	15,180	(136,136)
Deferred(b):
Federal	379,813	370,968	455,569
State(c)	7,417	5,448	(8,914)

	387,230	376,416	446,655

	$500,538	$391,596	$310,519

(a)
Including U.S. tax on foreign income.

(b)
Deferred taxes were also provided (charged) to other comprehensive income of $(16,078), $33,302, and $58,659 for the years ended December 31, 2009, 2008, and 2007, respectively.

(c)
Includes a charge of $3,669 in 2009, a charge of $1,080 in 2008, and a benefit of $12,854 in 2007 for revaluation of state deferred taxes as a result of a change in our California apportionment factor.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note I—Income Taxes (Continued)

        The net deferred tax liability consists of the following deferred tax liabilities (assets):

	2009	2008
Deferred Tax Liabilities
Accelerated depreciation on flight equipment	$5,394,198	$4,951,176
Straight line rents	37,586	39,565
Derivatives	14,381	10,260
Other	1,970	2,211

Total Deferred Tax Liabilities	$5,448,135	$5,003,212
Deferred Tax Assets
Excess of state income taxes not currently deductible	$(17,668)	$(14,709)
Provision for overhauls	(137,997)	(148,139)
Capitalized overhauls	(64,628)	(30,214)
Rent received in advance	(92,129)	(80,233)
Other comprehensive income	(74,419)	(90,497)
Accruals and reserves	(85,008)	(55,545)
Net operating loss carry forward(a)	(58,899)	(75,386)
Losses of VIEs	(29,281)	(23,756)
Other	(6,548)	(6,483)

Total Deferred Tax Assets(b)	$(566,577)	$(524,962)

Net Deferred Tax Liability	$4,881,558	$4,478,250

(a)
Represents operating losses generated from tax years 2007 and 2008. Deferred tax assets related to the losses generated are reclassified from current to deferred tax liabilities due to uncertainties with regard to the timing of their future utilization in the consolidated tax return of AIG. Deferred taxes related to the losses will be reclassified to current in future years when we are notified by AIG of amounts utilized in future tax years or through a carry back to prior tax years.

(b)
In making our assessment of the realization of deferred tax assets including net operating loss carry forwards, we considered all available evidence, including (i) current and projected financial reporting results; (ii) the carry forward periods for all taxable losses; (iii) the projected amount, nature and timing of the realization of deferred tax liabilities; (iv) implications of our tax sharing agreement with AIG; and (v) tax planning strategies that would be implemented, if necessary, to accelerate taxable amounts.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note I—Income Taxes (Continued)

        A reconciliation of the computed expected total provision for income taxes to the amount recorded is as follows:

	2009	2008	2007
Computed expected provision at 35%	$488,659	$383,152	$320,210
State income tax, net of Federal	5,774	3,179	(1,108)
Foreign Taxes	10	97	1,062
IRS Audit Adjustments(a)	2,185	2,863	1,709
Other(b)	3,910	2,305	(11,354)

Provision for Income Taxes	$500,538	$391,596	$310,519

(a)
We are periodically advised of certain IRS and other adjustments identified in the U.S. Consolidated AIG tax return which are attributable to our operations. Under our tax sharing arrangement, we provide a charge or credit for the effect of the adjustments and the related interest in the period we are advised of such adjustments and interest.

(b)
Consists principally of permanent items related to current and prior year tax returns.

        We have certain foreign subsidiaries which are treated as branches for U.S. income tax purposes. We have not provided any foreign deferred tax liabilities with respect to these foreign branch operations, as any future foreign tax attributable to these foreign branch operations should be offset by fully realizable foreign tax credits.

        In 2002 and 2003, we participated in certain tax planning activities with our parent, AIG and related entities, which provided certain tax and other benefits to the AIG consolidated group. As a result of our participation in these activities, AIG shared a portion of the tax benefits of these activities attributable to us which aggregated $245,000. We repaid $160,000 in 2007 and the remaining $85,000 is payable to AIG on demand. The liability is recorded in Tax benefit sharing payable to AIG on the Consolidated Balance Sheet.

        In October 2004, Congress passed the American Jobs Creation Act of 2004, repealing the corporate export tax benefits under the ETI, after the World Trade Organization ("WTO") ruled the export subsidies were illegal. Under the act, ETI export tax benefits for corporations would be phased out in 2005 and 2006 for certain transactions. On January 26, 2006, the WTO ruled the American Jobs Creation Act fails to fully implement the recommendations from the Dispute Settlement Body as long as it includes transitional and grandfathering measures. A memo released by the Internal Revenue Service ("IRS") in January 2007 indicates that some contracts may be grandfathered. However, the memo notes that it cannot be relied upon and there has been no other published announcement by the IRS as to whether benefits for some contracts may continue after 2006. We believe that the FSC and ETI benefits will be an available benefit in our 2007 through 2009 U.S. Consolidated AIG tax returns. However, we have not concluded that the likelihood that the benefit will be realized is more likely than not. As such, we have increased our gross unrecognized tax benefit liability by the amount of the FSC and ETI benefits for those years. If these tax benefits, which aggregate $160,926, are ultimately recognized in our consolidated financial statements, our annual effective tax rate would decrease. We

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note I—Income Taxes (Continued)

estimate additional unrecognized tax benefits related to FSC and ETI benefits during 2010 of approximately $45,000 to $55,000.

        A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$38,381
Additions based on tax positions related to 2007(a)	51,600
Additions for tax positions of prior years(b)	(12,423)
Reductions for tax positions of prior years	—
Settlements(c)	(13,782)

Balance at December 31, 2007	63,776
Additions based on tax positions related to 2008(a)	50,980
Additions for tax positions of prior years(b)	6,726
Reductions for tax positions of prior years	—

Balance at December 31, 2008(d)	121,482

Additions based on tax positions related to 2009(a)	50,823
Additions for tax positions of prior years(b)	1,121
Reductions for tax positions of prior years	—
Settlements(c)	(7,602)

Balance at December 31, 2009(d)	$165,824

(a)
Consists principally of FSC and ETI benefits.

(b)
Items attributable to prior restatements submitted to the IRS as adjustments.

(c)
Amounts paid to AIG related to the settlement of prior year audit adjustments for the years 1991 to 1999. In addition, we paid $10,158, $0 and $4,550 in interest during the years ended December 31, 2007, 2008, and 2009, respectively.

(d)
$13,782, $29,544 and $7,972 is recorded in current taxes at December 2007, 2008, and 2009, respectively, and $0, $91,938 and $107,139 is recorded in deferred taxes at December 31, 2007, 2008, and 2009, respectively. In addition, we recorded $50,713 in Accrued interest and other payables for the year ended December 31, 2009.

        Interest related to unrecognized tax benefits are recognized in income tax expense. We recognized $2,185, $2,863, and $1,445 of interest in the Consolidated Statement of Income for the years ended December 31, 2009, 2008, and 2007, respectively. At December 31, 2009, 2008, and 2007, we had included in current taxes payable $8,214, $10,579, and $7,716, respectively, for the payment of interest (net of the federal benefit).

        The balance of unrecognized tax benefits at December 31, 2009, included proposed tax adjustments for the years 2000 to 2007, which have been agreed with, but not yet finalized by, the relevant tax authorities. AIG continually evaluates proposed audit adjustments by taxing authorities. The tax return years 2000 through 2007 remain subject to examination by tax authorities in jurisdictions where we are included in AIG's tax returns (principally in the U.S.).

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note I—Income Taxes (Continued)

        The Current income taxes recorded on the Consolidated balance sheet represents amounts due to/from AIG under our tax sharing arrangements for US Federal and state taxes. Under the tax sharing arrangements, AIG reimburses us for any tax benefit arising out of the use by AIG of any tax benefits generated by us including net operating losses to the extent used in the consolidated tax returns. As a result of the consolidated taxable losses of AIG, AIG informed us that certain benefits generated by us would not be reimbursed until utilized by AIG, or upon expiration of the benefits. As such, the 2008 provision for current income tax was charged for $75,386, including (i) Net operating loss carry forwards of $167,324; (ii) Reserve for uncertain tax positions of ($107,138); and (iii) audit adjustments relating to 2006 of $15,200. A corresponding credit was recorded in the provision for deferred taxes. In 2009, the provision for current income tax was charged $67,199, including (i) $1,287 for adjustment and utilization of prior year net operating loss; (ii) $15,200 for audit adjustments related to 2006; and (iii) reserve for uncertain tax positions of $50,713.

Note J—Other Information

Concentration of Credit Risk

        We lease and sell aircraft to airlines and others throughout the world. The lease and notes receivables are from entities located throughout the world. We generally obtain deposits on leases and obtain collateral in flight equipment on notes receivable. No single customer accounted for more than 10% of total revenues in 2009, 2008 or 2007.

        2009 revenues from rentals of flight equipment includes $93,954 (1.78% of total revenue) from lessees who have filed for bankruptcy protection.

Segment Information

        We operate within one industry: the leasing, sales and management of flight equipment.

Geographical Concentration

        Revenues include rentals of flight equipment to foreign airlines of $4,925,001 in 2009, $4,612,019 in 2008, and $4,175,987 in 2007. Lease revenues from the rental of flight equipment have been reduced by payments received by our customers from the aircraft and engine manufacturers.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note J—Other Information (Continued)

        The following table sets forth the dollar amount and percentage of total rental revenues attributable to the indicated geographic areas based on each airline's principal place of business for the years indicated:

	2009		2008		2007
	Amount	%	Amount	%	Amount	%
Europe	$2,353,979	44.6	$2,241,742	45.3%	$2,060,196	44.9%
Asia/Pacific	1,583,389	30.0	1,432,252	29.0	1,229,141	26.8
The Middle East and Africa	638,747	12.1	558,553	11.3	528,095	11.5
U.S. and Canada	453,976	8.6	444,921	9.0	536,313	11.7
Central and South America and Mexico	245,128	4.7	265,980	5.4	233,866	5.1

	$5,275,219	100%	$4,943,448	100%	$4,587,611	100%

        The following table sets forth revenue attributable to individual countries representing at least 10% of total revenue in any year based on each airline's principal place of business for the years indicated:

	2009		2008		2007
	Amount	%	Amount	%	Amount	%
China	$903,361	17.1%	$835,722	16.9%	$714,181	15.6%
France	537,698	10.2	515,165	10.4	448,538	9.8

Currency Risk

        We attempt to minimize our currency and exchange risks by negotiating our aircraft purchase agreements and most of our aircraft leases in U.S. dollars. Some of our leases, however, are negotiated in Euros to meet the needs of a number of airlines. We have hedged part of future lease payments receivable through 2010. We bear risk of receiving less U.S. dollar rental revenue on lease payments not hedged and incurring future currency losses on cash held in Euros if the value of the Euro deteriorates against the U.S. dollar. Foreign currency transaction gains (losses) in the amounts of $5,456, $(3,738), and $7,849 were recognized for the periods ended December 31, 2009, 2008, and 2007, respectively, and are included in Interest and other in our Consolidated Statements of Income.

Note K—Employee Benefit Plans

        Our employees participate in various benefit plans sponsored by AIG, including a noncontributory qualified defined benefit retirement plan, a voluntary savings plan (401(k) plan) and various stock based and other compensation plans.

Pension Plans

        Pension plan and 401(k) plan expenses allocated to us by AIG were $2,953 for 2009, $1,570 for 2008, and $1,687 for 2007, and are included in Selling, general and administrative in our Consolidated Statements of Income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note K—Employee Benefit Plans (Continued)

        AIG's U.S. plans do not separately identify projected benefit obligations and plan assets attributable to employees of participating affiliates. AIG's projected benefit obligations exceeded the plan assets at December 31, 2009 by $325,000.

Stock-Based and Other Compensation Plans

        At December 31, 2009, our employees participated in the following stock-based and other compensation plans: (i) AIG 2007 Stock Incentive Plan; (ii) Starr International Company, Inc. Deferred Compensation Profit Participation Plans; (iii) AIG 2005-2006 Deferred Compensation Profit Participation Plan; (iv) AIG Partners Plan; (v) ILFC Deferred Compensation Plan; (vi) ILFC Long-Term Incentive Plan; and (vii) Liability Awards under the Troubled Asset Relief Program ("TARP") Executive Compensation.

        We recorded compensation expenses of $14,030, $6,008, and $5,112 for our participation in AIG's share-based payment and liability programs and $12,605, $7,357, and $5,886 for our deferred compensation and long-term incentive plans for the years ended December 31, 2009, 2008, and 2007, respectively. The impact of all plans, both individually and in the aggregate, is immaterial to the consolidated financial statements.

Note L—Commitments and Contingencies

Aircraft Orders

        At December 31, 2009, we had committed to purchase 120 new aircraft, scheduled for delivery through 2019 at an estimated aggregate purchase price (including adjustment for anticipated inflation) of approximately $13,700,000. All of these purchase commitments to purchase new aircraft are based upon purchase agreements with each of The Boeing Company ("Boeing") and Airbus S.A.S. ("Airbus").

        The Boeing aircraft (models 737 and 787), and the Airbus aircraft (models A319, A320, A321, A350XWB and A380) are being purchased pursuant to the terms of purchase agreements executed by us and Boeing or Airbus. These agreements establish the pricing formulas (which include certain price adjustments based upon inflation and other factors) and various other terms with respect to the purchase of aircraft. Under certain circumstances, we have the right to alter the mix of aircraft type ultimately acquired. As of December 31, 2009, we had made non-refundable deposits on the aircraft which we have committed to purchase of approximately $78,827 and $55,055 with Boeing and Airbus, respectively.

        Management anticipates that a portion of the aggregate purchase price for the acquisition of aircraft will be funded by incurring additional debt. The exact amount of the indebtedness to be incurred will depend upon the actual purchase price of the aircraft, which can vary due to a number of factors, including inflation, and the percentage of the purchase price of the aircraft which must be financed.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note L—Commitments and Contingencies (Continued)

Guarantees

        Asset Value Guarantees:    We have guaranteed a portion of the residual value of 22 aircraft to financial institutions and other unrelated third parties for a fee. These guarantees expire at various dates through 2023 and generally obligate us to pay the shortfall between the fair market value and the guaranteed value of the aircraft and provide us with an option to purchase the aircraft for the guaranteed value. At December 31, 2009, the maximum commitment that we were obligated to pay under such guarantees, without any offset for the projected value of the aircraft, was approximately $530,000.

        Aircraft Loan Guarantees:    Prior to December 31, 2009 we guaranteed two loans collateralized by aircraft to financial institutions in exchange for a fee. The guarantees expire in 2014, when the loans mature, and obligate us to pay an amount up to the guaranteed value upon the default of the borrower, which may be offset by a portion of the underlying value of the aircraft collateral. At December 31, 2009, guaranteed value, without any offset for the projected value of the aircraft, was approximately $27,000.

        Management regularly reviews the underlying values of the aircraft collateralized to determine our exposure under these guarantees. We currently do not anticipate that we will be required to perform under such guarantees based upon the underlying values of the aircraft collateralized.

Leases

        We have operating leases for office space and office equipment extending through 2015. Rent expense was $10,965 in 2009, $9,997 in 2008, and $9,519 in 2007. The leases provide for step rentals over the term and those rentals are considered in the evaluation of recording rent expense on a straight-line basis over the term of the lease. Tenant improvement allowances received from lessor are capitalized and amortized in selling, general and administrative expenses with rent expense. Commitments for minimum rentals under the noncancelable leases at December 31, 2008 are as follows:

2010	$11,524
2011	11,968
2012	12,448
2013	12,947
2014	13,362
Thereafter	9,063

Total(a)	$71,312

(a)
Minimum rentals have not been reduced by minimum sublease rentals of $7,914 in the future under non-cancelable subleases.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note L—Commitments and Contingencies (Continued)

Contingencies

        Flash Airlines:    We are named in lawsuits in connection with the January 3, 2004 crash of our Boeing 737-300 aircraft on lease to Flash Airlines, an Egyptian carrier. These lawsuits were filed by the families of victims on the flight and seek unspecified damages for wrongful death, costs and fees. The initial lawsuit was filed in May 2004 in California, and subsequent lawsuits were filed in California and Arkansas. All cases filed in the U.S. were dismissed on the grounds of forum non conveniens and transferred to the French Tribunal de Grande Instance ("TGI") civil court in either Bobigny or Paris. The Bobigny plaintiffs challenged French jurisdiction, whereupon the TGI decided to retain jurisdiction, on appeal the Paris Court of Appeal reversed, and on appeal the French Cour de Cassation elected to defer its decision pending a trial on the merits. We believe we are adequately covered in these cases by the liability insurance policies carried by Flash Airlines and we have substantial defenses to these actions. We do not believe that the outcome of these lawsuits will have a material effect on our consolidated financial condition, results of operations or cash flows.

        Krasnoyarsk Airlines ("KrasAir"):    We leased a 757-200ER aircraft to a Russian airline, KrasAir, which is now the subject of a Russian bankruptcy-like proceeding. The aircraft lease was assigned to another Russian carrier, Air Company "Atlant-Soyuz" Incorporated, which defaulted under the lease. In the first quarter of 2009, we were informed that the Russian customs authority had seized the aircraft during a time frame we believe to be late 2008. The aircraft was seized on the basis of certain alleged violations by KrasAir with respect to the import of the aircraft, including the import type and customs fees owed. The Russian customs authority filed a case in April 2009 in the general jurisdiction court in Moscow, Russia seeking an order permitting it to confiscate the aircraft due to these alleged violations. Shortly after the lawsuit was filed, we intervened in the lawsuit in order to protect our ownership rights and informed the insurance underwriters under KrasAir's, Atlant-Soyuz's, and our insurance policies of this matter. In the second quarter of 2009, the court decided that the seizure of the aircraft by the Russian customs authority was improper and denied the Russian customs authority's request to confiscate the aircraft. Also in the second quarter of 2009, another Russian airline signed a lease for the aircraft. The aircraft was returned to us by the Russian customs authority and is currently undergoing maintenance in Moscow, Russia and we are currently negotiating a resolution of all customs-related issues with the Russian customs authority. We cannot predict what the outcome of this matter will be, but we do not believe that it will be material to our consolidated financial position, results of operations or cash flows.

        Estate of Volare Airlines ("Volare"):    In November 2004, Volare, an Italian airline, filed for bankruptcy in Italy. Prior to Volare's bankruptcy, we leased to Volare through wholly-owned subsidiaries two A320-200 aircraft and four A330-200 aircraft. In addition, we managed the lease to Volare by an entity that is a related party to us of one A330-200 aircraft. In October 2009, the Volare bankruptcy receiver filed a claim in an Italian court in the amount of approximately €29.6 million against us and our related party for the return to the Volare estate of all payments made by it to us and our related party in the year prior to Volare's bankruptcy filing. We have engaged Italian counsel to represent us and intend to defend this matter vigorously. We cannot predict the outcome of this matter, but we do not believe that it will be material to our consolidated financial position, results of operations or cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note L—Commitments and Contingencies (Continued)

        We are also a party to various other claims and matters of litigation incidental to the normal course of our business. We believe that the final resolution of these matters will not have a material adverse effect on our financial position, cash flows or results of operations.

Note M—Variable Interest Entities

        The accounting standard related to the consolidation of VIEs provides guidance for determining when to consolidate certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity that is at risk to allow the entity to finance its activities without additional subordinated financial support. This standard recognizes that consolidation based on majority voting interest should not apply to these VIEs. A VIE is consolidated by its primary beneficiary, which is the party or group of related parties that absorbs a majority of the expected losses of the VIE, receives the majority of the expected residual returns of the VIE, or both.

        Our leasing and financing activities require us to use many forms of entities to achieve our business objectives and we have participated to varying degrees in the designs and formation of these entities. Our involvement in VIEs varies from being a passive investor with involvement from other parties, to managing and structuring all the activities, to being the sole shareholder and sole variable interest in the VIE.

Investment Activities

        We have variable interests in ten entities to which we previously sold aircraft. The interests include debt financings, preferential equity interests and in some cases providing guarantees to banks which had provided the secured senior financings to the entities. Each entity owns one aircraft. The individual financing agreements are cross-collateralized by the aircraft. We have determined that we are the primary beneficiary of these entities because we have exposure to the majority of the risks and rewards of these entities. We do not, however, have legal or operational control over, and we do not own the assets nor are we directly obligated for the liabilities of, these entities. As such, the assets and liabilities of these entities are presented separately on our Consolidated Balance Sheets. Assets in the amount of $79,720 and $98,746 and liabilities in the amount of $6,464 and $10,699 are included in our 2009 and 2008 Consolidated Balance Sheets and net expenses in the amounts of $7,203, $2,336, and $3,760 are included in our Consolidated Statements of Income for the years ended December 31, 2009, 2008, and 2007, respectively, for these entities. We have a credit facility with these entities to provide financing up to approximately $13,600, of which approximately $8,400 was borrowed at December 31, 2009. The maximum exposure to loss for these entities is $79,720, which is the total recorded asset balance of these entities.

        During 2008, we refinanced a loan secured by a pool of aircraft. We were not the primary beneficiary of the entity owning the aircraft, as we were not entitled to receive a majority of the expected losses or expected residual returns from the entity. In the fourth quarter of 2008, we foreclosed on our mortgage on the aircraft, and, as such, we terminated our involvement with the VIE. In conjunction with the termination of our involvement, we recorded a loss in the amount of $28,500.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note M—Variable Interest Entities (Continued)

Non-Recourse Financing Structures

        ILFC has a variable interest in an entity established to obtain secured financing for the purchase of an aircraft. ILFC provided $39,000 of subordinated financing to the entity and the entity borrowed $106,000 from third parties, $82,000 of which is non-recourse to ILFC. The VIE owns one aircraft with a net book value of $142,071 at December 31, 2009. We have determined that we are the primary beneficiary of this entity because we absorb the majority of the risks and rewards of this entity. As we control and manage all aspects of this entity, the aircraft is included in Flight equipment under operating leases and the borrowings are included in Debt Financings on our Consolidated Balance Sheets. See Note F—Debt Financing.

        We have established an entity to obtain secured financing for an aircraft. We borrowed $55,449 from third parties, all of which is non-recourse to us and is secured by the aircraft. The VIE owns the aircraft with a net book value of $94,610 at December 31, 2009. We have determined that we are the primary beneficiary of this entity because we absorb the majority of the risks and rewards of this entity. As the entity is wholly owned, and we control and manage all aspects of this entity, the aircraft is included in Flight equipment under operating leases and the borrowings are included in Debt Financings on our Consolidated Balance Sheets. See Note F—Debt Financing.

Wholly-Owned ECA Financing Vehicles

        ILFC has created wholly owned subsidiaries for the purpose of purchasing aircraft and obtaining financing secured by such aircraft. The secured debt has been guaranteed by the European Export Credit Agencies. The entities meet the definition of a VIE because they do not have sufficient equity to operate without ILFC's subordinated financial support in the form of intercompany notes which serve as equity even though they are legally debt instruments. As we control and manage all aspects of these entities and guarantee the activities of the entities, the aircraft are included in Flight equipment under operating leases and the borrowings are included in Debt Financings on our Consolidated Balance Sheets. See Note F—Debt Financing for full disclosure of the activities of these entities.

Wholly-Owned Leasing Entities

        We have created wholly owned subsidiaries for the purpose of facilitating aircraft leases with airlines. The entities meet the definition of a VIE because they do not have sufficient equity to operate without our subordinated financial support in the form of intercompany loans which serve as equity. As we are the sole variable interest in the entities, control and manage all aspects of the entity, and guarantee the activities of the entities, the aircraft are included in Flight equipment under operating leases and the borrowings are included in Debt Financings on our Consolidated Balance Sheets.

Note N—Fair Value Measurements

Fair Value Measurements on a Recurring Basis

        The fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note N—Fair Value Measurements (Continued)

        Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction and general market conditions. We measure the fair value of derivative assets and liabilities and marketable securities on a recurring basis.

Derivative Contracts

        We enter into derivatives to hedge our risk exposure to currency fluctuations and interest rate fluctuations related to our debt and foreign denominated contractual lease payment receipts. (See Note O—Derivative Financial Instruments.) Our derivatives are not traded on an exchange and are inherently more difficult to value. AIG provides us the recurring valuations of our derivative instruments. AIG has established and documented a process for determining fair values. AIG's valuation model includes a variety of observable inputs, including contractual terms, interest rates curves, foreign exchange rates, yield curves, credit curves, measure of volatility, and correlations of such inputs. Valuation adjustments may be made in the determination of fair value. These adjustments include amounts to reflect counterparty credit quality and liquidity risk, and are as follows:

  •
  Credit Valuation Adjustment ("CVA")—The CVA adjusts the valuation of derivatives to account for nonperformance risk of our counterparty with respect to all net derivative assets positions.

    The CVA also accounts for our own credit risk, in the fair value measurement of all net derivative liabilities positions, when appropriate. The CVA is accounted for as a decrease to the net derivative position with the corresponding increase or decrease reflected in Other Comprehensive Income ("OCI") for derivatives designated as cash flow hedges.

  •
  Market Valuation Adjustment ("MVA")—The MVA adjusts the valuation of derivatives to reflect the fact that we are an "end-user" of derivative products. As such the valuation is adjusted to take into account the bid-offer spread (the liquidity risk), as we are not a dealer of derivative products. The MVA is accounted for as a decrease to the net derivative position with the corresponding increase or decrease reflected in OCI for derivatives designated as cash flow hedges.

        The CVA and the MVA are included in the fair value measurement of our derivative instrument portfolio at December 31, 2008. The inclusion of the CVA and the MVA resulted in incremental reductions of the fair value of derivative assets of $24,165 and $19,800 as of December 31, 2009 and 2008, respectively. The majority of the amount recorded is related to the CVA. The counterparty of all our foreign currency swaps and interest rate swaps is AIGFP, a wholly-owned subsidiary of AIG with an express guarantee from AIG.

Marketable Securities

        Our marketable securities are included in our Lease receivables and other assets and consist of an investment in common stock of an airline and AIG common stock held in connection with our deferred

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note N—Fair Value Measurements (Continued)

compensation program. We value marketable securities using quoted market prices. The marketable securities are immaterial to our financial position and, therefore, are not separately disclosed.

Fair Value Measurements on a Non-Recurring Basis

        We also measure the fair value of certain assets and liabilities on a non-recurring basis, when GAAP requires the application of fair value, including events or changes in circumstances that indicate that the carrying amounts of assets may not be recoverable. Assets subject to these measurements include aircraft and notes receivable. Liabilities include asset value guarantees, loan guarantees and put options, all related to aircraft ("AVGs"). We principally use the income approach to measure the fair value of these assets and liabilities when appropriate, as described below:

  •
  Aircraft:  We record aircraft at fair value when we determine the carrying value may not be recoverable. The fair value is measured using an income approach based on the present value of cash flows from contractual lease agreements and projected future lease payments, including contingent rentals, net of expenses, which extend to the end of the aircraft's economic life in its highest and best use configuration, as well as a disposition value, based on expectations of market participants.

  •
  Notes Receivable:  We evaluate the fair value of our secured notes receivables using an income approach, which is based upon the present value of the expected cash flows of the underlying aircraft measured using the methodology described above. With regard to unsecured notes receivable, we also measure the fair value using an income approach based upon the net present value of expected cash flows of the underlying loan agreement.

  •
  AVGs:  We measure the fair value of AVGs at the inception of the agreement based upon the proceeds received. Subsequent non-recurring fair value measurements are based upon the differential between the contractual strike price and the fair value of the underlying aircraft, measured using the methodology described above.

Fair Value Hierarchy

        GAAP establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

  •
  Level 1:  Fair value measurements that are quoted prices (unadjusted) in active markets. Market price data generally is obtained from exchange markets. Our actively traded listed common stocks are measured at fair value on a recurring basis and classified as level 1 inputs.

  •
  Level 2:  Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Our derivative assets and liabilities are measured on a recurring basis and classified as level 2.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note N—Fair Value Measurements (Continued)

  •
  Level 3:  Fair value measurement based on valuation techniques that use significant inputs that are unobservable. These measurements include circumstances in which there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy, within which the fair value measurement in its entirety falls, is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment. In making the assessment, we consider factors specific to the asset or liability. Assets and liabilities measured at fair value on a non-recurring basis and classified as level 3 include aircraft, notes receivable, net investment in finance leases, and AVGs.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

        The following table presents information about assets and liabilities measured at fair value on a recurring basis at December 31, 2009 and 2008, respectively, and indicates the level of the valuation inputs used to determine such fair value:

	Level 1	Level 2		Level 3	Counterparty Netting(a)	Total
	(Dollars in thousands)
December 31, 2009:
Derivative assets	$—	$258,347	(b)	$—	$(67,490)	$190,857
Derivative liabilities	—	(67,490)		—	67,490	—

Total derivative assets, net	$—	$190,857		$—	$—	$190,857

December 31, 2008:
Derivative assets	$—	$192,568	(b)	$—	$(104,365)	$88,203
Derivative liabilities	—	(104,365)		—	104,365	—

Total derivative assets, net	$—	$88,203		$—	$—	$88,203

(a)
As permitted under GAAP, we have elected to offset derivative assets and derivative liabilities under our master netting agreement.

(b)
The balance includes CVA and MVA adjustments of $24,165 and $19,800 as of December 31, 2009 and 2008, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note N—Fair Value Measurements (Continued)

        The following table presents changes during the years ended December 31, 2008 and 2009, in derivative assets and liabilities measured at fair value on a recurring basis, together with the balances of such assets and liabilities at January 1, 2008, December 31, 2008, and December 31, 2009:

(Dollars in thousands)
Derivatives:
Total fair value at January 1, 2008	$850,234
Change in fair value subsequent to January 1, 2008:
Effective portion recorded in OCI	(587,523)
Ineffective portion recorded in income	(18,518)
Change in accrued interest	(10,430)
Swap maturity settlements	(123,450)
Loss on matured swaps	(22,110)

Total fair value at December 31, 2008	$88,203

Change in fair value subsequent to December 31, 2008:
Effective portion recorded in OCI	$160,617
Ineffective portion recorded in income	11,923
Change in accrued interest	(22,041)
Swap maturity settlements	(61,620)
Gain on matured swaps recorded in income	9,689
Contracts entered into during the current year not designated as hedges	5,500
Change in fair value of derivatives not accounted for as hedges recorded in income	(1,414)

Total Fair Value at December 31, 2009	$190,857

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

        During the year ended December 31, 2009, based upon a review of the recoverability of certain aircraft within our fleet, the carrying value of three aircraft was deemed to have been impaired. As a result of this impairment, we recorded charges aggregating $52,938 to write these aircraft down to their fair value. We also recorded charges of $10,607 upon the conversion of two aircraft in our fleet to held for sale assets in order to record them at their fair value. The fair values of all five aircraft are classified as level 3 valuations. The unobservable inputs utilized in the calculation are described in our fair value policy for aircraft above.

        During the year ended December 31, 2008, based on information received and the analysis performed, we recorded charges aggregating $46,557 to write down two secured notes to fair value. Management reviews all outstanding notes that are in arrears to determine whether we should reserve for or write off any portion of the notes receivable. In this process, management evaluates the collectability of each note and the value of the underlying collateral, if any, by discussing relevant operational and financial issues facing the lessees with our marketing executives. The fair values of the

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note N—Fair Value Measurements (Continued)

secured notes are classified as Level 3 valuations. The unobservable inputs utilized in the calculation are described in our policy above.

Note O—Derivative Financial Instruments

        We use derivatives to manage exposures to interest rate and foreign currency risks. At December 31, 2009, we had interest rate and foreign currency swap agreements with a related counterparty and interest rate cap agreements with an unrelated counterparty.

        We record the changes in fair value of derivatives in income or OCI depending on the designation of the hedges as either fair value or cash flow hedges, respectively. Where hedge accounting is not achieved, the change in fair value of the derivative is recorded in income. In the case of a re-designation of a derivative contract, we amortize into income the balance accumulated in AOCI at the time of the re-designation over the remaining life of the underlying derivative. Our foreign currency swap agreements mature through 2011, our interest rate swap agreements through 2015, and our interest rate cap agreements mature in 2018.

        During the second quarter of 2009, we entered into two interest rate cap agreements with an unrelated counterparty in connection with a secured financing transaction. We have not designated the interest rate caps as hedges, and all changes in fair value are recorded in income.

        All of our interest rate and foreign currency swap agreements are subject to a master netting agreement, which would allow the netting of derivative assets and liabilities in the case of default under any one contract. As a result, the fair value of our derivative portfolio is recorded on our Consolidated Balance Sheets in Derivative assets, net, on a net basis (see Note N—Fair Value Measurements). We account for all of our interest rate swap and foreign currency swap agreements as cash flow hedges. We do not have any credit risk related contingent features and we are not required to post collateral under any of our existing derivative contracts.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note O—Derivative Financial Instruments (Continued)

        Derivatives have notional amounts, which generally represent amounts used to calculate contractual cash flows to be exchanged under the contract. The following table presents notional and fair values of derivatives outstanding at the following dates:

	Asset Derivatives		Liability Derivatives
	Notional Value	USD Fair Value	Notional Value	USD Fair Value
	(In thousands)
December 31, 2009:
Derivatives designated as hedging instruments:
Interest rate swap agreements(a)	$—	$—	$1,070,513	$(66,916)
Foreign exchange swap agreements	€1,600,000	254,261	$14,191	(574)

Total derivatives designated as hedging instruments		$254,261		$(67,490)

Derivatives not designated as hedging instruments:
Interest rate cap agreements	$100,631	$4,086	$—	$—

Total derivatives		$258,347		$(67,490)

December 31, 2008:
Derivatives designated as hedging instruments:
Interest rate swap agreements(a)	$—	$—	$1,215,309	$(103,622)
Foreign exchange swap agreements	€1,600,000	187,589	$72,100	(743)
	£300,000	4,979	$—	—

Total derivatives designated as hedging instruments		$192,568		$(104,365)

(a)
Converts floating interest rate debt into fixed rate debt.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note O—Derivative Financial Instruments (Continued)

        During the years ended December 31, 2009, 2008 and 2007, we recorded the following in OCI related to derivative instruments:

	December 31
Gain (Loss)	2009	2008	2007
	(Dollars in thousands)
Effective portion of change in fair market value of derivatives(a)(b)	$160,617	$(601,008)	$301,030
Amortization of balances of de-designated hedges and other adjustments	(485)	(742)	(2,498)
Foreign exchange component of cross currency swaps (credited) charged to income	(114,620)	507,050	(465,859)
Income tax effect	(15,929)	33,145	58,565

Net changes in cash flow hedges, net of taxes	$29,583	$(61,555)	$(108,762)

(a)
Includes gains(losses) realized on swaps that matured during 2009, 2008, and 2007 that did not have hedge accounting treating, or were not perfectly effective, for the entire term of the contracts. The amounts included are $9,689, ($22,110), and ($3,732) in 2009, 2008, and 2007, respectively.

(b)
2009 and 2008 include ($12,658) and ($19,800) of combined CVA and MVA, respectively.

        The following table presents the effective portion of the unrealized gain (loss) on derivative positions recorded in OCI:

	Amount of Unrealized Gain or (Loss) Recorded in OCI on Derivatives (Effective Portion)
	December 31,
Derivatives Designated as Cash Flow Hedges	2009	2008	2007
	(Dollars in thousands)
Interest rate swap agreements	$7,260	$(79,575)	$(40,077)
Foreign exchange swap agreements(a)	66,037	(503,765)	419,942

Total	$73,297	$(583,340)	$379,865

(a)
2009 and 2008 include ($12,658) and ($19,800) of combined CVA and MVA, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note O—Derivative Financial Instruments (Continued)

        The following table presents amounts reclassified from AOCI into income when cash payments were made or received on our qualifying cash flow hedges:

	Amount of Gain or (Loss) Reclassified from AOCI Into Income (Effective Portion)
	December 31,
Location of Gain or (Loss) Reclassified from AOCI into Income (Effective Portion)	2009	2008	2007
	(Dollars in thousands)
Interest rate swap agreements—interest expense	$(36,916)	$(14,613)	$4,131
Foreign exchange swap agreements—interest expense	(49,681)	38,999	73,905
Foreign exchange swap agreements—lease revenue	(723)	(6,718)	799

Total	$(87,320)	$17,668	$78,835

        We estimate that within the next twelve months, we will amortize into earnings approximately $17,914 of the pre-tax balance in AOCI under cash flow hedge accounting in connection with our program to convert debt from floating to fixed interest rates.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note O—Derivative Financial Instruments (Continued)

        The following table presents the effect of derivatives recorded in the Consolidated Statements of Income for the years ended December 31, 2009, 2008, and 2007:

	Amount of Gain or (Loss) Recognized in Income on Derivatives (Ineffective Portion)(a)
	September 30,
	2009	2008	2007
	(Dollars in thousands)
Derivatives Designated as Cash Flow Hedges:
Interest rate swap agreements	$(868)	$(1,768)	$10,557
Foreign exchange swap agreements	12,791	(16,750)	872

Total	11,923	(18,518)	11,429

Derivatives Not Designated as a Hedge:
Interest rate cap agreements(b)	(647)	—	—
Interest rate swap agreements	—	—	(158)
Foreign exchange swap agreements	—	—	17,704

Reconciliation to Consolidated Statements of Income:
Change in fair value of foreign denominated debt related to swap agreements not designated as a hedge	—	—	(33,572)
Income effect of maturing derivative contracts	9,689	(22,110)	(3,732)
Reclassification of amounts de-designated as hedges recorded in AOCI	485	702	3,019

Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	$21,450	$(39,926)	$(5,310)

(a)
All components of each derivative's gain or loss were included in the assessment of effectiveness.

(b)
An additional ($767) of amortization of premium paid to the derivative counterparty was recognized in Interest expense during the year ended December 31, 2009.

Note P—Fair Value Disclosures of Financial Instruments

        We used the following methods and assumptions in estimating our fair value disclosures for financial instruments:

          Cash:     The carrying value reported on the balance sheet for cash and cash equivalents approximates its fair value.

          Notes receivable:     The fair values for notes receivable are estimated using discounted cash flow analyses, using market derived discount rates.

          Debt Financing:     The carrying value of our commercial paper approximates its fair value. The fair value of our long-term fixed-rate debt is estimated using discounted cash flow analyses, based

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note P—Fair Value Disclosures of Financial Instruments (Continued)

  on our spread to U.S. Treasury bonds for similar debt at year-end. The fair value of our long-term floating rate debt is estimated using discounted cash flow analysis based on credit default spreads.

          Derivatives:     Fair values were based on the use of AIG valuation models that utilize among other things, current interest, foreign exchange and volatility rates, as applicable.

          AVGs:     Guarantees entered into after December 31, 2002 are included in Accrued interest and other payables on our Consolidated Balance Sheets. Fair value is approximately equal to unamortized fees.

        The carrying amounts and fair values of our financial instruments at December 31, 2009 and 2008 are as follows:

	2009		2008
	Carrying Amount of Asset (Liability)	Fair Value of Asset (Liability)	Carrying Amount of Asset (Liability)	Fair Value of Asset (Liability)
Cash	$652,067 (a)	$652,067	$2,385,948	$2,385,948
Notes receivable	112,060	107,063	81,327	71,012
Debt financing (including foreign currency adjustment and subordinated debt and excluding debt discount)	(30,112,395)	(26,762,955)	(32,833,687)	(28,818,662)
Derivative assets, net	190,857	190,857	88,203	88,203
AVGs	(10,860)	(12,886)	(12,778)	(15,209)

(a)
Includes restricted cash of $315,156.

Note Q—Flight Equipment Rent

        We sold two aircraft in 2006, which were accounted for as sale-leaseback transactions. We prepaid the total contracted lease payments. The prepaid lease payments will be charged to Flight Equipment Rent ratably over the lease-back period. Prepaid rent in the amounts of $54,532 and $72,541 are included in Lease Receivables and other assets on our 2009 and 2008 Consolidated Balance Sheets, respectively. Flight Equipment Rent includes the recognition of rent expense related to the years ended December 31, 2009, 2008 and 2007. We will charge $18,000 to Flight Equipment Rent for each of the years 2010 through 2013 in recognition of such rent expense.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

Note R—Quarterly Financial Information (Unaudited)

        We have set forth below selected quarterly financial data for the years ended December 31, 2009 and 2008. The following quarterly financial information for each of the three months ended and at March 31, June 30, September 30, and December 31, 2009 and 2008 is unaudited.

	Quarter
	First	Second	Third	Fourth		Total
Year Ended December 31, 2009
Total Revenues	$1,278,080	$1,330,153	$1,347,179	$1,366,329		$5,321,741
Pre-tax Income	314,902	364,397	380,887	335,981	(a)	1,396,167
Net Income	202,957	236,925	245,813	209,934		895,629
Year Ended December 31, 2008
Total Revenues	$1,215,214	$1,313,114	$1,298,953	$1,261,265		$5,088,546
Pre-tax Income(b)	231,985	332,210	349,266	181,260	(c)	1,094,721
Net Income	149,502	214,063	224,606	114,954		703,125

(a)
In the fourth quarter of 2009, we recorded impairment charges aggregating $52,938 related to three aircraft.

(b)
In the third quarter of 2008, we recorded an out-of-period adjustment which increased pretax income by $51,238. The out-of-period adjustment resulted from the adoption of new fair value accounting standards as of January 1, 2008. During the first and second quarters of 2008, we recorded charges to pre-tax income of $39,958 and $11,281, respectively, for CVA and MVA on our cash flow hedges. In the third quarter, we concluded that the CVA and MVA on our cash flow hedges should have been recorded in OCI. The Board of Directors was informed of this out-of-period adjustment. We do not believe the effect of the out-of-period adjustment is material to any period affected.

(c)
In the fourth quarter of 2008, we recorded the following: (i) charges aggregating $46,557 to writedown two secured notes to fair value and (ii) charges aggregating $51,414 related to put fees on maturing debt and losses on matured swaps.

Report of Independent Registered Public Accounting Firm
on
Financial Statement Schedule

To the Shareholders and Board of Directors
of International Lease Finance Corporation:

        Our audits of the consolidated financial statements referred to in our report dated February 28, 2010, appearing in the 2009 Annual Report on Form 10-K of International Lease Finance Corporation also included an audit of the accompanying financial statement schedule as listed in Item 15(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California

February 28, 2010

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

COL. A	COL. B	COL. C		COL. D	COL. E
		ADDITIONS
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts— Describe	Deductions— Describe(a)	Balance at End of Period
	(Dollars in thousands)
Reserve for overhaul:
Year ended December 31, 2009	$419,329	$346,966	—	$375,989	$390,306
Year ended December 31, 2008	372,324	264,592	—	217,587	419,329
Year ended December 31, 2007	245,369	290,134	—	163,179	372,324

(a)
Reimbursements to lessees for overhauls performed and amounts transferred to buyers for aircraft sold.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONDENSED, CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	September 30, 2010	December 31, 2009
ASSETS
Cash and cash equivalents, including interest bearing accounts of $3,593,513 (2010) and $324,827 (2009)	$3,604,860	$336,911
Restricted cash, including interest bearing accounts of $624,481 (2010) and $246,115 (2009)	679,494	315,156
Notes receivable, net of allowance, and net investment in finance and sales-type leases	127,990	373,141
Flight equipment under operating leases	53,667,337	57,718,323
Less accumulated depreciation	13,873,443	13,788,522

	39,793,894	43,929,801
Flight equipment held for sale	973,897	—
Deposits on flight equipment purchases	160,529	163,221
Lease receivables and other assets	455,299	477,218
Derivative assets	79,735	190,857
Variable interest entities assets	—	79,720
Deferred debt issue costs, less accumulated amortization of $170,598 (2010) and $146,933 (2009)	233,485	101,017

	$46,109,183	$45,967,042

LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued interest and other payables	$546,269	$474,971
Current income taxes	134,537	80,924
Tax benefit sharing payable to AIG	—	85,000
Loans from AIG Funding	—	3,909,567
Debt financing, net of deferred debt discount of $65,381 (2010) and $9,556 (2009)	28,953,823	24,802,172
Subordinated debt	1,000,000	1,000,000
Foreign currency adjustment related to foreign currency denominated debt	192,800	391,100
Security deposits on aircraft, overhauls and other	1,639,605	1,469,956
Rentals received in advance	275,986	315,154
Deferred income taxes	4,825,467	4,881,558
Variable interest entities liabilities, net	—	6,464
Commitments and Contingencies—Note L
SHAREHOLDERS' EQUITY
Market Auction Preferred Stock, $100,000 per share liquidation value; Series A and B, each having 500 shares issued and outstanding	100,000	100,000
Common stock—no par value; 100,000,000 authorized shares, 45,267,723 issued and outstanding	1,053,582	1,053,582
Paid-in capital	605,768	603,542
Accumulated other comprehensive income (loss)	(75,864)	(138,206)
Retained earnings	6,857,210	6,931,258

Total shareholders' equity	8,540,696	8,550,176

	$46,109,183	$45,967,042

See notes to condensed, consolidated financial statements.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(Dollars in thousands)

(Unaudited)

	September 30, 2010	September 30, 2009
REVENUES
Rental of flight equipment	$3,933,265	$3,915,054
Flight equipment marketing	(550,310)	(15,798)
Interest and other	50,024	48,650

	3,432,979	3,947,906
EXPENSES
Interest	1,157,533	1,041,357
Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	46,655	(13,207)
Depreciation of flight equipment	1,437,857	1,460,621
Aircraft impairment	356,506	—
Provision for overhauls	358,289	234,250
Flight equipment rent	13,500	13,500
Selling, general and administrative	144,078	151,199

	3,514,418	2,887,720

(LOSS) INCOME BEFORE INCOME TAXES	(81,439)	1,060,186
(Benefit) provision for income taxes	(23,731)	374,491

NET (LOSS) INCOME	$(57,708)	$685,695

See notes to condensed, consolidated financial statements.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(Dollars in thousands)

(Unaudited)

	September 30, 2010	September 30, 2009
NET (LOSS) INCOME	$(57,708)	$685,695

OTHER COMPREHENSIVE INCOME, NET OF TAX
Net changes in fair value of cash flow hedges, net of taxes of $(33,542) (2010) and $(21) (2009)	62,292	38
Change in unrealized appreciation on securities available for sale, net of taxes of $(27) (2010) and $(149) (2009)	50	276

	62,342	314

COMPREHENSIVE INCOME	$4,634	$686,009

See notes to condensed, consolidated financial statements.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONDENSED, CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(Dollars in thousands)

(Unaudited)

	September 30, 2010	September 30, 2009
OPERATING ACTIVITIES
Net (Loss) income	$(57,708)	$685,695
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	1,437,857	1,460,621
Change in deferred income taxes	(80,965)	367,038
Change in fair value of derivative instruments	206,955	(191,031)
Foreign currency adjustment of non-US$ denominated debt	(172,920)	148,020
Amortization of deferred debt issue costs	36,041	31,617
Amortization of debt discount	8,472	8,150
Amortization of prepaid lease costs	29,720	38,576
Aircraft impairment charges flight equipment marketing	444,952	7,507
Aircraft impairment charges on fleet held for use	356,506	—
Lease expenses related to aircraft sales	89,875	—
Other, including foreign exchange adjustments on foreign currency denominated cash	(43,625)	(488)
Changes in operating assets and liabilities:
Decrease (increase) in lease receivables and other assets	107,487	(47,327)
Increase in accrued interest and other payables	73,663	24,063
Change in current income taxes	53,614	(9,302)
Tax benefit sharing with AIG	(85,000)	—
(Decrease) increase in rentals received in advance	(39,168)	5,511

Net cash provided by operating activities	2,365,756	2,528,650

INVESTING ACTIVITIES
Acquisition of flight equipment for operating leases	(226,240)	(2,313,557)
Payments for deposits and progress payments	(34,191)	(52,234)
Proceeds from disposal of flight equipment	1,313,852	164,164
Increase in restricted cash	(364,338)	(290,484)
Collections on notes receivable and finance and sales-type leases—net of income amortized	80,191	95,733
Other	(5,091)	(10)

Net cash provided by (used in) investing activities	764,183	(2,396,388)

FINANCING ACTIVITIES
Net change in commercial paper	—	(1,752,000)
Loans from AIG Funding	(3,909,567)	1,700,000
Proceeds from debt financing	8,712,495	1,394,868
Payments in reduction of debt financing	(4,594,696)	(3,323,277)
Debt issue costs	(170,098)	(48,045)
Payment of preferred dividends	(440)	(3,262)
Increase (decrease) in customer and other deposits	101,349	(41,475)

Net cash provided by (used in) financing activities	139,043	(2,073,191)

Net increase (decrease) in cash	3,268,982	(1,940,929)
Effect of exchange rate changes on cash	(1,033)	1,438
Cash at beginning of period	336,911	2,385,948

Cash at end of period	$3,604,860	$446,457

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest, excluding interest capitalized of $4,669 (2010) and $8,798 (2009)	$1,102,601	$1,067,499
Income taxes, net	3,620	16,754

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

CONDENSED, CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(Dollars in thousands)

(Unaudited)

Non-Cash Investing and Financing Activities

2010:

  Flight equipment under operating leases in the amount of $2,221,454 was transferred to Flight equipment held for sale, of which $1,246,527 was subsequently sold.

  Net investment in finance leases of $192,161 was transferred to Flight equipment under operating leases.

  Flight equipment under operating leases with a net book value of $60,780 was transferred to Lease receivable and other assets, with $10,400 recorded in income, to record proceeds receivable for the total loss of two aircraft.

  $36,799 of Deposits on flight equipment purchases were applied to Acquisition of flight equipment under operating leases.

2009:

  $357,669 of Deposits on flight equipment purchases was applied to Acquisition of flight equipment under operating leases.

  An aircraft with a net book value of $20,921 and released overhaul reserves in the amount of $6,891 were reclassified to Lease receivables and other assets of $33,223 to reflect pending proceeds from the loss of an aircraft.

  An aircraft with a net book value of $10,521 was reclassified to Lease receivables and other assets in the amount of $2,400 with a $7,507 charge to income when reclassified to Flight equipment held for sale.

  $1,500 was reclassified from Security deposits on aircraft, overhauls and other to Deposits on flight equipment purchases for concessions received from manufacturers.

  A reduction in certain credits from aircraft and engine manufacturers in the amount of $742 increased the basis of Flight equipment under operating leases and decreased Lease receivables and other assets.

See notes to condensed, consolidated financial statements.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2010

(Unaudited)

A. Basis of Preparation

        ILFC is an indirect wholly-owned subsidiary of AIG. AIG is a holding company, which, through its subsidiaries, is primarily engaged in a broad range of insurance and insurance-related activities in the United States and abroad. The accompanying unaudited, condensed, consolidated financial statements have been prepared in accordance with GAAP for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.

        The accompanying unaudited, condensed, consolidated financial statements include our accounts, accounts of all other entities in which we have a controlling financial interest, as well as accounts of VIEs in which we are the primary beneficiary. Prior to January 1, 2010, the primary beneficiary of a VIE was defined as the party with a variable interest in an entity that absorbs the majority of the expected losses of the VIE, receives the majority of the expected residual returns of the VIE, or both. On January 1, 2010, a new accounting standard became effective that changed the primary beneficiary to the enterprise that has the power to direct the activities of a VIE that most significantly affect the entity's economic performance, in addition to looking at which party absorbs losses and has the right to receive benefits, as further discussed in Note B—Recent Accounting Pronouncements. See Note M—Variable Interest Entities for further discussions on VIEs. All material intercompany accounts have been eliminated in consolidation. In the opinion of management, all adjustments (consisting of an out of period adjustment related to prior years, which decreased pre-tax income by $19.3 million for the nine months ended September 30, 2010, as further disclosed in Note N—Out of Period Adjustments, and normal recurring accruals) considered necessary for a fair statement of the results for the interim periods presented have been included. Certain reclassifications have been made to the 2009 unaudited, condensed, consolidated financial statements to conform to the 2010 presentation. Operating results for the nine months ended September 30, 2010, are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. These statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2009.

AIG Going Concern Consideration

        In connection with the preparation of its quarterly report on Form 10-Q for the quarter ended September 30, 2010, AIG management assessed whether AIG has the ability to continue as a going concern. Based on the U.S. government's continuing commitment, the already completed transactions with the FRBNY, the closing of the AIA Group Limited initial public offering and the sale of American Life Insurance Company, AIG management's plans and progress made to stabilize AIG's businesses and dispose of certain of its assets, and after consideration of the risks and uncertainties of such plans, AIG management indicated in the AIG quarterly report on Form 10-Q for the period ended September 30, 2010, that it believes that it will have adequate liquidity to finance and operate its businesses, execute its asset disposition plan, and repay its obligations for at least the next twelve months. It is possible that the actual outcome of one or more of AIG management's plans could be materially different, that one or more of AIG management's significant judgments or estimates about the potential effects of these risks and uncertainties could prove to be materially incorrect, and that AIG could fail to complete the recapitalization. If one or more of these possible outcomes is realized

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

A. Basis of Preparation (Continued)

and third party financing and existing liquidity sources including those from the U.S. Government are not sufficient, without continued support from the U.S. Government in the future there could exist substantial doubt about AIG's ability to continue as a going concern. If AIG is not able to continue as a going concern it will have a significant impact on our operations, including limiting our ability to issue new debt.

B. Recent Accounting Pronouncements

        We adopted the following accounting standards during the first nine months of 2010:

Accounting for Transfers of Financial Assets

        In June 2009, the FASB issued an accounting standard addressing transfers of financial assets that removes the concept of a QSPE from the FASB ASC and removes the exception from applying the consolidation rules to QSPEs. The new standard was effective for interim and annual periods beginning on January 1, 2010. Earlier application was prohibited. The adoption of the new standard had no effect on our consolidated financial position, results of operations, or cash flows, as we are not involved with any QSPEs.

Consolidation of Variable Interest Entities

        In June 2009, the FASB issued an accounting standard that amended the rules addressing the consolidation of VIEs, with an approach focused on identifying which enterprise has the power to direct the activities of a VIE that most significantly affect the entity's economic performance and has (i) the obligation to absorb losses of the entity or (ii) the right to receive benefits from the entity. The new standard also requires enhanced financial reporting by enterprises involved with VIEs. The new standard was effective for interim and annual periods beginning on January 1, 2010, with earlier application prohibited. We determined that we were not involved with any VIEs that were not previously consolidated and had to be consolidated as a result of the adoption of this standard. However, we determined that we do not control the activities that significantly impact the economic performance of ten of the VIEs that were consolidated as of the adoption of the standard. Accordingly, on January 1, 2010, we deconsolidated these entities and we removed Assets of VIEs and Liabilities of VIEs from our consolidated balance sheet of $79.7 million and $6.5 million, respectively. The assets and liabilities of these entities were previously reflected on our Consolidated Balance Sheet at December 31, 2009. Our involvement with these entities at September 30, 2010, is reflected in investments in senior secured notes of $36.8 million. As a result of the adoption of this standard, we recorded a $15.9 million charge, net of tax, to beginning retained earnings on January 1, 2010. See Note M—Variable Interest Entities.

Measuring Liabilities at Fair Value

        In August 2009, the FASB issued an accounting standards update to clarify how to apply the fair value measurement principles when measuring liabilities carried at fair value. The update explains how to prioritize market inputs in measuring liabilities at fair value and what adjustments to market inputs

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

B. Recent Accounting Pronouncements (Continued)

are appropriate for debt obligations that are restricted from being transferred to another obligor. The update was effective for interim and annual periods ending after December 15, 2009. The adoption of the update did not have any effect on our consolidated financial position, results of operations or cash flows, but affected the way we valued our debt when disclosing its fair value.

Subsequent Events

        In February 2010, the FASB amended a previously issued accounting standard to require all companies that file financial statements with the SEC to evaluate subsequent events through the date the financial statements are issued. The standard was further amended to exempt these companies from the requirement to disclose the date through which subsequent events have been evaluated. This amendment was effective for us for interim and annual periods ending after June 15, 2010. Because this new standard only modifies disclosures, its adoption had no effect on our consolidated financial position, results of operations or cash flows.

Future Application of Accounting Standards:

Disclosures of the Credit Quality of Financing Receivables and the Allowance for Credit Losses

        In July 2010, the FASB issued an accounting standards update to require enhanced, disaggregated disclosures regarding the credit quality of financing receivables and the allowance for credit losses. The update is effective for interim and annual reporting periods ending on or after December 15, 2010. We are currently evaluating the increased annual and interim financial statement disclosure requirements. Because this update only modifies disclosure requirements, its adoption will have no effect on our consolidated financial position, results of operations or cash flows.

C. Flight Equipment Marketing

        Management evaluates all contemplated aircraft sale transactions as to whether all the criteria required have been met under GAAP in order to classify an aircraft as Flight equipment held for sale. Management uses judgment in evaluating these criteria. Due to the uncertainties and uniqueness of any potential sale transaction, the criteria generally will not be met for an aircraft to be classified as Flight equipment held for sale unless the aircraft is subject to a signed sale agreement, or management has made a specific determination and obtained appropriate approvals to sell a particular aircraft or group of aircraft. At the time aircraft are sold, or classified as Flight equipment held for sale, the cost and accumulated depreciation are removed from the related accounts. Any gain or loss recognized is recorded in Flight equipment marketing in our Condensed, Consolidated Statements of Income. Situations may arise where an aircraft does not meet all the criteria to be classified as Flight equipment held for sale, but an impairment charge is required under GAAP in anticipation of the sale. In these cases, we record the impairment charge and other costs of sales in Flight equipment marketing. When an impairment charge is required on aircraft in our leased fleet, and intended to be held for use, we record the charge in Selling, general and administrative, or if material, the amounts are presented separately on our Condensed, Consolidated Statements of Income.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

C. Flight Equipment Marketing (Continued)

        During the nine months ended September 30, 2010, we entered into the following sales transactions that resulted in impairment charges or losses: (i) to generate liquidity to repay maturing debt obligations, we agreed to sell 59 aircraft from our leased fleet to third parties, 58 of which met the criteria for and were transferred to Flight equipment held for sale; (ii) as a part of our ongoing fleet strategy we sold four aircraft, deemed three aircraft more likely than not to be sold, transferred an additional aircraft to Flight equipment held for sale, and designated one aircraft for part-out.

        We reported losses of $550.3 million in Flight Equipment marketing for the nine month periods ended September 30, 2010, respectively, as follows:

Nine Months Ended September 30, 2010
(Dollars in millions)
Impairment charges on Flight equipment held for sale, aircraft sold or aircraft designated for part-out	$425.9
Lease related charges on Flight equipment held for sale or aircraft sold	89.9
Impairment of aircraft likely to be sold	19.1
Loss on sale of flight equipment	18.4
Other net flight equipment marketing activity	(3.0)

$550.3

Nine months ended September 30, 2010

        For the nine months ended September 30, 2010, as part of our ongoing fleet strategy or as a result of sales of portfolios of aircraft we entered into to provide liquidity to satisfy maturing debt obligations, the following amounts were recorded in Flight equipment marketing:

  Impairment and lease related charges on Flight equipment held for sale, aircraft sold or aircraft designated for part-out:

  •
  On April 13, 2010, we signed an agreement to sell 53 aircraft from our existing fleet to a third party for an aggregate purchase price of $1.987 billion. During the nine months ended September 30, 2010, 52 of the 53 aircraft met the criteria for and were transferred to Flight equipment held for sale. Due to current market conditions, we recorded impairment charges aggregating $330.9 million and related lease charges aggregating $70.1 million for the nine-month period ended September 30, 2010, related to those 52 aircraft. The aggregate net book value of the portfolio after the recorded impairment charges of $330.9 million was approximately $1.9 billion.

  •
  On July 6, 2010, we signed an agreement to sell six aircraft to a third party. The six aircraft met the criteria for and were transferred to Flight equipment held for sale prior to June 30, 2010, and we recorded impairment charges of $40.1 million and lease related charges of $5.9 million for the nine months ended September 30, 2010, related to these aircraft.

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

C. Flight Equipment Marketing (Continued)

  •
  During the nine months ended September 30, 2010, we also agreed to sell one additional aircraft to a third party. The aircraft met the criteria for and was transferred to Flight equipment held for sale and we recorded impairment charges of $9.8 million and lease related charges of $91,000 related to that aircraft.

  •
  On June 22, 2010, we sold two aircraft from our fleet held for use. Prior to the transaction, we considered the sale more likely than not to occur and deemed the aircraft to be impaired. During the nine months ended September 30, 2010, we also deemed one aircraft that we designated for part-out to be impaired. During the nine months ended September 30, 2010, we recorded impairment charges of $45.1 million and lease related charges of $13.8 million related to these aircraft.

  Impairment of aircraft likely to be sold:

  •
  We recorded an impairment charge of $19.1 million related to three aircraft that we were in discussions to sell to a third party. As of September 30, 2010, we considered the sale more likely than not to occur and deemed the aircraft to be impaired.

  Loss on sale of flight equipment:

  •
  We sold two additional aircraft from our leased fleet, resulting in realized losses aggregating $18.4 million.

        Of the 59 aircraft that were previously classified as held for sale, we had completed the sale of 31 as of September 30, 2010, and we had 28 aircraft that remained classified as Flight equipment held for sale, which is presented separately on our September 30, 2010, Condensed, Consolidated Balance Sheet. The completion of the sales of most of the remaining 28 aircraft classified as Flight equipment held for sale are expected to occur during the remainder of 2010. Net cash proceeds from the sales will be received as the individual aircraft sales are consummated. The actual aggregate loss may differ from the impairment charge recorded depending on the timing of the completion of the sale and whether any aircraft in the portfolio are subsequently substituted with different aircraft. The 59 aircraft reclassified to Flight equipment held for sale generated aggregate quarterly lease revenue of approximately $75 million and the quarterly depreciation aggregated approximately $27 million.

        As of November 5, 2010, we had completed the sales of 16 of the 28 remaining aircraft held for sale.

Nine months ended September 30, 2009

        During the nine months ended September 30, 2009, we recorded a $7.5 million impairment charge to record an aircraft classified as Flight equipment held for sale at its fair value. The aircraft was sold in the third quarter of 2009.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

D. Flight Equipment Impairment Analysis

        Management evaluates quarterly the need to perform a recoverability assessment as required under GAAP and performs a recoverability assessment of all aircraft in our fleet at least annually. An assessment is performed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Further, we may perform a recoverability assessment if changes in circumstances would require us to change our assumptions as to future cash flows. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. The undiscounted cash flows consist of cash flows from currently contracted leases, future projected lease rates and terms and estimated residual values, scrap values or sale values as appropriate for each aircraft.

        Management is very active in the aviation finance industry and develops the assumptions used in the recoverability assessment based on its knowledge of active lease contracts, expectations of intended use of a particular aircraft, current and future expectations of the global demand for a particular aircraft type and historical experience in the aircraft leasing market and aviation industry, as well as information received from third party industry sources. The factors considered in estimating the undiscounted cash flows are impacted by changes in future periods due to changes in, among other things, contracted lease rates, economic conditions, technology, airline demand for a particular aircraft type, and other risk factors. In the event that an aircraft does not meet the recoverability test in accordance with our fair value policy, an impairment charge equal to the difference between the carrying value and fair value will be recorded. In monitoring the aircraft in our fleet for impairment charges, we identify those aircraft that are most susceptible to failing the recoverability assessment and monitor those aircraft more closely, which may result in more frequent recoverability assessments.

        As of September 30, 2010, ILFC had 13 passenger configured Boeing 747-400's and 12 Airbus A321-100's in its fleet. Management's estimate of the future lease rates for Boeing 747-400's and Airbus A321-100's declined significantly during the nine months ended September 30, 2010. The decline in expected lease rates for the 747-400's was due to a number of unfavorable trends, including lower overall demand, as airlines replace their 747-400's with more efficient newer generation wide-body aircraft. As a result, the current global supply of 747-400 aircraft that are for sale, or idle, has increased. It is expected that these unfavorable trends will persist and that the global supply of 747-400's that are for sale, or idle, will continue to increase in the future. The decline in A321-100 lease rates is primarily due to continued and accelerated decrease in demand for this aircraft type, which is attributable to its age and limited mission application.

        As a result of the decline in lease rates, seven 747-400's, five A321-100's, and three other aircraft in our fleet held for use were deemed impaired when we performed our annual recoverability assessment of the entire fleet we hold for use during the nine months ended September 30, 2010. As a result, we recorded impairment charges aggregating $348.4 million to write these aircraft down to their respective fair values. The lease rates on the remaining six Boeing 747-400's and seven Airbus A321-100's supported the current carrying value of those aircraft. Fair value of flight equipment is determined using an income approach based on the present value of cash flows from contractual lease agreements, contingent rentals where appropriate, and projected future lease payments, which extend to the end of the aircraft's economic life in its highest and best use configuration, as well as a disposition value, based on the expectations of market participants. For the nine months ended September 30,

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September 30, 2010

(Unaudited)

D. Flight Equipment Impairment Analysis (Continued)

2010, we recorded impairment charges related to 16 aircraft aggregating approximately $356.5 million on our fleet held for use as part of our ongoing recoverability assessments.

E. Restricted Cash

        We entered into ECA facility agreements in 1999 and 2004 through subsidiaries. See Note G—Debt Financings. Our current long-term debt ratings require us to segregate security deposits, overhaul reserves and rental payments received under the leases of the aircraft funded under the 1999 and 2004 ECA facilities (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt). The segregated funds are deposited into separate accounts controlled by the security trustees of the ECA facilities. At September 30, 2010, we had segregated security deposits, overhaul reserves and rental payments aggregating approximately $361 million related to aircraft funded under the ECA facilities. The segregated amounts fluctuate with changes in security deposits, overhaul reserves, rental payments and debt maturities related to the aircraft funded under the ECA facilities.

        In March 2010, we entered into a $550 million secured term loan through a newly formed subsidiary. The proceeds from this transaction are restricted until the collateral is transferred to certain of our subsidiaries that guarantee the debt on a secured basis and whose equity were pledged to secure the term loan. At September 30, 2010, $318 million of the proceeds remained restricted. See Note G—Debt Financings. At November 5, 2010, approximately $95 million of the $318 million had become available to us.

        The subsidiaries described above meet the definition of a VIE and are non-restricted subsidiaries, as defined in our public debt indentures. See Note G—Debt Financings and Note M—Variable Interest Entities.

F. Flight Equipment Held for Sale

        ILFC classifies aircraft as Flight equipment held for sale when management has received appropriate approvals to sell the aircraft and is committed to a formal plan, the aircraft are available for immediate sale, the aircraft are being actively marketed, the sale is anticipated to occur during the ensuing year, and certain other specified criteria are met. Aircraft classified as Flight equipment held for sale are recorded at the lower of their carrying amount or estimated fair value. If the carrying value of the aircraft exceeds its estimated fair value, then a loss is recognized in Flight equipment marketing in our Condensed, Consolidated Statements of Income. Depreciation is not recorded on Flight equipment held for sale.

        At September 30, 2010, 28 aircraft met the criteria for, and were classified as, Flight equipment held for sale. As a result, $973.9 million, representing the estimated fair value of such aircraft, was recorded in Flight equipment held for sale. We did not record depreciation expense on these assets subsequent to the transfer from Flight equipment under operating leases. In addition, in accordance with two portfolio sales agreements, we will transfer lease payments received subsequent to the execution dates of the sales agreements to the buyer related to 27 of the 28 aircraft. We have therefore recorded those payments aggregating $58.0 million, together with the related overhaul reserve balances

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

F. Flight Equipment Held for Sale (Continued)

and security deposits aggregating $79.7 million, in Security deposits on aircraft, overhauls and other on our September 30, 2010, Condensed, Consolidated Balance Sheet. We expect to complete the sales of most of these aircraft during the remainder of 2010. The net cash proceeds from these sales will be received as the individual aircraft sales are consummated.

        We had the following activity in Flight equipment held for sale for the nine months ended September 30, 2010:

	Aircraft	Net Book Value
Flight Equipment Held for Sale
Balance at December 31, 2009	—	$—
Transferred from Flight equipment under operating lease	59	2,220,424
Sold	(31)	(1,246,527)

Flight equipment held for sale at September 30, 2010	28	$973,897

G. Debt Financings

	September 30, 2010	December 31, 2009
	(Dollars in thousands)
Secured
Senior secured bonds	$3,900,000	$—
ECA financings	2,896,428	3,004,763
Bank debt(a)	2,155,000	—
Other secured financings(b)	1,440,556	153,116
Loans from AIG Funding	—	3,909,567

	10,391,984	7,067,446
Unsecured
Bonds and Medium-Term Notes	16,207,220	16,566,099
Bank debt(c)	2,420,000	5,087,750

	18,627,220	21,653,849
Total Senior Debt Financings	29,019,204	28,721,295
Less: Deferred debt discount	(65,381)	(9,556)

	28,953,823	28,711,739
Subordinated Debt	1,000,000	1,000,000

	$29,953,823	$29,711,739

(a)
On April 16 2010, we entered into an amendment to our revolving credit facility dated October 13, 2006. Upon effectiveness of this amendment, approximately $2.2 billion of our previously unsecured bank debt became secured by the equity interests in certain of

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

G. Debt Financings (Continued)

  our non-restricted subsidiaries. Those subsidiaries, upon completion of the transfer of certain aircraft into the subsidiaries, will hold a pool of aircraft with an appraised value of not less than 133% of the principal amount of the outstanding loans.

(b)
Includes secured financings non-recourse to ILFC of $117.7 million and $129.6 million at September 30, 2010 and December 31, 2009, respectively.

(c)
On October 7, 2010, using available cash on hand, we prepaid in full a total of $2 billion in principal plus accrued interest related to the $2 billion revolving credit agreement dated October 14, 2005. This floating rate obligation had an interest rate of .91% at the time of prepayment. Subsequent to repayment of this obligation, as well as other scheduled maturities, our composite interest rate increased from 5.17% at September 30, 2010, to 5.45% at October 31, 2010.

        The above amounts represent the anticipated settlement of our outstanding debt obligations as of September 30, 2010 and December 31, 2009. Certain adjustments required to present currently outstanding hedged debt obligations have been recorded and presented separately on our Condensed, Consolidated Balance Sheets, including adjustments related to foreign currency hedging and interest rate hedging activities.

        We have created wholly-owned, or indirectly wholly-owned, subsidiaries for the purpose of purchasing aircraft and obtaining financings secured by such aircraft. These entities are non-restricted subsidiaries, as defined by our public debt indentures, and meet the definition of a VIE. We have determined that we are the primary beneficiary of such VIEs and, accordingly, we consolidate such entities into our condensed, consolidated financial statements. See Note M—Variable Interest Entities for more information on VIEs.

Senior Secured Bonds

        On August 20, 2010, we issued $3.9 billion of senior secured notes, with $1.35 billion maturing in September 2014 and bearing interest of 6.5%, $1.275 billion maturing in September 2016 and bearing interest of 6.75%, and $1.275 billion maturing in September 2018 and bearing interest of 7.125%. The aggregate net proceeds from the issuances were approximately $3.84 billion after deducting initial purchaser discounts and commissions, fees and estimated offering expenses. The notes are secured by a designated pool of aircraft, initially consisting of 174 aircraft and their related leases and certain cash collateral. In addition, two of ILFC's subsidiaries, that either own or hold leases of aircraft included in the pool securing the notes, have guaranteed the notes. We can redeem the notes at any time prior to their maturity, provided we give notification between 30 to 60 days prior to the intended redemption date and subject to a penalty of the greater of 1% of the outstanding principal amount and a "make-whole" premium. There is no sinking fund for the notes.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

G. Debt Financings (Continued)

        The indenture governing the senior secured notes contains customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to: (i) create liens; (ii) sell, transfer or otherwise dispose of assets; (iii) declare or pay dividends or acquire or retire shares of our capital stock; (iv) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (v) make investments in or transfer assets to non-restricted subsidiaries; and (vi) consolidate, merge, sell or otherwise dispose of all, or substantially all, of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior secured notes may immediately become due and payable.

        We used the borrowed amounts to repay in full our loans from AIG Funding, as discussed below.

ECA Financings

        We entered into ECA facility agreements in 1999 and 2004 through non-restricted subsidiaries. The facilities were used to fund purchases of Airbus aircraft through 2001 and June 2010, respectively. New financings are no longer available to us under either ECA facility. The loans made under the ECA facilities were used to fund a portion of each aircraft's net purchase price. The loans are guaranteed by various European ECAs. We have collateralized the debt with pledges of the shares of wholly-owned subsidiaries that hold title to the aircraft financed under the facilities.

        In January 1999, we entered into the 1999 ECA facility to borrow up to $4.3 billion for the purchase of Airbus aircraft delivered through 2001. We used $2.8 billion of the amount available under this facility to finance purchases of 62 aircraft. Each aircraft purchased was financed by a ten-year fully amortizing loan with interest rates ranging from 5.753% to 5.898%. At September 30, 2010, 15 loans with an aggregate principal value of $55.9 million remained outstanding under the facility and the net book value of the aircraft owned by the subsidiary was $1.6 billion.

        In May 2004, we entered into the 2004 ECA facility, which was most recently amended in May 2009 to allow us to borrow up to $4.6 billion for the purchase of Airbus aircraft delivered through June 30, 2010. We used $4.3 billion of the available amount to finance purchases of 76 aircraft. Each aircraft purchased was financed by a ten-year fully amortizing loan. As of September 30, 2010, approximately $2.8 billion was outstanding under this facility. The interest rates on the loans outstanding under the facility are either fixed or based on LIBOR and ranged from 0.47% to 4.71% at September 30, 2010. The net book value of the related aircraft was $4.4 billion at September 30, 2010.

        Our current long-term debt ratings require us to segregate security deposits, overhaul reserves and rental payments received for aircraft with loan balances outstanding under the 1999 and 2004 ECA facilities (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt). The segregated funds are deposited into separate accounts pledged to and controlled by the security trustees of the facilities. In addition, we must register the existing individual

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

G. Debt Financings (Continued)

mortgages on the aircraft funded under both the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective aircraft are registered (mortgages are only required to be filed on aircraft with loan balances outstanding or otherwise as agreed in connection with the cross-collateralization as described below). At September 30, 2010, we had segregated security deposits, overhaul reserves and rental payments aggregating approximately $361 million related to aircraft funded under the 1999 and 2004 ECA facilities. The segregated amounts will fluctuate with changes in security deposits, overhaul reserves, rental payments and debt maturities related to the aircraft funded under the facilities.

        During the first quarter of 2010, we entered into agreements to cross-collateralize the 1999 ECA facility with the 2004 ECA facility. As part of such cross-collateralization we (i) guaranteed the obligations under the 2004 ECA facility through our subsidiary established to finance Airbus aircraft under our 1999 ECA facility; (ii) agreed to grant mortgages over certain aircraft financed under the 1999 ECA facility (including aircraft which are not currently subject to a loan under the 1999 ECA facility) and security interests over other collateral related to the aircraft financed under the 1999 ECA facility to secure the guaranty obligation; (iii) accepted a loan-to-value ratio (aggregating the loans and aircraft from the 1999 ECA facility and the 2004 ECA facility) of no more than fifty percent, in order to release liens (including the cross-collateralization arrangement) on any aircraft financed under the 1999 or 2004 ECA facilities or other assets related to the aircraft; and (iv) agreed to allow proceeds generated from certain disposals of aircraft to be applied to obligations under both the 1999 ECA and 2004 ECA facilities.

        We also agreed to additional restrictive covenants relating to the 2004 ECA facility, restricting us from (i) paying dividends on our capital stock with the proceeds of asset sales and (ii) selling or transferring aircraft with an aggregate net book value exceeding a certain disposition amount, which is currently approximately $10.6 billion. The disposition amount will be reduced by approximately $91.4 million at the end of each calendar quarter during the effective period. The covenants are in effect from the date of the agreement until December 31, 2012. A breach of these restrictive covenants would result in a termination event for the ten loans funded subsequent to the date of the agreement and would make those loans, which aggregated $311.9 million at September 30, 2010, due in full at the time of such a termination event.

        In addition, if a termination event resulting in an acceleration event were to occur under the 1999 or 2004 ECA facility, we would have to segregate lease payments, overhaul reserves and security deposits received after such acceleration event occurred relating to all the aircraft funded under the 1999 ECA facility, including those aircraft no longer subject to a loan.

Secured Bank Debt

        We have a revolving credit facility, dated October 13, 2006, under which the maximum amount available of $2.5 billion is outstanding. On April 16, 2010, we entered into an amendment to this facility with lenders holding $2.155 billion of the outstanding loans under the facility (the "Electing

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

G. Debt Financings (Continued)

Lenders"). Subject to the satisfaction of the collateralization requirements discussed below, the Electing Lenders agreed to, among other things:

  •
  increase our permitted secured indebtedness basket under the credit facility from 12.5% to 35% of our Consolidated Tangible Net Assets, as defined in the credit agreement;

  •
  extend the scheduled maturity date of their loans totaling $2.155 billion to October 2012. The extended loans will bear interest at LIBOR plus a margin of 2.15%, plus facility fees of 0.2% on the outstanding principal balance; and

  •
  permit liens securing (i) the loans held by the Electing Lenders and (ii) certain funded term loans in an aggregate amount not to exceed $500 million.

        The collateralization requirement provides that the $2.155 billion of loans held by Electing Lenders must be secured by a lien on the equity interests of certain of ILFC's non-restricted subsidiaries that will own aircraft with aggregate appraised values of not less than 133% of the $2.155 billion principal amount (the "Required Collateral Amount"). We must transfer all aircraft meeting the Required Collateral Amount to the pledged subsidiaries prior to April 16, 2011, subject to our right to post cash collateral for any shortfall. As of November 5, 2010, we had transferred approximately two thirds of the required aircraft appraised value. After we have transferred the required amount of aircraft appraised value to the pledged subsidiaries, the credit facility includes an ongoing requirement, tested periodically, that the appraised value of the eligible aircraft owned by the pledged subsidiaries must be equal to or greater than 100% of the Required Collateral Amount. This ongoing requirement is subject to the right to transfer additional eligible aircraft to the pledged subsidiaries or ratably prepay the loans held by the Electing Lenders. We also guarantee the loans held by the Electing Lenders through certain other subsidiaries.

        The amended facility permits us to incur liens securing certain additional secured indebtedness prior to the satisfaction of the collateralization requirement, provided we use any net cash proceeds from the additional secured indebtedness to prepay one of our term loans maturing in 2011. The amended facility prohibits us from re-borrowing amounts repaid under this facility for any reason. The revolving credit facility also contains financial and restrictive covenants that (i) limit our ability to incur indebtedness, (ii) restrict certain payments, liens and sales of assets by us, and (iii) require us to maintain a fixed charge coverage ratio and consolidated tangible net worth in excess of certain minimum levels.

        The remaining $345 million of loans held by lenders who are not party to the amendment will mature on their originally scheduled maturity date in October 2011, with no increase to the interest rate margin.

Other Secured Financing Arrangements

        In May 2009, ILFC provided $39.0 million of subordinated financing to a non-restricted subsidiary. The entity used these funds and an additional $106.0 million borrowed from third parties to purchase an aircraft, which it leases to an airline. ILFC acts as servicer of the lease for the entity. The $106.0 million loan has two tranches. The first tranche is $82.0 million, fully amortizes over the lease

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

G. Debt Financings (Continued)

term, and is non-recourse to ILFC. The second tranche is $24.0 million, partially amortizes over the lease term, and is guaranteed by ILFC. Both tranches of the loan are secured by the aircraft and the lease receivables. Both tranches mature in May 2018 with interest rates based on LIBOR. At September 30, 2010, the interest rates on the $82.0 million and $24.0 million tranches were 3.409% and 5.109%, respectively. The entity entered into two interest rate cap agreements to economically hedge the related LIBOR interest rate risk in excess of 4.00%. At September 30, 2010, $92.3 million was outstanding under the two tranches and the net book value of the aircraft was $138.4 million.

        In June 2009, we borrowed $55.4 million through a non-restricted subsidiary, which owns one aircraft leased to an airline. Half of the original loan amortizes over five years and the remaining $27.7 million is due in 2014. The loan is non-recourse to ILFC and is secured by the aircraft and the lease receivables. The interest rate on the loan is fixed at 6.58%. At September 30, 2010, $48.2 million was outstanding and the net book value of the aircraft was $92.0 million.

        On March 17, 2010, we entered into a $750 million term loan agreement secured by 43 aircraft and all related equipment and leases. The aircraft had an average appraised base market value of approximately $1.3 billion, for an initial loan-to-value ratio of approximately 56%. The loan matures on March 17, 2015, and bears interest at LIBOR plus a margin of 4.75% with a LIBOR floor of 2.0%. The principal of the loan is payable in full at maturity with no scheduled amortization, but we can voluntarily prepay the loan at any time, subject to a 1% prepayment penalty prior to March 17, 2011. On March 17, 2010, we also entered into an additional term loan agreement of $550 million through a newly formed non-restricted subsidiary. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by ILFC and on a secured basis by certain non-restricted subsidiaries of ILFC that hold title to 37 aircraft. The aircraft had an average appraised base market value of approximately $969 million, for an initial loan-to-value ratio of approximately 57%. The loan matures on March 17, 2016, and bears interest at LIBOR plus a margin of 5.0% with a LIBOR floor of 2.0%. The principal of the loan is payable in full at maturity with no scheduled amortization. The proceeds from this loan are restricted from use in our operations until we transfer the related collateral to the non-restricted subsidiaries. At September 30, 2010, $318 million of the proceeds remained restricted. At November 5, 2010, approximately $95 million of the $318 million had become available to us. We can voluntarily prepay the loan at any time subject to a 2% prepayment penalty prior to March 17, 2011, and a 1% prepayment penalty prior to March 17, 2012. Both loans require a loan-to-value ratio of no more than 63%.

Loans from AIG Funding

        We borrowed a total of $3.9 billion from AIG Funding from March 2009 to December 2009. These loans were scheduled to mature on September 13, 2013. The funds for the loans were provided to AIG Funding by the FRBNY pursuant to the FRBNY Credit Agreement. In order to receive the FRBNY's consent to the loans, we entered into guarantee agreements to guarantee the repayment of AIG's obligations under the FRBNY Credit Agreement up to an amount equal to the aggregate outstanding balance of the loans from AIG Funding.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

G. Debt Financings (Continued)

        On August 20, 2010, we repaid all amounts outstanding under the loans from AIG Funding with the net proceeds from the issuance of $3.9 billion aggregate principal amount of senior secured notes and $500 million aggregate principal amount of senior notes. See "Senior Secured Notes" and "Unsecured Bonds and Medium Term Notes." As a result of our repayment of the loans from AIG Funding, we no longer guarantee AIG's obligations under the FRBNY Credit Agreement and the FRBNY released their liens on the collateral securing these loans.

Unsecured Bonds and Medium-Term Notes

        Automatic Shelf Registration:    We have an effective automatic shelf registration statement filed with the SEC. As a result of our WKSI status, we have an unlimited amount of debt securities registered for sale.

        On August 20, 2010, we issued $500 million in aggregate principal amount of 8.875% senior notes due September 2017 pursuant to our automatic shelf registration. The aggregate net proceeds from the sale of the senior notes were approximately $488.3 million after deducting underwriting discounts and commissions, fees and estimated offering expenses. At September 30, 2010, we also had $11.8 billion of bonds and medium-term notes outstanding, issued under previous registration statements, with interest rates ranging from 0.85% to 7.95%.

        Euro Medium-Term Note Programme:    We have a $7.0 billion Euro Medium-Term Note Programme, under which we have $1.2 billion of Euro denominated notes outstanding. The notes mature on August 15, 2011, and bear interest based on Euribor with a spread of 0.375%. We have hedged the notes into U.S. dollars and fixed the interest rates ranging from 5.355% to 5.367%. The programme is perpetual and the principal amount of a bond becomes available for new issuances at maturity.

        Other Senior Notes:    On March 22, 2010 and April 6, 2010, we issued a combined $1.25 billion aggregate principal amount of 8.625% senior notes due September 15, 2015, and $1.5 billion aggregate principal amount of 8.750% senior notes due March 15, 2017, pursuant to an indenture dated as of March 22, 2010. The aggregate net proceeds from the issuances were approximately $2.67 billion after deducting initial purchasers' discounts and estimated offering expenses. The notes are due in full on their scheduled maturity dates. The notes are not subject to redemption prior to their stated maturity and there are no sinking fund requirements. In connection with the note issuances, we entered into registration rights agreements obligating us to, among other things, complete a registered exchange offer to exchange the notes of each series for new registered notes of such series with substantially identical terms, or register the notes pursuant to a shelf registration statement.

        If (i) the registration statement for the exchange offer is not declared effective by the SEC by January 26, 2011, or ceases to be effective during the required effectiveness period; (ii) we are unable to consummate the exchange offer by March 22, 2011; or (iii) if applicable, the shelf registration statement has not been declared effective or ceases to be effective during the required effectiveness period, the annual interest rate on affected notes will increase by 0.25% per year for the first 90-day period during which such registration default continues. The annual interest rate on such notes will increase by an additional 0.25% per year for each subsequent 90-day period during which such

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

G. Debt Financings (Continued)

registration default continues, up to a maximum additional rate of 0.50% per year. If the registration default is cured, the applicable interest rate will revert to the original level.

        The indenture governing the notes contains customary covenants that, among other things, restrict our, and our restricted subsidiaries', ability to (i) incur liens on assets; (ii) declare or pay dividends or acquire or retire shares of our capital stock during certain events of default; (iii) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (iv) make investments in or transfer assets to non-restricted subsidiaries; and (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior notes may immediately become due and payable.

  Unsecured Bank Debt

        Revolving Credit Facility:    At September 30, 2010, we had a $2.0 billion unsecured revolving credit facility, entered into with an original group of 35 banks and originally expiring on October 14, 2010. This revolving credit facility provided for interest rates that varied according to the pricing option selected at the time of borrowing. Pricing options included a base rate, a rate ranging from 0.25% over LIBOR to 0.65% over LIBOR based upon utilization, or a rate determined by a competitive bid process with the banks. As of September 30, 2010, the maximum amount available of $2.0 billion under our unsecured revolving credit facility was outstanding and interest was accruing at 0.91%. The credit facility was subject to facility fees of 0.2% of amounts available at September 30, 2010. On October 7, 2010, using available cash on hand, we prepaid in full the $2.0 billion principal amount outstanding under the facility and terminated the facility. See Note O—Subsequent Event.

        In addition, $345 million of the outstanding loans under our revolving credit facility originally expiring in October 2011, held by lenders not party to the amendment to that facility, remain unsecured and will mature on their originally scheduled maturity date in October 2011. See "Secured Bank Debt" above.

        Term Loans:    From time to time, we enter into funded bank financing arrangements. As of September 30, 2010, we had one term loan maturing in December 2011 with principal amount of $75 million outstanding. The interest rate is based on LIBOR plus 1.8%, approximately 2.09% at September 30, 2010. In April 2010, we prepaid $410 million of our term loans with original maturity dates in 2011 and 2012. We amended the remaining term loan to permit, among other things, liens securing (i) the loans under the revolving credit facility originally expiring in October 2011 and (ii) certain other funded term loans in an aggregate principal amount not to exceed $500 million. The amendment also permits certain additional secured indebtedness in excess of the permitted secured indebtedness basket of 12.5% of Consolidated Tangible Net Assets (as defined in the term loan), provided we use any net cash proceeds from such additional secured indebtedness to prepay the

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

G. Debt Financings (Continued)

remaining term loan, which matures in 2011. Our unsecured term loan agreement contains financial and restrictive covenants that are substantially similar to the covenants in our revolving credit facility described above under "Secured Bank Debt."

  Subordinated Debt

        In December 2005, we issued two tranches of subordinated debt totaling $1.0 billion. Both tranches mature on December 21, 2065, but each tranche has a different call option. The $600 million tranche has a call option date of December 21, 2010, and the $400 million tranche has a call option date of December 21, 2015. The tranche with the 2010 call option date has a fixed interest rate of 5.90% for the first five years, and the tranche with the 2015 call option date has a fixed interest rate of 6.25% for the first ten years. Each tranche has an interest rate adjustment if the call option for that tranche is not exercised. The new interest rate would be a floating rate, reset quarterly, based on the initial credit spread of 1.55% and 1.80%, respectively, plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury.

        As stated above, we may call all or any part of the $600 million tranche of subordinated debt at any time on or after December 21, 2010 with at least 30 days' but no more than 60 days' notice to holders of the bonds. We do not currently intend to call any of these bonds. If we choose to redeem the bonds, we must pay 100% of the principal amount of the bonds being redeemed plus any accrued and unpaid interest to the redemption date. If we choose to redeem only a portion of the outstanding bonds, at least $50 million principal amount of the bonds must remain outstanding.

H. Derivative Activities

        We use derivatives to manage exposures to interest rate and foreign currency risks. At September 30, 2010, we had interest rate and foreign currency swap agreements with a related counterparty and interest rate cap agreements with an unrelated counterparty.

        We record changes in fair value of derivatives in income or OCI depending on the designation of the hedge as either a fair value hedge or cash flow hedge, respectively. Where hedge accounting is not achieved, the change in fair value of the derivative is recorded in income. In the case of a re-designation of a derivative contract, the balance accumulated in AOCI at the time of the re-designation is amortized into income over the remaining life of the underlying derivative. Our foreign currency swap agreements mature in 2011, our interest rate swap agreements mature through 2015, and our interest rate cap agreements mature in 2018.

        During the second quarter of 2009, we entered into two interest rate cap agreements with an unrelated counterparty in connection with a secured financing transaction. We have not designated the interest rate caps as hedges, and all changes in fair value are recorded in income.

        All of our interest rate and foreign currency swap agreements are subject to a master netting agreement, which would allow the netting of derivative assets and liabilities in the case of default under any one contract. Our derivative portfolio is recorded at fair value on our balance sheet on a net basis in Derivative assets, net (see Note I—Fair Value Measurements). We account for all of our interest rate

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September 30, 2010

(Unaudited)

H. Derivative Activities (Continued)

swap and foreign currency swap agreements as cash flow hedges. We do not have any credit risk related contingent features and are not required to post collateral under any of our existing derivative contracts.

        Derivatives have notional amounts, which generally represent amounts used to calculate contractual cash flows to be exchanged under the contract. The following table presents notional and fair values of derivatives outstanding at the following dates:

	Asset Derivatives		Liability Derivatives
	Notional Value	Fair Value	Notional Value	Fair Value
		USD		USD
	(In thousands)
September 30, 2010:
Derivatives designated as hedging instruments:
Interest rate swap agreements(a)	$—	$—	$655,574	$(65,264)
Foreign exchange swap agreements	€1,000,000	143,948	—	—
Total derivatives designated as hedging instruments		$143,948		$(65,264)

Derivatives not designated as hedging instruments:
Interest rate cap agreements	$92,346	$1,051	$—	$—

Total derivatives		$144,999		$(65,264)

December 31, 2009:
Derivatives designated as hedging instruments:
Interest rate swap agreements(a)	$—	$—	$1,070,513	$(66,916)
Foreign exchange swap agreements	€1,600,000	254,261	14,191	(574)
Total derivatives designated as hedging instruments		$254,261		$(67,490)

Derivatives not designated as hedging instruments:
Interest rate cap agreements	$100,631	$4,086	$—	$—

Total derivatives		$258,347		$(67,490)

(a)
Converts floating interest rate debt into fixed rate debt.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

H. Derivative Activities (Continued)

        During the nine months ended September 30, 2010 and 2009, we recorded the following in OCI related to derivative instruments:

	Nine Months Ended September 30,
Gain (Loss)	2010		2009
	(Dollars in thousands)
Effective portion of change in fair market value of derivatives(a)	$(104,798	)(b)	$148,443
Amortization of balances of de-designated hedges and other adjustments	2,332		(364)
Foreign exchange component of cross currency swaps charged (credited) to income	198,300		(148,020)
Income tax effect	(33,542)		(21)

Net changes in cash flow hedges, net of taxes	$62,292		$38

(a)
Includes $22,797 of combined CVA and MVA for the nine month period ended September 30, 2010 and $(34,193) of combined CVA and MVA for the nine month period ended September 30, 2009.

(b)
Includes losses of $(15,409) on a derivative contract that matured during the nine months ended September 30, 2010, that was de-designated as a cash flow hedge and then subsequently re-designated during the life of the contract.

        The following table presents the effective portion of the unrealized gain (loss) on derivative positions recorded in OCI:

	Amount of Unrealized Gain or (Loss) Recorded in OCI on Derivatives (Effective Portion)
	Nine Months Ended September 30,
Derivatives Designated as Cash Flow Hedges	2010	2009
	(Dollars in thousands)
Interest rate swap agreements	$(30,952)	$7,747
Foreign exchange swap agreements	(147,873)	81,747

Total(a)	$(178,825)	$89,494

(a)
Includes $22,797 of combined CVA and MVA for the nine month period ended September 30, 2010 and $(34,193) of combined CVA and MVA for the nine month period ended September 30, 2009.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

H. Derivative Activities (Continued)

        The following table presents amounts reclassified from AOCI into income when cash payments were made or received on our qualifying cash flow hedges:

	Amount of Gain or (Loss) Reclassified from AOCI Into Income (Effective Portion)
	Nine Months Ended September 30,
Location of Gain or (Loss) Reclassified from AOCI into Income (Effective Portion)	2010	2009
	(Dollars in thousands)
Interest rate swap agreements—interest expense	$(24,548)	$(26,015)
Foreign exchange swap agreements—interest expense	(49,255)	(33,672)
Foreign exchange swap agreements—lease revenue	(224)	738

Total	$(74,027)	$(58,949)

        We estimate that within the next twelve months, we will amortize into earnings approximately $54.2 million of the pre-tax balance in AOCI under cash flow hedge accounting in connection with our program to convert debt from floating to fixed interest rates.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

H. Derivative Activities (Continued)

        The following table presents the effect of derivatives recorded in the Condensed, Consolidated Statements of Income for the nine months ended September 30, 2010 and 2009:

	Amount of Gain or (Loss) Recognized in Income on Derivatives (Ineffective Portion)(a)
	Nine Months Ended September 30,
	2010	2009
	(Dollars in thousands)
Derivatives Designated as Cash Flow Hedges:
Interest rate swap agreements	$(122)	$(622)
Foreign exchange swap agreements	(25,781)	14,733

Total	(25,903)	14,111

Derivatives Not Designated as a Hedge:
Interest rate cap agreements(b)	(3,011)	(1,268)

Reconciliation to Condensed, Consolidated Statements of Income:
Income effect of maturing derivative contracts	(15,409)	—
Reclassification of amounts de-designated as hedges recorded in AOCI	(2,332)	364

Effect from derivatives, net of change in hedged items due to changes in foreign exchange rates	$(46,655)	$13,207

(a)
All components of each derivative's gain or loss were included in the assessment of effectiveness.

(b)
An additional $0.8 million of amortization of premium paid to the derivative counterparty was recognized in Interest expense during the nine months ended September 30, 2009.

I. Fair Value Measurements

        Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Assets and liabilities recorded at fair value on our Condensed, Consolidated Balance Sheets are measured and classified in a hierarchy for disclosure purposes consisting of three levels based on the observability of inputs available in the marketplace used to measure the fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets; Level 2 refers to fair values estimated using significant other observable inputs; and Level 3 refers to fair values estimated using significant non-observable inputs.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

I. Fair Value Measurements (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

        The following table presents our assets and liabilities measured at fair value on a recurring basis as of September 30, 2010 and December 31, 2009, categorized using the fair value hierarchy described above.

	Level 1	Level 2		Level 3	Counterparty Netting(a)	Total
	(Dollars in thousands)
September 30, 2010:
Derivative assets	$—	$144,999	(b)	$—	$(65,264)	$79,735
Derivative liabilities	—	(65,264)		—	65,264	—

Total	$—	$79,735		$—	$—	$79,735

December 31, 2009:
Derivative assets	$—	$258,347	(b)	$—	$(67,490)	$190,857
Derivative liabilities	—	(67,490)		—	67,490	—

Total	$—	$190,857		$—	$—	$190,857

(a)
As permitted under GAAP, we have elected to offset derivative assets and derivative liabilities under our master netting agreement.

(b)
The balance includes CVA and MVA aggregating $1.1 million and $24.2 million at September 30, 2010 and December 31, 2009, respectively.

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

        The fair value of an aircraft is classified as a Level 3 valuation. Fair value of flight equipment is determined using an income approach based on the present value of cash flows from contractual lease agreements, contingent rentals where appropriate, and projected future lease payments, which extend to the end of the aircraft's economic life in its highest and best use configuration, as well as a disposition value, based on the expectations of market participants.

        We measure the fair value of aircraft and certain other assets on a non-recurring basis, generally quarterly, annually, or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

        We recorded the following in Flight equipment marketing:

  •
  During the nine months ended September 30, 2010, we performed recoverability assessments in conjunction with potential sales of aircraft and determined that 62 aircraft were not fully recoverable. Based upon a fair value analysis, we deemed these aircraft to be impaired and recorded charges of $425.9 million to record the aircraft to their fair value. Of the 62 aircraft that were impaired, we sold 33 during the nine months ended September 30, 2010, designated one aircraft for part-out and removed it from our leased fleet, and the remaining 28 were

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

I. Fair Value Measurements (Continued)

    classified as Flight equipment held for sale as of September 30, 2010. In addition, we performed recoverability assessment on three aircraft in our fleet held for use that were deemed more likely than not to be sold, and recorded $19.1 million impairment charges related to those aircraft.

        Aggregate impairment charges recorded on the 65 aircraft mentioned above for the nine months ended September 30, 2010, were $445.0 million. See Note C—Flight Equipment Marketing for more information.

  •
  During the nine months ended September 30, 2009, we recorded a $7.5 million impairment charge to record an aircraft classified as Flight equipment held for sale to its fair value. The aircraft was sold in the third quarter of 2009.

        We recorded the following in Aircraft impairment:

  •
  Based on our annual recoverability review of all fleet aircraft held for use, the carrying values of 16 aircraft were deemed to have been impaired during the nine months ended September 30, 2010, and we recorded impairment charges aggregating $356.5 million to write these aircraft down to their respective fair values for the nine month period ended September 30, 2010. See Note D—Aircraft Impairment for more information.

        The following table presents the effect on our condensed, consolidated financial statements as a result of the non-recurring impairment charges recorded to Flight equipment for the nine months ended September 30, 2010:

	Book Value at December 31, 2009	Impairment Charges	Reclassifications	Sales	Depreciation and Other Adjustments	Book Value at September 30, 2010
	(Dollars in millions)
Flight equipment under operating lease	$3,398.0	$(801.5)	$(2,197.4)	$(4.5)	$(63.2)	$331.4
Flight equipment held for sale	—	—	2,194.2	(1,220.6)	0.3	973.9
Lease receivables and other assets	—	—	3.2	(0.1)	—	3.1

Total	$3,398.0	$(801.5)	$—	$(1,225.2)	$(62.9)	$1,308.4

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September 30, 2010

(Unaudited)

J. Fair Value Disclosures of Financial Instruments

        We used the following methods and assumptions in estimating our fair value disclosures for financial instruments:

        Cash, Including Restricted Cash:    The carrying value reported on the balance sheet for cash and cash equivalents approximates its fair value.

        Notes Receivable:    The fair values for notes receivable are estimated using discounted cash flow analyses, using market derived discount rates.

        Debt Financing:    Quoted market prices are used where available. The following assumptions were made when estimating the fair value of our debt financings:

          Long-term fixed rate debt:     Cash flows are discounted using relevant swap zero curves and credit default swap spreads were used to incorporate cost of credit risk protection.

          Floating rate non-ECA debt:     Cash flows are estimated using current forward rates. The cash flows are discounted using current swap zero curves and credit default swap spreads were used to incorporate cost of credit risk protection.

          ECA debt:     Cash flows are estimated using current forward rates. The cash flows are discounted using current swap zero curves and include adjustments for cost of credit risk protection to reflect guarantees by the European ECAs, implying a AAA-rated government guarantee on the debt.

          Junior subordinated debt:     Quoted market prices were used to value the junior subordinated debt.

        Derivatives:    Fair values were based on the use of AIG valuation models that utilize, among other things, current interest, foreign exchange and volatility rates, as applicable.

        Guarantees:    For guarantees entered into after December 31, 2002, we record the fee paid to us as the initial carrying value of the guarantees which are included in Accrued interest and other payables on our Condensed, Consolidated Balance Sheets. The fee received is recognized ratably over the guarantee period. Included in the fair value balance below are two loan guarantees entered into prior to December 31, 2002, which are not included in the balance on our Condensed, Consolidated Balance Sheets. Fair value for these guarantees is approximately equal to total unamortized fees.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

J. Fair Value Disclosures of Financial Instruments (Continued)

        The carrying amounts and fair values of the Company's financial instruments at September 30, 2010 and December 31, 2009, are as follows:

	September 30, 2010		December 31, 2009
	Carrying Amount of Asset (Liability)	Fair Value of Asset (Liability)	Carrying Amount of Asset (Liability)	Fair Value of Asset (Liability)
	(Dollars in thousands)
Cash, including restricted cash	$4,284,354	$4,284,354	$652,067	$652,067
Notes receivable	83,557	82,977	112,060	107,063
Debt financing (including loans from AIG Funding, subordinated debt and foreign currency adjustment, excluding debt discount)	(30,212,004)	(30,749,972)	(30,112,395)	(26,762,955)
Derivative (liabilities) assets	79,735	79,735	190,857	190,857
Guarantees	(10,493)	(12,229)	(10,860)	(12,886)

K. Related Party Transactions

        We are party to cost and tax sharing agreements with AIG. Generally, these agreements provide for the allocation of corporate costs based upon a proportional allocation of costs to all subsidiaries. We also pay other subsidiaries of AIG a fee related to management services provided for certain of our foreign subsidiaries. We earned management fees from two trusts consolidated by AIG for the management of aircraft we sold to the trusts in prior years. During the nine months ended September 30, 2010, we paid AIG $85.0 million that was due and payable on a loan related to certain tax planning activities we had participated in during 2002 and 2003.

        We borrowed $1.7 billion from AIG Funding, an affiliate of our parent, in March 2009 to assist in funding our liquidity needs. In the fourth quarter of 2009, we borrowed an additional $2.2 billion from AIG Funding and amended and restated the existing borrowings of $1.7 billion. On August 20, 2010, we prepaid in full the principal balance of approximately $3.9 billion plus accrued interest. See Note G—Debt Financings.

        All of our interest rate swap and foreign currency swap agreements are with AIGFP, a related party. See Note I—Fair Value Measurements and Note H—Derivative Activities. In addition, we purchase insurance through a broker who may place part of our policies with AIG. Total insurance premiums were $5.5 million and $4.9 million for the nine-month periods ended September 30, 2010 and 2009, respectively.

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September 30, 2010

(Unaudited)

K. Related Party Transactions (Continued)

        Our financial statements include the following amounts involving related parties:

	Nine Months Ended
Income Statement	September 30, 2010	September 30, 2009
	(Dollars in thousands)
Expense (income):
Interest expense on loans from AIG Funding	$157,926	$59,936
Effect from derivatives on contracts with AIGFP	(43,644)	14,475
Interest on derivative contracts with AIGFP	73,803	59,688
Lease revenue related to hedging of lease receipts with AIGFP	224	(738)
Allocation of corporate costs from AIG	28,369	7,368
Management fees received	(7,079)	(7,113)
Management fees paid to subsidiaries of AIG	398	683

Balance Sheet	September 30, 2010	December 31, 2009
	(Dollars in thousands)
Asset (liability):
Loans payable to AIG Funding	$—	$(3,909,567)
Derivative assets, net	78,684	186,771
Income taxes payable to AIG	(133,056)	(80,924)
Taxes benefit sharing payable to AIG	—	(85,000)
Accrued corporate costs payable to AIG	(25,999)	(5,298)
Accrued interest payable to AIG	—	(672)

L. Commitments and Contingencies

Guarantees

  •
  Asset Value Guarantees:  We have guaranteed a portion of the residual value of 22 aircraft to financial institutions and other unrelated third parties for a fee. These guarantees expire at various dates through 2023 and generally obligate us to pay the shortfall between the fair market value and the guaranteed value of the aircraft and provide us with an option to purchase the aircraft for the guaranteed value. At September 30, 2010, the maximum commitment that we would be obligated to pay under such guarantees, without any offset for the projected value of the aircraft, was approximately $530 million.

  •
  Aircraft Loan Guarantees:  We have guaranteed two loans collateralized by aircraft to financial institutions for a fee. The guarantees expire in 2014, when the loans mature, and obligate us to pay an amount up to the guaranteed value upon the default of the borrower, which may be offset by a portion of the underlying value of the aircraft collateral. At September 30, 2010, the guaranteed value, without any offset for the projected value of the aircraft, was approximately $24 million.

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

L. Commitments and Contingencies (Continued)

        Management regularly reviews the underlying values of the aircraft collateral to determine our exposure under these guarantees. During the nine months ended September 30, 2010, we were called upon to perform under an asset value guarantee and purchased the aircraft for approximately $4 million. Additionally we determined that we would be liable for a future amount under an existing guarantee and recorded a charge of approximately $1 million. The next strike date for asset value guarantees is in 2011. If called upon to perform under these contracts, we would purchase three aircraft for approximately $27.8 million. We do not currently anticipate that we will be required to perform under any of the three guarantees based upon the underlying values of the aircraft collateralized.

Legal Contingencies

  •
  Flash Airlines:  We are named in lawsuits in connection with the January 3, 2004, crash of our Boeing 737-300 aircraft on lease to Flash Airlines, an Egyptian carrier. These lawsuits were filed by the families of victims on the flight and seek unspecified damages for wrongful death, costs and fees. The initial lawsuit was filed in May 2004 in California, and subsequent lawsuits were filed in California and Arkansas. All cases filed in the U.S. were dismissed on the grounds of forum non conveniens and transferred to the French Tribunal de Grande Instance civil court in either Bobigny or Paris. The Bobigny plaintiffs challenged French jurisdiction, whereupon the French civil court decided to retain jurisdiction. On appeal the Paris Court of Appeal reversed, and on appeal the French Cour de Cassation elected to defer its decision pending a trial on the merits. We believe we are adequately covered in these cases by the liability insurance policies carried by Flash Airlines and we have substantial defenses to these actions. We do not believe that the outcome of these lawsuits will have a material effect on our consolidated financial condition, results of operations or cash flows.

  •
  Krasnoyarsk Airlines:  We leased a 757-200ER aircraft to a Russian airline, KrasAir, which is now the subject of a Russian bankruptcy-like proceeding. The aircraft lease was assigned to another Russian carrier, Air Company "Atlant-Soyuz" Incorporated, which defaulted under the lease. The aircraft has been detained by the Russian customs authorities on the basis of certain alleged violations of the Russian customs code by KrasAir. While we have prevailed in court proceedings, Russian custom authorities will not provide relevant documents to permit the aircraft to be removed from Russia. We are now pursuing alternative options to resolve the situation and, as such, have performed a recoverability assessment of the fair value of the aircraft. The aircraft was deemed to be impaired and we recorded an $8.1 million impairment charge in the nine months ended September 30, 2010. The aircraft had a net book value of $19.5 million at September 30, 2010. We cannot predict what the outcome of this matter will be, but we do not believe that it will be material to our consolidated financial position, results of operations or cash flows.

  •
  Estate of Volare Airlines:  In November 2004, Volare, an Italian airline, filed for bankruptcy in Italy. Prior to Volare's bankruptcy, we leased to Volare, through wholly-owned subsidiaries, two A320-200 aircraft and four A330-200 aircraft. In addition, we managed the lease to Volare by an entity that is a related party to us of one A330-200 aircraft. In October 2009, the Volare

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

L. Commitments and Contingencies (Continued)

    bankruptcy receiver filed a claim in an Italian court in the amount of €29.6 million against us and our related party for the return to the Volare estate of all payments made by it to us and our related party in the year prior to Volare's bankruptcy filing. We have engaged Italian counsel to represent us and intend to defend this matter vigorously. We cannot predict the outcome of this matter, but we do not believe that it will be material to our consolidated financial position, results of operations or cash flows.

  •
  Airblue Limited:  We are named in a lawsuit in connection with the July 28, 2010, crash of our Airbus A320-200 aircraft on lease to Airblue Limited, a Pakistani carrier. The lawsuit was filed by the families of victims on the flight and seeks unspecified damages for wrongful death, costs and fees. The case was originally filed in a circuit court in Cook County, Illinois, but was subsequently removed to a U.S. district court. We believe we are adequately covered in this case by the liability insurance policies carried by Airblue Limited and we have substantial defenses to this action. We do not believe that the outcome of this lawsuit will have a material effect on our consolidated financial condition, results of operations or cash flows.

        We are also a party to various claims and litigation matters arising in the ordinary course of our business. We do not believe the outcome of any of these matters will be material to our consolidated financial position, results of operations or cash flows.

M. Variable Interest Entities

        Our leasing and financing activities require us to use many forms of entities to achieve our business objectives and we have participated to varying degrees in the design and formation of these entities. Our involvement in VIEs varies from being a passive investor with involvement from other parties, to managing and structuring all the activities of the entity, or to being the sole shareholder and sole variable interest holder of the entity. Based on a new accounting standard described below, we only consolidate the results of VIEs for which we (i) control the activities that significantly impact the economic performance of the entity and (ii) have an obligation to absorb the losses of the entity or a right to receive benefits from the entity. Also see Note G—Debt Financings for more information on entities created for the purpose of obtaining financing.

Investment Activities

        We have variable interests in ten entities to which we previously sold aircraft. The interests include debt financings, preferential equity interests and, in some cases, providing guarantees to banks which had provided the secured senior financings to the entities. Each entity owns one aircraft. The individual financing agreements are cross-collateralized by the aircraft. In prior years, we had determined that we were the primary beneficiary of these entities due to our exposure to the majority of the risks and rewards of these entities and consolidated the entities into our condensed, consolidated financial statements. Because we did not have legal or operational control over, and did not own the assets of, nor were we directly obligated for the liabilities of these entities, we presented the assets and liabilities of the entities separately on our Condensed, Consolidated Balance Sheet at December 31, 2009. Assets in the amount of $79.7 million and liabilities in the amount of $6.5 million are included in our

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NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

M. Variable Interest Entities (Continued)

Condensed, Consolidated Balance Sheet at December 31, 2009, and net expenses of $6.3 million are included in our Condensed, Consolidated Statements of Income for the nine month period ended September 30, 2009.

        On January 1, 2010, we adopted a new accounting standard that amended the rules addressing consolidation of VIEs with an approach focused on identifying which enterprise has the power to direct the activities of a VIE that most significantly affect the entity's economic performance and has (i) the obligation to absorb losses of the entity or (ii) the right to receive benefits from the entity. Upon adopting the standard, we determined that the ten entities discussed above should be deconsolidated, because we do not control the activities which significantly impact the economic performance of the entities. Accordingly, we removed assets of $79.7 million and liabilities of $6.5 million. In addition, we recorded investments in senior secured notes of $51.7 million and guarantee liabilities of $3.0 million, and we charged our beginning retained earnings of $15.9 million, net of tax, on January 1, 2010, related to our involvement with these entities.

Non-Recourse Financing Structures

        We continue to consolidate one entity in which ILFC has a variable interest that was established to obtain secured financing for the purchase of an aircraft. ILFC provided $39.0 million of subordinated financing to the entity and the entity borrowed $106.0 million from third parties, $82.0 million of which is non-recourse to ILFC. The entity owns one aircraft with a net book value of $138.4 million at September 30, 2010. We have determined that we are the primary beneficiary of this entity because we control and manage all aspects of this entity, including directing the activities that most significantly affect the entity's economic performance, and we absorb the majority of the risks and rewards of this entity.

        We also consolidate a wholly-owned subsidiary we created for the purpose of obtaining secured financing for an aircraft. The entity meets the definition of a VIE because it does not have sufficient equity to operate without ILFC's subordinated financial support in the form of intercompany notes, which serve as equity even though they are legally debt instruments. This entity borrowed $55.4 million from a third party. The loan is non-recourse to ILFC and is secured by the aircraft and the lease receivables. The entity owns one aircraft with a net book value of $92.0 million at September 30, 2010. We have determined that we are the primary beneficiary of this entity because we control and manage all aspects of this entity, including directing the activities that most significantly affect the entity's economic performance, and we absorb the majority of the risks and rewards of this entity.

Wholly-Owned ECA Financing Vehicles

        We have created certain wholly-owned subsidiaries for the purpose of purchasing aircraft and obtaining financing secured by such aircraft. The secured debt is guaranteed by the European ECAs. The entities meet the definition of a VIE because they do not have sufficient equity to operate without ILFC's subordinated financial support in the form of intercompany notes, which serve as equity even though they are legally debt instruments. We control and manage all aspects of these entities and

INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

M. Variable Interest Entities (Continued)

guarantee the activities of these entities and they are therefore consolidated into our condensed, consolidated financial statements.

Other Secured Financings

        We have created a number of wholly-owned subsidiaries for the purpose of obtaining secured financings. The entities meet the definition of a VIE because they do not have sufficient equity to operate without ILFC's subordinated financial support in the form of intercompany notes, which serve as equity even though they are legally debt instruments. One of the entities borrowed $550 million from third parties and a portfolio of 37 aircraft will be transferred from ILFC to the subsidiaries of the entity to secure the loan. We control and manage all aspects of these entities and guarantee the activities of these entities and they are therefore consolidated into our condensed, consolidated financial statements. See Note G—Debt Financings for more information on these financings.

Wholly-Owned Leasing Entities

        We have created wholly-owned subsidiaries for the purpose of facilitating aircraft leases with airlines. The entities meet the definition of a VIE because they do not have sufficient equity to operate without ILFC's subordinated financial support in the form of intercompany notes, which serve as equity even though they are legally debt instruments. We control and manage all aspects of these entities and guarantee the activities of these entities and they are therefore consolidated into our condensed, consolidated financial statements.

N. Out of Period Adjustments

        In the nine months ended September 30, 2010, ILFC recorded an out of period adjustment related to prior quarters and years, which decreased pre-tax income by $19.3 for the nine months ended September 30, 2010. The $19.3 million adjustment for the nine months ended September 30, 2010 related to certain pension costs under a non-qualified plan covering certain ILFC employees for the service period of 1996 to 2010. Management has determined after evaluating the quantitative and qualitative aspects of these corrections that our current and prior period financial statements were not materially misstated. Furthermore, management believes that this adjustment will not be material to its estimated results of operations for the year ended December 31, 2010.

O. Subsequent Event

        On October 7, 2010, using available cash on hand, we prepaid in full a total of $2 billion in principal plus accrued interest related to the $2 billion revolving credit agreement dated October 14, 2005. This floating rate obligation had an interest rate of .91% at the time of prepayment. Subsequent to repayment of this obligation, as well as other scheduled maturities, our composite interest rate increased from 5.17% at September 30, 2010, to 5.45% at October 31, 2010.

International Lease Finance Corporation

OFFER TO EXCHANGE

$1,250,000,000 8.625% Senior Notes due 2015, the issuance of which has been registered under the Securities Act of 1933,
as amended, for any and all outstanding and
unregistered 8.625% Senior Notes due 2015

$1,500,000,000 8.750% Senior Notes due 2017, the issuance of which has been registered under the Securities Act of 1933,
as amended, for any and all outstanding and
unregistered 8.750% Senior Notes due 2017

PROSPECTUS

December     , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of the member or directors and officers.

        ILFC is a corporation organized under the laws of the state of California. Section 317 of the California Corporations Code provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director, officer, employee or other agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In the case of actions by or on behalf of a corporation to obtain a judgment in its favor, Section 317 of the California Corporations Code provides that a corporation has the power to indemnify any such person against expenses actually and reasonably incurred by that person in connection with the defense or settlement of that action if the person acted in good faith in a manner the person believed to be in the best interests of the corporation and its shareholders, except that no such indemnification may be made:

  •
  in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent a court determines otherwise;

  •
  of amounts paid in settling or disposing of a pending action without court approval; or

  •
  of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

        Under Section 204(a)(10) of the California Corporations Code, a corporation may relieve its directors from personal liability to such corporation or its shareholders for monetary damages for any breach of their fiduciary duty as directors except (i) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was unaware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the corporation or its shareholders, (ii) for any act or omission not in good faith or that a director believes to be contrary to the best interests of the corporation or its shareholders, (iii) for any intentional misconduct or knowing and culpable violation of law, (iv) for any willful or negligent violation of certain provisions of the California Corporations Code imposing certain requirements with respect to the making of loans or guarantees and the payment of dividends, (v) for any transaction from which the director derived an improper personal benefit or (vi) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders.

        The Restated Articles of Incorporation of ILFC provide that ILFC is authorized to provide indemnification of any person who is or was a director, officer, employee or other agent of ILFC, through bylaw provisions, agreements, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code. The Amended and Restated By-Laws of ILFC provide that any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of ILFC or serves or served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of ILFC shall be indemnified by ILFC, and ILFC may advance such person's related expenses, to the full extent permitted by law.

Item 21.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

        See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b)
Financial Statement Schedules

        Schedules for the years ended December 31, 2009, 2008 and 2007 are as follows:

        Schedule II—Valuation and qualifying accounts

        Schedules I, III, IV and V are not applicable and have therefore been omitted.

Item 22.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(d)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 17, 2010.

INTERNATIONAL LEASE FINANCE CORPORATION
By:	/s/ FREDERICK S. CROMER
	Name:	Frederick S. Cromer
	Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Henri Courpron and Frederick S. Cromer, or each of them individually, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement hereafter filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HENRI COURPRON Henri Courpron	Chief Executive Officer and Director (Principal Executive Officer)	December 17, 2010
/s/ ALAN H. LUND Alan H. Lund	President, Director and Vice Chairman of the Board	December 17, 2010
/s/ FREDERICK S. CROMER Frederick S. Cromer	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 17, 2010
/s/ KURT H. SCHWARZ Kurt H. Schwarz	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	December 17, 2010

Signature	Title	Date

/s/ DOUGLAS M. STEENLAND Douglas M. Steenland	Director and Chairman of the Board	December 17, 2010
/s/ ROBERT H. BENMOSCHE Robert H. Benmosche	Director	December 17, 2010
/s/ WILLIAM N. DOOLEY William N. Dooley	Director	December 17, 2010
/s/ LESLIE L. GONDA Leslie L. Gonda	Director	December 17, 2010
/s/ DAVID L. HERZOG David L. Herzog	Director	December 17, 2010

EXHIBIT INDEX

Exhibit Number	Description
2.1	Aircraft Sale Agreement, dated as of April 13, 2010, by and between Macquarie Aerospace Limited, as buyer, and the Company, as seller (filed as an exhibit to Form 10-Q for the quarter ended June 30, 2010 and incorporated herein by reference).

3.1	Restated Articles of Incorporation of ILFC (filed as an exhibit to Form 10-Q for the quarter ended September 30, 2008 and incorporated herein by reference).

3.2	Amended and Restated By-laws of the Company, as adopted on April 13, 2010. (filed as an exhibit to Form 10-Q for the quarter ended June 30, 2010 and incorporated herein by reference).

4.1	Indenture, dated as of November 1, 1991, between ILFC and U.S. Bank Trust National Association (successor to Continental Bank, National Association), as Trustee (filed as an exhibit to Registration Statement No. 33-43698 and incorporated herein by reference).

4.2	First supplemental indenture, dated as of November 1, 2000, to the Indenture between ILFC and U.S. Bank Trust National Association (filed as an exhibit to Form 10-K for the year ended December 31, 2000 and incorporated herein by reference).

4.3	Second Supplemental Indenture, dated as of February 28, 2001, to the Indenture between ILFC and U.S. Bank Trust National Association (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2001 and incorporated herein by reference).

4.4	Third Supplemental Indenture, dated as of September 26, 2001, to the Indenture between ILFC and U.S. Bank Trust National Association (filed as an exhibit to Form 10-Q for the quarter ended September 30, 2000 and incorporated herein by reference).

4.5	Fourth Supplemental Indenture, dated as of November 6, 2002, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to Form 10-K for the year ended December 31, 2002 and incorporated herein by reference).

4.6	Fifth Supplemental Indenture, dated as of December 27, 2002, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to Form 10-K for the year ended December 31, 2002 and incorporated herein by reference).

4.7	Sixth Supplemental Indenture, dated as of June 2, 2003, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to Form 10-Q for the quarter ended September 30, 2003 and incorporated herein by reference).

4.8	Seventh Supplemental Indenture, dated as of October 8, 2004, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to Form 8-K dated October 14, 2004 and incorporated herein by reference).

4.9	Eighth Supplemental Indenture, dated as of October 5, 2005, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to Form 10-K for the year ended December 31, 2005 and incorporated herein by reference).

4.10	Ninth Supplemental Indenture, dated as of October 5, 2006, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to Form 10-K for the year ended December 31, 2007 and incorporated herein by reference).

4.11	Tenth Supplemental Indenture, dated as of October 9, 2007, to the indenture between ILFC and U.S. Bank National Association (filed as an exhibit to Form 10-K for the year ended December 31, 2007 and incorporated herein by reference).

Exhibit Number	Description
4.12	Indenture dated as of November 1, 2000, between ILFC and the Bank of New York, as Trustee (filed as an exhibit to Registration No. 333-49566 and incorporated herein by reference).

4.13	First Supplemental Indenture, dated as of August 16, 2002 to the indenture between ILFC and the Bank of New York (filed as Exhibit 4.2 to Registration Statement No. 333-100340 and incorporated herein by reference).

4.14	Agency Agreement (Amended and Restated), dated September 15, 2006, by and among ILFC, Citibank, N.A. and Dexia Banque Internationale à Luxembourg, société anonyme (filed as an exhibit to Form 8-K, event date September 20, 2006, and incorporated herein by reference).

4.15	Supplemental Agency Agreement, dated September 7, 2007, among ILFC, Citibank, N.A. and Dexia Banque Internationale à Luxembourg, société anonyme (filed as an exhibit to Form 8-K, event date September 7, 2007, and incorporated herein by reference).

4.16	Supplemental Agency Agreement, dated September 5, 2008, among ILFC, Citibank, N.A. and Dexia Banque Internationale à Luxembourg, société anonyme (filed as an exhibit to Form 8-K, event date September 8, 2008, and incorporated herein by reference).

4.17	Supplemental Agency Agreement, dated September 4, 2009, among ILFC, Citibank, N.A. and Dexia Banque Internationale à Luxembourg, société anonyme (filed as an exhibit to Form 8-K filed on September 10, 2009 and incorporated herein by reference).

4.18	Indenture, dated as of August 1, 2006, between ILFC and Deutsche Bank Trust Company Americas, as Trustee (filed as Exhibit 4.1 to Registration Statement No. 333-136681 and incorporated herein by reference).

4.19	First Supplemental Indenture, dated as of August 20, 2010 to an indenture dated August 1, 2006 between International Lease Finance Corporation and Deutsche Bank Trust Company Americas as trustee (filed as an exhibit to the Form 8-K filed on August 20, 2010, and incorporated herein by reference).

4.20	Second Supplemental Indenture, dated as of December 7, 2010 to an indenture dated August 1, 2006 between International Lease Finance Corporation and Deutsche Bank Trust Company Americas as trustee (filed as an exhibit to the Form 8-K filed on December 7, 2010, and incorporated herein by reference).

4.21	Officers' Certificate dated as of August 20, 2010, establishing the terms of 8.875% senior notes due 2017 (filed as an exhibit to the Form 8-K filed on August 20, 2010, and incorporated herein by reference).

4.22	Officers' Certificate dated as of December 7, 2010, establishing the terms of the 8.25% senior notes due 2020 (filed as an exhibit to the Form 8-K filed on December 7, 2010, and incorporated herein by reference).

4.23	Indenture, dated March 22, 2010, among ILFC, Wilmington Trust FSB, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, security registrar and authentication agent (filed as an exhibit to the Form 8-K filed on March 24, 2010, and incorporated herein by reference).

4.24	Indenture, dated as of August 11, 2010, between International Lease Finance Corporation and The Bank of New York Mellon Trust Company, N.A., as paying agent, security registrar and authentication agent and trustee (filed as an exhibit to the Form 8-K filed on August 20, 2010, and incorporated herein by reference).

Exhibit Number		Description
4.25		Registration Rights Agreement, dated March 22, 2010 among ILFC and Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, as representatives of the initial purchasers (filed as an exhibit to the Form 8-K filed on March 24, 2010, and incorporated herein by reference).

4.26		Registration Rights Agreement, dated as of April 6, 2010, among ILFC and Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J. P. Morgan Securities Inc. and UBS Securities LLC, as representatives of the initial purchasers (filed as an exhibit to the Form 8-K filed on April 6, 2010, and incorporated herein by reference).

4.27		Registration Rights Agreement, dated August 20, 2010 among International Lease Finance Corporation and Banc of America Securities LLC, Citigroup Global Markets Inc., and J.P. Morgan Securities Inc., as representatives of the initial purchasers (filed as an exhibit to the Form 8-K filed on August 20, 2010, and incorporated herein by reference).

4.28		ILFC agrees to furnish to the Commission upon request a copy of each instrument with respect to issues of long-term debt of ILFC and its subsidiaries, the authorized principal amount of which does not exceed 10% of the consolidated assets of ILFC and its subsidiaries.

5.1	*	Opinion of O'Melveny & Myers LLP.

10.1		Aircraft Facility Agreement, dated as of May 18, 2004, among Whitney Leasing Limited, as borrower, ILFC, as guarantor and the Bank of Scotland and the other banks listed therein providing up to $2,643,660,000 (plus related premiums) for the financing of aircraft (filed as an exhibit to Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference) and, as most recently amended as of May 30, 2006, to increase the size of the facility to $3,643,660,000, as of May 30, 2007, to extend the termination until May 2008, as of May 29, 2008, to extend the termination until May 2009, and as of May 11, 2009 to increase the size of the facility to $4,643,660,000 and to extend the termination until June 2010 (filed as an exhibit to Form 10-Q for the quarter ended June 30, 2009 and incorporated herein by reference).

10.2		Side Letter Agreement, dated as of February 27, 2010, among ILFC, Whitney Leasing Limited, Aircraft SPC-12, Inc., Bank of Scotland PLC, Bank of Scotland PLC, Paris Branch, and Bank of Scotland PLC, Frankfurt Branch (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference).

10.3		$2,500,000,000 Five-Year Revolving Credit Agreement, dated as of October 13, 2006, among ILFC, CitiCorp USA, Inc., as Administrative Agent, and the other financial institutions listed therein (filed as an exhibit to Form 8-K event date October 18, 2006 and incorporated herein by reference).

10.4		Amendment No. 1 to the $2,500,000,000 Five-Year Revolving Credit Agreement dated as of October 13, 2006, among ILFC, CitiCorp USA, Inc., as administrative agent, and the other financial institutions listed therein (portions of this exhibit have been omitted pursuant to a request for confidential treatment) (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference).

10.5		Security and Guarantee Agreement, dated as of April 16, 2010, among Citicorp USA, Inc., as collateral agent, and Flying Fortress Inc., Flying Fortress US Leasing Inc., Flying Fortress Ireland Leasing Limited and the additional guarantors named therein, as the guarantors (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference).

Exhibit Number		Description
10.6		Term Loan 1 Credit Agreement, dated as of March 17, 2010, among ILFC, ILFC Ireland Limited and ILFC (Bermuda) III, Ltd., as initial intermediate lessees, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent and collateral agent and Goldman Sachs Lending Partners LLC, as syndication agent (portions of this exhibit have been omitted pursuant to a request for confidential treatment) (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference).

10.7		Term Loan 1 Aircraft Mortgage and Security Agreement, dated as of March 17, 2010, among ILFC, ILFC Ireland Limited, ILFC (Bermuda) III, Ltd., additional grantors from time to time party thereto and Bank of America, N.A., as collateral agent (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference).

10.8		Term Loan 2 Credit Agreement, dated as of March 17, 2010, among Delos Aircraft Inc., as borrower, ILFC and certain other subsidiaries as guarantors party thereto, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent and collateral agent and Goldman Sachs Lending Partners LLC, as syndication agent (portions of this exhibit have been omitted pursuant to a request for confidential treatment) (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference).

10.9		Term Loan 2 Security Agreement, dated as of March 17, 2010, among Hyperion Aircraft Inc., Delos Aircraft Inc., Artemis (Delos) Limited, Apollo Aircraft Inc., the additional grantors from time to time party thereto and Bank of America, N.A., as collateral agent (filed as an exhibit to Form 10-Q for the quarter ended March 31, 2010 and incorporated herein by reference).

10.10		Employment Letter, dated May 17, 2010, by and between Henri Courpron and American International Group, Inc. (filed as an exhibit to the Form 8-K filed on May 19, 2010, and incorporated herein by reference).

10.11		Aircraft Mortgage and Security Agreement and Guaranty, dated as of August 11, 2010, among International Lease Finance Corporation, ILFC Ireland Limited, ILFC (Bermuda) III, Ltd., the additional grantors referred to therein, and Wells Fargo Bank Northwest, National Association (filed as an exhibit to Form 10-Q for the quarter ended September 30, 2010 and incorporated herein by reference). (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

12		Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (filed as an exhibit to Form 10-Q for the quarter ended September 30, 2010 and incorporated herein by reference).

21	*	Subsidiaries of ILFC.

23.1	*	Consent of PricewaterhouseCoopers LLP.

23.2	*	Consent of O'Melveny & Myers LLP (included in the opinion filed as Exhibit 5.1).

24	*	Powers of Attorney (included on signature page).

25	*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust FSB, as Trustee.

99.1	*	Form of Letter of Transmittal.

99.2	*	Form of Letter to Brokers.

99.3	*	Form of Letter to Clients.

*
Filed herewith.